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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 10, 2012

Registration No. 333-182276

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Susser Petroleum Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5172 (Primary Standard Industrial Classification Code Number)	30-0740483 (I.R.S. Employer Identification Number)

555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Address, including zip code, and telephone number,
Including area code, of registrant's principal executive offices)

E.V. Bonner, Jr.
555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Palmer Oelman Alan P. Baden Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222 Fax: (713) 758-2346	William J. Cooper Jon W. Daly Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Tel: (713) 220-4200 Fax: (713) 220-4285

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common units representing limited partner interests	$229,425,000.00	$26,292.11

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)
The total registration fee includes $22,920 that was previously paid for the registration of $200,000,000 of proposed maximum aggregate offering price in the filing of the Registration Statement (Registration No. 333-182276) on June 22, 2012 and $3,372.11 for the registration of an additional $29,425,000.00 of proposed maximum aggregate offering price registered hereby.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated September 10, 2012

PROSPECTUS

9,500,000 Common Units
Representing Limited Partner Interests

Susser Petroleum Partners LP

                This is the initial public offering of our common units representing limited partner interests. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $19.00 and $21.00 per common unit. We have granted the underwriters an option to purchase up to 1,425,000 additional common units. Our common units have been approved for listing on the New York Stock Exchange under the symbol "SUSP," subject to official notice of issuance.

                Investing in our common units involves risks. See "Risk Factors" beginning on page 21.

                These risks include the following:

    •
    Susser Holdings Corporation, or SHC, is our largest customer and accounts for a significant majority of our revenues. If SHC significantly reduces the volume of motor fuel it purchases from us, our ability to make distributions to our unitholders will be adversely affected.

    •
    We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution.

    •
    SHC, which controls our general partner, has conflicts of interest with us and may favor its own interests to the detriment of our common unitholders. We have no control over SHC's business decisions and SHC is under no obligation to adopt a business strategy that favors us.

    •
    Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

    •
    There is no existing market for our common units, and an adequately liquid trading market may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

    •
    Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, then our cash available for distribution to our unitholders could be substantially reduced.

    •
    Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)(2)	$	$
Proceeds to Susser Petroleum Partners LP (before expenses)	$	$
(1)
Excludes a structuring fee equal to 0.375% of the gross proceeds of this offering payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Please read "Underwriting."

(2)
The underwriters will not receive any underwriting discount or commission on approximately $10.8 million of common units offered by this prospectus through our directed unit program to certain of our general partner's directors and executive officers and certain directors and officers of SHC. Accordingly, proceeds to us (before expenses) include the full per unit initial public offering price of these units. Please read "Underwriting."

                The underwriters expect to deliver the common units to purchasers on or about                                    , 2012 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Wells Fargo Securities	UBS Investment Bank

Co-Managers

RBC Capital Markets		Raymond James
BMO Capital Markets	Baird	Janney Montgomery Scott

The date of this prospectus is                        , 2012.

SUSSER
Petroleum Partners

Stripes® Customer

stripes

Third-Party Customer

Chevron

Contracted Customers
Stripes® Store Locations
3rd Party Locations
(excludes non-contracted commercial business)
Santa Fe
Albuquerque
New Mexico
Roswell
Las Cruces
El Paso
Amarillo
Oklahoma
Tulsa
Oklahoma City
Lawton
Lubbock
Wichita Falls
Texas
Dallas
Abilene
Fort Worth
Midland
San Angelo
Austin
Houston
San Antonio
Galveston
Eagle Pass
Laredo
Corpus Christi
McAllen
Brownsville
Shreveport
Louisiana
Lake Charles
Baton Rouge
Lafayette
New Orleans

Logistics

Distribution

              You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or on our behalf or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

              Until                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and Market Data

              This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management's estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

Trademarks and Trade Names

              We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of SHC and third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

SUMMARY

              This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 21 for information about important risks that you should consider before buying our common units.

              References in this prospectus to "Susser Petroleum Partners LP," the "partnership," "we," "our," "us" or like terms, when used in a historical context, refer to Susser Petroleum Company LLC, our predecessor for accounting purposes, also referenced as "our predecessor" or "SPC." SPC is a wholly owned subsidiary of Susser Holdings Corporation, our parent and the owner of our general partner. When used in the present tense or prospectively, those terms refer to Susser Petroleum Partners LP, a Delaware limited partnership, and its subsidiaries. Unless the context otherwise requires, references in this prospectus to "SHC" refer to Susser Holdings Corporation and its subsidiaries, other than Susser Petroleum Partners LP, its subsidiaries and its general partner. References in this prospectus to "our general partner" refer to Susser Petroleum Partners GP LLC, a Delaware limited liability company and the general partner of the partnership.

Susser Petroleum Partners LP

              We are a growth-oriented Delaware limited partnership formed by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates 550 retail convenience stores under its proprietary Stripes® convenience store brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease.

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

  •
  Stripes® convenience stores, pursuant to a ten-year motor fuel distribution agreement with SHC, which we refer to as the SHC Distribution Contract;

  •
  over 80 other independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

  •
  over 480 convenience stores and retail fuel outlets operated by independent operators, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  over 1,300 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

In addition to SHC's existing Stripes® convenience stores and independently operated consignment locations, we will distribute fuel to substantially all retail convenience stores and independently operated consignment locations that SHC constructs or acquires in the future.

              The total amount of motor fuel we sold grew from 892.0 million gallons during 2007 to over 1.3 billion gallons during 2011, primarily as a result of the increase in the number of Stripes®

convenience stores, growth in average annual per-store volumes at Stripes® convenience stores and expansion of our dealer network. Since January 1, 2007, the number of Stripes® convenience store locations has grown from 325 to 550, while the amount of motor fuel sold to such stores grew from 426.8 million gallons during 2007 to 789.6 million gallons during 2011. During this period, the combined number of dealer and consignment locations increased from 367 to 565.

              During the twelve months ended June 30, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to long-term fee-based distribution agreements. Under the SHC Distribution Contract, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations for ten years at cost plus a fixed profit margin of three cents per gallon, as described in more detail below in "—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC." Our third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order, and we held title to the fuel only for the period of time required for delivery, which is typically less than a day. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time, typically not in excess of 60 days.

              In addition to revenues earned in our wholesale motor fuel distribution business, we will also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. We currently receive rental income from 53 properties, most of which are in Texas. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC. Furthermore, any stores that we purchase and lease back to SHC pursuant to the 75 store option will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase and lease convenience store properties to SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $50.3 million, pro forma Adjusted EBITDA of approximately $39.1 million, and pro forma net income of approximately $31.7 million. Sales to SHC would have accounted for approximately 54% of our pro forma gross profit for that period. For the six months ended June 30, 2012, we would have had pro forma gross profit of approximately $27.6 million, pro forma Adjusted EBITDA of approximately $20.8 million, and pro forma net income of approximately $16.2 million. Please read "—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP.

 Our Relationship with Susser Holdings Corporation

              One of our principal strengths is our relationship with SHC. SHC is the largest independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Sam L. Susser, the President and Chief Executive Officer of SHC and Chief Executive Officer and chairman of the board of directors of our general partner, joined SHC in 1988, when it operated five stores and had revenues of $8.4 million. SHC has demonstrated a strong track record of internal growth and the ability to successfully integrate acquisitions into its operations, completing 13 significant acquisitions consisting of 520 retail stores and 394 wholesale distribution contracts since 1988. In addition, SHC constructed over 115 large-format convenience stores from January 2000 through December 31, 2011, and intends to open an additional 26 to 29 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013. SHC has also developed its proprietary Laredo Taco Company® in-house restaurant concept and implemented it in over 320 Stripes® convenience stores, and intends to implement it in all newly constructed Stripes® convenience stores. In 2006, SHC completed an initial public offering of common stock and SHC's common stock trades on the NASDAQ under the symbol "SUSS."

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties. SHC will own our general partner, which controls us, and will also retain a significant economic interest in us through its direct and indirect ownership of 56.6% of our limited partner interests and all of our incentive distribution rights, which will entitle SHC to increasing percentages of the cash we distribute in excess of $0.503125 per unit per quarter.

Our Agreements with SHC

              In connection with the completion of this offering, two long-term, fee-based commercial agreements with SHC will be contributed to us, and we will enter into an omnibus agreement with SHC. These agreements are summarized below:

  •
  the SHC Distribution Contract, a fuel distribution agreement, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost, including tax and transportation costs, plus a fixed profit margin of three cents per gallon for a period of ten years, in addition to future volumes added pursuant to the terms of our omnibus agreement;

  •
  a ten-year transportation logistics agreement, pursuant to which SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with the cost being entirely passed along to our customers, including SHC, which we refer to as the SHC Transportation Contract; and

  •
  the omnibus agreement, pursuant to which, among other things, we will receive:

  •
  a three-year option to purchase from SHC up to 75 new or recently constructed Stripes® convenience stores at SHC's cost and lease the stores back to SHC at a specified rate for a 15-year initial term as well as to supply fuel to such stores for a period of ten years from the date of purchase pursuant to the SHC Distribution Contract; and

  •
  a ten-year right to participate in acquisition opportunities with SHC, to the extent we are able to reach an agreement on terms.

              In addition, our omnibus agreement provides that SHC is obligated to purchase from us any fuel it sells in the future for its own account for a period of ten years pursuant to the SHC Distribution Contract, and we are obligated to distribute such volumes to SHC, either at a negotiated rate or the alternate fuel sales rate, as described further in "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

              For more information on our agreements with SHC and its subsidiaries, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC," and "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement." For a discussion of risks that could adversely affect our expected long-term contractual cash flow stability, please read "Risk Factors—Risks Inherent in Our Business."

Our Business Strategies

              Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

  •
  Leverage our relationship with SHC to maintain and grow stable cash flows by:

  •
  Increasing our motor fuel distribution volumes through growth in the number of Stripes® convenience stores and consignment locations and in the volumes of motor fuel sold at existing Stripes® convenience stores and consignment locations;

  •
  Executing sale and leaseback arrangements with SHC that provide additional rental income and incremental income from motor fuel sales; and

  •
  Pursuing strategic acquisition opportunities with SHC;

  •
  Expand our third-party wholesale motor fuel distribution business by:

  •
  Expanding our dealer network through the growth of our existing dealer locations, recruitment of new dealers and acquisitions; and

  •
  Adding new commercial customers;

  •
  Continue to enter into long-term fee-based distribution contracts with our customers that we believe will help us achieve cash flow stability;

  •
  Continue to leverage our volume growth and relationships with fuel suppliers to provide attractive motor fuel pricing to our customers; and

  •
  Pursue a disciplined financial policy and maintain a conservative capital structure.

              For a more detailed description of our business strategies, please read "Business—Our Business Strategies."

Our Competitive Strengths

              We believe that we are well positioned to execute our business strategies successfully because of the following competitive strengths:

  •
  Our relationship with SHC, the largest independent convenience store operator in Texas, and the owner of our general partner, our incentive distribution rights and a majority of our limited partnership units;

  •
  Our position as the largest independent motor fuel distributor in growing Texas markets and our exposure to other adjacent regions;

  •
  Relatively stable cash flows from long-term, fee-based contracts and real estate rental income, as well as relatively low maintenance capital requirements and working capital requirements;

  •
  Our strong, long-term relationships with suppliers and competitive pricing through ongoing purchases of large volumes of motor fuel;

  •
  Our strong relationships with our diversified third-party customer base; and

  •
  Our management team's proven ability to develop and maintain customer relationships, integrate acquisitions and grow operations while maintaining financial discipline.

              For a more detailed description of our competitive strengths, please read "Business—Our Competitive Strengths."

Risk Factors

              An investment in our common units involves risks. You should carefully consider the risks described in "Risk Factors" and the other information in this prospectus before deciding whether to invest in our common units. If any of these risks were to occur, our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected and you could lose all or part of your investment. For more information regarding the known material risks that could impact our business, please read "Risk Factors" beginning on page 21.

Our Management

              We are managed and operated by the board of directors and executive officers of our general partner, Susser Petroleum Partners GP LLC, a wholly owned subsidiary of SHC. Following this offering, SHC will own, directly or indirectly, approximately 13.2% of our outstanding common units and all of our outstanding subordinated units and incentive distribution rights. As a result of owning our general partner, SHC will have the right to appoint all of the members of the board of directors of our general partner, with at least three of these directors meeting the independence standards established by the New York Stock Exchange ("NYSE"). Upon the completion of this offering, we expect that our general partner will have six directors. We expect that four independent directors will be appointed to the board of directors of our general partner prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read "Management."

              Following the consummation of this offering, neither our general partner nor SHC will receive any management fee or other compensation in connection with our general partner's management of our business, but we will reimburse our general partner and its affiliates, including SHC, for all expenses they incur and payments they make on our behalf pursuant to our partnership agreement and the omnibus agreement. Neither our partnership agreement nor our omnibus agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions."

Summary of Conflicts of Interest and Fiduciary Duties

              While our relationship with SHC and its subsidiaries is a significant strength, it is also a source of potential conflicts. Our general partner has a legal duty to manage us in a manner beneficial to us and the holders of our common and subordinated units. This legal duty is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owner, SHC. Additionally, each of our executive officers and certain of our directors are also officers and directors of SHC. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and SHC and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to holders of common and subordinated units, which in turn has an effect on whether our general partner receives incentive cash distributions.

              Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or expand the fiduciary duties owed by the general partner to limited partners and the partnership. Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner to our common unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner or its officers and directors. For example, our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership. Our partnership agreement also provides that our general partner, and the officers and directors of our general partner, will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith, or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal. For more information, please read "Risk Factors—Risks Inherent in an Investment in Us—Our partnership agreement limits the liability and duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

              For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties." For a description of other relationships with our affiliates, please read "Certain Relationships and Related Transactions."

Principal Executive Offices

              Our principal executive offices are located at 555 East Airtex Drive, Houston, Texas 77073. Our telephone number is (832) 234-3600. Our website will be located at http://www.susserpetroleumpartners.com. We intend to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Formation Transactions and Partnership Structure

              We are a Delaware limited partnership formed in June 2012 by SHC to own and operate the wholesale motor fuel distribution business that has historically been conducted by SPC, our accounting predecessor and a wholly owned subsidiary of SHC.

              At the closing of this offering, the following transactions will occur:

  •
  SPC will contribute substantially all of its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable) to a newly formed operating subsidiary, Susser Petroleum Operating Company LLC ("Susser Operating");

  •
  SPC and SHC will contribute certain owned and leased convenience store properties to Susser Operating;

  •
  SHC, Stripes LLC and SPC will enter into the SHC Distribution Contract with Susser Operating;

  •
  SPC will enter into the SHC Transportation Contract with Susser Operating;

  •
  SHC will contribute to us all of the equity interests in Susser Operating;

  •
  We will issue to our general partner a 0.0% non-economic general partner interest in us;

  •
  We will issue to SHC or a wholly owned subsidiary of SHC an aggregate of 1,439,436 common units representing a 6.6% limited partner interest in us and 10,939,436 subordinated units representing a 50.0% limited partner interest in us, as well as all of our incentive distribution rights, assuming the underwriters do not exercise their option to purchase 1,425,000 additional common units. To the extent that the underwriters exercise in full their right to purchase up to 1,425,000 additional common units, such additional common units will be sold to the public, and the aggregate limited partner interest held by SHC and its wholly owned subsidiaries will decrease to 50.1%. Please read "—The Offering—Units outstanding after this offering;"

  •
  We will issue to the public 9,500,000 common units representing a 43.4% limited partner interest in us (10,925,000 common units if the underwriters exercise their option to purchase additional common units in full), and we will use the net proceeds from this offering as described under "Use of Proceeds;"

  •
  We will enter into a new $250 million revolving credit facility, under which we will draw $2.4 million at the closing of this offering, and a new term loan facility. We will borrow approximately $147.3 million of term debt, which will be secured by an equivalent amount of U.S. Treasury or other investment grade securities, and will use the proceeds as described under "Use of Proceeds;" and

  •
  We will enter into the omnibus agreement with SHC, pursuant to which, among other things, (i) SHC will provide us with certain rights relating to certain future business opportunities; (ii) SHC will provide certain operational services to us in support of our operations and various centralized corporate services; and (iii) the parties will agree to certain indemnification obligations.

 Organizational Structure

              The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

Public Common Units(2)	43.4%
Interests of SHC:
Common Units(2)	6.6%
Subordinated Units	50.0%
General Partner Interest	0.0%

100.0%

(1)
One of our operating subsidiaries, Susser Petroleum Property Company LLC ("Susser Propco"), will be treated as a corporation for U.S. federal income tax purposes. Susser Propco does not presently own or operate any assets. However, we expect that this subsidiary will own all Stripes® convenience stores purchased from SHC in connection with our option to execute sale and leaseback transactions under the omnibus agreement or otherwise.

(2)
1,439,436 common units will be issued to SHC or a wholly owned subsidiary of SHC, which includes 1,425,000 common units issued to SHC or a wholly owned subsidiary of SHC within 30 days of this offering, assuming the underwriters do not exercise their option. However, if the underwriters exercise their option to purchase 1,425,000 additional common units in part or in full, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to SHC or a wholly owned subsidiary of SHC. Please read "—The Offering—Units outstanding after this offering."

The Offering

Common units offered to the public	9,500,000 common units.
10,925,000 common units if the underwriters exercise their option to purchase up to 1,425,000 additional common units in full.
Units outstanding after this offering	10,939,436 common units and 10,939,436 subordinated units, for a total of 21,878,872 limited partner units, regardless of whether or not the underwriters exercise their option to purchase additional common units. Of this amount, 1,439,436 common units will be issued to SHC or a wholly owned subsidiary of SHC assuming the underwriters do not exercise their option to purchase additional common units. However, if the underwriters do exercise their option to purchase additional common units, we will (i) issue to the public the number of additional common units purchased by the underwriters pursuant to such exercise and (ii) issue to SHC or a wholly owned subsidiary of SHC, upon the expiration of the option exercise period, all remaining additional common units. Any such additional common units issued to SHC or a wholly owned subsidiary of SHC will be issued for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding. In addition, our general partner will own a 0.0% non-economic general partner interest in us.
Use of proceeds	We intend to use the estimated net proceeds of approximately $174.3 million from this offering, based upon the assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and offering expenses, to:
• distribute $27.0 million to SHC as reimbursement of certain capital expenditures incurred with respect to the assets contributed to us; and

•

purchase approximately $147.3 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $147.3 million term loan that will be fully guaranteed by SHC. The proceeds of the new term loan will be used to make a $147.3 million distribution to SHC to finance in part our acquisition of the assets transferred by SHC to us in connection with this offering. In addition, we will draw $2.4 million in borrowings under our revolving credit facility in order to pay our transaction expenses associated with entering into the term loan and the revolving credit facility.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $26.6 million. The net proceeds from any exercise of such option will be used to purchase additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure an equal amount of additional term loan borrowings that will be fully guaranteed by SHC. The proceeds of any such additional term loan borrowings will be distributed to SHC. See "Use of Proceeds."
Cash distributions	Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.4375 per common unit and subordinated unit ($1.75 per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after establishment of reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and it is defined in our partnership agreement included in this prospectus as Appendix A. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Cash Distribution Policy and Restrictions on Distributions."
For the first quarter that we are publicly traded, we will pay investors in this offering a prorated distribution covering the period from the completion of this offering through September 30, 2012, based on the actual length of that period.
Our partnership agreement requires us to distribute all of our available cash each quarter in the following manner:
• first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.4375 plus any arrearages from prior quarters;
• second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.4375; and
• third, to all unitholders, pro rata, until each unit has received a distribution of $0.503125.
If cash distributions to our unitholders exceed $0.503125 per unit in any quarter, the holders of our incentive distribution rights will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

We believe, based on our financial forecast and related assumptions included in "Cash Distribution Policy and Restrictions on Distributions," that we will have sufficient available cash to pay the minimum quarterly distribution of $0.4375 on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. However, we do not have a legal obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Please read "Cash Distribution Policy and Restrictions on Distributions."
Subordinated units	SHC initially will own, directly or indirectly, all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.
Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $1.75 (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2015 or (2) $2.625 (150% of the annualized minimum quarterly distribution) on each outstanding common and subordinated unit and the related distributions on the incentive distribution rights for the four-quarter period immediately preceding that date, in each case provided there are no arrearages on our common units at that time.
The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.
When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and thereafter no common units will be entitled to arrearages.

SHC's right to reset the target distribution levels	SHC, as the initial holder of all of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If SHC transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.
If SHC elects to reset the target distribution levels, it will be entitled to receive a number of common units equal to the number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to SHC on the incentive distribution rights in such prior two quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—SHC's Right to Reset Incentive Distribution Levels."
Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Furthermore, our partnership agreement restricts our unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding voting units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, SHC will own an aggregate of 56.6% of our outstanding voting units (or 50.1% of our outstanding voting units, if the underwriters exercise their option to purchase additional common units in full). This will give SHC the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."
Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Limited Call Right."
Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 45% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.75 per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.7875 per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership" for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Consequences."
Directed Unit Plan	At our request, the underwriters have reserved up to 12.5% of the common units offered hereby for sale at the initial public offering price to persons who are directors, officers and employees of our general partner and SHC and its subsidiaries, through a directed unit program. The underwriters will not receive any underwriting discount or commission on approximately $10.8 million of common units offered by this prospectus through our directed unit program to certain of our general partner's directors and executive officers and certain directors and executive officers of SHC. Any reserved common units which are not purchased pursuant to the directed unit program will be offered by the underwriters to the general public on the same terms as the other common units offered hereby. Please read "Underwriting."
Exchange listing	Our common units have been approved for listing on the NYSE under the symbol "SUSP," subject to official notice of issuance.

Summary Historical and Pro Forma Financial and Operating Data

              The following table shows summary historical financial and operating data of Susser Petroleum Company LLC, our predecessor for accounting purposes, and summary pro forma financial and operating data of Susser Petroleum Partners LP for the periods and as of the dates indicated. The summary historical financial data of our predecessor as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the audited consolidated financial statements of our predecessor appearing elsewhere in this prospectus. The summary historical balance sheet data of our predecessor as of December 31, 2009 are derived from the unaudited consolidated financial statements of our predecessor not appearing in this prospectus. The summary historical financial data of our predecessor as of June 30, 2012 and for the six months ended June 30, 2011 and June 30, 2012 are derived from the unaudited consolidated financial statements of our predecessor appearing elsewhere in this prospectus.

              The summary pro forma financial data of Susser Petroleum Partners LP for the year ended December 31, 2011 and as of and for the six months ended June 30, 2012 are derived from our unaudited pro forma financial statements appearing elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related transactions occurred on June 30, 2012, and the pro forma statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 assume that the offering and the related transactions occurred on January 1, 2011. These transactions include, and the pro forma financial data give effect to, the following:

  •
  the contribution by SPC to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

  •
  the contribution by SHC and SPC to us of certain convenience store properties;

  •
  the consummation of this offering and our issuance of 9,500,000 common units to the public, 1,439,436 common units and 10,939,436 subordinated units to SHC or a wholly owned subsidiary of SHC, our incentive distribution rights to SHC and a 0.0% non-economic general partner interest in us to our general partner;

  •
  our borrowings under our new term loan facility of $147.3 million in term debt and $2.4 million in borrowings under our new revolving credit facility;

  •
  the application of the net proceeds from this offering, together with the proceeds from borrowings under our new term loan facility, as described under "Use of Proceeds";

  •
  our treatment as a pass-through entity for federal income tax purposes;

  •
  the SHC Distribution Contract and recognition of incremental revenues under this agreement that were not recognized by our predecessor; and

  •
  the SHC Transportation Contract and the elimination of revenues and costs associated with the transportation business that were included in our predecessor's results of operations.

              The pro forma financial data does not give pro forma effect to incremental external general and administrative expenses of approximately $2.0 million that we expect to incur as a result of being a publicly traded partnership.

              Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to margins received from third parties for our wholesale distribution services. In addition, our predecessor's results of operations included results from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, our predecessor provides and controls motor fuel inventory and price at the site and receives the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location, as opposed to the fixed profit margin per gallon that we will receive for fuel supplied to SHC for existing consignment locations. For this reason, as well as the other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting the Comparability of Our Financial Results," our future results of operations will not be comparable to our predecessor's historical results of operations.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business—Our Relationship with Susser Holdings Corporation."

              The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business as an important supplemental measure of our performance and liquidity. Adjusted EBITDA represents net income before interest expense, income tax expense and depreciation and amortization expense, as further adjusted to reflect certain other non-recurring and non-cash items. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure under "—Non-GAAP Financial Measure" below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands)
				(unaudited)		(unaudited)

Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143	$748,430	$905,544	$1,216,896	$724,743
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788	1,108,669	1,247,170	2,605,050	1,435,235
Rental income	4,245	5,351	5,467	2,734	2,718	3,304	1,679
Other income(1)	7,462	5,515	7,980	3,243	3,732	4,596	2,450

Total revenues	2,093,488	2,683,792	3,820,378	1,863,076	2,159,164	3,829,846	2,164,107
Gross profit:
Motor fuel sales to third parties	20,584	26,065	31,217	15,440	18,250	17,579	10,037
Motor fuel sales to affiliates	—	—	—	—	—	26,956	14,457
Rental income	4,245	5,351	5,467	2,734	2,718	3,304	1,679
Other income	7,501	4,683	6,339	2,849	3,094	2,474	1,380

Total gross profit	32,330	36,099	43,023	21,023	24,062	50,313	27,553
Operating expenses:
General and administrative	7,593	8,480	10,559	5,126	5,801	9,262	5,196
Other operating	4,728	4,229	4,870	2,490	3,638	1,496	1,461
Rent	1,578	3,797	4,322	2,175	2,180	1,031	531
Loss (gain) on disposal of assets	(6)	86	221	144	36	142	122
Depreciation, amortization and accretion	4,901	4,771	6,090	2,483	3,776	4,281	2,778

Total operating expenses	18,794	21,363	26,062	12,418	15,431	16,212	10,088

Income from operations	13,536	14,736	16,961	8,605	8,631	34,101	17,465
Other expense:
Interest expense, net	191	284	324	159	180	2,096	1,066

Income before income taxes	13,345	14,452	16,637	8,446	8,451	32,005	16,399
Tax expense(2)	4,831	5,236	6,039	3,059	3,074	276	152

Net income	$8,514	$9,216	$10,598	$5,387	$5,377	$31,729	$16,247

Other Financial Data:
Adjusted EBITDA(3)	19,057	20,145	23,979	11,613	13,012	39,113	20,839
Capital expenditures	11,379	13,963	19,438	4,069	6,870	13,709	3,262
Cash Flow Data:
Net cash provided by (used in):
Operating activities	9,833	17,469	14,263	(98)	7,333
Investing activities	(11,356)	(13,897)	(19,153)	(4,069)	(6,539)
Financing activities	331	731	381	24	111

(1)
Other income for historical periods includes income from a transportation services business, which will be retained by SHC following the offering, as well as income from sales of lube oil, propane and other petroleum products, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Historically, our predecessor's wholesale motor fuel distribution business has been included in SHC's U.S. federal and state tax returns, and therefore, our predecessor's results of operations include an allocation of SHC's federal income taxes attributable to the wholesale business. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future, except for our subsidiary that will be treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC in future periods. In addition, we will continue to be subject to the Texas franchise tax.

(3)
Adjusted EBITDA is defined in "—Non-GAAP Financial Measure" below.

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands, except operating data)
				(unaudited)		(unaudited)

Balance Sheet Data (at period end):
Cash and cash equivalents	$446	$4,749	$240	$606	$1,145		$1,152
Treasury securities	—	—	—	—	—		147,300
Property and equipment, net	47,602	35,247	39,049	36,704	43,051		35,441
Total assets	192,857	202,587	231,316	231,052	242,763		229,517
Total liabilities	96,858	97,372	115,503	120,449	121,573		156,092
Total unitholder's equity	95,999	105,215	115,813	110,603	121,190		73,425
Operating Data:
Motor fuel gallons sold (in thousands):
Stripes® convenience stores	707,106	739,104	789,578	384,661	425,249	789,578	425,249
Consignment locations	100,609	106,073	108,944	52,551	56,621	108,944	56,621
Third-party dealers and other commercial customers	394,212	388,136	413,888	196,527	238,526	413,888	238,526

Total gallons sold	1,201,927	1,233,313	1,312,410	633,739	720,396	1,312,410	720,396
Average wholesale selling price per gallon(4)	$1.73	$2.17	$2.90	$2.93	$2.99	$2.91	$3.00
Motor fuel gross profit cents per gallon:
Affiliated(5)	0.0¢	0.0¢	0.0¢	0.0¢	0.0¢	3.0¢	3.0¢
Third-party(5)	4.2¢	5.3¢	6.0¢	6.2¢	6.2¢	4.2¢	4.2¢
Volume-weighted average for all gallons	1.7¢	2.1¢	2.4¢	2.4¢	2.5¢	3.4¢	3.4¢
Rental locations (at period end)	80	86	83	82	81	54	55

(4)
Excludes excise tax.

(5)
Our predecessor sold motor fuel directly to independently operated consignment locations during the historical periods. Following this offering, SHC will retain the consignment contracts and assets, and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel gross profit cents per gallon in the historical operating data and in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data.

 Non-GAAP Financial Measure

              We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion, as further adjusted to exclude allocated non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as the gain or loss on disposal of assets.

              We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

  •
  securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

  •
  it facilitates management's ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our wholesale motor fuel distribution operations; and

  •
  it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

              Adjusted EBITDA is not calculated or presented in accordance with GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  •
  it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, working capital;

  •
  it does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our new credit facilities;

  •
  it does not reflect payments made or future requirements for income taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

  •
  because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

              The following table presents a reconciliation of net income to Adjusted EBITDA:

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands)

Net income	$8,514	$9,216	$10,598	$5,387	$5,377	$31,729	$16,247
Depreciation, amortization and accretion	4,901	4,771	6,090	2,483	3,776	4,281	2,778
Interest expense, net	191	284	324	159	180	2,096	1,066
Income tax expense	4,831	5,236	6,039	3,059	3,074	276	152

EBITDA	18,437	19,507	23,051	11,088	12,407	38,382	20,243

Non-cash stock-based compensation	626	552	707	381	569	589	474
Loss (gain) on disposal of assets	(6)	86	221	144	36	142	122

Adjusted EBITDA	$19,057	$20,145	$23,979	$11,613	$13,012	$39,113	$20,839

              The following table presents a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:

	Predecessor Historical
	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by (used in) operating activities	$9,833	$17,469	$14,263	$(98)	$7,333
Changes in operating assets and liabilities	4,562	(4,923)	3,897	8,658	2,480
Gain (loss) on disposal of assets	6	(86)	(221)	(144)	(36)
Deferred income tax	(986)	1,527	(1,251)	(546)	(624)
Interest expense, net	191	284	324	159	180
Income tax expense	4,831	5,236	6,039	3,059	3,074

EBITDA	18,437	19,507	23,051	11,088	12,407

Non-cash stock-based compensation	626	552	707	381	569
Loss (gain) on disposal of assets	(6)	86	221	144	36

Adjusted EBITDA	$19,057	$20,145	$23,979	$11,613	$13,012

RISK FACTORS

              Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

              If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment in us.

Risks Inherent in Our Business

SHC is our largest customer, and we are dependent on SHC for a significant majority of our revenues. Therefore, we are indirectly subject to the business risks of SHC. If SHC changes its business strategy, is unable to satisfy its obligations under our various commercial agreements for any reason, or significantly reduces the volume of motor fuel it purchases under the SHC Distribution Contract, our revenues will decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders will be adversely affected.

              For the year ended December 31, 2011, on a pro forma basis, SHC would have accounted for approximately 68% of our revenues, 54% of our gross profit and 68% of our motor fuel volumes sold. As we expect to continue to derive a significant percentage of our revenues from SHC for the foreseeable future, we are subject to the risk of nonpayment or nonperformance by SHC under the SHC Distribution Contract. Furthermore, the SHC Distribution Contract does not impose any minimum volume obligations on SHC and SHC will have a limited ability to remove Stripes® convenience stores from the SHC Distribution Contract after the closing of this offering. Please read "Certain Relationships and Related Transactions—Omnibus Agreement—Exclusivity on Substantially all future volumes sold by SHC." If SHC changes its business strategy or significantly reduces the volume of motor fuel it purchases for its Stripes® convenience stores and independently operated consignment locations, our cash flows will be adversely impacted. Any event, whether in our areas of operation or otherwise, that materially and adversely affects SHC's financial condition, results of operation or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of SHC, some which are related to the following:

  •
  competitive pressures from convenience stores, gasoline stations, and non-traditional fuel retailers such as supermarkets, club stores and mass merchants located in SHC's markets;

  •
  volatility in prices for motor fuel, which could adversely impact consumer demand for motor fuel;

  •
  increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency;

  •
  seasonal trends in the convenience store industry, which significantly impact SHC's motor fuel sales;

  •
  the impact of severe or unfavorable weather conditions on SHC's facilities or communications networks, or on consumer behavior, travel and convenience store traffic patterns;

  •
  cross-border risks associated with the concentration of SHC's stores in markets bordering Mexico;

  •
  SHC's dependence on information technology systems;

  •
  SHC's ability to build or acquire and successfully integrate new stores;

  •
  the operation of SHC's retail stores in close proximity to stores of our other customers; and

  •
  risks relating to SHC's substantial indebtedness and its dependence on us for cash flow generation.

              Finally, we have no control over SHC, our largest source of revenue and our primary customer. SHC may elect to pursue a business strategy that does not favor us and our business. Please read "—Risks Inherent in an Investment in Us—SHC owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SHC, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our unitholders."

We may not have sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

              We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $0.4375 per unit, or $1.75 per unit per year, which will require us to have available cash of approximately $9.6 million per quarter, or $38.3 million per year, based on the number of common and subordinated units to be outstanding after the completion of this offering. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on a number of factors, some of which are beyond our control, including, among other things:

  •
  demand for motor fuel in the markets we serve, including seasonal fluctuations in demand for motor fuel;

  •
  competition from other companies that sell motor fuel products in our market areas;

  •
  regulatory action affecting the supply of or demand for motor fuel, our operations, our existing contracts or our operating costs;

  •
  prevailing economic conditions; and

  •
  volatility of prices for motor fuel.

              In addition, the actual amount of cash we will have available for distribution will depend on other factors including:

  •
  the level and timing of capital expenditures we make;

  •
  the cost of acquisitions, if any;

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  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

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  reimbursements made to our general partner and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the partnership agreement;

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  our ability to borrow funds and access capital markets;

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  restrictions contained in debt agreements to which we are a party; and

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  the amount of cash reserves established by our general partner.

              For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read "Cash Distribution Policy and Restrictions on Distributions."

The assumptions underlying our forecast of available cash included in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause available cash to differ materially from our estimates.

              The forecast of available cash set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecast of our results of operations and available cash for the twelve months ending September 30, 2013. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct, including, but not limited to, the volume of motor fuel that we will sell pursuant to the SHC Distribution Contract and our third-party dealer distribution contracts, and the margins that we will receive on volumes sold to third parties, as well as the amount of rental income that we will receive for convenience stores that we lease or sublease to third-party operators or SHC.

              Our forecast of available cash has been prepared by management, and we have not received an opinion or report on it from any independent registered public accountants. The assumptions underlying our forecast of available cash are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause available cash to differ materially from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially. Please read "Cash Distribution Policy and Restrictions on Distributions."

The growth of our wholesale business depends in part on SHC's ability to construct, open and profitably operate new Stripes® convenience stores. If SHC does not construct additional Stripes® convenience stores, our growth strategy and ability to increase cash distributions to our unitholders may be adversely affected.

              A significant part of our growth strategy is to increase our wholesale fuel distribution volumes and rental income relating to newly constructed Stripes® convenience stores. SHC may not be able to construct and open new convenience stores, and any new stores that SHC opens may be unprofitable or fail to attract expected volumes of motor fuel sales. Several factors that could affect SHC's ability to open and profitably operate new stores include:

  •
  competition in targeted market areas;

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  the inability to identify and acquire suitable sites for new stores or to negotiate acceptable leases for such sites;

  •
  difficulties in adapting distribution and other operational and management systems to an expanded network of stores;

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  the potential inability to obtain adequate financing to fund its expansion; and

  •
  difficulties in obtaining governmental and other third-party consents, permits and licenses needed to construct and operate additional stores.

              Furthermore, SHC is not obligated to construct additional Stripes® convenience stores nor enter into additional sale and leaseback transactions with respect to any newly constructed stores beyond the 75 option stores under the omnibus agreement. In addition, SHC currently contracts with a motor fuel wholesaler which distributes motor fuel on a consignment basis to one of SHC's Stripes® convenience stores. Under this arrangement, as a consignee, SHC does not purchase the fuel sold at this store and instead receives a commission on volumes sold by the wholesaler. As a result, we will not distribute any volumes nor earn any revenues for fuel sold at that store. Further, under the SHC Distribution Contract, SHC will continue to have the right to convert a limited number of stores each year to third-party consignment contracts, and the third-party wholesalers party to such consignment contracts would not be obligated to purchase any motor fuel from us. If SHC were to determine in the future that growth via the construction of additional Stripes® convenience stores or additional sale and leaseback transactions is not attractive or that it is more advantageous to contract for third-party consignment sales of motor fuel at existing or future locations as opposed to SHC selling the motor fuel, it could adversely impact our ability to grow our motor fuel volumes and rental income and our ability to make distributions to our unitholders could be adversely affected.

A substantial majority of our revenues are generated under contracts that must be renegotiated or replaced periodically. If we are unable to successfully renegotiate or replace these contracts, then our results of operations and financial condition could be adversely affected.

              For the year ended December 31, 2011, on a pro forma basis, SHC would have accounted for approximately 68% of our revenues, 54% of our gross profit and 68% of our motor fuel volumes sold. The SHC Distribution Contract has (i) a term of ten years from the consummation of this offering with respect to sales of motor fuel to existing Stripes® convenience stores and consignment locations and any sales made at cost plus the alternate fuel sales rate and (ii) a term of ten years from the applicable option store closing date with respect to any Stripes® convenience stores we purchase and lease back to SHC pursuant to the 75 store option. However, SHC is under no obligation to renew these volumes under the SHC Distribution Contract on similar terms or at all, and SHC's failure to renew the SHC Distribution Contract would have a material adverse effect on our business, liquidity and results of operations. In addition, SHC's obligation under the omnibus agreement to purchase any fuel it sells in the future for its own account will expire after ten years from the date of consummation of this offering.

              Our third-party revenues are generated under contracts with specified term lengths. As these contracts expire, they must be renegotiated or replaced. Our existing third-party dealer distribution contracts generally have an initial term of ten years and currently have an average remaining term of approximately five years. These dealers have no obligation to renew their distribution contracts with us on similar terms or at all.

              Also, we receive rental income from 53 properties that we currently lease or sublease to third parties. Our lessees have no obligation to renew their contracts. Our third-party rental contracts typically have an initial term of five to ten years, and, as of June 30, 2012, had an average remaining life of seven years.

              We may be unable to renegotiate or replace our third-party distribution contracts or leases when they expire, and the terms of any renegotiated contracts may not be as favorable as the terms of the contracts they replace. Whether these contracts are successfully renegotiated or replaced is frequently subject to factors beyond our control. Such factors include fluctuations in motor fuel prices, counterparty ability to pay for or accept the contracted volumes and a competitive marketplace for the services offered by us. If we cannot successfully renegotiate or replace our third-party contracts or must renegotiate or replace them on less favorable terms, revenues from these arrangements could decline and our ability to make distributions to our unitholders could be adversely affected.

Our financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact our margins, our customers' financial condition and the availability of trade credit.

              Our operating results are influenced by prices for motor fuel, pricing volatility and the market for such products. When prices for motor fuel rise, some of our customers may have insufficient credit to purchase motor fuel from us at their historical volumes. In addition, significant and persistent increases in the retail price of motor fuel could also diminish consumer demand, which could subsequently diminish the volume of motor fuel we distribute. Furthermore, higher prices for motor fuel may reduce our access to trade credit support or cause it to become more expensive. On the other hand, significant decreases in wholesale motor fuel prices could result in lower motor fuel gross margins per gallon due to the reduction in value of discounts from our suppliers.

A significant decrease in demand for motor fuel in the areas we serve would reduce our ability to make distributions to our unitholders.

              A significant decrease in demand for motor fuel in the areas that we serve could significantly reduce our revenues and, therefore, reduce our ability to make or increase distributions to our unitholders. Our revenues are dependent on various trends, such as trends in commercial truck traffic, travel and tourism in our areas of operation, and these trends can change. Furthermore, seasonal fluctuations or regulatory action, including government imposed fuel efficiency standards, may affect demand for motor fuel. Because certain of our operating costs and expenses are fixed and do not vary with the volumes of motor fuel we distribute, our costs and expenses might not decrease ratably or at all should we experience a reduction in our volumes distributed. As a result, we may experience declines in our profit margin if our fuel distribution volumes decrease.

Certain of our contracts with suppliers currently have early payment and volume-related discounts which reduce the price we pay for motor fuel that we purchase from them. If we are unable to renew these contracts on similar terms, our gross profit will correspondingly decrease.

              Certain of our contracts with suppliers currently have early payment and volume-related discounts based on the timing of our payment and the market price of the fuel and volumes that we purchase. During the year ended December 31, 2011, on a pro forma basis, we would have received early payment and volume-related discounts on approximately 32% of all motor fuel volumes purchased. If we were to be unable to qualify for these discounts, or unable to renew these contracts on similar terms, our gross profit would decrease, which could, in turn, reduce our cash available for distribution to our unitholders.

We currently depend on two principal suppliers for the majority of our motor fuel. A failure by a principal supplier to renew our supply agreement, a disruption in supply or an unexpected change in our supplier relationships could have a material adverse effect on our business.

              For fiscal 2011, Valero supplied approximately 40% and Chevron supplied approximately 20% of our consolidated motor fuel purchases. Our supply agreement with Valero expires in July 2018 and our supply agreement with Chevron expires in August 2014. If Valero or Chevron elects not to renew their contracts with us, we may be unable to replace the volume of motor fuel we currently purchase from them on similar terms or at all. Furthermore, a disruption in supply or a significant change in our relationship with our principal fuel suppliers could have a material adverse effect on our business, results of operation and cash available for distribution to our unitholders.

We are exposed to performance risk in our supply chain. If our suppliers are unable to sell to us sufficient amounts of motor fuel products, we may be unable to satisfy our customers' demand for motor fuel.

              We rely upon our suppliers to timely provide the volumes and types of motor fuels for which they contract with us. We purchase motor fuels from a variety of suppliers under term contracts. Generally, our supply contracts do not guarantee that we will receive all of the volumes that we need to fulfill the demands of our distribution customers. In times of extreme market demand or supply disruption, we may be unable to acquire enough fuel to satisfy the fuel demand of our customers. Furthermore, the feedstock for a significant portion of our supply comes from other countries, which could be disrupted by political events. In the event that such feedstock becomes scarce, whether as a result of political events or otherwise, we may be unable to meet our customers' demand for motor fuel.

Increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency, could adversely impact our business.

              Any technological advancements, regulatory changes or changes in consumer preferences causing a significant shift toward alternative motor fuels, or non-fuel dependent means of transportation, could reduce demand for conventional petroleum based motor fuels. Additionally, a shift toward electric, hydrogen, natural gas or other alternative or non-fuel-powered vehicles could fundamentally change consumers' spending habits or lead to new forms of fueling destinations or new competitive pressures. Finally, new technologies have been developed and governmental mandates have been implemented to improve fuel efficiency. Any of these outcomes could potentially result in decreased consumer demand for motor fuel, which could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our unitholders.

The wholesale motor fuel distribution industry is characterized by intense competition and fragmentation, and our failure to effectively compete could result in lower margins.

              The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than us. We rely on our ability to provide value-added, reliable services and to control our operating costs in order to maintain our margins and competitive position. If we were to fail to maintain the quality of our services, certain of our customers could choose alternative distribution sources and our margins could decrease. While major integrated oil companies have generally continued to divest retail sites and the corresponding wholesale distribution to such sites, such major oil companies could shift from this strategy and decide to distribute their own products in direct competition with us, or large customers could attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

The motor fuel business is subject to seasonal trends, which may affect our earnings and ability to make distributions.

              Our customers experience more demand for motor fuel during the late spring and summer months than during the fall and winter. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period, affecting our earnings and ability to make cash distributions.

Severe weather could adversely affect our business by damaging our, our suppliers or our customers' facilities or communications networks.

              A substantial portion of our wholesale distribution network is located on the Texas gulf coast. Although South Texas is generally known for its mild weather, the region is susceptible to severe storms, including hurricanes. A severe storm could damage our facilities or communications networks, or those of our suppliers or our customers, as well as interfere with our ability to distribute motor fuel to our customers or our customers' ability to operate their locations. If warmer temperatures, or other climate changes, lead to changes in extreme weather events, including increased frequency, duration or severity, these weather-related risks could become more pronounced. Any weather-related catastrophe or disruption could have a material adverse effect on our business and results of operations, potentially causing losses beyond the limits of the insurance we currently carry.

Negative events or developments associated with our branded suppliers could have an adverse impact on our revenues.

              We believe that the success of our operations is dependent, in part, on the continuing favorable reputation, market value and name recognition associated with the motor fuel brands sold both at Stripes® convenience stores and to independent, branded dealers. Erosion of the value of those brands could have an adverse impact on the volumes of motor fuel we distribute, which in turn could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our operating costs increase significantly, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate.

              Our omnibus agreement will provide that if we cannot agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), we will be required to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents we will receive for motor fuel sold pursuant to the SHC Distribution Contract. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. Under the omnibus agreement, the alternate fuel sales rate will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. For a discussion of the alternate fuel sales rate, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement."

              Accordingly, even though the alternate fuel sales rate will reset annually, we may not realize our anticipated profit margin on motor fuel distributed to SHC at the alternate fuel sales rate. If our operating costs significantly increase in a given year as compared to immediately preceding year operating costs, the profit margin we receive for fuel distributed at the alternate fuel sales rate will be reduced, which will negatively impact our results of operations and cash available for distribution to our unitholders.

Due to our lack of geographic diversification, adverse developments in our operating areas could adversely affect our results of operations and cash available for distribution to our unitholders.

              Our operations are located in Texas, New Mexico, Louisiana and Oklahoma. Due to our lack of geographic diversification, an adverse development in the areas in which we operate, such as a catastrophic weather event or a decrease in demand for motor fuel, could have a significantly greater impact on our results of operations and cash available for distribution than it would if we operated in more diverse locations.

If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

              Our ability to grow depends substantially on our ability to make acquisitions that result in an increase in available cash per unit. We intend to expand our dealer distribution network through acquisitions, and we anticipate that we may jointly pursue mutually beneficial acquisition opportunities with SHC. However, we may be unable to take advantage of accretive opportunities for any of the following reasons:

  •
  we are unable to identify attractive acquisition opportunities or negotiate acceptable terms;

  •
  we are unable to reach an agreement with SHC regarding the terms of jointly pursued acquisitions;

  •
  we are unable to raise financing for such acquisitions on economically acceptable terms; or

  •
  we are outbid by competitors.

              Pursuant to the omnibus agreement, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC on specified terms set forth in a lease agreement, including a specified lease rate, for an initial term of 15 years. However, such specified terms may not be economically favorable to us in the future, and we may not choose to exercise this option.

              In addition, we expect to grow through additional sale and leaseback transactions with SHC beyond the 75 store option set forth in the omnibus agreement. However, SHC is under no obligation to pursue acquisitions with us, enter into additional sale and leaseback arrangements with us beyond the 75 store option or generally pursue projects that enhance the value of our business. Finally, we may complete acquisitions which at the time of completion we believe will be accretive, but which ultimately may not be accretive. If any of these events were to occur, our future growth would be limited.

Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.

              Even if we do make acquisitions that we believe will increase available cash per unit, these acquisitions may nevertheless result in a decrease in available cash per unit. Any acquisition involves potential risks, including, among other things:

  •
  we may not be able to obtain the cost savings and financial improvements we anticipate or acquired assets may not perform as we expect;

  •
  we may not be able to successfully integrate the businesses we acquire;

  •
  we may fail or be unable to discover some of the liabilities of businesses that we acquire, including liabilities resulting from a prior owner's noncompliance with applicable federal, state or local laws;

  •
  acquisitions may divert the attention of our senior management from focusing on our core business;

  •
  we may experience a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions; and

  •
  we face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

Our operations are subject to federal, state and local laws and regulations pertaining to environmental protection and operational safety that may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

              Our business is subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of regulated materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to regulated materials, and the health and safety of our employees. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations.

              Where releases of refined petroleum products, renewable fuels and crude oil have occurred, federal and state laws and regulations require that contamination caused by such releases be assessed and remediated to meet applicable standards. The costs associated with the investigation and remediation of contamination, as well as any associated third-party claims, could be substantial, and could have a material adverse effect on our business and results of operations and our ability to make distributions to our unitholders.

New, stricter environmental laws and regulations could significantly increase our costs, which could adversely affect our results of operations and financial condition.

              The trend in environmental regulation is towards more restrictions and limitations on activities that may affect the environment. Our business may be adversely affected by increased costs and liabilities resulting from such stricter laws and regulations. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. However, there can be no assurances as to the timing and type of such changes in existing laws or the promulgation of new laws or the amount of any required expenditures associated therewith.

We are subject to federal, state and local laws and regulations that govern the product quality specifications of the refined petroleum products we purchase, store, transport and sell to our distribution customers.

              Various federal, state and local government agencies have the authority to prescribe specific product quality specifications for certain commodities, including commodities that we distribute. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce our ability to procure product, require us to incur additional handling costs and/or require the expenditure of capital. If we are unable to procure product or recover these costs through increased sales, we may not be able to meet our financial obligations. Failure to comply with these regulations could result in substantial penalties.

The dangers inherent in the storage of motor fuel could cause disruptions in our operations and could expose us to potentially significant losses, costs or liabilities.

              We store motor fuel in underground and above ground storage tanks. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could significantly disrupt our operations or expose us to significant liabilities, to the extent such liabilities are not covered by insurance. Therefore, the occurrence of such an event could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our unitholders.

We are not fully insured against all risks incident to our business.

              We are not fully insured against all risks incident to our business. We may be unable to obtain or maintain insurance with the coverage that we desire at reasonable rates. As a result of market conditions, the premiums and deductibles for certain of our insurance policies have increased and could continue to do so. Certain insurance coverage could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

Future litigation could adversely affect our financial condition and results of operations.

              We are occasionally exposed to various litigation claims in the ordinary course of our business, including dealer litigation and industry-wide or class-action claims arising from the equipment or processes we use or employ or industry-specific business practices. If we were to become subject to any such claims in the future, our defense costs and any resulting awards or settlement amounts may not be fully covered by our insurance policies. An unfavorable outcome or settlement of any future lawsuits could have a material adverse effect on our financial condition, results of operation and cash available for distribution to our unitholders.

We rely on SHC for transportation of all of our motor fuel, which in turn relies, in part, on third-party transportation providers. As a result, a change in SHC's transportation providers, a significant change in SHC's relationship with its transportation providers or nonperformance or a disruption of motor fuel transportation services by SHC or by SHC's transportation providers could have a material adverse effect on our business.

              SHC transports all of our motor fuel from terminals to its Stripes® convenience stores and third-party dealers pursuant to the SHC Transportation Contract. SHC transports a portion of our motor fuel itself and has contracts with third-party transportation carriers for the remainder of our motor fuel. SHC's third-party contracts with its transportation providers may be terminated by either party upon 30 days' notice. A change in transportation providers, a significant change in SHC's relationship with its transportation providers or nonperformance or a disruption in service by SHC or by SHC's transportation providers could have a material adverse effect on our business, results of operations and cash available for distribution.

We rely on our suppliers to provide trade credit terms to adequately fund our ongoing operations.

              Our business is impacted by the availability of trade credit to fund fuel purchases. An actual or perceived downgrade in our liquidity or operations (including any credit rating downgrade by a rating agency) could cause our suppliers to seek credit support in the form of additional collateral, limit the extension of trade credit, or otherwise materially modify their payment terms. Any material changes in our payments terms, including early payment discounts, or availability of trade credit provided by our principal suppliers could impact our liquidity, results of operations and cash available for distribution to our unitholders.

Because we depend on our senior management's experience and knowledge of our industry, we could be adversely affected were we to lose key members of our senior management team.

              We are dependent on the expertise and continued efforts of our senior management team. If, for any reason, our senior executives do not continue to be active in our management, our business, financial condition or results of operations could be adversely affected. In addition, other than the key man life insurance for Sam L. Susser held by SHC, we do not maintain key man life insurance on our senior executives and other key employees.

Terrorist attacks and threatened or actual war may adversely affect our business.

              Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Terrorist attacks or threats, whether within the United States or abroad, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers may adversely impact our operations. Specifically, strategic targets such as energy related assets (which could include refineries that produce the motor fuel we purchase or ports in which crude oil is delivered) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for motor fuels, and an adverse impact on our operations. Any or a combination of these occurrences could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption of these systems or an act of cyber-terrorism could adversely affect our business.

              We depend on our information technology (IT) systems to manage numerous aspects of our business transactions and provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, cyber-security breaches or cyber-terrorism, and computer viruses. Any disruption could cause our business and competitive position to suffer and cause our operating results to be reduced.

Our future debt levels may impair our financial condition.

              After giving effect to this offering and the related transactions, we estimate that we would have had approximately $150.8 million of debt outstanding on a pro forma basis as of June 30, 2012, substantially all of which would have been secured by U.S. Treasury or other investment grade securities. Following the completion of this offering, we will have the ability to incur additional debt, including under a new revolving credit facility that we will enter into in connection with this offering. The level of our future indebtedness could have important consequences to us, including:

  •
  making it more difficult for us to satisfy our obligations with respect to our credit agreement governing our revolving credit facility;

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  limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, the execution of our growth strategy and other activities;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce our cash flow available to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other activities;

  •
  making us more vulnerable to adverse changes in general economic conditions, our industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

  •
  placing us at a competitive disadvantage compared with our competitors that have less debt.

              In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Our new credit facilities will have substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions to our unitholders.

              We will be dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our new credit facilities and any future financing agreements may restrict our ability to finance future operations or capital needs, to engage in or expand our business activities or to pay distributions to our unitholders. For example, our new credit facilities will restrict our ability to, among other things:

  •
  Incur additional debt or issue guarantees;

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  Incur or permit liens to exist on certain property;

  •
  Make certain investments, acquisitions or other restricted payments;

  •
  Modify or terminate certain material contracts;

  •
  Merge or dispose of all or substantially all of our assets.

              In addition, our new revolving credit agreement will contain covenants requiring us to maintain certain financial ratios. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Anticipated New Credit Facilities" for additional information about our credit facilities.

              Our future ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and other events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our new credit facilities that are not cured or waived within the appropriate time periods provided in the applicable credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions to our unitholders will be inhibited and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

              If we were unable to repay the accelerated amounts, our lenders could proceed against the collateral granted to them to secure such debt. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, which could result in our insolvency. In the event of our insolvency, the holders of our units could experience a partial or total loss of their investment. Our revolving credit facility will also have cross-default provisions that apply to our term loan facility and to other indebtedness we may have with an outstanding principal amount in excess of $12.5 million. Our term loan facility will have cross default provisions that apply to our revolving credit facility.

We depend on cash flow generated by our subsidiaries.

              We are a holding company with no material assets other than the equity interests in our subsidiaries. Upon completion of this offering, we will have three subsidiaries that conduct all of our operations and own all of our assets. These subsidiaries will be distinct legal entities and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and our subsidiaries may not be able to, or be permitted to, make distributions to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to meet our financial obligations or make distributions to our unitholders.

The impact of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of changes in commodity prices and interest rates and other risks associated with our business.

              The United States Congress recently adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The new legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law on July 21, 2010 and requires the Commodities Futures Trading Commission (the "CFTC"), the SEC and other regulators to promulgate rules and regulations implementing the new legislation. The CFTC has issued final regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalent. Certain bona fide hedging transactions or positions would be exempt from these position limits. The financial reform legislation may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities, although the application of those provisions is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

              The final rules will be phased in over time according to a specified schedule which is dependent on the finalization of certain other rules to be promulgated jointly by the CFTC and the SEC. The Dodd-Frank Act and any new regulations could significantly increase the cost of some derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of some derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and potentially increase our exposure to less creditworthy counterparties. Any of these consequences could have a material adverse effect on our financial condition, results of operations and cash available for distribution to our unitholders.

Changes in accounting standards, policies, estimates or procedures may impact our reported financial condition or results of operations.

              The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. In addition, the preparation of consolidated financial statements in conformity with GAAP requires management to make significant estimates that affect the financial statements. Due to the inherent nature of these estimates, no assurance can be given that we will not be required to recognize significant, unexpected losses due to actual results varying materially from management's estimates. Additional information regarding our critical accounting policies can be found in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies and Estimates."

Risks Inherent in an Investment in Us

SHC owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SHC, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our unitholders.

              Following this offering, SHC will own and control our general partner and will appoint all of the officers and directors of our general partner. All of the officers and certain of the directors of our general partner are also officers and/or directors of SHC. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to SHC. Therefore, conflicts of interest may arise between SHC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

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  Neither our partnership agreement nor any other agreement requires SHC to pursue a business strategy that favors us. The affiliates of our general partner have fiduciary duties to make decisions in their own best interests and in the best interest of their owners, which may be contrary to our interests. In addition, our general partner is allowed to take into account the interests of parties other than us or our unitholders, such as SHC, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  All of the officers and certain of the directors of our general partner are also officers and/or directors of SHC and will owe fiduciary duties to SHC. Certain officers of our general partner will also devote significant time to the business of SHC and will be compensated by SHC accordingly.

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  Other than as provided in the omnibus agreement, SHC is not limited in its ability to compete with us and may offer business opportunities or sell assets to parties other than us.

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  The limited partner interests that SHC will initially own will permit it to effectively control any vote of our limited partners. SHC will be entitled to vote its units in accordance with its own interests, which may be contrary to the interests of our other unitholders.

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  Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner and also restricts the remedies available to unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

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  Our general partner determines the amount and timing of asset purchases and sales, borrowings, repayment of indebtedness and issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines whether or not to purchase and lease stores to SHC pursuant to our 75 store option.

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  Our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure or an expansion capital expenditure. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures." These determinations can affect the amount of cash that is distributed to our unitholders which, in turn, affects the ability of the subordinated units to convert to common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

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  Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

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  Our partnership agreement permits us to distribute up to $25 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights.

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  Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf. There is no limitation on the amounts our general partner can cause us to pay it or its affiliates.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

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  Our general partner will control the enforcement of obligations owed to us by it and its affiliates. In addition, our general partner will decide whether to retain separate counsel or others to perform services for us.

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  SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to SHC's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner intends to limit its liability regarding our obligations.

              Other than with respect to our new credit facilities, our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

              Our partnership agreement requires that we distribute all of our available cash to our unitholders, and we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

              In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our new credit facilities on our ability to issue additional units, including units ranking senior to the common units. The incurrence of bank borrowings or other debt to finance our growth strategy will result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement limits the liability and duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

              Our partnership agreement limits the liability and duties of our general partner, while also restricting the remedies available to our common unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual reductions of fiduciary duty. By purchasing common units, common unitholders consent to be bound by the partnership agreement, and pursuant to our partnership agreement, each holder of common units consents to various actions and conflicts of interest contemplated in our partnership agreement that might otherwise constitute a breach of fiduciary or other duties under Delaware law. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

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  Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, our common unitholders. Decisions made by our general partner in its individual capacity will be made by SHC, as the owner of our general partner, and not by the board of directors of our general partner. Examples of these decisions include:

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    Whether to exercise its limited call right;

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    How to exercise its voting rights with respect to any units it may own;

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    Whether to exercise its registration rights; and

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    Whether or not to consent to any merger or consolidation or amendment to our partnership agreement.

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  Our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership.

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  Our partnership agreement provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

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  Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners with respect to any transaction involving an affiliate if:

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  the transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates; or

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  the board of directors of our general partner acted in good faith in taking any action or failing to act.

              If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Fiduciary Duties."

              By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. See "Description of the Common Units—Transfer of Common Units."

SHC may compete with us or contract with third-party wholesalers to distribute motor fuel to SHC's convenience stores on a consignment basis.

              Pursuant to the omnibus agreement and SHC Distribution Contract, for a period of ten years, we will be the exclusive distributor of all motor fuel purchased by SHC for its existing Stripes® convenience stores and independently operated consignment locations. Additionally, SHC must purchase any motor fuel it sells at its newly built, acquired or added retail stores from us, except if such stores are already party to a supply agreement or in the case of third-party consignment sales described below. If these provisions of the SHC Distribution Contract and omnibus agreement expire at the end of their respective ten-year terms and are not renewed, SHC will no longer be required to purchase motor fuel from us (except in the case of delivery arrangements that under the SHC Distribution Contract extend beyond the ten-year term). SHC could then compete with us to deliver motor fuel to its Stripes® stores and consignment locations. Furthermore, subject to our right to participate in acquisitions, SHC is permitted to compete with us for investment opportunities, and SHC is permitted to own an interest in entities that compete with us.

              Under the omnibus agreement, SHC will continue to have the right to contract for third-party consignment sales of motor fuel with other wholesalers at any newly constructed or acquired locations. Under these arrangements, as the consignee, SHC would not purchase any fuel and would instead receive a commission on sales made by the wholesaler. As a result, we will not distribute any volumes nor earn any revenues for fuel sold at that store. SHC is under no obligation to purchase fuel from us for its convenience stores if it determines that consignment arrangements with third parties are more advantageous to SHC and its shareholders.

              Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers and directors and SHC. Any such person or entity will not be liable to us or to any limited partner under our partnership agreement for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Fiduciary Duties."

SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner's board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

              SHC has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive whole fiscal quarters (and the amount of each such did not exceed adjusted operating surplus for each such quarter), to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. Following a reset election by SHC, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution reflected by the current target distribution levels.

              If SHC elects to reset the target distribution levels, it will be entitled to receive a number of common units equal the number of common units which would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to SHC on the incentive distribution rights in the prior two quarters. We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that SHC could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to SHC in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—SHC's Right to Reset Incentive Distribution Levels."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

              Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Our unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, will be chosen entirely by SHC due to its ownership of our general partner, and not by our unitholders. Please read "Management—Management of Susser Petroleum Partners LP" and "Certain Relationships and Related Transactions." Unlike a publicly traded corporation, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders' ability to influence the manner or direction of management. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

              If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all our outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, SHC will own, directly or indirectly, an aggregate of 56.6% of our common and subordinated units (or 50.1% of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by our general partner or its affiliates are voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Unitholders will experience immediate and substantial dilution in pro forma net tangible book value of $17.38 per common unit.

              The estimated initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus) exceeds our pro forma net tangible book value of $2.62 per common unit. Based on the estimated initial public offering price of $20.00 per common unit, unitholders will incur immediate and substantial dilution of $17.38 per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read "Dilution."

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

              Our general partner may transfer its general partner interest to a third party without the consent of our unitholders in a merger, in a sale of all or substantially all of its assets or in other transactions so long as certain conditions are satisfied. Please read "The Partnership Agreement—Transfer of General Partner Interest." Furthermore, our partnership agreement does not restrict the ability of SHC to transfer all or a portion of its direct or indirect interest in our general partner to a third party. Any new owner of our general partner or our general partner interest would then be in a position to replace the board of directors and executive officers of our general partner with its own designees without the consent of unitholders and thereby exert significant control over us, and may change our business strategy. Any of these changes, or any other changes resulting from a change in control of our general partner or general partner interest, may lower the trading price of our common units and otherwise have a material adverse effect on us.

The incentive distribution rights may be transferred by SHC to a third party without unitholder consent.

              SHC may transfer all or a portion of its incentive distribution rights to a third party at any time without the consent of our unitholders. If SHC transfers its incentive distribution rights to a third party but retains its ownership interest in our general partner, it would not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by SHC could reduce the likelihood of SHC renewing the SHC Distribution Contract, entering into additional sale and leaseback transactions or otherwise negotiating supply terms with respect to future volumes, as SHC would have less of an economic incentive to grow our business.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon the expiration of 30 days following this offering, assuming no exercise of the underwriters' option to purchase additional common units, SHC will own, directly or indirectly, an aggregate of approximately 13.2% of our common units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), SHC will own approximately 56.6% of our common units. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

              Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

              Please read "The Partnership Agreement—Issuance of Additional Interests."

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by SHC or other large holders.

              After this offering, we will have 10,939,436 common units and 10,939,436 subordinated units outstanding, which includes the 9,500,000 common units we are selling in this offering that may be resold in the public market immediately (10,925,000 common units if the underwriters exercise in full their option to purchase additional common units). All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. Although all of the 1,439,436 common units (14,436 common units if the underwriters exercise in full their option to purchase additional common units) that are issued to SHC or a wholly owned subsidiary of SHC will be subject to resale restrictions, such restrictions may be waived in the discretion of certain of the underwriters. In addition, under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale." Sales by SHC or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our outstanding common units.

              Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

              Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement and our partnership agreement. Neither our partnership agreement nor our omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our omnibus agreement and partnership agreement provide that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees to our general partner and its affiliates will reduce the amount of cash available to pay cash distributions to our unitholders. Please read "Cash Distribution Policy and Restrictions on Distributions."

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

              The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended.

              While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by SHC or its wholly owned subsidiary) after the subordination period has ended. Upon the expiration of 30 days following this offering and assuming no exercise of the underwriters option to purchase additional common units, SHC will own, directly or indirectly, approximately 13.2% of the outstanding common units and all of our outstanding subordinated units. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

There is no existing market for our common units, and a trading market that will provide unitholders with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

              Prior to this offering, there has been no public market for our common units. After this offering, there will be only 9,500,000 publicly traded common units (10,925,000 common units if the underwriters exercise their option to purchase additional common units in full). We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

              The initial public offering price for our common units will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  the other factors described in these "Risk Factors."

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

              Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

              In addition, it may be determined that the right, or the exercise of the right by the limited partners as a group, to (i) remove or replace our general partner, (ii) approve some amendments to our partnership agreement or (iii) take other action under our partnership agreement constitutes "participation in the control" of our business. A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. In addition, we conduct business in a number of other states in which the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Please read "The Partnership Agreement—Limited Liability."

The NYSE does not require a publicly traded partnership like us to comply with certain corporate governance requirements.

              Our common units have been approved for listing on the NYSE, subject to official notice of issuance. Because we will be a publicly traded partnership, the NYSE will not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to stockholders of corporations that are subject to all of the corporate governance requirements of the applicable stock exchange. Please read "Management—Management of Susser Petroleum Partners LP."

We will incur increased costs as a result of being a publicly traded partnership.

              We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. For example, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly traded entities to adopt various corporate governance practices that will further increase our costs, including requirements to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting.

              In addition, following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make certain activities more time-consuming and costly.

              We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our general partner's board or as executive officers.

              We estimate that we will incur approximately $2.0 million of incremental external costs per year and additional internal costs associated with being a publicly traded partnership. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be reduced by the costs associated with being a public company.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

              SHC is a publicly traded corporation and has developed a system of internal controls for compliance with public reporting requirements. However, prior to this offering, our predecessor has not been required to file reports with the SEC on a stand-alone basis and will have lower materiality thresholds on the wholesale business than SHC previously has had. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 for our fiscal year ending December 31, 2013. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

An increase in interest rates will increase our borrowing costs and may cause the market price of our common units to decline.

              Like all equity investments, an investment in our common units is subject to certain risks. Borrowings under the new credit facilities will bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and ability to make cash distributions. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Tax Risks to Common Unitholders

              In addition to reading the following risk factors, please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

              The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or the IRS, on this or any other tax matter affecting us.

              Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

              If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

              We will be subject to the entity-level Texas franchise tax. Imposition of any such additional taxes on us or an increase in the existing tax rates would reduce the cash available for distribution to our unitholders.

              Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

              The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status." We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units

We have a subsidiary that is treated as a corporation for U.S. federal income tax purposes and is subject to corporate-level income tax.

              We conduct a portion of our operations through a subsidiary that is treated as a corporation for U.S. federal income tax purposes. We intend to engage in our sale and leaseback transactions with SHC, and may elect to conduct additional operations, through this subsidiary in the future. This subsidiary is subject to U.S. corporate-level tax, which may reduce the cash available for distribution to us and, in turn, to our unitholders. If the IRS were to successfully assert that this corporation has more tax liability than we anticipate or legislation were to be enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

              Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, our unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

              We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, SHC will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by SHC of all or a portion of its direct or indirect interests in us could result in a termination of our partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation or amortization deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but instead, after our termination, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read "Material

U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

              If a unitholder sells its common units, it will recognize a gain or loss equal to the difference between the amount realized and its tax basis in those common units. Because distributions in excess of a unitholder's allocable share of our net taxable income result in a decrease in its tax basis in its common units, the amount, if any, of such prior excess distributions with respect to the units it sells will, in effect, become taxable income to the unitholder if it sells such units at a price greater than its tax basis in those units, even if the price the unitholder receives is less than its original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and certain other items. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if a unitholder sells its units, the unitholder may incur a tax liability in excess of the amount of cash it receives from the sale. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

              Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or "IRAs"), and non-U.S. persons raise issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their shares of our taxable income. Unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

              The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

              Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a unitholder. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder's tax returns. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

              We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of common units) may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

              Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their common units should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

              In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. We currently own assets or conduct business in Texas, Louisiana, New Mexico and Oklahoma. Each of these states, other than Texas, currently imposes a personal income tax on individuals. Each of these states also imposes an income or other entity-level tax on corporations and other entities. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or non-U.S. jurisdictions that impose a personal income tax or an income or other entity-level tax on corporations and other entities. It is the unitholder's responsibility to file all U.S. federal, state, local and non-U.S. tax returns. Our counsel has not rendered an opinion on the non-U.S., state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

              We intend to use the estimated net proceeds of approximately $174.3 million from this offering, based upon the assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and offering expenses, to:

  •
  distribute $27.0 million to SHC as reimbursement of certain capital expenditures incurred with respect to the assets contributed to us in connection with this offering; and

  •
  purchase approximately $147.3 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $147.3 million term loan that will be fully guaranteed by SHC. The proceeds of such term loan will be used to make a $147.3 million distribution to SHC to finance in part our acquisition of the assets transferred by SHC to us in connection with this offering. In addition, we will draw $2.4 million in borrowings under our revolving credit facility in order to pay our transaction expenses associated with entering into the term loan and the revolving credit facility.

              If and to the extent the underwriters exercise their option to purchase additional common units, the number of additional common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the additional common units, if any, will be issued to SHC or a wholly owned subsidiary of SHC. Any such units issued to SHC or a wholly owned subsidiary of SHC will be issued for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting." If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $26.6 million, based upon the assumed initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus). The net proceeds received in connection with any exercise of such option will be used to purchase a corresponding amount of additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure additional term loan borrowings in the amount of such net proceeds, which will be fully guaranteed by SHC. The proceeds of such additional term loan borrowings will be used to make an additional distribution to SHC.

 CAPITALIZATION

              The following table shows:

  •
  the historical cash and cash equivalents and capitalization of our predecessor as of June 30, 2012; and

  •
  our pro forma cash and cash equivalents and capitalization as of June 30, 2012, adjusted to reflect the pro forma adjustments described in our pro forma financial statements, including the issuance and sale of 9,500,000 common units to the public at an assumed initial offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus), the other formation transactions described under "Summary—Formation Transactions and Partnership Structure" and the application of the net proceeds from this offering as described under "Use of Proceeds."

              We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—Formation Transactions and Partnership Structure," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2012
	Predecessor Historical	Susser Petroleum Partners LP Pro Forma
	(In thousands)
Cash and cash equivalents	$1,145	$1,152
U.S. Treasury or other investment grade securities	$—	$147,300

Debt:
Term loan facility	—	147,300
Revolving credit facility	—	2,350
Other long-term debt	1,087	1,087

Total debt	$1,087	$150,737

Partners' equity:
Our predecessor	$121,190	$—
Held by public:
Common units	—	174,300
Held by SHC or its wholly owned subsidiary:
Common units	—	(11,730)
Subordinated units	—	(89,145)
General partner interest	—	—

Total partners' equity	$121,190	$73,425

Total capitalization	$122,277	$224,162

 DILUTION

              Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per common unit after the offering. Based on an assumed initial public offering price of $20.00 per common unit, on a pro forma basis as of June 30, 2012, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $73.4 million, or $2.62 per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per unit before the offering(1)	$4.63
Decrease in pro forma net tangible book value per unit attributable to purchasers in the offering	(2.01)
Less: Pro forma net tangible book value per unit after the offering(2)		2.62

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)		$17.38

(1)
Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units (1,439,436 common units and 10,939,436 subordinated units) to be issued to SHC or a wholly owned subsidiary of SHC and its affiliates for their contribution of assets and liabilities to us.

(2)
Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units (10,939,436 common units and 10,939,436 subordinated units) to be outstanding after the offering.

(3)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

              If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $18.38 and $16.38, respectively.

              The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of our common units in this offering upon completion of the transactions contemplated by this prospectus and the expiration of the underwriters' option period, assuming no exercise of the underwriters option.

	Units		Total Consideration
	Number	Percent	Amount	Percent
SHC and affiliates(1)(2)(3)	12,378,872	56.6%	$(100,875,000)	(137.4)%
Purchasers in the offering	9,500,000	43.4%	$174,300,000	237.4%

Total	21,878,872	100.0%	$73,425,000	100.0%

(1)
Upon the completion of the transactions contemplated by this prospectus, SHC and its affiliates will own 1,439,436 common units and 10,939,436 subordinated units.

(2)
The assets contributed by SHC will be recorded at historical cost. The book value of the consideration provided by SHC as of June 30, 2012 was approximately $73.4 million.

(3)
Assumes the underwriters' option to purchase additional common units is not exercised.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

              You should read the following discussion of our cash distribution policy in conjunction with "—Significant Forecast Assumptions" below, which includes the factors and assumptions upon which we base our cash distribution policy. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

              For additional information regarding our historical and pro forma results of operations, you should refer to our audited historical financial statements as of December 31, 2010 and 2011 and for the fiscal years ended December 31, 2009, 2010 and 2011, our unaudited historical financial statements as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 and our unaudited pro forma financial statements for the year ended December 31, 2011 and as of and for the six months ended June 30, 2012 included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

              Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a fundamental judgment that our unitholders generally will be better served by our distributing rather than retaining our available cash. Our partnership agreement generally defines available cash as cash on hand at the end of a quarter after the payment of expenses, less the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the next four quarters. Our available cash also may include, if our general partner so determines, all or any portion of the cash on hand immediately prior to the date of distribution of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute to our unitholders than would be the case if we were subject to entity-level federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

              There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal obligation to pay our minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions and uncertainties, including the following:

  •
  Our cash distribution policy will be subject to restrictions on distributions under our new revolving credit facility, which will contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these covenants or if we are otherwise in default under our revolving line of credit, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the partnership agreement and the omnibus agreement. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders, except in certain limited circumstances when our general partner can amend our partnership agreement without unitholder approval. However, after the subordination period has ended, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by SHC or a wholly owned subsidiary of SHC). Upon the expiration of 30 days following this offering and assuming no exercise of the underwriters' option to purchase additional common units, SHC will own, directly or indirectly, approximately 56.6% of our limited partner interests. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Even if our cash distribution policy is not modified or revoked, the decisions regarding the amount of distributions to pay under our cash distribution policy and whether to pay any distribution are made by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements or anticipated cash needs.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

              Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and issuances of debt and equity securities, to fund any future expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest all of their available cash to expand ongoing operations. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our new credit facilities on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial bank borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

              Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.4375 per unit for each complete quarter, or $1.75 per unit on an annualized basis. Quarterly distributions, if any, will be made within 60 days after the end of each quarter. This equates to an aggregate cash distribution of approximately $9.6 million per quarter, or approximately $38.3 million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. The table below sets forth the number of common units and subordinated units that will be outstanding immediately after this offering, assuming that the underwriters do not exercise their option to purchase additional common units, and the available cash needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

		Distributions
	Number of Units
		One Quarter	Annualized
Publicly held common units(1)	9,500,000	$4,156,250	$16,625,000
Common units held by SHC and its affiliates(1)	1,439,436	629,753	2,519,013
Subordinated units held by SHC and its affiliates	10,939,436	4,786,003	19,144,013

Total	21,878,872	$9,572,007	$38,288,026

(1)
Does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

              If the underwriters do not exercise their option to purchase additional common units, we will issue 1,425,000 common units to SHC or a wholly owned subsidiary of SHC at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public, and the remainder, if any, will be issued to SHC or a wholly owned subsidiary of SHC for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

              SHC will also hold our incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0% of the cash we distribute in excess of $0.503125 per unit per quarter.

              We will pay our distributions around the last business day of the month of each of February, May, August and November to holders of record on or about the 1st day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through September 30, 2012 based on the actual length of the period.

              Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interest. Please read "Conflicts of Interest and Fiduciary Duties."

              Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. However, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

 Subordinated Units

              SHC will initially own, directly or indirectly, all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. To the extent that we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. Subordinated units will not accrue arrearages.

              To the extent that we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages on the common units related to prior quarters before any cash distribution is made to holders of subordinated units. When the subordination period ends, all of the subordinated units will convert into an equal number of common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2011 and the Twelve Months Ended June 30, 2012

              If we had completed the transactions contemplated in this prospectus on January 1, 2011, our unaudited pro forma available cash for the year ended December 31, 2011 would have been approximately $34.2 million. This amount would have been sufficient to pay the full minimum quarterly distribution of $0.4375 per unit per quarter (or $1.75 per unit on an annualized basis) on all of our common units and a cash distribution of $0.34355 per unit per quarter ($1.3742 per unit on an annualized basis), or approximately 78.5% of the minimum quarterly distribution, on our subordinated units for the year ended December 31, 2011. If we had completed the transactions contemplated in this prospectus on July 1, 2011, our unaudited pro forma available cash for the twelve months ended June 30, 2012 would have been approximately $35.7 million. This amount would have been sufficient to pay the full minimum quarterly distribution on all of our common units and a cash distribution of $0.37936 per unit per quarter ($1.51744 per unit on an annualized basis), or approximately 86.7% of the minimum quarterly distribution, on our subordinated units for the twelve months ended June 30, 2012.

              Our calculation of unaudited pro forma available cash includes incremental external general and administrative expenses that we expect to incur as a result of being a publicly traded partnership, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. We estimate that these incremental external general and administrative expenses initially will be approximately $2.0 million per year. Such expenses are not reflected in our unaudited pro forma financial statements.

              Our unaudited pro forma financial statements, from which our unaudited pro forma available cash was derived, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, available cash is a cash accounting concept, while our predecessor's historical financial statements and our pro forma financial statements were prepared on an accrual basis. We derived the amounts of unaudited pro forma available cash stated above in the manner shown in the table below. As a result, the amount of unaudited pro forma available cash should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed and completed the transactions contemplated in this prospectus in earlier periods.

              Our unaudited pro forma financial statements were derived from the audited and unaudited historical financial statements of our predecessor included elsewhere in this prospectus and our predecessor's accounting records, which are also unaudited. Our unaudited pro forma financial statements and the table below should be read together with "Summary—Summary Historical and Pro Forma Financial and Operating Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited historical financial statements of our predecessor included elsewhere in this prospectus.

              The following tables illustrate our unaudited pro forma available cash for the year ended December 31, 2011 and the twelve months ended June 30, 2012, and for each of the four quarters in each respective period. The footnotes to the table below provide additional information about the pro forma adjustments and should be read along with the table.

Susser Petroleum Partners LP Unaudited Pro Forma Available Cash
	Year Ended December 31, 2011	Twelve Months Ended June 30, 2012
	(In thousands, except per unit data)
Revenues:
Motor fuel sales	$3,821,946	$4,118,093
Rental income	3,304	3,354
Other income(1)	4,596	4,767

Total revenues	3,829,846	4,126,214

Gross profit:
Motor fuel sales	44,535	47,125
Rental income	3,304	3,354
Other income(1)	2,474	2,640

Total gross profit	50,313	53,119

Operating expenses:
Selling, general and administrative	10,900	12,203
Rent	1,031	1,046
Depreciation and amortization	4,281	5,358

Total operating expenses	16,212	18,607

Operating income	34,101	34,512
Interest expense, net(2)	2,096	2,117
State franchise tax expense(3)	276	291

Net income	31,729	32,104

Net income per common unit—basic and diluted(4)	1.45	1.47
Net income per subordinated unit—basic and diluted(4)	1.45	1.47

Susser Petroleum Partners LP Unaudited Pro Forma Available Cash
	Year Ended December 31, 2011	Twelve Months Ended June 30, 2012
	(In thousands, except per unit data)
Adjustments to reconcile net income to Adjusted EBITDA:
Net income	31,729	32,104
Add:
Non-cash stock compensation expense	589	746
Loss on disposal of assets(5)	142	142
Interest expense, net(2)	2,096	2,117
Depreciation and amortization	4,281	5,358
State franchise tax expense(3)	276	291

Adjusted EBITDA(6)	39,113	40,758
Less:
Incremental external general and administrative expense(7)	(2,000)	(2,000)
Cash interest expense(2)	(1,626)	(1,647)
State franchise tax expense(3)	(276)	(291)
Maintenance capital expenditures(8)	(1,034)	(1,076)
Expansion capital expenditures(8)	(12,676)	(14,585)
Add:
Capital contributions to fund expansion capital expenditures(9)	12,676	14,585

Available cash	$34,177	$35,744

Cash distributions:
Distributions to public common unitholders	16,625	16,625
Distributions to SHC and its affiliates—common units	2,519	2,519
Distributions to SHC and its affiliates—subordinated units	19,144	19,144

Total distributions	38,288	38,288

Excess (shortfall)	$(4,111)	$(2,544)

Percent of minimum quarterly distributions payable to common unitholders	100%	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	78.5%	86.7%

(1)
Other income and other gross profit includes propane and lube oil sales, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Interest expense and cash interest expense both reflect, on a net basis, the interest expense related to the $147.3 million of term loan borrowings we expect to incur under the new term loan facility we will enter into in connection with this offering, reduced by the interest income related to the $147.3 million of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. Interest expense and cash interest expense also include interest expense on an existing mortgage note, net of interest income on notes receivable from dealers, and letter of credit and commitment fees related to the $250.0 million revolving credit facility. Included in interest expense but excluded from cash interest expense is amortization of expected loan fees.

(3)
Includes the Texas franchise tax. Due to our status as a partnership, we will not be subject to U.S. federal income tax in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own all stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC. As a result, we may incur federal income tax expense with regard to the operations of this subsidiary in future periods.

(4)
Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to our common and subordinated unitholders by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be 10,939,436 common units and 10,939,436 subordinated units outstanding and that we will make the minimum quarterly distribution on all of the common and subordinated units in every quarter of the periods presented.

(5)
Loss on disposal of assets reflects the non-cash write-off resulting from the sales of excess assets, the closure of certain locations or the termination of certain of our contracts.

(6)
Adjusted EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Summary—Non-GAAP Financial Measure."

(7)
Reflects the incurrence of estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.0 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. Pro forma selling, general and administrative expense does not reflect this incremental expense.

(8)
Historically, our predecessor has not made a distinction between maintenance capital expenditures and expansion capital expenditures. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our real estate leased to third-party dealers in leaseable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate our existing business. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, such as new distribution contracts or real estate, including exercising our options to purchase convenience stores from SHC.

For the year ended December 31, 2011, our pro forma capital expenditures totaled $13.7 million, which is less than the total capital expenditures incurred by our predecessor as we have excluded capital expenditures relating to assets of our predecessor that will not be contributed to us. We estimate that approximately $1.0 million of our pro forma capital expenditures were maintenance capital expenditures and that approximately $12.7 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the year ended December 31, 2011 primarily consisted of investments associated with the acquisition of 121 dealer supply contracts from Community Fuels of Texas, LP as well as amounts spent to acquire other new dealer contracts.

For the twelve months ended June 30, 2012, our pro forma capital expenditures totaled $15.7 million. We estimate that approximately $1.1 million of our pro forma capital expenditures were maintenance capital expenditures and that $14.6 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the twelve months ended June 30, 2012 primarily consisted of expenses associated with the acquisition of the new dealer supply contracts referenced above.

(9)
We have assumed for purposes of calculating our pro forma available cash that we funded our expansion capital expenditures during the year ended December 31, 2011 and the twelve months ended June 30, 2012 with capital contributions made to us by SHC. We expect that in the future, our expansion capital expenditures will primarily be funded through the liquidation of our U.S. Treasury or other investment grade securities, borrowings or the sale of debt or equity securities.

	Susser Petroleum Partners LP Unaudited Pro Forma Available Cash (on a Quarterly Basis)
	Three Months Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
	(In thousands, except per unit data)
Revenues:
Motor fuel sales	$852,760	$1,011,071	$991,394	$966,721	$3,821,946
Rental income	804	825	827	848	3,304
Other income	1,219	1,060	1,062	1,255	4,596

Total revenues	854,783	1,012,956	993,283	968,824	3,829,846

Gross profit:
Motor fuel sales	10,355	11,549	11,327	11,304	44,535
Rental income	804	825	827	848	3,304
Other income	591	623	575	685	2,474

Total gross profit	11,750	12,997	12,729	12,837	50,313

Operating expenses:
Selling, general and administrative	2,514	2,962	2,707	2,717	10,900
Rent	265	251	255	260	1,031
Depreciation and amortization	836	865	984	1,596	4,281

Total operating expenses	3,615	4,078	3,946	4,573	16,212

Operating income	8,135	8,919	8,783	8,264	34,101
Interest expense, net	520	525	530	521	2,096
State franchise tax expense	65	72	70	69	276

Net income	7,550	8,322	8,183	7,674	31,729

Net income per common unit—basic and diluted	0.35	0.38	0.37	0.35	1.45
Net income per subordinated unit—basic and diluted	0.35	0.38	0.37	0.35	1.45
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Non-cash stock compensation expense	143	174	172	100	589
Loss on disposal of assets	59	63	20	—	142
Interest expense, net	520	525	530	521	2,096
Depreciation and amortization	836	865	984	1,596	4,281
State franchise tax expense	65	72	70	69	276

Adjusted EBITDA	9,173	10,021	9,959	9,960	39,113
Less:
Incremental external general and administrative expense	(500)	(500)	(500)	(500)	(2,000)
Cash interest expense	(402)	(408)	(412)	(404)	(1,626)
State franchise tax expense	(65)	(72)	(70)	(69)	(276)
Maintenance capital expenditures	(220)	(253)	(392)	(169)	(1,034)
Expansion capital expenditures	(631)	(207)	(142)	(11,696)	(12,676)
Add:
Capital contributions to fund expansion capital expenditures	631	207	142	11,696	12,676

Available cash	$7,986	$8,788	$8,585	$8,818	$34,177

Cash distributions:
Distributions to public common unitholders	4,156	4,156	4,156	4,156	16,624
Distributions to SHC and its affiliates—common units	630	630	630	630	2,520
Distributions to SHC and its affiliates—subordinated units	4,786	4,786	4,786	4,786	19,144

Total distributions	$9,572	$9,572	$9,572	$9,572	$38,288

Excess (shortfall)	$(1,586)	$(784)	$(987)	$(754)	$(4,111)

Percent of minimum quarterly distributions payable to common unitholders	100%	100%	100%	100%	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	66.9%	83.6%	79.4%	84.2%	78.5%

	Susser Petroleum Partners LP Unaudited Pro Forma Available Cash (on a Quarterly Basis) Three Months Ended				Twelve Months Ended
	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
Revenues:
Motor fuel sales	$991,394	$966,721	$1,074,341	$1,085,637	$4,118,093
Rental income	827	848	839	840	3,354
Other income	1,062	1,255	1,352	1,098	4,767

Total revenues	993,283	968,824	1,076,532	1,087,575	4,126,214

Gross profit:
Motor fuel sales	11,327	11,304	11,936	12,558	47,125
Rental income	827	848	839	840	3,354
Other income	575	685	729	651	2,640

Total gross profit	12,729	12,837	13,504	14,049	53,119

Operating expenses:
Selling, general and administrative	2,707	2,717	3,043	3,736	12,203
Rent	255	260	267	264	1,046
Depreciation and amortization	984	1,596	1,400	1,378	5,358

Total operating expenses	3,946	4,573	4,710	5,378	18,607

Operating income	8,783	8,264	8,794	8,671	34,512
Interest expense, net	530	521	530	536	2,117
State franchise tax expense	70	69	73	79	291

Net income	8,183	7,674	8,191	8,056	32,104

Net income per common unit—basic and diluted	0.37	0.35	0.38	0.37	1.47
Net income per subordinated unit—basic and diluted	0.37	0.35	0.38	0.37	1.47
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Non-cash stock compensation expense	172	100	143	331	746
Loss on disposal of assets	20	—	106	16	142
Interest expense, net	530	521	530	536	2,117
Depreciation and amortization	984	1,596	1,400	1,378	5,358
State franchise tax expense	70	69	73	79	291

Adjusted EBITDA	9,959	9,960	10,443	10,396	40,758
Less:
Incremental external general and administrative expense	(500)	(500)	(500)	(500)	(2,000)
Cash interest expense	(412)	(404)	(412)	(419)	(1,647)
State franchise tax expense	(70)	(69)	(73)	(79)	(291)
Maintenance capital expenditures	(392)	(169)	(366)	(149)	(1,076)
Expansion capital expenditures	(142)	(11,696)	(353)	(2,394)	(14,585)
Add:
Capital contributions to fund expansion capital expenditures	142	11,696	353	2,394	14,585

Available cash	$8,585	$8,818	$9,092	$9,249	$35,744

Cash distributions:
Distributions to public common unitholders	4,156	4,156	4,156	4,156	16,624
Distributions to SHC and its affiliates—common units	630	630	630	630	2,520
Distributions to SHC and its affiliates—subordinated units	4,786	4,786	4,786	4,786	19,144

Total distributions	$9,572	$9,572	$9,572	$9,572	$38,288

Excess (shortfall)	$(987)	$(754)	$(480)	$(323)	$(2,544)

Percent of minimum quarterly distributions payable to common unitholders	100%	100%	100%	100%	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	79.4	84.2%	90.0%	93.3%	86.7%

 Estimated Available Cash for the Twelve Months Ending September 30, 2013

              We forecast that our available cash during the twelve months ending September 30, 2013 will be approximately $44.0 million. This amount would be sufficient to pay the full minimum quarterly distribution of $0.4375 per unit on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. The assumed number of outstanding units upon which we have based our belief does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the completion of this offering.

              We are providing this forecast to supplement our predecessor's historical and our pro forma financial statements in support of our belief that we will have sufficient available cash to pay the full minimum quarterly distribution on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. Please read "—Significant Forecast Assumptions" for further information as to the assumptions we have made for the forecast. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies and Estimates" for information regarding the accounting policies we have followed for the forecast.

              Our forecast reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2013. We believe that we have a reasonable objective basis for these assumptions and that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our forecasted results are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common and subordinated units. The assumptions and estimates underlying the forecast are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from forecasted results, including, among others, the risks and uncertainties described in "Risk Factors." Accordingly, there can be no assurance that the forecast will be indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by us, the underwriters or any other person that the results contained in the forecast will be achieved.

              As a matter of course, we do not make public forecasts as to future revenues, earnings or other results. The forecast was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, our expected future course of action and financial performance. However, this information is not necessarily indicative of future results.

              Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to our forecast, nor have they expressed any opinion or any other form of assurance on our forecast or its achievability, and our independent auditors assume no responsibility for, and disclaim any association with, our forecast.

              We do not undertake any obligation to release publicly any revisions or updates that we may make to the forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the date of this prospectus. In light of this, the statement that we believe that we will have sufficient available cash to allow us to pay the full minimum quarterly distribution on all of our common and subordinated units for each quarter in the twelve months ending September 30, 2013 should not be regarded as a representation by us, the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

              The following table illustrates our estimated available cash for the twelve months ending September 30, 2013 and for each of the four quarters in the twelve months ending September 30, 2013.

	Three Months Ending				Twelve Months Ending
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013
	(in thousands, except per unit data)
Revenues:
Motor fuel sales	$1,046,089	$1,077,053	$1,112,962	$1,099,969	$4,336,073
Rental income	841	1,219	1,507	1,651	5,217
Other income(1)	1,329	1,359	1,359	1,364	5,411

Total revenues	1,048,259	1,079,630	1,115,827	1,102,984	4,346,701

Gross profit:
Motor fuel sales	12,725	13,050	13,547	13,405	52,726
Rental income	841	1,219	1,507	1,651	5,217
Other income(1)	854	861	863	886	3,463

Total gross profit	14,419	15,129	15,916	15,941	61,406

Operating expenses:
Selling, general and administrative(2)	3,203	3,287	3,248	3,241	12,979
Rent	264	264	264	264	1,056
Depreciation and amortization	1,498	1,785	2,109	2,135	7,527

Total operating expenses	4,965	5,336	5,621	5,640	21,562

Operating income	9,454	9,793	10,296	10,301	39,844
Interest expense, net(3)	508	550	642	693	2,393
State franchise tax expense, net of other income tax benefit(4)	72	90	37	58	257

Net income	8,874	9,153	9,617	9,550	37,194
Net income per common unit—basic and diluted(5)	0.40	0.42	0.44	0.44	1.70
Net income per subordinated unit—basic and diluted(5)	0.40	0.42	0.44	0.44	1.70
Adjustments to reconcile net income to estimated Adjusted EBITDA:
Add:
Non-cash stock compensation expense	147	147	147	147	589
Gain/loss on disposals					—
Interest expense, net(3)	508	550	642	693	2,393
Depreciation and amortization	1,498	1,785	2,109	2,135	7,527
State franchise tax expense, net of other income tax benefit(4)	72	90	37	58	257

Estimated Adjusted EBITDA(6)	11,099	11,726	12,552	12,583	47,960

Adjustments to reconcile estimated Adjusted EBITDA to estimated available cash:
Less:
Cash interest expense, net(3)	(392)	(432)	(524)	(574)	(1,922)
State franchise tax expense (cash)	(71)	(76)	(80)	(80)	(307)
Maintenance capital expenditures	(425)	(425)	(425)	(425)	(1,700)
Expansion capital expenditures(7)	(500)	(19,400)	(22,100)	(500)	(42,500)
Add:
Liquidation of U.S. Treasury or other investment grade securities to fund expansion capital expenditures(3)(7)	500	19,400	22,100	500	42,500

Estimated available cash	$10,211	$10,793	$11,523	$11,504	$44,031

Cash distributions:
Distributions to public common unitholders	4,156	4,156	4,156	4,156	16,624
Distributions to SHC and its affiliates—common units	630	630	630	630	2,520
Distributions to SHC and its affiliates—subordinated units	4,786	4,786	4,786	4,786	19,144

Total distributions at the minimum distribution rate	9,572	9,572	9,572	9,572	38,288

Excess (shortfall)	$640	$1,221	$1,951	$1,932	$5,743

Percent of minimum quarterly distributions payable to common unitholders	100%	100%	100%	100%	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	100%	100%	100%	100%	100%

(1)
Other income and other gross profit includes propane and lube oil sales, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Includes estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.0 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

(3)
We expect to incur approximately $147.3 million of term loan borrowings under our new term loan facility at the completion of this offering, which will be secured by an equal amount of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. We will finance our $42.5 million in expansion capital expenditures by selling $42.5 million of the U.S. Treasury or other investment grade securities that serve as collateral for our term loan. Immediately prior to selling these securities, in order to release them as collateral for our term loan, we will repay $42.5 million of borrowings under our term loan facility with an equivalent amount of borrowings under our new revolving credit facility. We also expect to incur approximately $2.4 million in borrowings under our new revolving credit facility at the completion of this offering. Interest expense and cash interest expense both reflect the interest expense incurred on our term loan borrowings, net of the interest income received on our U.S. Treasury or other investment grade securities, and our borrowings under our new revolving credit facility. Interest expense also includes interest expense on an existing mortgage note, net of interest income on notes receivable from dealers.

(4)
Includes the Texas franchise tax. Due to our status as a partnership, we will not be subject to U.S. federal income tax in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary is expected to own the 15 Stripes® convenience stores we have assumed we will purchase pursuant to sale and leaseback transactions from SHC during the forecast period and will receive rental income from SHC. However, we believe this rental income will be more than offset by depreciation and interest deductions associated with our purchase and ownership of these stores, resulting in a net federal tax benefit of $50,000 for the forecast period.

(5)
Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to our common and subordinated unitholders by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be 10,939,436 common units and 10,939,436 subordinated units outstanding.

(6)
Adjusted EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Summary—Non-GAAP Financial Measure."

(7)
Our expansion capital expenditures include an estimated $40.5 million that we expect to pay to SHC to purchase 15 stores in 2013 pursuant to our sale-leaseback option in the omnibus agreement.

Significant Forecast Assumptions

              The forecast has been prepared by and is the responsibility of our management. Our forecast reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the forecast period. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations. We believe we have a reasonable objective basis for these assumptions. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results, and those differences could be material. If our forecast is not achieved, we may not be able to pay cash distributions on our common units at the minimum distribution rate or at all.

General Considerations and Risks

  •
  The volume of motor fuel delivered is the primary factor that will influence whether the amount of cash available for distribution for the twelve months ending September 30, 2013 is above or below our forecast.

  •
  Our total volume of fuel sold can be impacted by material changes to prices paid by consumers at the pump. While our overall and average per-store volumes have grown consistently over time, significant increases in fuel prices or significant economic contraction in the areas in which we operate could materially and adversely impact the volumes of motor fuel we sell. A 10% decline in our estimated volumes distributed to each of our customers on a pro rata basis for the twelve months ending September 30, 2013 would result in a decline of approximately $5 million in Adjusted EBITDA and available cash for the forecast period, assuming motor fuel prices and all other variables are held constant.

  •
  Because our motor fuel distribution business is primarily a fee-based business, the overall level of motor fuel prices has a limited effect on our gross profit per gallon. The profit margin we earn on gallons we sell to SHC is fixed under the SHC Distribution Contract, while the profit margin we earn on gallons sold to third parties can vary with the cost of fuel. We estimate that if our projected average motor fuel cost of $2.86 per gallon (excluding transportation costs and excise taxes) for the twelve months ending September 30, 2013 increased or decreased by $0.10, this would result in an approximate $300,000 increase or decrease in Adjusted EBITDA and available cash for the forecast period, assuming no changes to estimated volumes for the forecast period. Although we have not assumed any changes in volumes for purposes of this sensitivity analysis, we believe demand for motor fuel would decrease if there were a material increase in the price of motor fuel and the negative impact to our volumes would partially or completely offset the positive impact on our margins. Please read "Risk Factors—Risks Inherent in Our Business—Our financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact our margins, our customers' financial condition and the availability of trade credit."

Revenues and Gross Profit

              We forecast that our total revenues and gross profit for the twelve months ending September 30, 2013, or the "forecast period," will be $4.3 billion and $61.4 million, respectively, as compared to $4.1 billion and $53.1 million, respectively, on a pro forma basis for the twelve months ended June 30, 2012, or the "base period." We estimate that we will distribute 1.5 billion gallons of motor fuel for the forecast period, as compared to 1.4 billion gallons we distributed for the base period. We anticipate that the profit margin per gallon of motor fuel we distribute will be similar during the forecast period to the profit margin we would have earned on a pro forma basis during the base period. Our revenue forecast is based primarily on the following assumptions:

    Motor Fuel Revenues and Gross Profit

  •
  Revenues and Gross Profit from Fuel Sales to SHC.  Based on our volume and cost per gallon estimates for the forecast period and our fixed profit margin on fuel sales to SHC under the SHC Distribution Contract, we forecast that our motor fuel distribution revenues and gross profit from fuel sales to SHC will be $2.9 billion and $30.4 million, respectively, for the forecast period, as compared to $2.7 billion and $28.3 million, respectively, on a pro forma basis for the base period.

  •
  Volumes to SHC.  We estimate that we will distribute 1.0 billion gallons of motor fuel to SHC during the forecast period, as compared to the 943 million gallons we distributed to SHC on a pro forma basis for the base period. This volume estimate is based on the following assumptions:

  •
  We will distribute motor fuel to a monthly weighted average of 560 Stripes® convenience stores and 84 consignment locations during the forecast period, as compared to a monthly weighted average of 534 Stripes® convenience stores and 84 consignment locations during the base period. The average number of Stripes® convenience stores for the forecast period takes into account (i) the stores that SHC expects to have completed prior to the completion of this offering and (ii) assumes that we will exercise our option on 15 new stores built during the forecast period. Pursuant to the provisions of the omnibus agreement, we have assumed that we will distribute motor fuel to all of these additional stores at a fixed three cent per gallon profit margin. Our forecast does not reflect an incremental 10.8 million gallons that we expect to distribute during the forecast period to other newly constructed Stripes® convenience stores we expect to be completed in 2013 based on SHC's announced new store construction plan. Under the omnibus agreement, we will negotiate with SHC to determine the rate at which we distribute motor fuel to these additional new stores. See "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

  •
  Annual volumes per Stripes® convenience store will grow by approximately 4.0% to 1.60 million gallons per store during the forecast period, as compared to 1.54 million gallons per store during the base period, which is consistent with our historical per Stripes® convenience store growth trends. Historical volume growth per Stripes® convenience store averaged 6.9% for the six months ended June 30, 2012, 4.9% for fiscal 2011 and 4.0% per year from January 1, 2006 through June 30, 2012. In recent years, SHC has been focused on the construction of large format stores, which generally sell higher volumes of motor fuel as compared to older, smaller stores, increasing average annual per-store growth. SHC expects to continue construction of these large format stores in 2012 and 2013.

  •
  Volumes per consignment location will be equal to the consignment volumes distributed during the base period, which is consistent with our predecessor's historical trends.

  •
  Commodity Prices.  We have assumed that our average weighted cost to purchase each gallon of motor fuel sold during the forecast period will be $2.86 per gallon, which was derived by adjusting our average cost of $2.88 per gallon of motor fuel sold for fiscal 2011 to reflect the estimated forecast period volume mix by customer group.

    •
    Profit Margin from Sales to SHC.  Our profit margin on sales to SHC is fixed at three cents per gallon under the SHC Distribution Contract. We have added the fixed profit margin set forth in the SHC Distribution Contract to the average cost per gallon to calculate our assumed revenue per gallon of motor fuel sold. Because we receive a fixed fee for all volumes distributed to SHC, the overall level of motor fuel prices has no direct effect on our profit margin per gallon of motor fuel sold to SHC.

  •
  Revenues and Gross Profit from Fuel Sales to Third Parties.  Based on our volume and cost estimates for the forecast period, we forecast that our motor fuel distribution revenues and gross profit from fuel sales to third parties will be $1.4 billion and $22.4 million, respectively, for the forecast period, as compared to $1.4 billion and $18.8 million, respectively, on a pro forma basis for the base period.

  •
  Volumes to Third Parties.  We estimate that we will distribute 488 million gallons of motor fuel to third-party dealers and commercial customers during the forecast period, compared to the 456 million gallons we distributed to third-party dealers and commercial customers for the base period. In calculating our estimated third party gallons for the forecast period, we have assumed (i) that 25 net dealer locations will be added, based on 35 new dealer locations added, and the closure of ten of our smaller locations, during the forecast period, as compared to our historic average of 40 net dealer additions per year over the last five years; (ii) annualized volumes for the 121 dealer supply contracts acquired from Community Fuels of Texas, LP in October 2011 based on average monthly volumes for such sites since the acquisition; (iii) that there will be a slight decline in volumes distributed per existing dealer location for the forecast period as compared to the base period based on historical trends in dealer volumes and (iv) that volumes to our commercial customers will be similar to those distributed during the base period.

  •
  Commodity Prices.  We have assumed that our average weighted cost to purchase each gallon of motor fuel sold during the forecast period will be $2.86 per gallon, which was derived by adjusting our average cost of $2.88 per gallon of motor fuel sold for fiscal 2011 to reflect the estimated forecast period volume mix by customer group.

  •
  Profit Margin from Sales to Third Parties.  The profit margin we earn on gallons sold to our dealers and other third parties can vary with the cost of fuel. We have assumed that our profit margin per gallon of motor fuel sold to third parties will be 4.6 cents per gallon for the forecast period, which is consistent with our pro forma average profit margin per gallon to third parties for both fiscal 2011 and for the base period and consistent with our commodity price assumptions for the forecast period.

    Rental Income Revenues and Rent Expense

  •
  Rental Income from SHC.  We have not historically received any rental income from SHC. We estimate that we will receive $1.9 million in rental income from SHC during the forecast period, based on the assumption that we will exercise our option to purchase each of the 15 Stripes® convenience stores included in the first annual option period, all of which are expected to be purchased prior to May 2013, in each case at the cost set forth in our capital expenditure assumptions below. We have also assumed that we will receive rental income at an annual rate of 8% of the purchase price on such stores as set forth in the omnibus agreement. Our projected rental income only reflects rental income for the portion of the forecast period after the applicable option exercise date and does not reflect the annualized rental income. We estimate that annualized rental income for these 15 stores would be approximately $3.2 million. For a more detailed description of the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

  •
  Taxes on Rental Income from SHC.  Our subsidiary that is treated as a corporation for U.S. federal income tax purposes is expected to own the 15 Stripes® convenience stores we have assumed we will purchase pursuant to sale and leaseback transactions with SHC during the forecast period and will be subject to federal income tax on rental income received from SHC. However, we believe that the estimated rental income from SHC for the forecast period will be more than offset by depreciation and interest deductions associated with our purchase and ownership of these stores, resulting in a net federal tax benefit of $50,000 for the forecast period.

  •
  Rental Income from Third Parties.  We estimate that our rental income from third parties will be $3.4 million during the forecast period, which is the same as it would have been on a pro forma basis during the base period. This estimated rental income is based primarily on the expectation that we will lease or sublease the same 53 sites to third parties during the forecast period on the same terms as we leased to third parties during the first half of 2012.

  •
  Rental Expense Related to Certain Properties Subleased to Third Parties.  Twelve of the 53 sites referenced above are properties that we lease from third parties and then subsequently sublease to other third parties. We forecast that our rental expense associated with leasing these 12 sites will be $1.1 million during the forecast period, which is comparable with the rent expense during the base period.

    Other Income and Other Gross Profit.

              Other income and other gross profit includes propane and lube oil sales, sale of rights to operate dealer locations and other miscellaneous non-fuel income sources. We forecast other income and gross profit for the forecast period of $5.4 million and $3.5 million, respectively, compared to $4.8 million and $2.6 million, respectively, for the base period. The forecast for other gross profit was developed based on recent operating trends, which include increased activity in our propane and lube oil business and a full year impact related to the dealer supply contracts acquired in late 2011.

Selling, General and Administrative Expenses

              We estimate that selling, general and administrative ("SG&A") expenses for the forecast period will be approximately $13.0 million, compared to $12.2 million on a pro forma basis for the base period. Our forecast for SG&A expense was developed by reference to our SG&A expense to date in 2012 and during the base period, on a pro forma basis, excluding certain non-recurring or unusually large items. These items included approximately $0.6 million of incremental bonus and 401(k) discretionary match expense that reflected the significant above-target performance of our predecessor for 2011 and the first half of 2012, approximately $200,000 of certain public company expenses of SHC that were allocated to our predecessor in the base period that we do not expect to be allocated in the future and a $200,000 loss on disposal of assets that we do not expect to recur. Estimated corporate overhead costs to manage our business and SHC's business for the forecast period are allocated based on a percentage of time we estimate the employees of our general partner or SHC will devote to the operation of our business. Our forecast also reflects the approximately $2.0 million of incremental SG&A expenses that we expect to incur as a result of being a publicly traded partnership, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

Depreciation and Amortization

              We estimate that depreciation and amortization will increase to $7.5 million for the forecast period compared to pro forma $5.4 million for the base period. Forecasted depreciation and amortization expense reflects management's estimates, which are based on consistent average depreciable asset lives and depreciation methodologies, taking into account forecasted capital expenditures described below, including the purchase of 15 Stripes® convenience stores for $40.5 million pursuant to the exercise of our sale and leaseback option. We have assumed that the average depreciable asset lives are 40 years for buildings and seven years for equipment.

Capital Expenditures

              We estimate that total capital expenditures for the forecast period will be approximately $44.2 million, as compared to $15.7 million for the base period.

  •
  Expansion capital expenditures are projected to be approximately $42.5 million for the forecast period. These expenditures include an estimated $40.5 million that we expect to pay to SHC to purchase 15 stores during 2013 pursuant to our sale and leaseback option, based on SHC's current average construction cost of $2.7 million per store, excluding costs for equipment retained by SHC. We expect to exercise our option with respect to each of the 15 stores included in the first annual option period, and each of those exercised stores and associated fuel volumes will be immediately added to the SHC Distribution Contract at that time. Expansion capital expenditures also include $2.0 million, primarily to invest in new third-party fuel distribution agreements or real estate associated with acquisitions. Although we may make significant acquisitions during the forecast period, our forecast does not reflect any multi-unit acquisitions by us or SHC.

  •
  Maintenance capital expenditures are projected to be approximately $1.7 million for the forecast period, as compared to $1.1 million for the base period. Maintenance capital expenditures are incurred primarily to renew existing fuel distribution contracts, to maintain the real estate we lease to third-party dealers in leaseable condition, or to replace equipment required to operate our existing business. The increase of $0.6 million in projected maintenance capital expenditures for the forecast period as compared to the base period is due to an expected increase in the number of distribution contract renewals during the forecast period as compared to the base period and conservative estimates of the costs to renew such contracts. We do not expect to incur any maintenance expense on Stripes® convenience stores leased to SHC because under the form of lease SHC will be responsible for all maintenance, taxes and environmental costs on such stores.

Financing

              We estimate that interest expense will be approximately $2.4 million for the forecast period as compared to $0.7 million for the base period. Our interest expense is based on the following financing assumptions:

  •
  $147.3 million of proceeds from this offering will be invested in U.S. treasury or other investment grade securities.

  •
  Our debt levels during the forecast period will not exceed $150.7 million, with $147.3 million initially drawn under our term loan facility and $2.4 million drawn under the revolving credit facility.

  •
  Borrowings under our term loan facility will bear an average interest rate of 0.25%, net of interest earned on the $147.3 million of U.S. Treasury or other investment grade securities pledged to secure the term loan.

  •
  We will finance our $42.5 million in expansion capital expenditures by selling $42.5 million of U.S. Treasury or other investment grade securities.

  •
  Immediately prior to selling such securities, we will repay $42.5 million of borrowings under our term loan facility with an equivalent amount of borrowings under our new revolving credit facility.

  •
  The borrowings under our revolving credit facility will bear an average interest rate of 2.40%. This rate is based on a current forecast of LIBOR for the forecast period plus a margin.

  •
  Net interest expense also includes existing interest expense on mortgage debt, net of interest income on notes receivable from dealers and non-cash amortization of loan fees on our new secured term loan and revolving credit facilities.

Regulatory, Industry and Economic Factors

              Our estimated results of operations for the forecast period are based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, SHC, dealers or our commercial customers;

  •
  no new federal, state or local regulation, or interpretation of existing regulation, of the portions of the motor fuels industry in which we operate that in either case will be materially adverse to our business or our customers' or suppliers' businesses;

  •
  no material adverse effects to our business, industry or our customers' or suppliers' businesses on account of natural disasters;

  •
  no material adverse change resulting from supply disruptions or reduced demand for motor fuels; and

  •
  no material adverse changes in market, regulatory and overall economic conditions.

              Actual results could vary significantly from the foregoing assumptions. Please read "Risk Factors—Risks Inherent in Our Business—The assumptions underlying our forecast of our available cash included in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our available cash for distribution to differ materially from our estimates."

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

              Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

              Our partnership agreement requires that, within 60 days after the end of each quarter, beginning with the quarter ending September 30, 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the completion of the offering through September 30, 2012 based on the actual length of that period.

Definition of Available Cash

              Available cash, for any quarter, generally consists of all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments or other agreements or any other obligation; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for the payment of distributions unless it determines that the establishment of such reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines on the date of determination, all or any portion of the cash on hand immediately prior to the date of distribution of available cash for the quarter, including cash on hand resulting from working capital borrowings made after the end of the quarter.

              The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash received by us after the end of the quarter but on or before the date of distribution of available cash for that quarter, including cash on hand resulting from working capital borrowings made after the end of the quarter, to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement with the intent to repay such borrowings within twelve months from sources other than additional working capital borrowings, and that are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

              We intend to distribute to the holders of common and subordinated units at least the minimum quarterly distribution of $0.4375 per unit, or $1.75 on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights

              Initially, our general partner will own a 0.0% non-economic general partner interest. SHC will initially hold our incentive distribution rights, which will entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.503125 per unit per quarter. The maximum distribution of 50.0% does not include any distributions that SHC may receive on any limited partner units that it owns.

Operating Surplus and Capital Surplus

General

              All cash distributed to unitholders will be characterized as being paid from either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Operating Surplus

              We define operating surplus as:

  •
  $25 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

  •
  working capital borrowings made after the end of a period but on or before the date of distribution of operating surplus for that period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on the disposition of an investment capital expenditure.

              As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $25 million that will enable us, if we choose, to distribute as operating surplus up to that amount of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to that amount of cash that we receive from non-operating sources.

              The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

              We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) payments made in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such contract), compensation of officers, directors and employees of our general partner, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests (other than repurchases to satisfy obligations under employee benefit plans) or reimbursements of our general partner for such purchases.

Interim Capital Transactions

              We define cash from interim capital transactions to include proceeds from:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or assets sold or disposed of as part of normal retirement or replacement of assets.

Capital Surplus

              Capital surplus is defined as any distribution of available cash in excess of our operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus.

Characterization of Cash Distributions

              Our partnership agreement requires that we treat all available cash distributed by us as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes a basket of $25 million, and therefore does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, this provision will enable us, if we choose, to distribute as operating surplus up to that amount of cash we receive in the future from interim capital transactions that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

              Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes or renew existing distribution contracts or maintain our real estate leased to third-party dealers in leaseable condition. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or any portion of the construction or development of a replacement asset that are paid in respect of the period that begins when we enter into a binding obligation to commence construction or development of a replacement asset and ending on the earlier to occur of the date that such replacement asset commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

              Expansion capital expenditures are capital expenditures made to increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new properties or equipment, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of a capital improvement paid in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of date such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

              Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or the development of assets that are in excess of those needed for the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

              As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, acquisition or development of a capital improvement during the period that begins when we enter into a binding obligation to commence construction, acquisition or development of a capital improvement and ending on the earlier to occur of the date such capital improvement commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on the disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

              Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordinated Units

General

              Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4375 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash from operating surplus to pay the minimum quarterly distribution on the common units. SHC will initially own, directly or indirectly, all of our subordinated units.

Subordination Period

              Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after a distribution to unitholders has been made in respect of any quarter, beginning with the quarter ending on or after September 30, 2015, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the annualized minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common and subordinated units during those periods on a fully diluted, weighted-average basis; and

  •
  there are no arrearages in the payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

              Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after a distribution to unitholders has been made in respect of any quarter, if each of the following has occurred:
  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units exceeded $2.625 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $2.625 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted, weighted-average basis and (ii) the distributions made on the incentive distribution rights; and

  •
  there are no arrearages in the payment of the minimum quarterly distribution on the common units.

              In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Effect of Expiration of the Subordination Period

              When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

              Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net changes in working capital borrowings and net changes in reserves of cash established in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period (excluding any amount attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

              Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

              Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

General Partner Interest

              Our general partner owns a 0.0% non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us, and will be entitled to receive distributions on such interests.

Incentive Distribution Rights

              Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Upon the closing of this offering, SHC will hold all of our incentive distribution rights, but may transfer these rights, subject to the restrictions set forth in the partnership agreement.

              The following discussion assumes that there are no arrearages on the common units and that SHC continues to own the incentive distribution rights.

              If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and any subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in the payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and SHC (in its capacity as the holder of our incentive distribution rights) in the following manner:

  •
  first, to all unitholders, pro rata, until each unitholder receives a total of $0.503125 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives a total of $0.546875 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives a total of $0.65625 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

Percentage Allocations of Available Cash From Operating Surplus

              The following table illustrates the percentage allocations of available cash from operating surplus between our unitholders and SHC (in its capacity as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of SHC (in its capacity as the holder of our incentive distribution rights) and our unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution

Per Common Unit and Subordinated Unit." The percentage interests shown for our unitholders and SHC (in its capacity as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for SHC (in its capacity as the holder of our incentive distribution rights) assume that SHC has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Common Unit and Subordinated Unit	Unitholders	SHC (in its Capacity as the Holder of Our Incentive Distribution Rights)
Minimum Quarterly Distribution	$0.4375	100.0%	—
First Target Distribution	above $0.4375 up to $0.503125	100.0%	—
Second Target Distribution	above $0.503125 up to $0.546875	85.0%	15.0%
Third Target Distribution	above $0.546875 up to $0.656250	75.0%	25.0%
Thereafter	above $0.656250	50.0%	50.0%

SHC's Right to Reset Incentive Distribution Levels

              SHC, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to SHC would be based. If SHC transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that SHC holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of the board of directors of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four most recently completed fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for such quarter). The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to SHC.

              In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by SHC of incentive distribution payments based on the target distributions prior to the reset, SHC will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average of the cash distributions related to the incentive distribution rights received by SHC for the two quarters prior to the reset event as compared to the average of the cash distributions per common unit during this period.

              The number of common units that SHC would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average of the aggregate cash distributions received by SHC in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the cash distributed per common unit during each of those two quarters.

              Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average of the cash distributions per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter, after payment of the reset minimum quarterly distribution, as follows:

  •
  first, to all unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

              The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and SHC (in its capacity as the holder of our incentive distribution rights) at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average of the quarterly cash distributions per common unit during the two fiscal quarters immediately preceding the reset election was $0.70.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution Per Unit Prior to Reset	Unitholders	SHC (in its Capacity as the Holder of Our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$0.4375	100.0%	—	$0.70(1)
First Target Distribution	above $0.4375 up to $0.503125	100.0%	—	above $0.70(1) up to $0.805(2)
Second Target Distribution	above $0.503125 up to $0.546875	85.0%	15.0%	above $0.805(2) up to $0.875(3)
Third Target Distribution	above $0.546875 up to $0.656250	75.0%	25.0%	above $0.875(3) up to $1.05(4)
Thereafter	above $0.656250	50.0%	50.0%	above $1.05(4)

(1)
This amount is equal to the hypothetical reset minimum quarterly distribution.

(2)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(4)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and SHC (in its capacity as the holder of our incentive distribution rights), based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be common units outstanding, and the average of the cash distributions made on each common unit for the two quarters prior to the reset would be $0.70.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to SHC (in Its Capacity as the Holder of Our Incentive Distribution Rights) Prior to Reset	Total Distributions
Minimum Quarterly Distribution	$0.4375	$9,572,007	$—	$9,572,007
First Target Distribution	above $0.4375 up to $0.503125	1,435,801	—	1,435,801
Second Target Distribution	above $0.503125 up to $0.546875	957,201	168,198	1,126,118
Third Target Distribution	above $0.546875 up to $0.656250	2,393,002	767,667	3,190,669
Thereafter	above $0.656250	957,201	957,201	1,914,401

		$15,315,210	$1,923,786	$17,238,996

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and SHC (in its capacity as the holder of our incentive distribution rights), with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 24,627,138 common units outstanding, and the average distribution to each common unit would be $0.70. The number of common units to be issued to SHC (in its capacity as the holder of our incentive distribution rights) upon the reset was calculated by dividing (1) the average of the aggregate cash distributions received by SHC (in its capacity as the holder of our incentive distribution rights) for the two quarters prior to the reset as shown in the table above, or $1,923,786, by (2) the average of the cash distributions made on each common unit for the two quarters prior to the reset as shown in the table above, or $0.70.

Cash Distributions to SHC After Reset
Cash Distributions to Common Unitholders After Reset
	Quarterly Distribution Per Unit After Reset		New Common Units	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$0.70	$15,315,210	$1,923,786	$—	$1,923,786	$17,238,996
First Target Distribution	above $0.70 up to $0.805	—	—	—	—	—
Second Target Distribution	above $0.805 up to $0.875	—	—	—	—	—
Third Target Distribution	above $0.875 up to $1.05	—	—	—	—	—
Thereafter	above $1.05	—	—	—	—	—

		$15,315,210	$1,923,786	$—	$1,923,786	$17,238,996

              SHC will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

 Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

              Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to all unitholders, pro rata, until the minimum quarterly distribution level has been reduced to zero as described below;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

              The preceding paragraph assumes that we do not issue additional classes of equity interests.

Effect of a Distribution From Capital Surplus

              Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion that the distribution had to the fair market value of the common units immediately prior to the announcement of the distribution (or the average of the closing prices for the 20 consecutive trading days immediately prior to the ex-dividend date). Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for SHC (in its capacity as the holder of our incentive distribution rights) to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

              Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we will then make all future distributions from operating surplus, with 50.0% being paid to our unitholders and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights). The percentage interest shown for SHC assumes that SHC has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

              In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  the number of common units into which a subordinated unit is convertible.

              For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, each target distribution level and the unrecovered initial unit price would be reduced to 50.0% of its initial level, and each subordinated unit would be convertible into two subordinated units. Our partnership agreement provides that we will not make any adjustment by reason of the issuance of additional units for cash or property.

              In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of the general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter) and the denominator of which is the sum of available cash for that quarter before any adjustment for estimated taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

              If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

              The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

              The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to our partners in the following manner:

  •
  first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the unpaid amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the unpaid amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fourth, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence;

  •
  fifth, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

              We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

              If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our unitholders in the following manner:

  •
  first, to holders of subordinated units, pro rata, until the capital accounts of the subordinated unitholders have been reduced to zero; and

  •
  thereafter, to the holders of common units, pro rata, until the capital accounts of the common unitholders have been reduced to zero.

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

              We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

              We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL FINANCIAL DATA

              The following table shows selected historical financial data of Susser Petroleum Company LLC, the predecessor for accounting purposes for the periods and as of the dates indicated. The selected historical financial data of the predecessor as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the audited consolidated financial statements of the predecessor appearing elsewhere in this prospectus. The selected historical financial data of the predecessor as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 are derived from the unaudited consolidated financial statements of the predecessor not appearing elsewhere in this prospectus. The selected historical financial data of the predecessor as of June 30, 2012 and for the six months ended June 30, 2011 and June 30, 2012 are derived from the unaudited consolidated historical financial statements of the predecessor appearing elsewhere in this prospectus.

              Our assets have historically been a part of the integrated operations of SHC, and the predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in the predecessor's historical consolidated financial statements relate only to gross profit received from third parties for our wholesale distribution services. In addition, the predecessor's results of operations included results from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, the predecessor provides and controls motor fuel inventory and retail price at the site and received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location, instead of the fixed profit margin per gallon that we will receive for fuel supplied to SHC for existing consignment locations. For this reason, as well as the other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting the Comparability of Our Financial Results," our future results of operations will not be comparable to the predecessor's historical results of operations.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business—Our Relationship with Susser Holdings Corporation."

	Predecessor Historical
	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)					(unaudited)
Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$1,046,808	$1,323,494	$875,891	$1,094,273	$1,549,143	$748,430	$905,544
Motor fuel sales to affiliates	911,388	1,571,810	1,205,890	1,578,653	2,257,788	1,108,669	1,247,170
Rental income	3,666	3,676	4,245	5,351	5,467	2,734	2,718
Other income	4,793	5,254	7,462	5,515	7,980	3,243	3,732

Total revenues	1,966,655	2,904,234	2,093,488	2,683,792	3,820,378	1,863,076	2,159,164
Gross profit:
Motor fuel sales to third parties	25,229	29,844	20,584	26,065	31,217	15,440	18,250
Motor fuel sales to affiliates	—	—	—	—	—	—	—
Rental income	3,666	3,676	4,245	5,351	5,467	2,734	2,718
Other	3,151	4,506	7,501	4,683	6,339	2,849	3,094

Total gross profit	32,046	38,026	32,330	36,099	43,023	21,023	24,062

	Predecessor Historical
	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)					(unaudited)
Operating expenses:
General and administrative	7,850	9,286	7,593	8,480	10,559	5,126	5,801
Other operating	3,907	4,220	4,728	4,229	4,870	2,490	3,638
Rent	1,040	1,039	1,578	3,797	4,322	2,175	2,180
Loss (gain) on disposal of assets	(201)	(66)	(6)	86	221	144	36
Depreciation, amortization and accretion	4,311	4,423	4,901	4,771	6,090	2,483	3,776

Total operating expenses	16,907	18,902	18,794	21,363	26,062	12,418	15,431

Income from operations	15,139	19,124	13,536	14,736	16,961	8,605	8,631
Other expense (income):
Interest expense, net	(25)	29	191	284	324	159	180

Income before income taxes	15,164	19,095	13,345	14,452	16,637	8,446	8,451
Income tax expense	5,594	6,874	4,831	5,236	6,039	3,059	3,074

Net income	$9,570	$12,221	$8,514	$9,216	$10,598	$5,387	$5,377

Cash Flow Data:
Net cash provided by (used in):
Operating activities			9,833	17,469	14,263	(98)	7,333
Investing activities			(11,356)	(13,897)	(19,153)	(4,069)	(6,539)
Financing activities			331	731	381	24	111

	Predecessor Historical
	As of December 31,					As of June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands) (unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$793	$1,638	$446	$4,749	$240	$606	$1,145
Property and equipment, net	48,067	47,969	47,602	35,247	39,049	36,704	43,051
Total assets	164,380	158,673	192,857	202,587	231,316	231,052	242,763
Total liabilities	89,116	71,188	96,858	97,372	115,503	120,449	121,573
Total unitholder's equity	75,264	87,485	95,999	105,215	115,813	110,603	121,190

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion analyzes the historical financial condition and results of operations of Susser Petroleum Company LLC, our predecessor for accounting purposes, before the impact of pro forma adjustments related to the formation transactions, our entry into our new credit facilities, our entry into the SHC Distribution Contract and the SHC Transportation Contract, the completion of this offering and the application of proceeds from this offering. This discussion also analyzes our pro forma revenue and gross profit demonstrating the pro forma impact of the SHC Distribution Contract on our predecessor's historical results of operations. You should read the following discussion of the historical financial condition and results of operations of our predecessor in conjunction with the historical financial statements and accompanying notes of our predecessor and the pro forma condensed financial statements for Susser Petroleum Partners LP included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from statements we make. Please read "Forward-Looking Statements." Factors that could cause actual results to differ include those risks and uncertainties that are discussed in "Risk Factors."

Overview

              We are a growth-oriented Delaware limited partnership formed by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates 550 retail convenience stores under its proprietary Stripes® convenience store brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $50.3 million, pro forma Adjusted EBITDA of approximately $39.1 million, and pro forma net income of approximately $31.7 million. Sales to SHC would have accounted for approximately 54% of our pro forma gross profit for that period. For the six months ended June 30, 2012, we would have had pro forma gross profit of approximately $27.6 million, pro forma Adjusted EBITDA of approximately $20.8 million, and pro forma net income of approximately $16.2 million. Please read "Summary—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Wholesale Motor Fuel Distribution

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

  •
  Stripes® convenience stores, pursuant to the SHC Distribution Contract;

  •
  over 80 independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

  •
  over 480 convenience stores and fueling stations operated by independent operators, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  over 1,300 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

              We distribute Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other, smaller wholesale distributors in our markets. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil.

Real Estate

              In addition to revenues earned in our wholesale motor fuel distribution business, we also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. Our predecessor earned rental income from third parties with respect to 83 properties during 2011. We expect that 53 properties will be contributed to us in connection with this offering, most of which are located in Texas. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase and lease back to SHC a total of 75 new or recently constructed Stripes® convenience stores on specified terms set forth in a lease agreement for an initial lease term of 15 years. Furthermore, each store that we purchase and lease back to SHC pursuant to the 75 store option will be added to the SHC Distribution Contract, and we will be the exclusive distributor of motor fuel to the store for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase and lease convenience store properties to SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

Our Predecessor, Susser Petroleum Company LLC

              Susser Petroleum Company LLC, a wholly owned subsidiary of SHC, is our predecessor for accounting purposes. Our predecessor previously conducted SHC's wholesale motor fuel distribution business, substantially all of which will be contributed to us in connection with this offering. Our predecessor will retain contracts and assets relating to consignment locations and motor fuel transportation services, as well as certain convenience store properties. Our pro forma financial statements included elsewhere in this prospectus reflect the financial impact of SHC's retention of such assets and operations.

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties.

How We Evaluate and Assess Our Business

              Our management uses a variety of financial measurements to analyze our performance. Key measures we use to evaluate and assess our business include the following:

  •
  Motor fuel gallons sold.  One of the primary drivers of our business is the total volume of motor fuel sold. Our long-term fuel distribution contracts with our customers, including SHC, typically provide that we will distribute motor fuel at a fixed, volume-based profit margin. As a result, our gross profit is directly tied to the volume of motor fuel that we distribute.

  •
  Gross profit per gallon.  Gross profit per gallon reflects the gross profit on motor fuel divided by the number of gallons sold, which we typically express in terms of cents per gallon. Historically, sales of motor fuel to SHC's retail convenience stores have been at cost and therefore, our predecessor earned profits only on gallons sold to third parties. Pursuant to the SHC Distribution Contract, we will receive a fixed profit margin per gallon on all of the motor fuel we distribute to Stripes® convenience stores and to SHC's consignment locations. The financial impact of this fee if it had been generated on our historical volumes sold is reflected in our pro forma financial statements included elsewhere in this prospectus. Our gross profit cents per gallon varies among our third-party customers and is impacted by the availability of certain discounts and rebates from our suppliers. Pursuant to the SHC Transportation Contract, SHC will arrange for motor fuel to be delivered from our suppliers to our customers, with the costs being passed entirely along to our customers. As a result, our cost to purchase fuel and any transportation costs that we incur are generally passed through to our customers, and therefore, do not have a substantial impact on our gross profit cents per gallon.

  •
  Adjusted EBITDA.  We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion, as further adjusted to exclude allocated non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as the gain or loss on disposal of assets.

    We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

    •
    securities analysts and other interested parties use Adjusted EBITDA as a measure of financial performance and debt service capabilities;

    •
    it facilitates management's ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our wholesale motor fuel distribution operations; and

    •
    it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

    This measure is not calculated or presented in accordance with GAAP. The GAAP measures most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA should not be considered as an alternative to GAAP net income; it has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

    For a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

Factors Impacting the Comparability of Our Financial Results

              Our future results of operations may not be comparable to our predecessor's historical results of operations for the following reasons:

  •
  Revenues and Gross Profit.  Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to the profit margin received from third parties for our wholesale distribution services and from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, our predecessor provided and controlled motor fuel inventory and price at the site and received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location. As a result, the gross profit received from consignment locations by our predecessor varied in a similar manner to retail fuel margins per gallon, which are driven by changes in fuel prices, competitive dynamics of the market, and other factors. In connection with this offering, the SHC Distribution Contract, a ten-year fuel distribution agreement with SHC and certain of its wholly owned subsidiaries, will be contributed to us, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost, including tax and transportation costs, plus a fixed profit margin. Based on historical volumes distributed to SHC, and after giving pro forma effect to the SHC Distribution Contract, for the twelve months ended June 30, 2012, we would have derived approximately $28.3 million in gross profit from sales to SHC. Our pro forma gross profit cents per gallon for the year ended December 31, 2011 was 3.4 cents per gallon as compared to the average rate of 2.4 cents per gallon for our predecessor for the same period, primarily as a result of (i) the fixed profit margin of three cents per gallon that we would have earned on the motor fuel distributed to Stripes® convenience stores pursuant to the SHC Distribution Contract instead of no margin historically received by our predecessor and (ii) the fixed profit margin that we would have received on all volumes sold to consignment locations under the SHC Distribution Contract instead of the variable and higher margin received by our predecessor under consignment contracts. For a discussion of the pro forma impact of the SHC Distribution Contract on revenue and gross profit, please read "—Pro Forma Results of Operations."

  •
  General and Administrative Expenses.  Our predecessor's general and administrative expenses included direct charges for the management and operation of our wholesale business and certain expenses allocated by SHC for general corporate services, such as finance, internal audit and legal services. These expenses were charged or allocated to our predecessor based on the nature of the expenses and our predecessor's proportionate share of employee time and headcount. Following the closing of this offering, SHC will continue to charge us directly for the management and operation of our wholesale business. However, we will no longer bear an expense allocation for general and administrative expenses related to the retained consignment contracts and transportation business. We also expect to incur additional personnel and related costs and incremental external general and administrative expenses of approximately $2.0 million annually as a result of being a publicly traded partnership, consisting of costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. These additional personnel and related costs and incremental external general and administrative expenses are not reflected in our historical or our pro forma financial statements.

  •
  Financing.  There are differences in the way we will finance our operations going forward as compared to the way our predecessor financed its operations. Historically, our predecessor's operations were financed as part of SHC's integrated operations and our predecessor did not record any separate costs associated with financing its operations. Additionally, our predecessor largely relied on internally generated cash flows to satisfy its capital expenditure requirements. Following the closing of this offering, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund future capital expenditures primarily from the sale of U.S. Treasury or other investment grade securities, external sources, including borrowings under our revolving credit facility and issuances of equity and debt securities. In connection with the closing of this offering, we will enter into a five-year, $250 million revolving credit facility, and a three-year, up to

    $175 million term loan facility. The revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures and acquisitions.

  •
  Taxes.  Historically, our predecessor's wholesale distribution business has been included in SHC's U.S. federal and state tax returns. SHC's tax obligations have historically been based upon all of its wholesale and retail operations combined, and accordingly, its tax model is not necessarily reflective of the tax model for the wholesale distribution business on a stand-alone basis. Furthermore, due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own all stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC and, as a result, will be subject to federal income tax on rental income received from SHC. However, in the near term, we believe any rental income we receive from SHC will be more than offset by depreciation and interest deductions associated with our purchase and ownership of any Stripes® convenience stores. In addition, we will continue to be subject to the Texas franchise tax, which is based on taxable margin generated by our Texas operations.

Market and Industry Trends and Outlook

              We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. We have based our expectations described below on assumptions made by us and on the basis of information currently available to us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read "Risk Factors" for additional information about the risks associated with purchasing our common units.

Regional Trends

              The majority of our fuel distribution business is conducted in Texas. The economy in Texas continues to fare better than many other parts of the nation, partly as a result of a relatively stable housing market and strong population growth and job creation. In 2011, Texas ranked first in the United States for job growth according to the U.S. Bureau of Labor Statistics and first in the United States for population growth for the ten-year period ended 2010 as reflected in the 2010 census report. Furthermore, according to a report issued by the Texas Comptroller of Public Accounts, the population in our South Texas markets, in which the majority of our distribution customers are located, is growing faster than the population of the state as a whole. We also believe the significant expansion of oil and gas development in the Eagle Ford Shale and Permian Basin has resulted in increased motor fuel usage in South and West Texas.

              The Texas Comptroller of Public Accounts has reported that gasoline gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6% compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption. Similarly, diesel gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, diesel consumption grew approximately 144.1%, from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 17 of the 22 years during the period.

Economic Conditions

              The condition of credit markets may adversely affect our liquidity. In the recent past, world financial markets experienced a severe reduction in the availability of credit. Although we were not substantially impacted by this condition, possible negative impacts in the future could include a decrease in the availability of borrowings under our credit agreements. In addition, we could experience a tightening of trade credit from our suppliers.

Industry Consolidation

              We believe that there is considerable opportunity for consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers have experienced pressure from increased competition from non-traditional fuel suppliers, such as Walmart and grocery store chains. We intend to capitalize on the relationship between our wholesale business and SHC's complementary retail business by jointly pursuing mixed asset acquisition opportunities with SHC which may not be attractive to a pure wholesaler or pure retailer. Pursuant to the omnibus agreement, we will have a right to negotiate with SHC to acquire any third-party distribution contracts and to distribute fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement. We therefore expect to have the opportunity to participate with SHC in acquiring convenience store operations and related wholesale distribution businesses through (i) directly purchasing any dealer distribution contracts or other wholesale distribution contracts and assets owned by the acquisition target, (ii) selling additional fuel volumes to convenience stores that SHC acquires or to SHC for any acquired consignment locations, and (iii) entering into additional sale and leaseback arrangements with respect to acquired stores. We believe these opportunities will provide for growth in both our fuel volumes and rental income.

Seasonality

              Our business exhibits some seasonality due to our customers' increasing demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period.

 Historical Results of Operations of Our Predecessor

              The following table and discussion is a summary of our predecessor's actual results of operations for each of the years ended December 31, 2009, 2010 and 2011, respectively, and the six months ended June 30, 2011 and June 30, 2012, respectively. These historical results have not been adjusted for the pro forma impacts of this offering.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(In thousands)
				(Unaudited)
Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143	$748,430	$905,544
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788	1,108,669	1,247,170
Rental income	4,245	5,351	5,467	2,734	2,718
Other income	7,462	5,515	7,980	3,243	3,732

Total revenues	2,093,488	2,683,792	3,820,378	1,863,076	2,159,164
Gross profit:
Motor fuel sales to third parties	20,584	26,065	31,217	15,440	18,250
Motor fuel sales to affiliates	—	—	—	—	—
Rental income	4,245	5,351	5,467	2,734	2,718
Other	7,501	4,683	6,339	2,849	3,094

Total gross profit	32,330	36,099	43,023	21,023	24,062
Total operating expenses	18,794	21,363	26,062	12,418	15,431

Income from operations	13,536	14,736	16,961	8,605	8,631
Interest expense, net	191	284	324	159	180

Income before taxes	13,345	14,452	16,637	8,446	8,451
Income tax expense	4,831	5,236	6,039	3,059	3,074

Net Income	$8,514	$9,216	$10,598	$5,387	$5,377

Adjusted EBITDA(1)	$19,057	$20,145	$23,979	$11,613	$13,012
Operating Data:
Motor fuel gallons sold:
To affiliates (at cost)(2)	707,106	739,104	789,578	384,661	425,249
To third parties	494,821	494,209	522,832	249,078	295,147

Total gallons	1,201,927	1,233,313	1,312,410	633,739	720,396
Average wholesale selling price per gallon	$1.73	$2.17	$2.90	$2.93	$2.99
Motor fuel gross profit cents per gallon(2):
Affiliated	0.0¢	0.0¢	0.0¢	0.0¢	0.0¢
Third-party	4.2¢	5.3¢	6.0¢	6.2¢	6.2¢
Volume-weighted average for all gallons	1.7¢	2.1¢	2.4¢	2.4¢	2.5¢

(1)
We define Adjusted EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to reflect certain other non-recurring and non-cash items. Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. For a reconciliation of this measure to its directly comparable financial measures calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

(2)
For the historical periods presented, affiliated volumes only include sales to Stripes® convenience stores, for which our predecessor historically received no margin, and third-party motor fuel gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following this offering, SHC will retain the consignment contracts and assets and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel gross profit cents per gallon in the historical operating data and in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

              Revenue.    Total revenue for the first half of 2012 was $2.2 billion, an increase of $296.1 million, or 15.9%, from the first half of 2011. Motor fuel sales to third parties increased $157.1 million, or 21.0%. Of this increase, $15.8 million was driven by a 2.1% increase in the wholesale selling price per gallon of motor fuel, and $141.3 million was due to an 18.5% increase in gallons sold to third parties. Motor fuel sales to affiliates increased $138.5 million, or 12.5%, from the first half of 2011. This increase consisted of $19.4 million related to a 1.8% increase in the wholesale selling price of motor fuel and $119.0 million related to a 10.6% increase in gallons sold to affiliates. The increase in other income of $0.5 million was attributable to increases in freight revenues. Our transportation business will be retained by SHC after the completion of this offering.

              Cost of Sales and Gross Profit.    Gross profit for the first half of 2012 was $24.1 million, an increase of $3.0 million, or 14.5%, over the first half of 2011. Gross profit on motor fuel sales to third parties increased $2.8 million attributable to the 18.5% increase in gallons sold to third parties, which was partially offset by a 0.3% increase in third-party gross profit cents per gallon. Although the sales price of motor fuel sold to third parties increased by 6.3 cents per gallon, the cost of fuel also increased 6.3 cents per gallon, resulting in flat gross profit cents per gallon. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. The increase in other gross profit was related to the growth in transportation services which contributed $0.5 million in gross profit.

              Total Operating Expenses.    For the first half of 2012, general and administrative expenses, or G&A expenses, increased by $0.7 million, or 13.2%, from 2011. The increase in G&A was primarily attributable to increased cost of salaries, bonus and benefits related to annual compensation increases and some headcount additions during 2011. Other operating expenses increased $1.1 million, or 46.1%, due primarily to higher maintenance costs. Depreciation, amortization and accretion expense for the first half of 2012 of $3.8 million was up $1.3 million, or 52.1%, from 2011 due to depreciation and amortization on additional capital investments, including the acquisition of 121 dealer distribution agreements made in the fourth quarter of 2011.

              Income Tax Expense.    Income tax expense was flat at $3.1 million for both the first half of 2011 and 2012. The effective tax rate for the first half of 2011 was 36.2% compared to 36.4% for the first half of 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

              Revenue.    Total revenue for 2011 was $3.8 billion, an increase of $1.1 billion, or 42.4%, from 2010. Motor fuel sales to third parties increased $454.9 million, or 41.6%. Of this increase, $370.1 million was driven by a 33.8% increase in the wholesale selling price per gallon of motor fuel, and $84.8 million was due to a 5.8% increase in gallons sold to third parties. Motor fuel sales to affiliates increased $679.1 million, or 43.0%, from 2010. This increase consisted of $534.8 million related to a 33.9% increase in the wholesale selling price of motor fuel and $144.3 million related to a 6.8% increase in gallons sold to affiliates. The increase in other income of $2.5 million, or 44.7%, was primarily due to $2.1 million in increases in freight revenues from third parties.

              Cost of Sales and Gross Profit.    Gross profit for 2011 was $43.0 million, an increase of $6.9 million, or 19.2%, over 2010. Gross profit on motor fuel sales to third parties increased $5.2 million, partially attributable to a 13.2% increase in third party gross profit cents per gallon. While the sales price of motor fuel sold to third parties increased by 74.9 cents per gallon, the cost of fuel increased by 74.2 cents per gallon, resulting in a 0.7 cents per gallon increase in gross profit, or a $3.4 million increase in gross profit. Also contributing to the increase in motor fuel gross profit from third parties was the 5.8% increase in gallons sold, resulting in an additional $1.7 million of motor fuel gross profit from third parties. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. The $1.7 million increase in other gross profit was primarily related to the growth in transportation services.

              Total Operating Expenses.    For 2011, general and administrative expenses increased by $2.1 million, or 24.5%, from 2010. Of this amount, $0.8 million of the increase was due to higher salaries and benefits, partially related to annual compensation increases and partially related to additional headcount. Another $0.6 million of the increase in general and administrative expenses was due to increased bonus expense. An additional $0.2 million of corporate overhead expenses was allocated from SHC in 2011 versus 2010. Other operating costs increased $0.6 million, or 15.2%, in 2011, consisting of increases in maintenance costs of $0.3 million, customer service costs of $0.2 million and property taxes of $0.1 million. Depreciation, amortization and accretion expense for 2011 of $6.1 million was up $1.3 million, or 27.6%, from 2010 due to depreciation and amortization expense on capital investments, including an acquisition made in the fourth quarter of 2010 and an acquisition made in the fourth quarter of 2011.

              Income Tax Expense.    Income tax expense increased $0.8 million, or 15.3%, due to the increase in operating income. The effective tax rate for 2010 was 36.2% compared to 36.3% for 2011.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

              Revenue.    Total revenue for 2010 was $2.7 billion, an increase of $590.3 million, or 28.2%, from 2009. Motor fuel sales to third parties increased $218.4 million, or 24.9%. This increase was driven by a 25.1% increase in the wholesale selling price per gallon of motor fuel, resulting in $219.8 million in increased motor fuel sales to third parties. Gallons sold to third parties decreased 0.1%, resulting in a $1.4 million decrease in sales to third parties. Motor fuel sales to affiliates increased $372.8 million, or 30.9%, from 2009. This increase consisted of $304.4 million related to a 25.2% increase in the wholesale selling price of motor fuel and $68.3 million related to a 4.5% increase in gallons sold to affiliates. Rental income increased $1.1 million, or 26.1%, due to additional rental locations acquired as part of an acquisition made in the fourth quarter of 2009. Other income decreased $1.9 million, or 26.1%, from 2009 due to a $3.1 million gain from the sale to dealers of rights to operate convenience store locations we acquired in 2009. Partially offsetting this was a $0.6 million increase in other income from higher propane and lube oil sales.

              Cost of Sales and Gross Profit.    Gross profit for 2010 was $36.1 million, an increase of $3.8 million, or 11.7%, over 2009. Gross profit on motor fuel sales to third parties increased $5.5 million attributable to a 26.8% increase in third-party gross profit cents per gallon. While the sales price of motor fuel sold to third parties increased by 44.4 cents per gallon, the cost of fuel increased by 43.3 cents per gallon, resulting in a 1.1 cents per gallon increase in gross profit, or a $5.5 million increase in gross profit. Gallons sold to third parties were slightly down at 0.1% from 2009 to 2010, with a nominal effect on gross profit. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. Gross profit from rental income increased $1.1 million primarily due to the acquisition closed in the fourth quarter of 2009. Other gross profit decreased $2.8 million due primarily to the $3.1 million of income from the sale of rights to operate dealer locations received in 2009.

              Total Operating Expenses.    For 2010, general and administrative expenses increased by $0.9 million, or 11.7%, from 2009. This increase was primarily attributable to $0.8 million in increased bonus expense. Other operating expense decreased by $0.5 million due to $0.3 million in advertising reimbursements received from refiners in 2010 and $0.2 million in decreased bad debt expense in 2010 versus 2009. Rent expense increased by $2.2 million due to rent expense on additional locations included in the 2009 acquisition. Depreciation, amortization and accretion expense for 2010 of $4.8 million was down $0.1 million, or 2.7%, from 2009 due to the sale of assets offset by additional assets placed in service.

              Income Tax Expense.    Income tax expense of $5.2 million was higher by $0.4 million due to increased operating income. The effective tax rate was 36.2% for both 2009 and 2010.

Pro Forma Results of Operations

              We have provided below certain pro forma results for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012.

              Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC, as opposed to third parties, without receiving any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to the profit margin received from third parties for our wholesale distribution services and from consignment contracts that will be retained by SHC following the completion of this offering. The pro forma information presented in the table below was derived based upon known volumes distributed by our predecessor to SHC reflected in our predecessor's historical financial statements for which our predecessor did not receive any profit margin, and the profit margin that we will receive going forward pursuant to the SHC Distribution Contract applied to those volumes. The pro forma information was also derived based upon the volumes distributed by our predecessor under consignment arrangements, for which it historically received variable margins, and the profit margin contained in the SHC Distribution Contract applied to those volumes.

              Management believes the pro forma presentation is useful to investors because, had it been in effect during the historical periods presented, the SHC Distribution Contract would have had a substantial impact on our historical results of operations as a result of (i) the fixed profit margin that we would have earned on the motor fuel distributed to SHC instead of no margin historically reflected in our predecessor financial statements and (ii) the fixed profit margin that we would have received on all volumes sold to consignment locations instead of the variable and higher margin received by our predecessor under consignment contracts.

              For more information with respect to these pro forma adjustments, as well as the impact of other pro forma adjustments please see "—Factors Impacting the Comparability of Our Financial Results," above, as well as the full pro forma financial statements included elsewhere herein.

              This pro forma information may not be indicative of our future performance, and actual future results may differ materially from those presented in the pro forma results of operations.

	Pro Forma Year Ended December 31,			Pro Forma Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(In thousands)
Revenues:
Motor fuel sales to affiliates(1)	$1,411,297	$1,833,163	$2,605,050	$1,278,286	$1,435,235
Motor fuel sales to third parties	684,326	852,002	1,216,896	585,545	724,743
Rental income	2,451	2,963	3,304	1,629	1,679
Other	5,087	4,565	4,596	2,279	2,450

Total revenue	$2,103,161	2,692,693	3,829,846	1,867,739	2,164,107
Gross profit:
Motor fuel to affiliates(1)	24,296	25,314	26,956	13,117	14,457
Motor fuel sales to third parties	10,756	13,756	17,579	8,786	10,037
Rental income	2,451	2,963	3,304	1,629	1,679
Other	3,723	2,675	2,474	1,213	1,380

Total gross profit	$41,226	$44,708	$50,313	$24,745	$27,553
Operating Data:
Motor fuel gallons sold:
Stripes® convenience stores	707,106	739,104	789,578	384,661	425,249
Consignment locations	100,609	106,073	108,944	52,551	56,621
Third-party dealers and other commercial customers	394,212	388,136	413,888	196,527	238,526

Total gallons sold	1,201,927	1,233,313	1,312,410	633,739	720,396
Motor fuel gross profit cents per gallon:
Affiliated	3.0¢	3.0¢	3.0¢	3.0¢	3.0¢
Third-party	2.7¢	3.5¢	4.2¢	4.5¢	4.2¢
Volume-weighted average for all gallons	2.9¢	3.2¢	3.4¢	3.5¢	3.4¢

(1)
Historically, affiliated volumes only included sales to Stripes® convenience stores, for which our predecessor received no margin, and third-party motor fuel gross profit cents per gallon included the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following this offering, SHC will retain the consignment contracts and assets, and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data instead of third-party motor fuel gross profit cents per gallon.

Pro Forma Six Months Ended June 30, 2012 Compared to Pro Forma Six Months Ended June 30, 2011

              Pro Forma Revenue.    Pro forma revenue for the first half of 2012 would have been $2.2 billion, an increase of $296.4 million, or 15.9%, from the first half of 2011. Pro forma motor fuel sales to third parties would have increased $139.2 million, or 23.8%. Of this increase, $11.6 million would have been driven by a 2.0% increase in the wholesale selling price per gallon of motor fuel, and $127.6 million would have been due to a 21.4% increase in gallons sold to third parties. Pro forma motor fuel sales to affiliates would have increased $156.9 million, or 12.3%, from the first half of 2011. This increase would have consisted of $23.9 million related to a 1.9% increase in the wholesale selling price of motor fuel and $133.0 million related to a 10.2% increase in gallons sold to affiliates.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for the first half of 2012 would have been $10.0 million, an increase of $1.3 million, or 14.2%, over the first half of 2011. This increase would have been attributable to the 21.4% increase in gallons sold to third parties, increasing gross profit by $1.8 million. A decrease of 5.9% in third-party gross profit cents per gallon would have offset the increase by $0.5 million. While the sales price of motor fuel sold to third parties increased by 5.9 cents per gallon, the cost of fuel increased by 6.2 cents per gallon, which would have resulted in a 0.3 cents per gallon decrease in gross profit. Pro forma motor fuel gross profit from sales to affiliates for the first half of 2012 would have been $14.5 million, a 10.2% increase over the first half of 2011. The increase would have been entirely due to a 10.2% increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Gross profit from rental income and other income on a pro forma basis during the first half of 2012 would have been $3.1 million, a slight increase of $0.2 million over the prior year period.

Pro Forma Year Ended December 31, 2011 Compared to Pro Forma Year Ended December 31, 2010

              Pro Forma Revenue.    Pro forma revenue for 2011 would have been $3.8 billion, an increase of $1.1 billion, or 42.2%, from 2010. Pro forma motor fuel sales to third parties would have increased $364.9 million, or 42.8%. Of this increase, $289.2 million would have been driven by a 33.9% increase in the wholesale selling price per gallon of motor fuel, and $75.7 million would have been due to a 6.6% increase in gallons sold to third parties. Pro forma motor fuel sales to affiliates would have increased $771.9 million, or 42.1%, from 2010. This increase would have consisted of $617.2 million related to a 33.7% increase in the wholesale selling price of motor fuel and $154.7 million related to a 6.3% increase in gallons sold to affiliates. Pro forma rental income would have increased $0.3 million due to increases in contractual rental payments from third parties.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for 2011 would have been $17.6 million, an increase of $3.8 million, or 27.8%, over 2010. This increase would have been attributable to a 19.8% increase in third-party gross profit cents per gallon, or 0.7 cents per gallon, contributing $2.7 million. Also, the 6.6% increase in gallons sold to third parties increased gross profit $1.1 million. The sales price of motor fuel sold to third parties increased by 74.5 cents per gallon while the cost of fuel increased by 73.8 cents per gallon. Pro forma motor fuel gross profit from sales to affiliates for 2011 would have been $27.0 million, a 6.5% increase over 2010. The increase would have been entirely due to a 6.3% increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Pro forma gross profit from rental income and other income on a pro forma basis during 2011 would have been $5.8 million, an increase of $0.1 million, which would have been due to the $0.3 million increase in pro forma rental income, partially offset by a $0.2 million decrease in pro forma other gross profit.

Pro Forma Year Ended December 31, 2010 Compared to Pro Forma Year Ended December 31, 2009

              Pro Forma Revenue.    Pro forma revenue for 2010 would have been $2.7 billion, an increase of $589.5 million, or 28.0%, from 2009. Pro forma motor fuel sales to third parties would have increased $167.7 million, or 24.5%. Of this increase, $181.0 million would have been driven by a 26.5% increase in the wholesale selling price per gallon of motor fuel. This would have been slightly offset by a 1.5% decrease in gallons sold to third parties, or a $13.3 million decrease in motor fuel sold to third parties. Pro forma motor fuel sales to affiliates would have increased $421.9 million, or 29.9%, from 2009. This increase would have consisted of $340.6 million related to a 24.1% increase in the wholesale selling price of motor fuel and $81.3 million related to a 4.6% increase in gallons sold to affiliates. Pro forma rental income would have increased $0.5 million related to an acquisition of new rental locations during the fourth quarter of 2009. Pro forma other income, however, would have decreased $0.5 million in 2010 versus 2009.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for 2010 would have been $13.8 million, an increase of $3.0 million, or 27.9%, over 2009. This increase would have been attributable to a 29.9% increase in third-party gross profit cents per gallon, or 0.8 cents per gallon, contributing $3.2 million. Slightly offsetting this would have been a decrease in motor fuel gross profit from third parties of $0.2 million related to the 1.5% decrease in gallons sold to third parties. The sales price of motor fuel sold to third parties would have increased by 45.9 cents per gallon, while the cost of fuel would have increased by 45.1 cents per gallon. Pro forma motor fuel gross profit from sales to affiliates for 2010 would have been $25.3 million, a 4.2% increase over 2009. The increase would have been entirely due to the increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Pro forma gross profit from rental income during 2010 would have been $3.0 million, a $0.5 million increase from 2009 due to an acquisition in the fourth quarter of 2009. Pro forma gross profit from other income would have decreased $1.0 million in 2010 versus 2009.

Cash Flows of Our Predecessor

              Net cash provided by (used in) operating activities, investing activities and financing activities for the first half of 2012 and 2011 and for the years 2011, 2010 and 2009 were as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(In thousands)
				(Unaudited)
Net cash provided by (used in):
Operating activities	$9,833	$17,469	$14,263	$(98)	$7,333
Investing activities	(11,356)	(13,897)	(19,153)	(4,069)	(6,539)
Financing activities	331	731	381	24	111

              Cash Flows from Operating Activities.    Cash flow provided by operating activities is primarily impacted by our operating results and changes in working capital.

              Cash flows from operating activities for the first half of 2012 increased $7.4 million from cash used of $0.1 million during the first half of 2011 to cash provided of $7.3 million for the first half of 2012. Although our accounts receivable and affiliate receivable balances increased due to the cost of fuel increases in the first half of 2012 versus the first half of 2011, these increases were partially offset by similar increases in our accounts payable, netting to a $6.2 million improvement in cash from changes in our operating assets and liabilities. For fiscal 2011, cash flows from operating activities decreased $3.2 million from 2010. Similarly, our accounts receivable and fuel inventory balances increased due to the cost of fuel increases in 2011 versus 2010, these increases were offset by similar increases in our accounts payable, netting to a minimal increase to net cash flow between the two years. The net decrease for 2011 was primarily attributable to the impact of additional cash balances paid by us to SHC, resulting in an increase in our affiliate receivable.

              For fiscal 2010, cash flow from operating activities increased $7.6 million from 2009. This significant increase was partly attributable to an improvement in accounts receivable collections achieved with the implementation of a new accounting system which automated certain processes.

              Cash Flows from Investing Activities.    Cash flows used in investing activities reflect capital expenditures for acquisitions and replacing and maintaining existing facilities and equipment used in the business.

              Cash invested in capital expenditures and for the acquisition of new fuel supply contracts was $6.9 million for the first half of 2012 as compared to $4.1 million for the first half of 2011. This increase of $2.5 million was due to the timing between years of the acquisition of new dealer contracts.

              For fiscal 2011, we invested $7.4 million in capital expenditures and $12.1 million in new fuel supply contracts. These compare to investments made in fiscal 2010 of $4.7 million in capital expenditures and $9.2 million in new fuel supply contracts.

              The investments made in 2010 of $13.9 million compare to $4.4 million in capital expenditures and $7.0 million in new fuel supply contracts completed in 2009.

              Cash Flows from Financing Activities.    Cash flows from financing activities primarily consist of increases and decreases in notes receivable to dealers.

              For the first half of 2012, net payments on dealer notes receivable of $0.1 million were received compared to net payments on dealer notes receivable during the first half of 2011 of less than $0.1 million.

              For fiscal 2011, net payments on notes receivable of $0.4 million were received compared to new net dealer notes receivable during 2010 of $0.4 million. In addition, during 2010, we entered into a mortgage note in the amount of $1.2 million which is secured by real estate.

              The net new dealer notes receivable during 2010 of $0.4 million compared to net payments received on dealer notes receivable of $0.3 million during 2009.

Liquidity and Capital Resources

Liquidity

              Our principal liquidity requirements are to finance current operations, fund capital expenditures, including acquisitions from time to time, and to service our debt. Historically, our predecessor's operations were financed as part of SHC's integrated operations and our predecessor did not record any significant costs associated with financing its operations. Additionally, our predecessor largely relied on internally generated cash flows to satisfy its capital expenditure requirements. Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our new revolving credit and term loan facilities, the issuance of additional partnership units as appropriate given market conditions, and the liquidation of U.S. Treasury and other investment grade securities that will be pledged under our term loan facility. We will sell our U.S. Treasury or other investment grade securities over time to fund our capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, our U.S. Treasury and other investment grade securities provide us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under "Risk Factors" may also significantly impact our liquidity.

              Following the completion of this offering, we intend to pay a minimum quarterly distribution of $0.4375 per common unit and subordinated unit per quarter, which equates to approximately $9.6 million per quarter, or $38.3 million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We do not have a legal obligation to pay this distribution. Please read "Cash Distribution Policy and Restrictions on Distributions."

Cash Flows Provided by Operations

              Cash flows provided by operations are our main source of liquidity. We have historically relied primarily on cash provided by operating activities, supplemented as necessary from time to time by borrowings by SHC under its credit facility and other debt or equity transactions to finance our operations and to fund our capital expenditures. Following this offering, we will enter into our own credit facility to provide liquidity as needed to meet changes in working capital requirements. Our daily working capital requirements fluctuate within each month, primarily in response to payments for timing of motor fuel, motor fuel tax and rent. Due to the seasonal nature of our business, our operating cash flow is typically the lowest during the first quarter of the year since sales tend to be lower during the winter months. The summer months are our peak sales months, and therefore our operating cash flow tends to be the highest during the third quarter.

Capital Expenditures

              Capital expenditures, net of proceeds from disposals of property and equipment, were $11.4 million, $13.9 million and $19.2 million for 2009, 2010 and 2011, respectively. Our capital spending program is focused on expanding our wholesale distribution network, maintaining our owned properties and equipment, and maintaining and updating our information systems. Capital expenditure plans are generally evaluated based on return on investment and estimated incremental cash flow. We develop annual capital spending plans based on historical trends for maintenance capital, plus identified projects for new sites, technology and revenue-generating capital. In addition to the annually recurring capital expenditures, potential acquisition opportunities are evaluated based on their anticipated return on invested capital, accretive impact to operating results, and strategic fit.

              Following this offering, our capital expenditures will no longer include the acquisition, replacement, and maintenance of certain transportation, fuel and other equipment and facilities that are not being contributed to us. We estimate that we would have incurred a total of $13.7 million in capital expenditures for 2011 related to the business that will be contributed to us in connection with this offering. Of this amount, $12.7 million would have been for expansion capital, primarily for the acquisition of new dealer supply contracts, and $1.0 million would have been for maintenance capital, including payments to renew existing distribution contracts, or to maintain our real estate leased to third parties in leasable condition, such as parking lot or roof replacement or renovation, or to replace equipment required to operate our existing business.

Our New Credit Facilities

              In connection with the closing of this offering, we will enter into a five-year, $250 million revolving credit facility with a syndicate of financial institutions and a three-year, up to $175 million term loan facility with Bank of America, N.A.

              Our new revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures and acquisitions and will allow us to request that the maximum amount of the credit facility be increased up to an aggregate additional amount of $100 million, subject to certain conditions. The revolving credit facility will include a $75 million sublimit for letters of credit and a $25 million sublimit for same day swing line advances. The availability of the revolving credit facility is subject to certain conditions precedent, including the closing of this offering, and at the closing of this offering, we expect to draw $2.4 million in borrowings under this facility and expect to have approximately $12.8 million of letters of credit outstanding.

              Borrowings under the revolving credit facility will bear interest at a base rate (a rate based off of the higher of a) the Federal Funds Rate plus 0.5%, b) Bank of America's prime rate or c) LIBOR plus 1.00%) or LIBOR, in each case plus an applicable margin ranging from 2.00% to 3.25%, in the case of a LIBOR loan, and from 1.00% to 2.25%, in the case of a base rate loan (determined with reference to our consolidated total leverage ratio). Interest will be payable quarterly, or if LIBOR applies, it may be payable at more frequent intervals. In addition, the unused portion of our revolving credit facility will be subject to a commitment fee ranging from 0.375% to 0.50%, based on our consolidated total leverage ratio.

              The revolving credit facility will require us to maintain a minimum consolidated interest coverage ratio (as defined the revolving credit agreement) of not less than 2.50 to 1.00, and a consolidated total leverage ratio (as defined in the revolving credit agreement) of not more than 4.50 to 1.00. If we decide to issue certain unsecured notes subject to certain conditions contained in the revolving credit agreement, our consolidated total leverage ratio may not exceed, depending on such conditions, 5.50 to 1.00 or 5.00 to 1.00 and our consolidated senior secured leverage ratio (as defined in the revolving credit agreement) may not exceed 3.50 to 1.00. In addition, the revolving credit agreement will contain customary affirmative and negative covenants for transactions of this nature, including, but not limited to restrictions on (i) incurrence of debt and liens (in each case, subject to certain carve outs); (ii) investments, acquisitions, mergers and asset sales (in each case, subject to certain carve outs); (iii) payments of dividends and distributions (with exceptions for distributions of available cash consistent with the partnership agreement, so long as no event of default has occurred and is continuing, and (iv) certain modifications to organizational documents and material contracts. If we should fail to perform our obligations under these and other covenants, the revolving commitments could terminate and any outstanding borrowings under the revolving credit agreement, together with accrued interest, could become immediately due and payable. In addition, the revolving credit facility will contain cross default provisions that apply to our term loan facility and to other indebtedness we may have with an outstanding principal amount in excess of $12.5 million.

              Indebtedness under the revolving credit agreement will be secured by a security interest in, among other things, all of our present and future personal property and all of the personal property of our guarantors, the capital stock of our subsidiaries, and any intercompany debt. Additionally, if our consolidated total leverage ratio exceeds 3.00 to 1.00 at the end of any fiscal quarter, we will be required upon request to grant mortgage liens in favor of the lenders under the revolving credit facility on all real property owned by us and our subsidiary guarantors.

              At the closing of this offering, we expect we will borrow approximately $147.3 million under the term loan facility and use $147.3 million of the proceeds from the offering to purchase U.S. Treasury or other investment grade securities. We will pledge such securities to secure the term loan facility and distribute the $147.3 million borrowed under the term loan facility to SHC. If the underwriters exercise their option to purchase up to an additional 1,425,000 common units from us in full, we will borrow up to approximately $26.6 million in additional funds under the term loan facility. We will then purchase and pledge an equal amount of additional U.S. Treasury or other investment grade securities to further secure the additional borrowings under the term loan facility. We will distribute the additional $26.6 million borrowed under the term loan facility to SHC. See "Use of Proceeds."

              The term loan facility will be secured at all times by the U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the term loan. We expect that we will sell the collateral for the term loan facility in order to fund capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, there will be no change in the net amount of our outstanding borrowings.

              Borrowings under the term loan facility will bear interest at a base rate (a rate based off of the higher of a) the Federal Funds Rate plus 0.5%, b) Bank of America's prime rate or c) LIBOR plus 1.00%) or LIBOR plus 0.25%, payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals. The term loan agreement will contain customary affirmative and negative covenants for transactions of this nature. If we should fail to perform our obligations under these covenants, any outstanding borrowings under the term loan agreement, together with accrued interest, could become immediately due and payable. In addition, the term loan credit facility will contain cross default provisions that apply to our revolving credit facility.

              Our credit facilities are subject to a number of conditions, including the negotiation, execution and delivery of definitive documentation and the closing of this offering.

Contractual Obligations

              We have contractual obligations that are required to be settled in cash. Our contractual obligations as of December 31, 2011 were as follows:

	Payments Due by Period
	2012	2013	2014	2015	2016	Thereafter	Total
	(In thousands)
Long-term debt obligations	$22	$24	$25	$26	$1,023	$—	$1,120
Interest payments	67	65	64	62	35	—	293
Operating lease obligations	2,569	2,417	2,352	2,331	2,306	14,980	26,955

Total	$2,658	$2,506	$2,441	$2,419	$3,364	$14,980	$28,368

Off-Balance Sheet Arrangements

              We do not maintain any off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Impact of Inflation

              The impact of inflation has minimal impact on our results of operations, as we generally are able to pass along energy cost increases in the form of increased sales prices to our customers. Inflation in energy prices impacts our sales and cost of motor fuel products and working capital requirements. Increased fuel prices may also require us to post additional letters of credit or other collateral if our fuel purchases exceed unsecured credit limits extended to us by our suppliers. Although we believe we have historically been able to pass on increased costs through price increases and maintain adequate liquidity to support any increased collateral requirements, there can be no assurance that we will be able to do so in the future.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

              Market risk is the risk of loss arising from adverse changes in market rates and prices. We purchase over 95% of our motor fuel only when we receive an order from one of our customers and take title to the motor fuel only for the short period of time (typically less than a day) between pick-up and delivery. In addition, a substantial majority of our gross profit is generated by fixed fees that we charge for each gallon sold and any transportation costs that we incur are passed through to our customers. We may periodically purchase motor fuel in bulk and hold in inventory or transport it via pipeline, in which case we mitigate the inventory risk through the use of commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. These fuel hedging positions have not been material to our operations.

              We have limited exposure to commodity price risk as a result of the payment and volume-related discounts in certain of our supply contracts with our suppliers, which are based on the market price of motor fuel. If fuel prices were to decrease dramatically, the amount of the discount we receive would be reduced. Based on our motor fuel volumes sold for the year ended December 31, 2011, an increase or decrease in our average motor fuel cost of $0.10 would result in an approximate $275,000 increase or decrease in Adjusted EBITDA.

Interest Rate Risk

              We may be subject to market risk from exposure to changes in interest rates based on our financing, investing, and cash management activities. In connection with the closing of this offering, we will enter into a five-year, $250 million credit facility and a three-year, up to $175 million term loan facility, in each case bearing interest at variable rates. Interest rates on commercial bank borrowings and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would likely face similar circumstances.

Significant Accounting Policies and Estimates

              The discussion and analysis of our financial condition and results of operations are based upon the financial statements of our predecessor, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Estimates and assumptions are evaluated on a regular basis. We and our predecessor base our respective estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates and assumptions used in preparation of the financial statements.

              Upon the closing of this offering, the historical financial statements of our predecessor will become the historical financial statements of Susser Petroleum Partners LP. Consequently, the critical accounting policies and estimates of our predecessor will become our critical accounting policies and estimates. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of the financial statements. Please read Note 2 to our predecessor audited historical financial statements included elsewhere in this prospectus, for a discussion of additional accounting policies, estimates and judgments made by its management.

              Business Combinations and Intangible Assets Including Goodwill.    We account for acquisitions using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed are recorded at their estimated fair values at the acquisition date. The excess of purchase price over fair value of net assets acquired, including the amount assigned to identifiable intangible assets, is recorded as goodwill. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet, it may be several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

              Our recorded identifiable intangible assets primarily include the estimated value assigned to certain customer related and contract-based assets. Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable/unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. In October 2011, we completed the acquisition of 121 wholesale dealer fuel supply agreements, with a remaining average useful life of six years, and fuel supply rights to 26 commercial accounts, with a remaining average useful life of one year. The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by us, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

              Under the accounting rules, goodwill is not amortized. Instead, goodwill is subject to annual reviews on the first day of the fourth fiscal quarter for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated. A reporting unit is an operating segment or a component that is one level below an operating segment. In accordance with ASC 350 "Intangibles—Goodwill and Other," we have assessed the reporting unit definitions and determined that we have one operating segment that is appropriate for testing goodwill impairment.

              The impairment analysis performed in the fourth quarter of fiscal year 2011 indicated no impairment.

              The Financial Accounting Standards Board issued ASU 2011-08 "Intangibles-Goodwill and Other (Topic 350)," effective for annual and interim impairment tests performed for fiscal years beginning after December 15, 2011. We have elected to adopt this standard early and therefore the new standard was applied for the impairment test performed in the fourth quarter of fiscal year 2011.

              ASU 2011-08 provides that qualitative factors are first assessed to determine whether it is necessary to perform the two-step goodwill impairment test. Under the new requirements, we used these qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. We used the most recent calculation of the reporting unit's fair values as a starting point for the qualitative screen.

              Some of the factors considered in applying this test include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, and the overall financial performance of the business. In addition, the key inputs used to determine fair value were considered, including industry multiples, the weighted average cost of capital, and the cash flow. Because the prior year margin between the fair value and carrying amount was not significant, we determined that step one of the two-step goodwill impairment test should be applied in testing the goodwill. The result of this analysis (in thousands) is as follows:

	Fair Value	Carrying Value	Excess	% Excess
Goodwill	$196,832	$132,726	$64,106	48%

              We compute the fair value employing multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis).

              This approach is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 "Fair Value Measurements and Disclosures." The values ascertained using these methods were weighted to obtain a total fair value. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital rate, and earnings growth assumptions.

              A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, capital expenditures, working capital and growth rates. Assumptions about sales, operating margins, capital expenditures and growth rates are based on our budgets, business plans, economic projections, and anticipated future cash flows. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer demand analysis, operating trends, competitor analysis, and marketplace data, among others. In determining the fair value of our reporting units, we were required to make significant judgments and estimates regarding the impact of anticipated economic factors on our business. The forecast assumptions used in the 2011 analysis anticipate continued growth using slightly conservative rates compared to historical averages. Assumptions are also made for a "normalized" perpetual growth rate for periods beyond the long range financial forecast period.

              Our estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside our control. As a result, actual performance in the near and longer-term could be different from these expectations and assumptions. This could be caused by events such as strategic decisions made in response to economic and competitive conditions and the impact of economic factors, such as continued increases in unemployment rates on our customer base. In addition, some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest rates, cost of capital, tax rates, and our credit ratings. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units and other intangible assets, it is possible a material change could occur. If our future actual results are significantly lower than our current operating results or our estimates and assumptions used to calculate fair value are materially different, the value determined using the discounted cash flow analysis could result in a lower value. A significant decrease in value could result in a fair value lower than carrying value, and require us to perform the second step which could result in impairment of our goodwill.

              Property and Equipment.    We calculate depreciation on property and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three to forty years. Changes in the estimated useful lives of our property and equipment could have a material effect on our results of operations. The estimates of the assets' useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on deprecation is treated on a prospective basis. Changes in the estimated life of assets could have a material effect on our results of operations.

              Long-Lived Assets and Assets Held for Sale.    Long-lived assets at the individual store level are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated discounted future cash flows related to the asset to the carrying value of the asset. If impairment is indicated, we then would write down the asset to its net realizable value (fair value less cost to sell). Assumptions are made with respect to cash flows expected to be generated by the related assets based upon management projections. Any changes in key assumptions used to compile these projections, particularly store performance or market conditions, could result in an unanticipated impairment charge. For instance, changes in market demographics, traffic patterns, competition and other factors may impact the overall operations of certain individual store locations and may require us to record impairment charges in the future.

              Store properties that have been closed and other excess real property are recorded as assets held and used, and are written down to the lower of cost or estimated net realizable value at the time we close such stores or determine that these properties are in excess and intend to offer them for sale. We estimate the net realizable value based on our experience in utilizing or disposing of similar assets and on estimates provided by our own and third-party real estate experts. Although we have not experienced significant changes in our estimate of net realizable value, changes in real estate markets could significantly impact the net values realized from the sale of assets. When we have determined that an asset is more likely than not to be sold in the next twelve months, that asset is classified as assets held for sale and reflected in other current assets.

              Insurance Liabilities.    We use a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. Our costs are allocated from SHC and SHC carries a liability which represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. The estimated undiscounted liability is established based upon analysis of historical data and include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position.

              Asset Retirement Obligations.    We recognize the estimated future cost to remove an underground storage tank over the estimated useful life of the storage tank in accordance with the provisions of ASC 410—"Asset Retirement and Environmental Obligations." We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We annually compare our cost estimates with actual removal experience, and when the actual costs we experience differ from our original estimates, we will adjust the liability for estimated future costs to remove the underground storage tanks.

              Deferred Branding Incentives.    Unearned branding incentives are deferred and amortized as earned over the term of the respective agreement.

              Stock-Based Compensation.    Certain employees supporting our operations were historically granted long-term incentive compensation awards under SHC's stock-based compensation programs, which consist of stock options and restricted common stock. We were allocated expenses for stock-based compensation costs. These costs are included in our general and administrative expenses. Our allocated expense was $0.6 million, $0.6 million and $0.7 million for the years ended December 31, 2009, 2010 and 2011, respectively.

              Income Taxes.    Pursuant to ASC 740 "Income Taxes" (ASC 740), we recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. These balances, as well as income tax expense, are determined through management's estimations, interpretation of tax law for multiple jurisdictions and tax planning. If our actual results differ from estimated results due to changes in tax laws, our effective tax rate and tax balances could be affected. As such these estimates may require adjustment in the future as additional facts become known or as circumstances change.

              ASC 740 requires recognition and measurement of uncertain tax positions that we have taken or expect to take in its income tax returns. The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.

Recent Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. No impact is expected on our financial statements.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU No. 2011-05. We adopted this accounting standard beginning January 1, 2012. This standard affects presentation and disclosure, and therefore will not affect our consolidated financial position, results of operations or cash flows.

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU No. 2011-08, "Intangibles-Goodwill and Other (ASC350-20—Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, but early adoption is permitted. We have early adopted ASU No. 2011-08 during the fourth quarter of Fiscal 2011 and used it to perform the annual goodwill impairment test.

INDUSTRY

              Unless stated otherwise, the following information is derived from the most current information available from the U.S. Energy Information Administration, or EIA, the statistical and analytical agency within the United States Department of Energy.

The Motor Fuel Industry

              The United States consumes nearly 19 million barrels of petroleum products each day, and roughly 67% is for gasoline and distillate fuel oil used primarily for ground transportation. The primary use for motor fuels is in automobiles and light trucks. Motor fuels are also used to fuel boats, recreational vehicles, and various farm and other equipment. The United States is divided into five separate Petroleum Administration for Defense Districts ("PADDs") as it relates to refined product supply, delivery and usage. Our suppliers and customers generally reside in PADD 3 which includes 44 refineries with capacity to handle over 8.8 million barrels of crude oil per day. The majority of our business is in Texas, which has 27 petroleum refineries that can process more than 4.7 million barrels of crude oil per day, and account for more than one-fourth of total U.S. refining capacity.

Motor Fuels Value Chain

              In 2011, PADD 3 refineries produced approximately 48% of total U.S. refined petroleum products. After crude oil is refined into motor fuels and other petroleum products, the products must be distributed to facilities that service consumers. The majority of motor fuels is transported first by pipeline to storage terminals near consuming areas and then loaded into trucks for delivery to individual convenience stores.

Gasoline Demand Overview

              In 2011, gasoline represented the largest share of refined petroleum products consumed in the United States at 52% of all refined petroleum. Motor fuel demand is driven primarily by general economic expansion as well as by geographic and demographic factors. As illustrated in the following chart, since 1985 consumption of gasoline has increased in the United States from 105 billion gallons per year to 134 billion gallons per year in 2011, which represents compound average annual growth of approximately 1%.

 U.S. Product Supplied of Finished Motor Gasoline

Source: Energy Information Administration. According to the EIA, "U.S. Product Supplied of Finished Motor Gasoline" approximately represents consumption of finished motor gasoline.

              Gasoline consumption in the United States has grown in 53 of the 66 years in the period from 1945 to 2011. In general, down years in gasoline consumption have largely been driven by historical external shocks or other unusual economic factors in the broader economy. While national gasoline consumption has declined moderately since 2007 due to recession-related factors and the improved fuel efficiency of newer vehicles, strong population growth and economic growth in Texas has led to a slight increase in gasoline consumption over the same period.

              According to the Texas Comptroller of Public Accounts, gasoline gallons taxed in Texas has grown significantly during the last several decades. From 1989 to 2011, annual gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6% compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption.

Texas Gasoline Gallons Taxed

Source: Texas Comptroller of Public Accounts.

Diesel Demand Overview

              Diesel is principally consumed in the United States by large trucks. Diesel is also used by electricity generators, railroad locomotives, farming equipment, military vehicles and engines and some cars and light trucks. The United States consumed 0.8 billion barrels of on-highway diesel in 2010. On-highway diesel has grown from 55% in 2001 to 65% in 2010 of total distillate fuel oil consumption.

Since 1985, consumption of on-highway diesel fuel has experienced an average annual growth of 2.9%. Because it is primarily used for commercial and industrial transportation, on-highway diesel consumption is more cyclical and fluctuates more than gasoline. From 1985 to 2010, there were nine years where on-highway diesel experienced greater than 5% annual growth rates and there were two years where on-highway diesel experienced greater than 5% declines.

              According to the Texas Comptroller of Public Accounts, diesel gallons taxed in Texas has also grown significantly during the last several decades. From 1989 to 2011, annual diesel consumption grew approximately 144.1% from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 18 of the 22 years during the period.

Texas Diesel Gallons Taxed

Source: Texas Comptroller of Public Accounts.

Motor Fuel Demand Projections

              In the EIA's 2011 Annual Energy Outlook, it projected transportation energy consumption will grow at an average annual rate of 0.7% per year thru 2035. The EIA estimates moderate increases by heavy-duty vehicles for freight travel demand and slight increases by automobiles. In the EIA's 2011 baseline projections, consumption of gasoline is projected to remain almost flat through 2035 while consumption of on-highway diesel fuel is projected to increase at an average annual rate of 1.6% through 2035. This growth trend also factors in increased fuel economy standards which the EIA does not expect will overcome overall increases in transportation demand, which drives the continued growth during the forecast period.

Motor Fuels

              In general, motor fuels are homogenous commoditized products. Gasoline is typically sold by octane grades: regular, midgrade and premium. In 2011, 87.2% of U.S. gasoline sales were regular grade, 3.9% medium grade and 9.0% premium grade. In contrast to gasoline, on-highway diesel is not generally available in different grades. One way in which wholesale and retail marketers engage in product differentiation is to increase sales volume by purchasing specialized motor fuel blends from established global/national brand refiners such as Chevron, Conoco, Phillip 66, ExxonMobil, BP, Shell, Valero, Sunoco and Gulf. These large refiners have substantial influence over the wholesale distribution system and have extensive networks for getting their fuels to retail markets.

Regional and Seasonal Demand Patterns

              Different regions exhibit different motor fuel consumption patterns. Population, demographics, and regional economic activity are important determinants affecting demand, but availability of alternative fuels, petroleum transportation costs, geography and other factors are also important. The United States government categorizes motor fuel consumption into five Petroleum Administration for Defense Districts (PADD), with the Gulf Coast (PADD III, including Alabama, Arkansas, Louisiana Mississippi, New Mexico and Texas) consuming approximately 15.2% of the nation's gasoline in 2011. In 2011, Texas consumed approximately 8.9% of gasoline, second only to California with approximately 10.9%, and followed by Florida with an estimated 6.0%.

              Gasoline volumes are also considered to be seasonal because gasoline demand rises moderately in the warmer months and falls moderately in the cooler months, exhibiting a shallow swing between the "low" demand season and the "high" demand season. Since 2000, January and February have been the low end of the demand season as gasoline consumption averages approximately 3% to 10% below the monthly average whereas July and August have been the high-end of the demand season as gasoline consumption averages approximately 5% to 6% above the monthly average. On-highway diesel does not typically exhibit the same seasonal variation in consumption.

Wholesale Motor Fuel Marketing

              The wholesale motor fuel marketing industry consists of sales of branded and unbranded gasoline and on- and off-highway diesel to retail convenience store operators, other wholesale distributors and the other commercial customers. In general, wholesalers' motor fuel revenues are heavily influenced by final retail prices, which are influenced by crude oil prices and refining and transportation costs and other factors. However, final retail prices paid by consumers are ultimately set by the retailers subject to certain regulations and taxes, which vary from state to state. While factors such as geopolitical events, inclement weather and other events can disrupt the supply and price of crude oil and the supply and distribution of refined petroleum products, the impact on retail motor fuel prices may not necessarily be immediate and can take several days or weeks to be reflected in retail prices.

              Wholesale distributors purchase branded and unbranded motor fuels from integrated oil companies and refiners and take delivery of the purchased motor fuel at a distribution terminal. The price at which a wholesale distributor generally purchases motor fuel from an integrated oil company or refiner at the terminal is referred to as the "rack" price, which includes the refiner's profit on the motor fuel.

              Wholesale distributors typically sell motor fuels to their customers at either "dealer tank wagon" prices, also referred to as "DTW," or "rack plus" prices. DTW prices represent the cost of the motor fuels to the customer and include the profit to the wholesale distributor, taxes, transportation and other costs. Under DTW pricing, the wholesale distributor may provide additional services and benefits to the customer, such as the use of branded trademarks and advertising.

              "Rack plus" pricing is the rack price plus a margin that represents the profit to the wholesale distributor. Transportation, taxes, insurance and other services to the wholesale distributor's customers may be charged separately. Rack prices are influenced primarily by crude oil prices. At a minimum, rack prices typically exceed refinery gate prices (prices set by the refiner as it leaves the refinery) by the transportation cost to move the gasoline from the refinery to the terminal, usually by pipeline or by barge.

Our Wholesale Motor Fuel Customers

              We distribute to four primary customer groups:

  •
  Stripes® convenience stores—We distribute motor fuel for a fixed fee and Stripes® sets the retail price of the motor fuel.

  •
  SHC's consignment locations—Pursuant to our commercial agreements with SHC, we distribute motor fuel to SHC for a fixed fee whereby SHC distributes to its consignment locations. At these consignment locations, SHC provides and controls motor fuel inventory and price at the site and receives the actual selling price for each gallon sold, less a commission paid to the independent operator at the location.

  •
  Contracted third parties—Under a typical distribution contract, we agree to distribute a particular branded or unbranded motor fuel to a location or group of locations operated by independent third parties, which we refer to as "dealers," primarily on a "rack-plus" basis. The initial term of most dealer distribution contracts is ten years.

  •
  Other commercial customers—Includes convenience stores, unattended fueling facilities and other customers comprised primarily of commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not enter into exclusive contracted relationships with us. Sales to these customers are typically made at quoted prices based on our total cost plus a margin at the time of the sale.

              Retail convenience stores are the primary customers for most wholesale motor fuel distribution. For example, according to the National Association of Convenience Stores, there were 148,126 retail convenience stores in the United States at December 31, 2011. Once dominated by the major integrated oil companies, the retail gasoline market has become increasingly more fragmented and many are owned and operated as small independent businesses. In recent years the major integrated oil companies have reduced their United States convenience store holdings. For example, according to its periodic reports filed with the SEC, ExxonMobil owned or leased 451, 1,243 and 1,921 convenience stores as of December 31, 2011, 2010, and 2009, respectively. The major integrated oil companies reference intense competition in the retail motor fuels market as well as higher returns and margins in other areas of the oil and gas business for their shift in strategy.

BUSINESS

Overview

              We are a growth-oriented Delaware limited partnership formed in June 2012 by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates 550 retail convenience stores under its proprietary Stripes® brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. We also receive rental income from real estate that we lease or sublease.

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

  •
  Stripes® convenience stores, pursuant to the SHC Distribution Contract;

  •
  over 80 other independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

  •
  over 480 convenience stores and retail fuel outlets operated by independent third parties, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  over 1,300 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

              We distribute Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and relatively large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other wholesale distributors in our markets. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil.

              In addition to SHC's existing Stripes® convenience stores and independently operated consignment locations, we will distribute fuel to substantially all retail convenience stores and independently operated consignment locations that SHC constructs or acquires in the future. The total amount of motor fuel we sold grew from 892.0 million gallons during 2007 to over 1.3 billion gallons during 2011, primarily as a result of the increase in the number of Stripes® convenience stores, growth in average annual per-store volumes at Stripes® convenience stores and expansion of our dealer network. Since January 1, 2007, the number of Stripes® convenience store locations has grown from 325 to 550, while the amount of motor fuel sold to such stores grew from 426.8 million gallons during 2007 to 789.6 million gallons during 2011. During this period, the combined number of dealer and consignment locations increased from 367 to 565.

 Total Motor Fuel Gallons Sold

              During the twelve months ended June 30, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to long-term fee-based distribution agreements. Under the ten-year SHC Distribution Contract, which will be contributed to us in connection with this offering, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations. We will distribute such motor fuel to SHC at cost plus a fixed profit margin of three cents per gallon, as described in more detail below in "—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Our Agreements with SHC." Our third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order and we held title to the fuel only for the period of time required for delivery, which is typically less than a day. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time typically not in excess of 60 days.

              In addition to revenues earned in our wholesale motor fuel distribution business, we will also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. We currently receive rental income from 53 properties, most of which are in Texas, and all of which we lease to third parties. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC for a 15-year initial term. Furthermore, any stores that we purchase and lease back to SHC pursuant to the 75 store option will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase real estate and lease it to SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $50.3 million, pro forma Adjusted EBITDA of approximately $39.1 million, and pro forma net income of approximately $31.7 million. Sales to SHC would have accounted for approximately 54% of our pro forma gross profit for that period. For the six months ended June 30, 2012, we would have had pro forma gross profit of approximately $27.6 million, pro forma Adjusted EBITDA of approximately $20.8 million, and pro forma net income of approximately $16.2 million. Please read "Summary—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Our Relationship with Susser Holdings Corporation

              One of our principal strengths is our relationship with SHC. SHC is the largest independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Sam L. Susser, the President and Chief Executive Officer of SHC and our general partner, joined SHC in 1988, when it operated five stores and had revenues of $8.4 million. SHC has demonstrated a strong track record of internal growth and the ability to successfully integrate acquisitions into its operations, completing 13 significant acquisitions consisting of 520 retail stores and 394 wholesale distribution contracts since 1988. In addition, SHC constructed over 115 large-format convenience stores from January 2000 through December 31, 2011, and intends to open an additional 26 to 29 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013. SHC has also developed its proprietary Laredo Taco Company® in-house restaurant concept and implemented it in over 320 Stripes® convenience stores, and intends to implement it in all newly constructed Stripes® convenience stores. In 2006, SHC completed an initial public offering of common stock and SHC's common stock trades on the NASDAQ under the symbol "SUSS."

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties. SHC will own our general partner, which controls us, and will also retain a significant economic interest in us through its direct and indirect ownership of 56.6% of our limited partner interests and all of our incentive distribution rights, which will entitle SHC to increasing percentages of the cash we distribute in excess of $0.503125 per unit per quarter.

Our Agreements with SHC

    Commercial Agreements

              In connection with the completion of this offering, two long-term, fee-based commercial agreements with SHC will be contributed to us. These commercial agreements with SHC will consist of:

  •
  the SHC Distribution Contract, a fuel distribution agreement, pursuant to which we will be the exclusive distributor of motor fuel to SHC's existing Stripes® convenience stores and independently operated consignment locations purchased at cost, including tax and transportation costs, plus a fixed profit margin of three cents per gallon, for a period of ten years, in addition to all future motor fuel volumes purchased by SHC for its own account pursuant to the terms of our omnibus agreement; and

  •
  the SHC Transportation Contract, pursuant to which SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with the cost being entirely passed along to our customers, including SHC.

    Omnibus Agreement

              In addition to the commercial agreements with SHC that will be contributed to us in connection with the completion of this offering, we will enter into an omnibus agreement with SHC. Below are some of the primary commercial terms of the omnibus agreement. For more information regarding the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

    Option on 75 New or Recently Constructed Stripes® Convenience Stores.

              Pursuant to the omnibus agreement SHC will grant us an option to acquire up to 75 new or recently constructed convenience stores and lease the stores back to SHC under a form lease agreement. Our option with respect to 15 stores will begin upon completion of this offering and expire on the first anniversary of the completion of this offering. Our option with respect to 25 additional stores will begin on the first anniversary of the completion of this offering and expire on the second anniversary of the completion of this offering. The option period with respect to the remaining 35 stores will begin on the second anniversary of the completion of this offering and expire on the third anniversary of the completion of this offering. The omnibus agreement provides that we may mutually agree with SHC to accelerate our purchase of the second and third year option stores.

              Each store purchased and leased pursuant to the exercise of the sale and leaseback option will be (i) purchased by us at SHC's cost, including real estate and construction costs (as calculated consistently with SHC's prior practices, and pursuant to a certificate of cost delivered to us), and (ii) leased to SHC under a form lease agreement at an initial annual rate of 8% of the purchase price for an initial term of 15 years. In addition, any stores that we purchase and lease back to SHC will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC at the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon.

              We currently expect that, based on SHC's current construction plans, each of the 75 stores included in the sale and leaseback option will be a store completed after the consummation of this offering. In the event that SHC determines to cease or reduce new store construction, SHC, pursuant to our sale and leaseback option, will have the right to substitute an existing store for any of the 75 stores included in the sale and leaseback option. SHC's existing stores will already be supplied by us at cost plus a fixed profit margin of three cents per gallon and, as a result, we would not receive incremental income from motor fuel sales as a result of the purchase of an existing store.

              SHC will continue to operate the stores. SHC will have the option to extend the term of the lease of the stores for five consecutive five-year renewal terms. If SHC exercises its option to renew the lease on any store, the annual rent will increase by 15% for the first five-year renewal period, and by an additional 5% for each subsequent renewal period.

    Exclusivity on Substantially All Future Volumes Sold by SHC.

              Our omnibus agreement provides that SHC is obligated to purchase from us any fuel it sells in the future for its own account, and we are obligated to distribute such fuel to them at the price and for the term provided for under the SHC Distribution Contract, except in the case of any acquired retail stores already party to an existing supply agreement.

              As described above, for any stores we purchase pursuant to the sale and leaseback option, we will distribute motor fuel to SHC at our cost plus a fixed profit margin of three cents per gallon for a period of ten years from the time of purchase. We will distribute additional motor fuel volumes to SHC at other stores or sites at a negotiated rate or, if we fail to reach a negotiated agreement, at cost plus the alternate fuel sales rate, as described further below, until the negotiated termination date, in the case of sales made at a negotiated rate, or until ten years after the closing of this offering, in the case of sales made at cost plus the alternate fuel sales rate.

              However, SHC will have a limited ability to remove Stripes® convenience stores and SHC's independently operated consignment locations from the SHC Distribution Contract after the closing of this offering. Specifically, the SHC Distribution Contract provides that SHC may remove an independently operated consignment location if the related contract is terminated and not renewed. In addition, the SHC Distribution Contract provides that SHC may sell or close a Stripes convenience store or convert the location to a third party consignment arrangement (where a third party, as opposed to SHC, sells the motor fuel to retail customers), provided that (a) the applicable location was supplied at our cost plus the alternate fuel sales rate, (b) SHC has agreed to substitute one or more locations comprising equivalent volumes at the same price per gallon charged for the removed Stripes® convenience store within six months of closure, sale or conversion, (c) SHC has received our consent for sale, closure or conversion or (d) such sale, closure or conversion does not cause the aggregate number of Stripes® convenience stores closed, sold or converted in any fiscal year to exceed 20 locations.

    Right to Supply Fuel to SHC for Newly Constructed Stores and Independently Operated Consignment Locations.

              The omnibus agreement will also provide that, for a period of ten years, SHC will present to us an annual construction plan each year, which will include (i) the proposed fuel supply terms for any new Stripes® convenience stores or consignment locations expected to be completed or added in the ordinary course of business in the upcoming year and (ii) any proposal for additional sale and leaseback transactions with respect to Stripes® convenience stores that are not subject to the 75 store option. We will negotiate with SHC to reach an agreement on the fuel supply terms for future stores and consignment locations as well as the sale and leaseback terms, as applicable.

    Right to Participate in Acquisitions.

              The omnibus agreement will also provide that, for a period of ten years, SHC will allow us to participate in its acquisition opportunities, to the extent we are able to reach an agreement on terms. Specifically, we will have a right to negotiate with SHC to acquire any motor fuel distribution contracts and to negotiate the fuel supply terms for distributing fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement.

    Alternate Fuel Sales Rate Provision.

              If we cannot agree with SHC on fuel supply terms for the expected future distribution volumes set forth in the annual construction plan, or if we opt not to participate in an acquisition, the omnibus agreement will require us to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. The alternate fuel sales rate in effect at the time we commence deliveries to a location will remain in effect for the balance of the ten-year term under the SHC Distribution Contract, other than with respect to large acquisition period SHC sites, which are described in greater detail below. However, under the omnibus agreement, the alternate fuel sales rate applicable to new delivery locations will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. Large acquisition period SHC sites are defined in the omnibus agreement to include any convenience stores or consignment contracts added in an acquisition that are expected to increase annual volumes by 15% or more or added subsequent to the acquisition. The alternate fuel sales rate with respect to any large acquisition period SHC sites will be recalculated on a pro forma basis, taking into account estimated volumes and estimated distribution costs associated with the estimated additional volumes expected to result from the acquired assets. The alternate fuel sales rate in effect for any year following a large acquisition will also be calculated on a pro forma basis. The alternate fuel sales rate with respect to the large acquisition period SHC sites will reset annually until the second year following any large acquisition. The alternate fuel sales rate in effect the second year following any large acquisition with respect to the large acquisition period SHC sites will remain in effect for the balance of the ten-year term under the SHC Distribution Contract. Please read "Risk Factors—Risks Inherent in Our Business—If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our operating costs significantly increase, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate."

    Reimbursement for Services.

              Pursuant to the omnibus agreement, we will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services. Our general partner will not receive a management fee or other compensation for its management of our partnership, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed.

Our Business Strategies

              Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

Grow Through Our Relationship with SHC

              We plan to leverage our relationship with SHC in order to generate stable cash flows and provide us with both organic growth and acquisition opportunities through the following avenues of growth:

  •
  Increasing motor fuel volumes through SHC's growth in the number of Stripes® convenience stores and consignment locations and in volumes at existing Stripes® convenience stores and consignment locations.  Pursuant to the SHC Distribution Contract, we will be the sole distributor of motor fuel purchased by existing Stripes® convenience stores and consignment locations. We believe that the SHC Distribution Contract will provide us with substantial opportunities for future volume growth, because per-store motor fuel volumes at SHC's existing Stripes® convenience stores grew at a compound annual growth rate of 4.0% from January 1, 2006 through June 30, 2012. In addition, pursuant to the terms of our omnibus agreement, SHC is required to negotiate with us regarding the terms of fuel distribution to any new stores and consignment locations on an annual basis or otherwise purchase its motor fuel volumes from us at our motor fuel cost plus the alternate fuel sales rate. SHC will also be required to enter into a ten-year, exclusive fuel distribution agreement with us for any stores that are sold to us and leased back to SHC. SHC expects to open an additional 26 to 29 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013.

  •
  Executing sale and leaseback arrangements with SHC which will provide additional rental income and additional wholesale fuel income.  Pursuant to the omnibus agreement, we will have the option to purchase up to 75 Stripes® convenience stores at various times during the three years following the completion of this offering under sale and leaseback arrangements. In addition, SHC may offer us the opportunity to enter into similar sale and leaseback arrangements for other SHC convenience stores in the future. The omnibus agreement provides that any stores that we purchase and lease back to SHC pursuant to this option will be added to the SHC Distribution Contract at cost plus a fixed profit margin of three cents per gallon for a term of ten years from the date of purchase. We believe that the sale and leaseback arrangements with SHC simultaneously promote both SHC's and our organic growth strategies, because they will allow SHC to reinvest the proceeds of the sale of convenience stores in additional new store construction while providing us with additional rental income and potentially incremental wholesale fuel income.

  •
  Pursuing strategic acquisition opportunities with SHC.  We believe that there is considerable opportunity for consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers have experienced pressure from increased competition from non-traditional fuel suppliers, such as Walmart. We intend to capitalize on the relationship between our wholesale business and SHC's complementary retail business by jointly pursuing mixed asset acquisition opportunities with SHC which may not be attractive to a pure wholesaler or pure retailer. Pursuant to the omnibus agreement, for a period of ten years, we will have a right to negotiate with SHC to acquire any third-party distribution contracts and to distribute fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement. We therefore expect to have the opportunity to participate with SHC in acquiring convenience store operations and related wholesale distribution businesses through (i) directly purchasing any dealer distribution contracts or other wholesale distribution contracts and assets owned by the acquisition target, (ii) selling additional fuel volumes to convenience stores that SHC acquires or to SHC for any acquired consignment locations, and (iii) entering into additional sale and leaseback arrangements with respect to acquired stores. We believe these opportunities will provide for growth in both our fuel volumes and rental income.

Expand Our Third-Party Wholesale Motor Fuel Distribution Business

              We plan to continue to grow our wholesale motor fuel distribution business by (i) expanding our dealer distribution network within our existing areas of operations and in new geographic areas, including by (a) completing acquisitions of distribution contracts from other distributors and (b) executing contracts with existing and new dealers and (ii) adding new commercial customers to our distribution network. As of June 30, 2012, we distributed motor fuel to 484 locations operated by third parties under long-term contracts. Since January 1, 2007, we have increased our contracted dealer supply locations by approximately 67% through acquisitions and organic growth. Most recently, in 2011, we acquired the assets of Community Fuels of Texas, LP, which included wholesale fuel distribution contracts with 121 dealer locations and fuel distribution rights for 26 commercial accounts.

Focus on Stable, Fee-Based Business Activities

              We intend to continue to focus on maintaining stable, fee-based cash flows generated primarily under long-term contracts with our customers. Following the closing of this offering, we expect that a substantial majority of our gross profit from the sale of motor fuel will be fee-based, and approximately 90% of our motor fuel sales will be under long-term wholesale distribution agreements with SHC, our primary customer, as well as dealers. We also receive rental income from 53 properties that we currently lease or sublease to third parties, typically for an initial term of ten years, and we will have the option to purchase up to 75 new or recently constructed Stripes® convenience stores and lease them back to SHC for a term of 15 years, with renewal options for up to 25 additional years. We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site's size and location, monthly volumes of motor fuel sold, monthly merchandise sales, overall financial performance and previous operating experience. We intend to continue to pursue long-term distribution contracts and sale and leaseback arrangements that generate stable cash flows.

Continue to Develop and Capitalize on Our Supplier Relationships

              We intend to continue to leverage our volume growth and relationships with fuel suppliers to provide attractive motor fuel pricing to our customers, acquire additional wholesale distribution contracts and enhance our cash flows. We distribute a wide variety of major fuel brands, including Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero. We believe that we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. Our suppliers continue to raise the minimum volume requirements and credit and other standards for wholesalers, which we believe benefits us, given SHC's longstanding relationships with such suppliers, the volume of motor fuel we purchase, the size of our distribution channel, our credit, and our growth strategy. As our wholesale distribution business grows, we expect to benefit from more favorable procurement costs and other economies of scale. We also believe that the continued escalation of the requirements imposed on wholesalers by suppliers will provide further opportunities for consolidation in the wholesale motor fuel distribution industry.

Maintain Financial Flexibility and Conservative Leverage

              We plan to pursue a disciplined financial policy and maintain a conservative capital structure, which we believe will allow us to take advantage of attractive growth projects and acquisition opportunities, even in challenging industry or capital markets environments. At the completion of this offering, we anticipate entering into a new revolving credit facility. We believe that our borrowing capacity under that revolving credit facility and our cash flow from operations will be sufficient to fund identified growth opportunities and working capital needs.

Our Competitive Strengths

              We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

Our Relationship with SHC

              SHC is the largest independent convenience store operator in Texas based on store count and retail motor fuel volumes sold. In addition, SHC has generated positive same-store merchandise sales growth for 23 consecutive years as well as in 23 of the last 24 quarters. SHC's larger sized stores and strong foodservice presence (which includes its proprietary Laredo Taco Company® in-house restaurant concept in the majority of its stores) draws strong traffic to the stores and benefits our fuel volumes.

              We believe that SHC's ownership of our general partner, all of our incentive distribution rights and a majority of our limited partnership units will serve to align SHC's interests with ours and promote and support the successful execution of our business strategies. SHC is also our largest customer and will commit to purchase all of its fuel requirements for its existing Stripes® convenience stores and independently operated consignment locations from us for the ten-year term of the SHC Distribution Contract. Since 1988, SHC has successfully executed and integrated 13 significant acquisitions, and grown from five convenience stores to 550 convenience stores currently operated under the Stripes® brand, including through the construction of over 115 large format convenience stores from January 2000 through December 31, 2011. SHC currently intends to open an additional 26 to 29 newly constructed stores in 2012, and 28 to 35 newly constructed stores during 2013. We believe our exclusive distribution rights under the SHC Distribution Contract, our option with respect to the sale and leaseback of new or recently constructed Stripes® convenience stores and our rights to the distribution of fuel to newly constructed or acquired convenience stores will provide a ready pipeline for additional growth in fuel gallons and rental income.

              Moreover, we believe that the relationship between our wholesale business and SHC's complementary retail business fosters a mutually beneficial commercial relationship that allows us and SHC to benefit from our combined economies of scale and purchasing power. We believe this relationship also provides us with a competitive advantage in that we and SHC can jointly pursue mixed asset acquisition opportunities which may not be attractive to a pure wholesaler or pure retailer.

Our Leading Position in Highly Attractive Markets in Texas

              We believe that we are the largest independent motor fuel distributor in Texas, selling over 1.3 billion gallons annually, which was more than double the gallons sold by our next largest competitor in Texas over the same period according to 2011 fuel tax reports filed with the Texas Comptroller of Public Accounts. As a result, we are well positioned to capitalize on numerous attractive growth trends in our primary markets. In 2011, Texas ranked first in the United States for job growth according to the U.S. Bureau of Labor Statistics and first in the United States for population growth for the ten-year period ended 2010 as reflected in the 2010 census report. Furthermore, according to a report issued by the Texas Comptroller of Public Accounts, the population in our South Texas markets, in which the majority of our distribution customers are located, is growing faster than the population of the state as a whole. We also believe the significant expansion of oil and gas development in the Eagle Ford Shale and Permian Basin has resulted in increased motor fuel usage in South and West Texas.

              The Texas Comptroller of Public Accounts has reported that gasoline gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6% compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption. Similarly, diesel gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, diesel consumption grew approximately 144.1%, from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 18 of the 22 years during the period.

Stable Cash Flows from Long-term, Fee-based Contracts and Real Estate Rental Income and Relatively Low Maintenance Capital Requirements and Working Capital Requirements

              During the twelve months ended June 30, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to long-term fee-based distribution agreements. Pursuant to the SHC Distribution Contract, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost plus a fixed profit margin. Our existing third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon. In addition, if we consummate any sale and leaseback transactions with SHC with regard to newly constructed Stripes® convenience stores, we will be the exclusive distributor of motor fuel to such stores at cost plus a fixed profit margin.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order and we held title to the fuel only for the period of time required for delivery, which is typically less than a day. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time, typically not in excess of 60 days. Any transportation costs that we incur are passed through to our customers. We will also receive rental income from convenience store properties that we lease or sublease to third parties, as well as stores that we acquire from SHC pursuant to our option to purchase up to 75 stores. We believe that the combination of our fee-based motor fuel distribution business, the long-term nature of our distribution contracts, our limited commodity price risk, the growing demand for motor fuel in the areas in which we operate and the additional consistent cash flows provided by our rental income will provide us with a stable base of cash flows and a strong platform from which to grow our business. In addition, we believe we have relatively low maintenance capital requirements and working capital requirements.

Our Strong, Long-term Relationships with Suppliers and Competitive Pricing Through Large Volume Purchases

              We believe that our strong, long-standing relationships with major fuel suppliers and large volumes of motor fuel purchased provide us with significant advantages over our smaller competitors in negotiating supply terms with our suppliers. We believe we are among the largest distributors of Valero and Chevron branded motor fuel in the United States, and we have been a distributor for Valero since 2004 and Chevron since 1996.

Our Strong Relationships with Our Diversified Third-Party Customer Base

              We have a diversified base of over 480 dealer locations, and no single third-party dealer is material to our business. We have established strong customer relationships with our third-party dealers by focusing on customer service, including consistent, prompt delivery. Our proprietary web-based system allows our dealers to access their accounts at any time from a personal computer to conveniently and efficiently obtain prices, place orders and review invoices. This platform is scalable and is designed to accommodate new fuel distribution customers.

              We distribute a wide selection of branded fuels, including Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other, smaller wholesale distributors in our markets. In addition, the size of our wholesale distribution network and our strong long-standing relationships with our suppliers allows us to offer our customers competitive prices for motor fuel. We also provide opportunities to our dealers to access products and services that they would not likely be able to obtain either on their own or at our discounted rates.

              We believe that our strong customer relationships and focus on customer service, our differentiated product offering and our competitive pricing make us an attractive partner for new or existing retailers who are looking for a wholesale distributor.

Our Experienced Management Team and Proven Track Record

              Our management team has a proven ability to develop and maintain customer relationships, integrate acquisitions and grow operations while maintaining financial discipline. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Our current executive management team, which is led by Sam L. Susser, our President and Chief Executive Officer, has average industry experience of 19 years. Since its IPO in 2006 through June 30, 2012, SHC's Adjusted EBITDA more than tripled, fuel volumes sold increased by 66% and total retail stores increased by 68%. SHC has completed 13 significant acquisitions in the last 23 years, including three acquisitions in the past three years which have added 174 dealer contracts to our wholesale distribution network.

Our Business and Properties

              We are a wholesale distributor of motor fuels and other petroleum products, and we lease or sublease real estate used primarily in the retail distribution of motor fuels. We do not operate or intend to operate any retail convenience stores.

Wholesale Motor Fuel Distribution

              We purchase motor fuel from refiners and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to (i) Stripes® convenience stores, (ii) SHC's independently operated consignment locations; (iii) convenience stores and retail fuel outlets operated by third parties and (iv) other commercial customers. The following table highlights our total motor fuel gallons sold during each of the last five fiscal years and for the twelve months ended June 30, 2012, by principal customer group (gallons in thousands):

	Year Ended December 31,					Twelve Months Ended June 30, 2012
Customer Group	2007	2008	2009	2010	2011
Stripes® stores	426,779	609,821	707,106	739,104	789,578	830,165
Consignment locations	100,066	94,882	100,609	106,073	108,944	113,014
Third-party dealers and other commercial customers	369,960	391,634	394,212	388,136	413,888	455,890

Total	896,805	1,096,337	1,201,927	1,233,313	1,312,410	1,399,069

              The following table highlights the number of locations as of the end of the year and as of June 30, 2012, by principal customer group:

	As of Year Ended December 31,
						As of June 30, 2012
Customer Group	2007	2008	2009	2010	2011
Stripes® stores(1)	504	512	526	526	541	545
Consignment locations	76	78	84	85	84	83
Third-party dealer locations	311	294	306	346	481	484

Total(1)	891	884	916	957	1,106	1,112

(1)
As of the years ended December 31, 2007, 2008, 2009, 2010 and 2011, and as of June 30, 2012, eight, eight, nine, four, four and four Stripes® convenience stores, respectively, did not sell motor fuel.

    Sales to Stripes® Convenience Stores

              Pursuant to the SHC Distribution Contract that will be contributed to us in connection with the completion of this offering, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience store locations for a fixed profit margin of three cents per gallon. As of June 30, 2012, SHC operated 545 Stripes® convenience stores, 498 of which were in Texas, 29 of which were in New Mexico, and 18 of which were in Oklahoma. Of these stores, 541 sell motor fuel. One of these Stripes® convenience stores is subject to a consignment contract with a third party which pays SHC a commission to sell motor fuel at that location and, as a result, we will not sell any motor fuel to that location.

              Approximately 85% of the Stripes® convenience stores are open 24 hours a day, 365 days a year. SHC has built over 115 Stripes® convenience stores since January 1, 2000 through December 31, 2011, which average approximately 5,000 square feet and are built on large lots with much larger motor fueling and parking facilities as compared to older stores and many of our competitors' stores. According to a report of 2010 industry data issued by the National Association of Convenience Stores, the average size of new stores in the U.S. was 3,590 square feet in urban areas, and 3,788 square feet in rural areas.

              The following table provides a history of SHC's retail openings, conversions, acquisitions and closings for each of the last five years and during the six months ended June 30, 2012:

	Year Ended December 31,					Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Number of stores at beginning of period	325	504	512	526	526	541
New stores constructed	17	8	7	12	17	7
Acquired stores(1)	169	4	8	2	2	—
Closed, relocated or divested stores(2)	(7)	(4)	(1)	(14)	(4)	(3)

Number of stores at end of period	504	512	526	526	541	545

(1)
Acquired 168 stores from TCFS Holdings, Inc. in November 2007.

(2)
Included in closures for 2010 are the divestiture of seven grocery stores that were acquired from TCFS Holdings, Inc. in 2007, and the conversion of three stores to wholesale dealer-operated that had been acquired from Jack in the Box, Inc. in 2009.

    Sales to SHC's Consignment Locations

              Pursuant to the SHC Distribution Contract that will be contributed to us in connection with this offering, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel to SHC's existing independently operated consignment locations for a fixed profit margin of three cents per gallon. As of June 30, 2012, SHC had consignment arrangements with independent operators at 83 locations. At these consignment locations, SHC provides and controls motor fuel inventory and price at the site and receives the actual retail selling price for each gallon sold, less a commission paid to the retail operator of the location. The following table provides a history of SHC's contracted consignment location openings, conversions, acquisitions and closings for each of the last five years and during the six months ended June 30, 2012:

	Year Ended December 31,					Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Number of independently operated consignment locations at beginning of period	77	76	78	84	85	84
New locations	0	4	6	—	—	—
Discontinued locations	(3)	(2)	—	(2)	(1)	(3)
Transfers from supply	3	—	—	4	5	2
Transfers to supply	(1)	—	—	(1)	(5)	—

Number of independently operated consignment locations at end of period	76	78	84	85	84	83

    Sales to Third Parties

              As of June 30, 2012, we distributed fuel under long-term contracts to over 480 convenience stores and retail fuel outlets operated by third parties. No single third-party dealer is material to our business. Under our distribution contracts with third parties, we agree to distribute a particular branded or unbranded motor fuel to a location or group of locations and arrange for all transportation. We typically receive a fee per gallon equal to the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon. The initial term of most dealer distribution contracts is ten years, and as of June 30, 2012, our dealer distribution contracts had an average remaining life of five years. These dealer distribution agreements require, among other things, that dealers maintain the standards established by the applicable brand. At our option, we may provide credit to dealers for seven to ten days. In October 2011, we completed the acquisition of 121 dealer distribution agreements which had an average remaining life of five years as of June 30, 2012.

              The following table provides a history of our dealer location openings, conversions, acquisitions and closings for each of the last five years and the six months ended June 30, 2012:

	Year Ended December 31,					Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Number of dealer locations at beginning of period	290	311	294	306	346	481
New locations(1)	30	23	28	59	142	14
Discontinued locations	(7)	(40)	(16)	(16)	(7)	(9)
Transfers to consignment	(3)	—	—	(4)	(5)	(2)
Transfers from consignment	1	—	—	1	5	—

Number of dealer locations at end of period	311	294	306	346	481	484

(1)
In 2011, includes the acquisition of 121 dealer distribution contracts from Community Fuels of Texas, LP.

              We continually seek to expand our dealer distribution network through acquisitions of contracts for existing independently operated sites from other distributors and through incremental additions of existing and new dealers. We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site's size and location, projected monthly volumes of motor fuel, monthly merchandise sales, overall financial performance and previous operating experience. We may extend credit to certain dealers based on our credit evaluation process.

    Dealer Incentives

              In addition to motor fuel distribution, we offer dealers the opportunity to participate in merchandise purchasing and promotional programs arranged with vendors. We believe the vendor relationships we have established through SHC's retail operations and our ability to develop programs provide us with an advantage over other distributors when recruiting new dealers into our network, as well as retaining current dealers. Our dealer incentives allow our dealers to access products and services, such as ATM machines and automated movie rental kiosks, that they would not likely be able to obtain either on their own or at our discounted rates. Also, as an incentive to dealers, we may provide store equipment or motor fuel distribution equipment for use at designated sites. Generally, this equipment is provided to the dealer on the condition that the dealer continues to comply with the terms of its distribution agreement with us.

    Sales to Other Commercial Customers

              We also distribute unbranded fuel to numerous other customers, including convenience stores, unattended fueling facilities and certain other commercial customers. These distribution arrangements totaled approximately 147.8 million gallons during the twelve months ended June 30, 2012. These customers are primarily commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not generally enter exclusive contractual relationships with us, if they enter into a contractual relationship with us at all. Sales to these customers are typically made at a quoted price based upon our cost plus taxes, cost of transportation and a margin determined by us at time of sale and may provide for immediate payment or the extension of credit for up to 30 days.

    Sales of Propane, Lube Oil and Other Petroleum Products

              In connection with an acquisition completed in 2007, we acquired two bulk plant facilities, which, in addition to the distribution of motor fuel, were used to distribute propane, lube oil and other petroleum products. Since the acquisition, we have sold, and will continue to sell, these products to third-party commercial customers on both a spot and contracted basis.

    Fuel Supplier Arrangements

              We distribute branded motor fuel under the Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero brands. We purchase this branded motor fuel from major oil companies and refiners under supply agreements. We also distribute unbranded motor fuel, which we purchase either on a rack basis based upon prices posted by the refiner at a fuel supply terminal, or on a contract basis with the price tied to one or more market indices.

              For fiscal 2011, Valero supplied approximately 40% and Chevron supplied approximately 20% of our consolidated motor fuel purchases. Our supply agreement with Valero expires in July 2018. We have been distributors for Chevron since 1996 and our current contract with Chevron expires in August 2014. We purchase the motor fuel at the supplier's applicable price at the terminal, which typically changes daily. Our supply agreements with other suppliers generally have an initial term of three years. In addition, each supply agreement typically contains provisions relating to payment terms, use of the supplier's brand names, credit card processing, compliance with supplier's requirements, insurance coverage and compliance with legal and environmental requirements, among others. As is typical in the industry, our suppliers generally can terminate the supply contract if we do not comply with any material condition of the contract, including our failure to make payments when due, fraud, criminal misconduct, bankruptcy or insolvency. Generally, our supply agreements have provisions that obligate the supplier to sell up to an agreed upon number of gallons, subject to certain limitations. Any amount in excess of that agreed upon amount is subject to availability. Due to the large volumes of motor fuel we purchase, we may receive volume rebates or incentive payments to drive volumes and provide an incentive for branding new locations. Certain suppliers require that all or a portion of any such branding incentive payments be repaid to the supplier in the event that the sites are closed or rebranded within a stated number of years. In some cases, our supply agreements provide that motor fuel suppliers have a right of first refusal to acquire assets used by us to sell their branded motor fuel.

              We have historically received early payment and volume-related discounts from our suppliers, although there is no guarantee that we will continue to receive these discounts in the future. Please read "Risk Factors—Risks Inherent in Our Business—Certain of our contracts with suppliers currently have early payment and volume-related discounts which reduce the price we pay for motor fuel that we purchase from them. If we are unable to renew these contracts on similar terms, our gross profit will correspondingly decrease."

    Bulk Fuel Purchases

              We may periodically purchase motor fuel in bulk and hold it in inventory or transport it via pipeline, in which case we mitigate the inventory risk through the use of commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. These fuel hedging positions have not been material to our operations. In certain instances, we blend in various additives including ethanol and bio-mass based diesel. During 2011, bulk fuel purchases were immaterial to our total fuel purchases, representing only 2.4% of our total gallons purchased for the year ended December 31, 2011.

    Transportation Logistics

              Pursuant to the SHC Transportation Agreement that will be contributed to us upon completion of this offering, SHC will provide all transportation logistics for our motor fuel deliveries. Through third-party transportation providers or its own fleet of fuel transportation vehicles, SHC will arrange for motor fuel to be delivered from the storage terminals to the appropriate sites in our distribution network at prices consistent with those historically charged to third parties for the delivery of fuel. Under this arrangement and pursuant to our contracts with third-party customers and SHC, we will pass through all transportation costs and consequently will not incur any profit or loss relating to transportation.

    Technology

              Technology is an important part of our wholesale operations. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain prices, place orders and review invoices, credit card transactions and electronic funds transfer notifications. Substantially all of our dealer payments are processed by electronic funds transfer. We use an internet-based system to assist with fuel inventory management and procurement and an integrated wholesale fuel system for financial accounting, procurement, billing and inventory management.

Real Estate and Lease Arrangements

              Following the completion of this offering, we will own 41 retail fuel locations and lease 12 additional retail fuel locations, most of which are in Texas, and all of which we rent or sublease to third parties. We collect rent from the lessees pursuant to lease agreements with them. Our leases typically have a term of five to ten years and as of June 30, 2012, the average remaining lease term for our current lease agreements was approximately seven years.

    Growth Opportunities in Rental Income from SHC

              Pursuant to the omnibus agreement, we will have the option to enter into sale and leaseback transactions with SHC for up to 75 Stripes® convenience stores. We intend to pursue additional sale and leaseback transactions with SHC in the future, which we believe will help promote SHC's organic growth strategy while providing us with additional cash flows from rent and the wholesale distribution of fuel.

              SHC's organic growth plans call for the opening of 26 to 29 newly constructed stores in 2012 and an additional 28 to 35 newly constructed stores in 2013. SHC currently owns sufficient properties for all of the stores to be completed in 2012 and a portion of the stores scheduled to be built in 2013, and is continuously evaluating new properties within or contiguous to its existing Stripes® market areas. In evaluating potential properties, SHC considers a number of factors, including strategic fit, desirability of location, cost efficiency of serving the site with our wholesale business and price. SHC considers acquiring ownership of sites that are not within or contiguous to our current markets if the opportunity meets certain criteria, such as the availability of other sites in the area, motor traffic, potential sales volumes and cash flow potential, among others.

Competition

              We compete with major oil companies that distribute their own products, as well as other independent motor fuel distributors. The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.

              We may encounter more significant competition if major integrated oil companies shift from their current trend of divesting retail sites, and the corresponding wholesale distribution to such sites, to distributing their own products in direct competition with us. Furthermore, we may encounter competition if our larger wholesale customers choose to purchase their motor fuel supplies directly from the major oil companies. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. If we were to fail to maintain the quality of our services, our customers may choose alternative distribution sources and our margins could decrease.

              SHC has in the past executed sale and leaseback transactions with real estate investment trusts, or REITs. After the expiration of our option to purchase and leaseback up to 75 recently constructed Stripes® convenience stores from SHC, SHC will have no obligation to execute additional sale and leaseback transactions. In the future, we may compete with REITs for sale and leaseback opportunities.

Seasonality

              Our business exhibits some seasonality due to our customers' increased demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period.

Insurance

              Our operations and assets are insured under an insurance program administered by SHC. SHC uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. SHC's liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. The estimated undiscounted liability is established based upon analysis of historical data and include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position. We will reimburse SHC under the omnibus agreement for insurance costs.

              Management believes that the amount of coverage provided is reasonable and appropriate. We have obtained directors' and officers' liability insurance for the directors and officers of our general partner.

Environmental Matters

Environmental Laws and Regulations

              We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks; the release or discharge of hazardous materials into the air, water and soil; the generation, storage, handling, use, transportation and disposal of regulated materials; the exposure of persons to regulated materials; remediation of contaminated soil and groundwater; and the health and safety of our employees.

              Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

  •
  requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

  •
  requiring capital expenditures to comply with environmental control requirements; and

  •
  enjoining the operations of facilities deemed to be in noncompliance with environmental laws and regulations.

              Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining or otherwise curtailing future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

              The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and minimize the costs of such compliance.

              We believe we are in compliance in all material respects with applicable environmental laws and regulations, and we do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders. We can provide no assurance, however, that future events, such as changes in existing laws (including changes in the interpretation of existing laws), the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs.

Hazardous Substances and Releases

              Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current properties or off-site waste disposal sites.

              We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for remediation or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We meet these requirements by maintaining insurance which we purchase from private insurers and in certain circumstances, rely on applicable state trust funds, which are funded by underground storage tank registration fees and taxes on wholesale purchase of motor fuels.

Environmental Reserves

              As of December 31, 2011, our predecessor had environmental reserves of $100,000 for estimated costs associated with remediating a release from an underground storage tank at a single facility. SHC is in the process of remediating this site and will indemnify us for any associated costs under the environmental indemnification provisions of our omnibus agreement. Accordingly, on a pro forma basis, our financial statements reflect no environmental reserves for this matter.

Underground Storage Tanks

              We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Pursuant to the RCRA, the Environmental Protection Agency, or EPA, has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking underground storage tanks. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. Our predecessor spent approximately $0.3 million on these compliance activities associated with 84 sites with underground storage tanks for the fiscal year ended December 31, 2011. At the completion of this offering, we will own 15 of such sites. We believe we are in compliance in all material respects with requirements applicable to our underground storage tanks.

Air Emissions

              The Federal Clean Air Act (the "CAA") and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. Under the CAA and comparable state and local laws, permits are typically required to emit regulated air pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in substantial compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

              Various federal, state and local agencies have the authority to prescribe product quality specifications for the motor fuels that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe we are currently in substantial compliance with these regulations.

              Efforts at the federal and state level are currently underway to reduce the levels of greenhouse gas ("GHG") emissions from various sources in the United States. At the federal level, Congress has considered legislation to reduce GHG emissions in the United States but no such legislation has been passed. Such federal legislation may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. Even in the absence of new federal legislation, GHG emissions have begun to be regulated by the EPA pursuant to the CAA. For example, in April 2010, the EPA set a new emissions standard for motor vehicles to reduce GHG emissions. New federal or state restrictions on emissions of GHGs that may be imposed in areas of the United States in which we conduct business and that apply to our operations could adversely affect the demand for our products.

 Other Government Regulation

              The Petroleum Marketing Practices Act, or PMPA, is a federal law that governs the relationship between a refiner and a distributor, as well as between a distributor and branded dealer, pursuant to which the refiner or distributor permits a distributor or dealer to use a trademark in connection with the sale or distribution of motor fuel. Under the PMPA, we may not terminate or fail to renew a branded distributor contract unless certain enumerated preconditions or grounds for termination or nonrenewal are met and we also comply with the prescribed notice requirements.

Employee Safety

              We are subject to the requirements of the Occupational Safety and Health Act, or "OSHA," and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA's hazard communication standards require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with the applicable OSHA requirements.

Title to Properties, Permits and Licenses

              We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will not have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.

              We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances, including repurchase rights and use, operating and environmental covenants and restrictions, including restrictions on branded motor fuels that may be sold at such sites. We believe that none of these encumbrances will detract materially from the value of our sites or from our interest in these sites, nor will they interfere materially with the use of these sites in the operation of our business. These encumbrances may, however, impact our ability to sell the site to an entity seeking to use the land for alternative purposes.

Our Employees

              We are managed and operated by the board of directors and executive officers of our general partner. Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by SHC and its affiliates. Following the completion of this offering, we expect that our general partner and its affiliates will have approximately 100 employees performing services for our operations, and appropriate costs will be allocated to us. We believe that our general partner and its affiliates have a satisfactory relationship with those employees. None of these employees are subject to collective bargaining agreements.

Legal Proceedings

              Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. Similarly, we do not believe that any legal proceedings involving our predecessor will have a material impact on our financial condition or results of operations. Our general partner is not involved in any legal proceedings.

 MANAGEMENT

Management of Susser Petroleum Partners LP

              Our general partner will manage our operations and activities on our behalf through its directors and officers, the latter of whom will be employed by SHC. References to "our officers" and "our directors" refer to the officers and directors of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. The directors of our general partner oversee our operations. Unitholders will not be entitled to elect the directors of our general partner, all of whom will be appointed by SHC, or directly or indirectly participate in our management or operations. Our general partner will, however, be accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement, which contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. Please read "Conflicts of Interest and Fiduciary Duties" for more information.

              Upon the completion of this offering, our general partner will have six directors, four of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following completion of this offering.

              All of the executive officers of our general partner also serve as executive officers of SHC. Our executive officers listed below will allocate their time between managing our business and the business of SHC. Our executive officers intend, however, to devote as much time as is necessary for the proper conduct of our business. We currently expect that the executive officers of our general partner, other than Rocky B. Dewbre, will allocate approximately 15% of their time to managing our business. We expect that Mr. Dewbre will allocate approximately 60% of his time to managing our business.

              Following the completion of this offering, neither our general partner nor SHC will receive any management fee or other compensation in connection with our general partner's management of our business, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions" and "The Partnership Agreement—Reimbursement of Expenses."

              In evaluating director candidates, SHC will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Executive Officers and Directors of our General Partner

              The following table shows information for the executive officers and directors of our general partner upon the consummation of this offering. Directors are appointed to hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board.

Name	Age	Position With Our General Partner
Sam L. Susser	49	Chief Executive Officer and Chairman of the Board
E.V. Bonner, Jr.	56	Executive Vice President, Secretary and General Counsel
Rocky B. Dewbre	46	President and Chief Operating Officer
Mary E. Sullivan	55	Executive Vice President, Chief Financial Officer and Treasurer
Sam J. Susser	72	Director
Armand S. Shapiro	71	Director
David P. Engel	61	Director
Bryan F. Smith, Jr.	59	Director
Rob L. Jones	54	Director Nominee

              Sam L. Susser—Chief Executive Officer and Chairman of the Board.    Mr. Sam L. Susser was appointed Chief Executive Officer and chairman of the board of directors of our general partner in June 2012. Mr. Susser has served as SHC's President and Chief Executive Officer since 1992. From 1988 to 1992, Mr. Susser served as SHC's General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc., an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of Susser Holdings Corporation's Board of Directors and a director to our general partner's board of directors. The Susser family has been in the fuel distribution business for over 70 years. Mr. Susser provides insight into all aspects of our business. We believe that his financial industry experience along with his in-depth knowledge of our business will greatly help the board of directors of our general partner in setting strategic, financial and operating strategies.

              E.V. Bonner, Jr.—Executive Vice President, Secretary and General Counsel.    Mr. Bonner was appointed Executive Vice President, Secretary and General Counsel of our general partner in June 2012. Mr. Bonner has served as SHC's Executive Vice President and General Counsel since March 2000 and prior to joining SHC, Mr. Bonner was a stockholder in the law firm of Porter, Rogers, Dahlman & Gordon, P.C. from 1986 to 2000. He is board certified in commercial real estate law by the Texas Board of Legal Specialization. Mr. Bonner has been involved in numerous charitable, educational and civic organizations.

              Rocky B. Dewbre—President and Chief Operating Officer.    Mr. Dewbre was appointed President and Chief Operating Officer of our general partner in June 2012. Mr. Dewbre has served as SHC's Executive Vice President and President/Chief Operating Officer-Wholesale since January 2005. Mr. Dewbre served as SHC's Executive Vice President and Chief Operating Officer-Wholesale from 1999 to 2005, as Vice President from 1995 to 1999 and as Manager of Finance and Administration from 1992 to 1995. Before joining SHC in 1992, Mr. Dewbre was a corporate internal auditor with Atlantic Richfield Corporation, a petroleum/chemical company, from 1991 to 1992 and an auditor and consultant at Deloitte & Touche LLP from 1988 to 1991. Mr. Dewbre serves as a director of Tank Owner Members Insurance Company and the Society of Independent Gasoline Marketers of America.

              Mary E. Sullivan—Executive Vice President, Chief Financial Officer and Treasurer.    Ms. Sullivan was appointed Executive Vice President, Chief Financial Officer and Treasurer of our general partner in June 2012. Ms. Sullivan has served as SHC's Executive Vice President, Chief Financial Officer and Treasurer since November 2005 and as SHC's Vice President of Finance from February 2000 to 2005. Prior to joining SHC in 2000, Ms. Sullivan served as Director of Finance for the City of Corpus Christi from 1999 to 2000. Ms. Sullivan's previous experience includes serving as the Controller and member of the board of directors of Elementis Chromium, a producer of chromium chemicals, from 1993 to 1999, and various positions with Central Power and Light Company, culminating in Treasurer, over the 13 year period from 1979 to 1992.

              Sam J. Susser—Director    Mr. Sam J. Susser joined our general partner's board of directors in August 2012 and has served as a member of SHC's board of directors since 1988. He also served as chairman of SHC's board of directors from 1988 to 1992. Mr. Susser was also the Chairman and Chief Executive Officer of Plexus Financial Services, a holding company based in Dallas, Texas, from 1987 through 1991. Mr. Susser's experience includes various positions with The Southland Corporation (7-Eleven, Inc.), Plexus Financial Services and CITGO Petroleum Corporation, where he served as President. Mr. Susser served as a director and member of the Audit Committee and Executive Committee of Alberto-Culver Company, a manufacturer and marketer of personal care and household brands, for ten years prior to its sale in 2011. Mr. Susser previously has served on the board of directors of Garden Ridge Pottery and Computer Craft, Inc. Sam J. Susser is the father of Sam L. Susser, our general partner's Chief Executive Officer and Chairman. Mr. Susser's father founded the family's fuel distribution business in the 1930's. In addition to his entrepreneurial spirit and extensive experience with SHC, Mr. Susser also has gained substantial executive experience in other companies and on other boards, which enhances the leadership he provides to our general partner's board, as well as his insights into corporate governance, risk management, strategic and financial planning, and operating strategy.

              David P. Engel—Director    Mr. Engel joined our general partner's board of directors in August 2012 and has served as a member of SHC's board of directors since September 2007. Mr. Engel has been the principal of Corpus Christi-based Engel and Associates, LLC since 1999, a company which provides business management consulting services to public and private companies in the areas of financial performance improvement, acquisitions and divestitures. Prior to joining Engel and Associates, LLC, Mr. Engel was president of Airgas Southwest, Inc. and he served as CEO, president and owner of Welders Equipment Company. Mr. Engel serves on the board of directors of several privately held companies. Mr. Engel has been appointed to serve on our general partner's audit committee effective as of the date of his appointment. Mr. Engel's service on SHC's board of directors and executive management and consulting experience is valuable to the board of directors of our general partner in setting strategic direction, and developing and executing growth and compensation strategies.

              Armand S. Shapiro—Director    Mr. Shapiro joined our general partner's board of directors in August 2012 and has served as a member of SHC's board of directors since 1997. Mr. Shapiro joined Newport Board Group as a Partner in October of 2011. Newport Board Group is a partnership of board directors and senior executive leaders that assist emerging growth and middle market companies improve their performance. Prior to that, Mr. Shapiro served as a business consultant and mentor to chief executive officers of private companies to develop strategies to improve growth and profitability of the company. He served from October 2001 through January 2006 on the board of directors of Bindview Development Corporation, then a publicly traded corporation that provided software for proactively managing information technology security compliance operations. Mr. Shapiro was the Chairman and Chief Executive Officer of Garden Ridge Corporation from 1990 until June 1999. During the 1980s, Mr. Shapiro also served as President, a member of the executive management team, and a director of Computer Craft, Inc., then a publicly traded retailer of computer products. He was also previously a partner and Chief Operating Officer of Modern Furniture Rentals, Inc., a family-owned and operated business. Mr. Shapiro is a graduate of Renesselaer Polytechnic Institute and has served as an officer in the United States Army. Mr. Shapiro has been appointed to serve as the Chairman of our general partner's audit committee effective as of the date of his appointment. Mr. Shapiro's extensive corporate and financial management experience and tenure on SHC's board of directors, as well as his specific background in technology and retail operations, provide valuable expertise to the board of our general partner in strategic planning, risk management, financial and accounting oversight.

              Bryan F. Smith, Jr.—Director    Mr. Smith joined our general partner's board of directors in August 2012. Mr. Smith's business experience includes over 25 years at 7-Eleven, Inc. (formerly the Southland Corporation), beginning in 1980 and culminating with his retirement in June 2006. During his tenure at 7-Eleven, Mr. Smith served in a variety of positions, most recently as Executive Vice President, Chief Administrative Officer and Secretary from 2005 to 2006 and Executive Vice President, General Counsel and Secretary from 2002 to 2005, having been first appointed to the position of General Counsel in 1993, as well as chief compliance officer under the 7-Eleven Code of Conduct from 1992 to 2006 and a member of the executive committee from 1995 to 2006. Mr. Smith was also briefly engaged as a consultant to Blockbuster Inc. in late 2007, serving as its interim general counsel. Mr. Smith has been appointed to serve on our general partner's audit committee and as Chairman of our general partner's conflicts committee effective as of the date of his appointment. We believe that Mr. Smith's broad range of work for 7-Eleven and knowledge of the convenience store industry apart from SHC will enable him to offer a unique perspective to our general partner's board of directors.

              Rob L. Jones—Director Nominee.    Mr. Jones is expected to join our general partner's board of directors in connection with this offering. Mr. Jones' experience includes an over twenty year career in investment banking at Merrill Lynch & Co. and The First Boston Corporation, most recently as co-head of Bank of America Merrill Lynch Commodities from 2007 until his retirement in June 2012, and prior to that, as co-head of Merrill Lynch's Global Energy and Power Investment Banking Group and founder of Merrill Lynch Commodity Partners. Mr. Jones will, beginning in September 2012, be an executive in residence at the McCombs School of Business at the University of Texas at Austin. Mr. Jones is a life member of the advisory council of the McCombs School of Business at the University of Texas at Austin and on the advisory board of Climax Global Energy, Inc. Mr. Jones is expected to be appointed to serve on our general partner's audit committee and conflicts committee. We believe that Mr. Jones' extensive experience in finance and the energy industry will enable him to provide unique strategic and management insight to the board of directors.

Director Independence

              In accordance with the rules of the NYSE, SHC must appoint at least one independent director prior to the listing of our common units on the NYSE, one additional member within ninety days of that listing, and one additional independent member within one year of that listing. Messrs. Shapiro, Engel, Smith and Jones, each of whom meets the independence standards established by the NYSE, will be appointed to the board of directors of our general partner prior to the date our common units are listed for trading on the NYSE.

Committees of the Board of Directors

              The board of directors of our general partner has an audit committee and a conflicts committee. Messrs. Shapiro, Engel and Smith are the initial members of the audit committee and Mr. Smith is the initial member of our conflicts committee. Mr. Jones is expected to be appointed to serve on both the audit committee and conflicts committee prior to the listing of our common units on the NYSE. We do not expect that we will have a compensation committee, but rather that our general partner's board of directors will approve equity grants to directors and employees. We also do not expect to have a nominating and corporate governance committee.

Audit Committee

              We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act. The board of directors of our general partner has determined that each director appointed to the audit committee is "financially literate," and Mr. Shapiro, who will serve as chairman of the audit committee, has "accounting or related financial management "expertise," in accordance with the NYSE rules and regulations. The audit committee of the board of directors of our general partner will serve as our audit committee and will assist the board in its oversight of the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Conflicts Committee

              We expect that three independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest (including certain transactions with affiliates of SHC), but our partnership agreement only requires the conflicts committee to have one member. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including SHC, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

              Because our partnership agreement only requires that the conflicts committee have at least one member, during any time that the committee only has one member, that single member of the conflicts committee will be able to approve resolutions of conflicts of interest. It is possible that a single-member committee may not function as effectively as a multiple-member committee and, if we pursue a transaction with an affiliate while the conflicts committee has only one member, our limited partners will be deemed to have approved that transaction through the approval of that single-member committee, in the same manner as would have occurred had the committee consisted of more directors.

EXECUTIVE OFFICER COMPENSATION

Compensation of Our Executive Officers

              We and our general partner were formed in June 2012. Accordingly, neither we nor our general partner accrued any obligations with respect to management compensation or retirement benefits for directors and executive officers for any periods prior to our formation date.

              The officers of our general partner will manage the day-to-day affairs of our business. All of the officers of our general partner are also executive officers of SHC, will have responsibilities to both us and SHC and will devote part of their business time to our business and part of their business time to SHC's business. Compensation will be determined and paid by SHC and a portion of that compensation will be reimbursed by us based on the amount of time spent by such officers in managing our business and operations. The officers of our general partner, as well as the employees of SHC who provide services to us, may participate in employee benefit plans and arrangements sponsored by SHC, including plans that may be established in the future. Certain of our general partner's officers and employees and certain employees of SHC who provide services to us currently hold grants under SHC's equity incentive plans and will retain these grants after the completion of this offering.

              In connection with the completion of this offering, our general partner plans to adopt a long-term incentive plan. Certain of our general partner's officers, employees and non-employee directors, and other key employees of SHC who make significant contributions to our business, will be eligible to receive awards under our long-term incentive plan. Our general partner intends to implement the long-term incentive plan to provide our general partner with maximum flexibility with respect to the design of compensatory arrangements for individuals providing services to us. Our general partner's board of directors will determine any grants to officers under our long-term incentive plan. The terms of the long-term incentive plan as well as the awards that will be granted to our NEOs (defined below) at the closing of this offering are outlined in detail in this registration statement below.

Compensation of Our Directors

              The officers or employees of our general partner or of SHC who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers or employees of our general partner or of SHC will receive compensation as "non-employee directors" as set by our general partner's board of directors.

              Effective as of the closing of this offering, each non-employee director who is not also a member of the board of directors of SHC will receive a compensation package that will consist of an annual retainer of $60,000. In addition, our directors will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or its committees. At the closing of this offering, each non-employee director who is not also a member of the board of directors of SHC, will receive a grant of 5,000 phantom units. One-third of the 5,000 phantom units granted at the closing of this offering will vest on each of the first three anniversaries of the date of grant. As a general matter, we expect that in the future each non-employee director who is not also a member of the board of directors of SHC will receive grants of equity-based awards upon appointment to the board of directors and from time to time thereafter for so long as he or she serves as a director.

              Each member of the board of directors of our general partner will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

 Compensation Discussion and Analysis

Overview

              Our general partner has the sole responsibility for conducting our business and for managing our operations, and its board of directors and officers make decisions on our behalf. References to "our officers" and "our directors" refer to the officers and directors of our general partner. Following the closing of this offering, we expect that the most highly compensated executive officers of our general partner, including our general partner's principal executive and financial officers, will be Sam L. Susser, our Chief Executive Officer; Mary E. Sullivan, our Executive Vice President, Chief Financial Officer and Treasurer; Rocky B. Dewbre, our President and Chief Operating Officer; and E.V. Bonner, Jr., our Executive Vice President, General Counsel and Secretary. Each of the executives who we expect to be one of our named executive officers ("NEOs") is also a NEO of SHC, and we expect that our NEOs will allocate their time between managing our business and managing the business of SHC.

              We do not and will not directly employ any of the persons responsible for managing our business and we currently do not have a compensation committee. Our officers will be employed and compensated by SHC or a subsidiary of SHC and the responsibility and authority for compensation-related decisions for our executive officers will reside with the SHC compensation committee. In accordance with the terms of our partnership agreement and the omnibus agreement, we will reimburse SHC for compensation related expenses attributable to the portion of the executive's time dedicated to providing services to us. Please read "The Partnership Agreement—Reimbursement of Expenses" and "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement." SHC currently expects that Mr. Susser, Ms. Sullivan and Mr. Bonner will each generally devote approximately 15% of their total business time to our general partner and us and that Mr. Dewbre will devote approximately 60% of his total business time to our general partner and us; however, our actual future compensation allocation may differ from current expectations. SHC has the ultimate decision-making authority with respect to the total compensation of the NEOs that are employed by SHC including, subject to the terms of the partnership agreement, determining the portion of that compensation that is allocated to us based on the time spent by such officers in managing our business and operations. Any such compensation decisions will not be subject to any approvals by the board of directors of our general partner or any committees thereof. However, all determinations with respect to awards to be made under our long-term incentive plan to our executive officers, key employees, and independent directors will be made by the board of directors of our general partner or a committee thereof that may be established for such purpose.

2012 Long-Term Incentive Plan

              Our general partner intends to implement the Susser Petroleum Partners LP 2012 Long-Term Incentive Plan, or the 2012 LTIP, to provide maximum flexibility with respect to the design of compensatory arrangements for individuals providing services to us. The 2012 LTIP will be for the benefit of employees, consultants, and directors of our general partner and its affiliates, who perform services for us. Each of the Named Executive Officers will be eligible to participate in the 2012 LTIP. Any awards that are made under the 2012 LTIP to our executive officers will be approved by the board of directors of our general partner or a committee thereof that may be established for such purpose.

              The 2012 LTIP will provide us with the flexibility to grant unit options, restricted units, phantom units, unit appreciation rights, cash awards, distribution equivalent rights, substitute awards, and other unit-based awards, or any combination of the foregoing. These awards are intended to align the interests of plan participants (including the NEOs) with those of our unitholders and to give plan participants the opportunity to share in our long-term performance.

    Common Units Reserved Under the 2012 LTIP

              The 2012 LTIP will initially limit the number of common units that may be delivered pursuant to vested awards to 1,092,500 of our common units. Additionally, on January 1 of each calendar year occurring prior to the expiration of the 2012 LTIP, the total number of our common units reserved and available for issuance under the 2012 LTIP shall increase by 500,000 of our common units if, and only if, we completed a sale or other disposition of our common units during the previous calendar year, including, but not limited to, (i) an issuance of common units as consideration for an asset purchase or merger, (ii) a public offering of our common units (other than this offering), (iii) an offering of our common units under Rule 144A or Regulation D of the Securities Act of 1933, as amended, or (iv) any other offering of our common units in a private placement, in each case, to any unaffiliated, non-employee, third party. Our common units cancelled, settled in cash, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The common units delivered pursuant to such awards may be common units acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the committee (as defined below).

    Administration of the 2012 LTIP

              The 2012 LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the committee. The committee may also delegate its duties as appropriate. The committee may terminate or amend the 2012 LTIP or any part of the 2012 LTIP at any time with respect to any common units for which a grant has not yet been made, including increasing the number of common units that may be granted, subject to the requirements of the exchange upon which the units are listed at that time or other applicable law. However, no change other than changes pursuant to a subdivision or consolidation of units, a recapitalization, or a change in control or other "corporate event", may be made that would materially reduce the rights or benefits of a participant without the consent of the participant. The 2012 LTIP will expire upon the earlier of (i) the date terminated by the board of directors of our general partner, (ii) the date all common units available under the 2012 LTIP for grants have been delivered to participants or (iii) the tenth anniversary of the date the 2012 LTIP is adopted by the board of directors of our general partner.

    Awards Under the 2012 LTIP

              In General.    The committee may make grants of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, substitute awards, cash awards and other unit-based awards, or any combination of the foregoing, which grants shall contain such terms as the committee shall determine, including terms governing the service period and/or performance conditions pursuant to which any such awards will vest and/or be settled or be subject to forfeiture, as applicable. The availability and grant of units and other unit-based awards are intended to furnish additional compensation to plan participants and to align their economic interests with those of our public unitholders. In addition, the grant of restricted units and phantom units under the 2012 LTIP is intended to serve as a means of incentive compensation for performance and, to a lesser extent, to provide an opportunity for plan participants to participate in the equity appreciation of our common units. Plan participants will not pay any consideration for the common units they receive pursuant to an award of restricted units, or in connection with the settlement of an award of phantom units, and, as such, we will receive no remuneration for such units. The number of common units subject to awards will be determined by the committee. When considering the type and number of awards to grant under the 2012 LTIP, the committee will consider its general compensation policies and philosophies.

              Options.    Options are options to purchase common units at a specified price. The exercise price of each option granted under the 2012 LTIP will be stated in the option agreement and may vary; provided, however, that, the exercise price for an option must not be less than the fair market value per common unit as of the date of grant of the option unless that option award is intended to otherwise comply with the requirements of Section 409A of the Code. Options may be exercised in the manner and at such times as the committee determines for each option, unless that option award is determined to be subject to Section 409A of the Code, in which case the option award will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an option and the methods and forms in which common units will be delivered to a participant.

              Restricted Common Units.    A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The committee will be able to make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest.

              Phantom Common Units.    A phantom unit entitles the grantee to receive a common unit upon or as soon as reasonably practicable following the phantom unit's settlement date or, in the discretion of the committee, a cash payment equivalent to the fair market value of a common unit calculated on the day the phantom units vest. The committee will be able to make grants of phantom units containing such terms as it shall determine, including the period over which phantom units will vest.

              Unit Appreciation Rights ("UAR").    A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise of the UAR (or another specified date) over the exercise price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the 2012 LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than the fair market value of a common unit as of the date of grant of the UAR unless that UAR award is intended to otherwise comply with the requirements of Section 409A of the Code.

              Distribution Equivalent Rights ("DER").    DERs entitle the participant to receive, with respect to each common unit subject to the award, an amount in cash, common units and/or phantom units, as determined by the committee, equal in value to the amount of any cash distributions made by us during the period the DER is outstanding. The committee will be able to grant DERs in tandem with awards under the 2012 LTIP (other than an award of restricted units or a unit award). Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the committee.

              Substitute Awards.    The 2012 LTIP will permit the grant of awards in substitution for similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by us or an affiliate of another entity or the assets of another entity. Such substitute awards that are unit options or UARs may have exercise prices less than the fair market value of a common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

              Cash Awards and Other Unit-Based Awards.    The 2012 LTIP will permit the grant of cash awards or other unit-based awards, which are awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the unit-based award may be paid in common units, cash or a combination thereof, as provided in the award agreement.

              Performance Awards.    The committee may condition the right to exercise or receive an award under the 2012 LTIP, or may increase or decrease the amount payable with respect to an award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

    Other 2012 LTIP Provisions

              Termination of Employment.    If a grantee's employment, consulting arrangement or membership on the board of directors of our general partner or an affiliate terminates for any reason, the grantee's unvested options, restricted units, phantom units and UARs will automatically be forfeited unless and to the extent the committee or the terms of the award agreement provide otherwise.

              Tax Withholding.    Unless other arrangements are made, the committee will be authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, units, units that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

              Anti-Dilution Adjustments.    If any "equity restructuring" event occurs that could result in an additional compensation expense to us or our general partner under Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions, including the exercise price and performance criteria (if any), of such award to equitably reflect the restructuring event, and the committee will adjust the number and type of common units (or other securities or property) with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the 2012 LTIP and the kind of units or other securities available for grant under the 2012 LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the 2012 LTIP, as appropriate, with respect to the maximum number of units available under the 2012 LTIP, the number of units that may be acquired with respect to an award, and, if applicable, the exercise price of an award in order to prevent dilution or enlargement of awards as a result of such events.

              Change of Control.    Upon a "change of control" (as defined in the 2012 LTIP and as summarized below), the committee may, in its sole discretion, (i) remove any forfeiture restrictions on any award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require the mandatory surrender to us or our general partner by select holders of some or all of the outstanding awards held by such holders in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change of control. For purposes of the 2012 LTIP, a "change of control" occurs (a) when any person or group, other than us, our general partner or an affiliate of either us or of our general partner, becomes the beneficial owner of 50% or more of the voting power of the voting securities of us or our general partner, (b) upon the approval of a plan of complete liquidation of us or our general partner, (c) upon the sale or other disposition of all or substantially all of our general partner's assets or our assets, (d) when our current general partner or an affiliate of our current general partner ceases to be our general partner, or (e) upon any other event as described in an award agreement with respect to an award under the 2012 LTIP. Further, if an award granted under the 2012 LTIP constitutes a "deferral of compensation" under Section 409A of the Code, a "change of control" will not be deemed to occur unless that event also constitutes a "change in the ownership of a corporation", a "change in the effective control of a corporation", or a "change in the ownership of a substantial portion of a corporation's assets", in each case within the meaning of Section 1.409A-3(i)(5) of the treasury regulations promulgated under Section 409A of the Code, as applied to non-corporate entities.

Grants Under the 2012 LTIP

              At the closing of this offering, each of our NEOs, other than Mr. Sam L. Susser, will receive a grant of 5,000 phantom units under the 2012 LTIP. One-fifth of this grant of phantom units will vest on each of the first five anniversaries of the date of grant. These awards are being made to our NEOs to better align their interests with the interests of our unitholders and to serve as a retention tool.

Historic Compensation

              As we are a newly formed subsidiary of SHC consisting of portions of several different parts of SHC's business that are being contributed to us in connection with this offering, neither we nor our general partner incurred any cost or liability with respect to compensation of our NEOs prior to our formation on June 11, 2012. Accordingly, we have no historical compensation information to present. As previously discussed, all compensation-related decisions made with respect to our NEOs (other than any grants under our LTIP) will be the responsibility of SHC and its compensation committee. We have provided a full discussion of the policies and programs of SHC and its compensation committee, as well as all compensation paid by SHC to our NEOs in 2011, below. Following the closing of this offering, we will only reimburse SHC for compensation related expenses incurred by SHC attributable to the portion of the executive's time dedicated to providing services to us.

SHC's Compensation Philosophy and Practices

              The SHC compensation committee acknowledges the importance of the role of management in long-term success and seeks to align compensation practices to the achievement of annual and long-term goals. The SHC compensation committee generally seeks to attract and retain key personnel by setting target annual compensation levels that are competitive with prevailing market practices while also taking into account each individual's responsibilities and contributions over both short-term and long-term horizons. However, the SHC compensation committee believes that compensation should correlate strongly organizational and individual performance and that a significant portion of target compensation should be tied to internal annual financial performance criteria and/or creation of long-term value for investors.

              In communicating the SHC compensation culture to employees, SHC frequently refers to its "share" philosophy: when SHC achieves its financial objectives, it believes in providing the management team an opportunity to share in the financial benefits of those achievements. Similarly, if annual performance does not meet expectations, SHC does not believe in paying members of management generous bonuses or other short-term payouts. This philosophy is intended to create a performance-oriented compensation culture which closely aligns the interests of management with the interests of the other critical stakeholders. This culture is exemplified by target compensation heavily weighted toward performance-based and long-term equity incentive compensation, an annual bonus program tied to meeting or exceeding internal performance goals, a bonus program including a fuel-margin-neutral component to recognize that fuel margins are largely outside of management's control and a future performance hurdle included in certain restricted stock awards.

              Sam L. Susser, SHC's and our Chief Executive Officer, is currently SHC's largest shareholder—owning approximately 11% of SHC's common stock. Mr. Susser has discussed with the SHC compensation committee a preference that he receive any increases in base salary in the form of one-time equity grants rather than cash compensation. Accordingly, his base cash salary has not increased since 2003. These two factors—his large equity interest in SHC and his historical reluctance to accept long-term increases in base salary—have distinguished the SHC compensation committee's approach to compensating Mr. Susser from SHC's other named executive officers in important respects.

              SHC is cognizant of the risks that may arise when companies make incentive compensation a strong component of compensation practices. However, SHC's incentive compensation practices are generally tied to annual corporate or segment-level financial performance metrics that it believes are indicative of prudent management and sustainable growth in its core business and do not create incentives for pursuing short-term gains or engaging in other significant risk-taking behavior. Accordingly, SHC does not believe the form, condition or allocation of the compensation elements provided to employees contributes to any significant level of incremental risk.

SHC's Compensation Setting Process

              The SHC compensation committee assists SHC's board of directors in overseeing compensation policies and practices including: (i) reviewing and approving corporate goals and objectives relevant to the chief executive officer and assessing his performance in light of those goals; (ii) determining and approving chief executive officer compensation; (iii) reviewing and approving compensation levels for all management-level employees, including the named executive officers; (iv) reviewing and approving management incentive compensation policies and programs; (v) reviewing and approving equity compensation programs for employees; and (vi) exercising discretion in the administration of such programs.

              The compensation-setting process used by the SHC compensation committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and through internal research and an assessment of an individual's performance and contributions to SHC, and then allocating that compensation among base salary and short- and long-term incentive compensation. The SHC compensation committee has periodically engaged third-party compensation consultants to provide data or advice regarding compensation determinations and analysis and comparisons of peer company compensation.

Elements of Compensation

              Base Salary.    Each of our and SHC's named executive officers is currently party to an employment agreement with SHC that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the SHC compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. Base salary is designed to provide a fixed minimum level of annual compensation as well as a lever off of which incentive opportunities and other benefit levels are established in the administration of compensation programs.

              Annual Bonuses.    Annual bonuses are intended to motivate and reward SHC's named executive officers by tying performance awards to both the achievement of organization-wide and segment-specific financial goals for the performance year as well as individual performance and achievements. Target bonus levels are established in the named executive officers' employment agreements and may be increased from time to time at the discretion of the SHC compensation committee.

              Final bonus awards are determined in the sole discretion of the SHC compensation committee. The SHC compensation committee chooses to retain ultimate authority over bonus decisions due to the impact that outside variables beyond management's control may have on SHC's results of operations, and its observation that organization-wide or segment-specific performance metrics may not reflect the growth or performance of individuals within SHC. Consequently, while the SHC compensation committee strongly considers the objective performance criteria established as part of the management bonus program to be important components in making award determinations, final bonus decisions are nonetheless entirely discretionary in nature.

              For purposes of assisting its annual bonus determinations, the SHC compensation committee selects internal performance targets that it believes are achievable while also aspirational, insofar as they are indicative of strong organization-wide or, as the case may be, segment-specific performance. While SHC believes that target levels are reasonably attainable, they are necessarily based on certain assumptions as to variables beyond SHC's control, including events of war or terrorism, severe weather events such as hurricanes, changes in commodity price levels and the impact of outside competition—all of which may have a significant impact on SHC's business. The SHC compensation committee also notes any significant impact to financial performance of acquisitions or divestitures that were not contemplated at the time the internal targets were finalized. Historically, the SHC compensation committee has elected to revise the performance criteria whenever there has been a material acquisition or divestiture but has elected not to adjust bonus targets for hurricanes, unanticipated changes in the price of oil and other significant but unforeseen events. Consequently, while the SHC compensation committee looks generally to objective performance measures, it does not take a purely formulaic approach to making bonus decisions and reserves discretion and ultimate authority to consider and discuss any number of subjective factors in making award determinations.

              For the 2011 fiscal year, the SHC compensation committee utilized adjusted EBITDAR of SHC—or net income before net interest expense, income taxes, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses—as the relevant performance measure for making awards under the management bonus program. The SHC compensation committee strongly believes that performance awards should be tied to variables within management's control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of management's control. Accordingly, in 2011 the SHC compensation committee utilized a fuel-margin-neutral measure of adjusted EBITDAR, in addition to reported adjusted EBITDAR, for assessing 2011 performance against targets. For each of its named executive officers, 2011 performance versus target was measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond SHC's control, may have on SHC's operating results. Regardless of the fuel margin neutral EBITDAR, SHC must achieve a certain base level of actual EBITDAR before its named executive officers are eligible for any bonus payments.

              Benefit Plans.    SHC provides other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. SHC's named executive officers are eligible for the same benefit plans provided to certain other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.

              SHC's named executive officers, other than Mr. Susser, may also participate in SHC's Employee Stock Purchase Plan. Mr. Susser is not eligible to participate because he beneficially owns 5% or more of SHC's common stock. Shares of SHC's common stock are purchased quarterly through payroll deductions, with employee contributions limited to the lesser of 10% of compensation or $25,000 annually. Stock purchases are made shortly after the end of each fiscal quarter at 85% of the closing price on the last trading day of the quarter.

              SHC maintains a 401(k) benefit plan for the benefit of its employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the 401(k) plan, employees can contribute up to 100% of their wages, subject to IRS limitations. SHC has also implemented a nonqualified deferred compensation (NQDC) plan for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations, in that the contribution limits and compensation limits of the 401(k) plan do not apply to the NQDC plan.

              Long-Term Incentives.    Long-term incentives generally take the form of equity awards and form a performance-based component of pay historically tied to achievement of internal financial and operational goals at SHC. These awards are generally made at levels intended to provide meaningful incentive for continued employment, and for strong financial performance, over the vesting period. The SHC compensation committee views the incentivizing characteristics of these awards as continuing throughout the full vesting period. Since SHC's initial public offering in 2006, the SHC compensation committee has increasingly recognized the value of long-term equity grants in incentivizing and retaining employees. Beginning in 2010, SHC has made increasing use of annual equity incentive awards as a means of compensating key employees and members of management. Beginning in 2010, SHC also added to its equity compensation program restricted stock units (RSUs) with performance hurdles tied to achievement of internal fuel-margin-neutral EBITDAR targets. These changes have been made to ensure the alignment of long-term interests between named executive officers and outside stakeholders.

Significant Policies and Practices

              Stock Ownership and Retention Policy.    SHC recognizes that ownership of common stock is an effective means to align the interests of its directors and executives with those of its shareholders. It has emphasized the importance of equity ownership among executives and directors. Existing ownership positions of named executive officers combined with equity awards issued in the past create a strong incentive to achieve long-term growth in the price of SHC's common stock. In furtherance of these goals, SHC adopted a set of Corporate Governance Guidelines in 2010 with a stock ownership and retention policy applicable to its directors and executive officers as follows:

Position	Market Value of Common Stock Owned
Chief Executive Officer	6x Base Salary
Executive Vice President	1.5x Base Salary
Senior Vice President	1x Base Salary
Member of Board of Directors	3x Base Retainer

              Each person serving in any of the above capacities is expected to accumulate and retain the corresponding market value of shares in SHC common stock (including "in the money" vested options) within five years of coming under this policy. To the extent this objective is not being met, officers and directors are expected not to sell any shares until their holdings are in line with this policy. SHC believes this policy will reinforce and strengthen the alignment between the interests of directors and senior officers and those of SHC's shareholders.

              Prohibition on Hedging.    No director or officer subject to stock ownership and retention requirements described above is permitted to sell-short, hedge or otherwise engage in transactions in SHC derivative securities the intent or effect of which is to insulate such person's interest in SHC stock, stock options, restricted stock, restricted stock units, or other SHC securities from declines in market value.

              Claw-Back Policy.    SHC's Corporate Governance Guidelines also include a policy that requires it to "claw-back" or recoup any incentive compensation (both cash bonuses and equity awards) paid in the three years preceding the date of any accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws.

              Prohibition on Insider Trading.    SHC has established policies prohibiting officers, directors, and employees from purchasing or selling SHC securities while in possession of material, nonpublic information, or outside of certain "window periods" following the release of annual and quarterly financial results, or otherwise using such information for personal benefit or in any manner that would violate applicable laws and regulations.

              Perquisites and Other Benefits.    SHC provides certain perquisites to executive officers. Executives are eligible to receive annual health examinations and personal administrative and bookkeeping services support from corporate staff. SHC does not provide executive officers with supplemental executive medical benefits or coverage. In addition, SHC generally does not pay for or reimburse executives for aircraft time relating to personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives when executives are traveling on private aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

Employment Agreements

              Each of SHC's named executive officers is currently party to an employment agreement with SHC that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by SHC's compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. These employment agreements provide for severance payments upon certain events of termination with SHC. If SHC terminates the executive "without cause," or the executive elects to terminate employment for "good reason," he or she is generally entitled to two times (three times in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses.

              For purposes of these employment agreements, "good reason" generally includes, (i) a reduction of the executive's base salary or target bonus percentage; (ii) the relocation of the executive's principal office location to a location outside of Corpus Christi or Houston, Texas; (iii) SHC's failure to provide any employee benefits owed to the executive; (iv) a material breach of the executive's employment agreement by SHC; or (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of SHC, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period. Under these employment agreements, the executives are entitled to various "gross-up" payments for certain excise taxes they may incur in connection with annual compensation or any severance payments.

              The SHC compensation committee believes the termination and change of control provisions contained in its executive employment agreements play an important role in attracting, recruiting and retaining executive talent by partially offsetting the career and relocation risks associated with changing jobs and, frequently, moving from larger cities offering greater opportunities for executive-level employment. Additionally, the employment agreements provide long-term protections for SHC through non-competition provisions prohibiting the executives from working in or maintaining anything other than a de minimis ownership interest in another company operating in the convenience store or wholesale motor fuel distribution industry—in any county in which SHC operates at the date of termination of employment—as well as non-solicitation agreements prohibiting the executive from hiring SHC employees, for a period of two years from the date of termination.

Process and Timing of Compensation Decisions

              The compensation-setting process used by the SHC compensation committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and/or through internal research and an assessment of an individual's performance and contributions to SHC, and then allocating that compensation among base salary and short and long-term incentive compensation.

              The SHC compensation committee reviews and approves all compensation targets and payments for senior management, including SHC's NEOs. Sam L. Susser, SHC's and our Chief Executive Officer, evaluates the performance of other officers and develops individual recommendations for the SHC compensation committee's assessment and approval. CEO compensation is reviewed and approved by the SHC compensation committee and by the Board, based upon their independent evaluation of the CEO's performance and contributions.

              The SHC compensation committee periodically engages third-party compensation consultants to provide data or advice regarding compensation determinations. In 2011, the SHC compensation committee engaged Buck Consultants LLC to update their 2010 executive and director compensation market analysis, as discussed in more detail below.

              Market Compensation Analysis.    In the fourth quarter of 2010 the SHC compensation committee engaged the services of Buck Consultants LLC ("Buck") to conduct an independent study to compare salaries, bonuses, and long-term incentives for the CEO, NEOs and the Board of Directors on the basis of both (i) a broad market survey analysis utilizing both private and public company data obtained from proprietary sources and (ii) a proxy analysis of comparable public companies. The broad market survey analysis aggregates data from hundreds of companies across a variety of industries with similar annual revenues to those of SHC. Due to SHC's unique retail convenience store, wholesale fuel distribution and restaurant business structure and its relative size, the SHC compensation committee believes SHC has no direct peer companies. Also, individual roles, experience levels and other factors within peer companies may vary. Accordingly, these studies played a role in satisfying the SHC compensation committee that its compensation plan was in line with appropriate ranges of NEO and director compensation, and assisted the SHC compensation committee in determining salary, bonus and long-term incentives for the 2011 fiscal year. In the fourth quarter of 2011 the SHC compensation committee engaged Buck to perform an update of their broad market survey analysis and proxy analysis to assist them in determining salary, bonus and long-term incentives for the 2012 fiscal year.

              The public company comparison group used by Buck to complete its public company proxy analysis consisted of the following 21 companies, which is the same peer group as was used in the 2010 analysis except that 99 Cent Only Stores, Inc. and California Pizza Kitchen were removed, as they are no longer publicly traded, and O'Reilly Auto Parts, Jack in the Box and Tractor Supply were added:

Alon USA Energy, Inc.	Weiss Markets Inc.	Spartan Stores Inc.
The Pantry, Inc.	Jack in the Box	Bob Evans Farms, Inc.
Casey's General Stores, Inc.	O'Reilly Auto Parts	Village Super Market Inc.
Delek US Holdings, Inc.	Fred's Inc.	Nustar Energy L.P.
Texas Roadhouse, Inc.	Ingles Markets Inc.	Sally Beauty Holdings, Inc.
Cracker Barrel Old Country Stores, Inc. Tractor Supply	Carrols Restaurant Group, Inc. Regency Energy Partners LP	Red Robin Gourmet Burgers, Inc. Ruddick Corporation

              The SHC compensation committee reviewed the mean, median and 25th and 75th percentile base salary, total cash and total compensation levels by position in this analysis, and considered these findings in assessing 2012 executive compensation levels. SHC's CEO's 2011 target compensation was between the 25th and 50th percentiles in this analysis reflecting his repeated recommendation to the SHC compensation committee that it consider one-time equity grants in lieu of making any increases to his base salary above the level set in 2003. The SHC compensation committee also considered Mr. Susser's significant ownership (approximately 11%) of its outstanding common stock. Average NEO 2011 target compensation excluding its CEO was also between the 25th and 50th percentiles. Average annual compensation for its non-employee, independent directors was between the 25th and 50th percentiles.

              Individual Responsibilities, Performance and Contributions.    Individual responsibilities and performance criteria may also provide the impetus for certain compensation decisions and are used by the SHC compensation committee in assessing comparability of market data, refining decisions regarding target levels of NEO annual compensation and considering equity award grants. These criteria are specific to each NEO position and may relate to a number of characteristics, including:

  •
  Role and Responsibilities within SHC

  •
  Leadership

  •
  Customer/Frontline Employee Experience

  •
  Financial Performance/Acumen

  •
  Ethics/Integrity

  •
  Driving Growth

  •
  Planning, Execution and Problem Solving

  •
  Strategic Vision/Direction

  •
  Leadership Development/Succession Planning

  •
  Internal Controls/Risk Management

  •
  External Relations

  •
  Board Relations and Operations

              These criteria may also be used at the SHC compensation committee's discretion to adjust an individual's annual performance bonus above or below the level called for by reference to achievement of specific financial targets.

              Timing of Compensation Decisions.    The SHC compensation committee meets annually in the first quarter of each fiscal year to review the previous year's performance relative to financial targets and may award bonuses and long-term incentive awards that tie to the achievement of those goals. The SHC compensation committee will also then review the goals and management strategies for the new year, establish the target bonus levels for that fiscal year and approve any salary adjustments and associated effective dates. The SHC compensation committee may, however, review salary and bonus levels at other times in the event of mid-year appointments, changes in responsibility or promotions. The SHC compensation committee may also consider and grant long-term incentive awards from time to time as deemed appropriate during the year.

              The following table summarizes the approximate timing of some of SHC's more significant compensation events:

Event	Timing
• Determine annual incentive bonus for preceding fiscal year	First quarter
• Consider base salary adjustments for executive officers for current fiscal year	First quarter
• Establish financial performance objectives for annual bonuses for following fiscal year	Fourth quarter
• Consider long-term incentive compensation awards	First quarter and from time to time

SHC Equity Plans

              In connection with its initial public offering, SHC adopted the SHC 2006 Equity Incentive Plan (the "SHC Plan") which governs the terms of equity awards granted to its management team prior to its initial public offering as well as any future equity awards granted by SHC. The SHC Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, SHC and its subsidiaries, by providing them with opportunities to acquire shares of its common stock or to receive monetary payments. Additionally, the SHC Plan provides SHC a means of directly tying its executives' financial reward opportunities to its shareholders' return on investment.

              Employees and directors of, and consultants to, SHC or any of its subsidiaries are eligible to participate in the SHC Plan, which is administered by the SHC compensation committee. The SHC

Plan makes available an aggregate of 2,637,277 shares of SHC's common stock, subject to adjustments. The SHC Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, shares of restricted stock, and other stock-based awards. The SHC compensation committee determines, with regard to each type of award, the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award. Additionally, in 2008, its shareholders approved the 2008 Susser Holdings Corporation Employee Stock Purchase Plan (the "2008 Employee Stock Purchase Plan"), which permits eligible employees to purchase SHC common stock through accumulated payroll deductions.

              As of January 1, 2012, a total of 817,681 shares of SHC stock had been issued under its equity compensation plans, net of forfeitures, with 410,148 shares remaining subject to vesting provisions. Total shares remaining available for issuance under its equity compensation plans were as follows:

SHC Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	793,494	$12.30	1,670,158
Equity compensation plans not approved by security holders	—	—	—

Total	793,494	$12.30	1,670,158

(1)
Includes 993,016 shares remaining available for future issuance under the SHC Plan and 677,142 shares remaining available for future issuance under the 2008 Employee Stock Purchase Plan.

              Adjustment of Awards.    In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, or other like change in capital structure (other than normal cash dividends) or similar corporate event or transaction of SHC, the SHC compensation committee will determine whether and to what extent it should substitute or adjust, as applicable, the number and kind of shares of stock that may be issued under the SHC Plan or under particular forms and conditions of such awards.

              In the event SHC is a party to a merger or consolidation or similar transaction (including a change of control), the SHC compensation committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, that at any time prior to such transaction, all then outstanding awards shall become immediately exercisable or vested and any restrictions on any awards shall immediately lapse. In addition, the SHC compensation committee may provide that all awards held by participants, who are at the time of the event in its service or the service of any of its subsidiaries or affiliates, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant's service or that all awards will be substituted with awards that will substantially preserve the otherwise applicable terms of affected awards previously granted hereunder, in each case, as determined by the SHC compensation committee in its sole discretion.

              Amendment and Termination.    The SHC compensation committee has the right to amend, suspend or terminate the SHC Plan at any time, provided that no amendment may adversely affect in any material respect any participant's rights under any award previously made or granted under the SHC Plan without the participant's consent. Also, no amendment of the SHC Plan may be made without approval of its shareholders if the approval is necessary to comply with any tax or regulatory requirement applicable to the SHC Plan.

              Compliance with Internal Revenue Code Section 409A.    In the event that the SHC compensation committee determines that the SHC Plan and/or awards are subject to Internal Revenue Code Section 409A, the SHC compensation committee may, in its sole discretion and without a participant's prior consent, amend the SHC Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the SHC Plan and/or any award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such award, and (iii) comply with the requirements of Code Section 409A, including any regulations or other interpretive guidance that may be issued after the grant of any award. However, neither SHC nor the SHC compensation committee is obligated to ensure that awards comply with Code Section 409A or to take any actions to ensure such compliance.

Termination and Change of Control Benefits

              Employment agreements between SHC and each of the NEOs provide for severance payments upon certain events of termination of employment from SHC. For more information regarding the termination and change of control benefits set forth in these employment agreements, see "—Compensation Discussion and Analysis—Elements of Compensation—Employment Agreements."

Discussion and Tabular Disclosure Regarding Historical and Current Compensation

              Adjustments to Base Compensation and Target Bonus Levels.    Each of SHC's NEOs is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the SHC compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. The table below presents the annual base salary levels and target bonus levels (expressed as a percentage of base salary) for each of SHC's NEOs after giving effect to any increases approved by the SHC compensation committee from the base levels specified in the executives' respective employment agreements:

Executive Officer	Year	Base Salary(1)		Target Bonus Percentage
Sam L. Susser	2012	$500,000	(2)	75	%(2)
President and CEO	2011	500,000	(2)	60	%(2)
Mary E. Sullivan	2012	$266,738		60%
Executive Vice President, Chief Financial Officer and Treasurer	2011	231,946		60%
E.V. Bonner, Jr	2012	$310,040		60%
Executive Vice President, Secretary and General Counsel	2011	303,960		60%
Rocky B. Dewbre	2012	$269,124		60%
Executive Vice President and President/Chief Operating Officer—Wholesale	2011	244,658		60%

(1)
Annualized base salary level, which, to the extent of any increase or decrease from the preceding year, generally becomes effective during the first fiscal quarter.

(2)
Mr. Susser's base compensation in 2011 and 2012 consists of $500,000 in cash base salary together with an award of $100,000 in restricted stock. His annual bonus will be calculated as a percentage of the total $600,000 in base compensation.

              Mr. Susser's cash base salary has remained unchanged at $500,000 since 2003. For the 2011 fiscal year the SHC compensation committee increased Mr. Susser's total base compensation to $600,000 per year, consisting of $500,000 in cash base salary and $100,000 in restricted stock. This increase was approved in recognition of Mr. Susser's significant contributions to SHC's 2010 performance and in recognition of market compensation practices. For the 2012 fiscal year, the SHC compensation committee determined that Mr. Susser's base compensation would remain at $600,000, consisting of $500,000 cash salary and $100,000 in restricted stock. Additionally, as further discussed below, the SHC compensation committee granted Mr. Susser restricted stock valued at $600,000 in light of SHC's record performance for 2011 and considering Mr. Susser's recommendation that his base compensation not be increased.

              Each of SHC's other NEOs received a 3% increase in base salary for 2011, based on the SHC compensation committee's determination that they led significant improvement at SHC in 2010 and to better reflect competitive market conditions. In the first quarter of 2012, the SHC compensation committee determined that each of its other NEOs should receive a base salary increase reflecting their leadership contributing to achieving record performance for 2011, executing on SHC's growth plans by achieving its 23rd consecutive year of increasing same store merchandise sales, adding 19 new retail stores and completing an acquisition in the wholesale segment, and continuing to improve organizational competencies. The SHC compensation committee also considered other components of NEO short and long-term compensation, market considerations and peer group analysis for each NEO, and economic factors which SHC considers in developing salary increase recommendations for its non-NEO employees. Mr. Bonner received a 2% increase in base salary. Mr. Dewbre received a 10% base salary increase and Ms. Sullivan received a 15% base salary increase, reflecting adjustments the SHC compensation committee determined were appropriate to move them closer to the 50th percentile of the peer group analysis.

              2011 and 2012 Bonus Programs.    For the 2011 fiscal year, the SHC compensation committee utilized consolidated, retail segment and wholesale segment adjusted EBITDAR—or net income before net interest expense, income taxes, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses—as the relevant performance measure for making awards under the management bonus program.

              The SHC compensation committee strongly believes that performance awards should be tied to variables within its employees' control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of its employees' control. Accordingly, in 2011, the SHC compensation committee utilized a fuel-margin-neutral measure of adjusted EBITDAR, in addition to reported adjusted EBITDAR, for assessing 2011 performance against targets. Each of SHC's NEOs (and for each of these three adjusted EBITDAR measures, as applicable) 2011 performance versus target was measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond its control, may have on its operating results. Regardless of the fuel margin neutral EBITDAR, SHC must achieve a certain base level of actual EBITDAR before its NEOs are eligible for any bonus payments.

              At the beginning of the 2011 fiscal year, the SHC compensation committee determined that its objective assessment of Mr. Dewbre's performance would be based 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of wholesale segment adjusted EBITDAR. The performance of its other NEOs was assessed based upon performance of SHC relative to internal target levels of consolidated adjusted EBITDAR. The following table reflects the correlation between (i) achievement of internal target levels of these metrics and (ii) corresponding target bonus dollars available for each of its NEOs (expressed as a percentage of base salary) for the 2011 fiscal year.

2011 Management Bonus Program
Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)
To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	*	*	*
All other Named Executive Officers	3.0%	60.0%	100.0%	175.0%

*
Mr. Susser's Employment Agreement specifies a bonus of 50% of base salary when SHC achieves its annual internal target, but the SHC compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

              The table below reflects the performance of SHC in its achievement of 2011 adjusted EBITDAR targets and the relative importance each of these components played in NEO nominal bonus calculations under SHC's 2011 annual bonus program.

2011 SHC Results vs. Internal Performance Targets and
Relative Weight of Targets in Nominal NEO Bonus Determinations

	Adjusted Consolidated EBITDAR	Wholesale Segment Adjusted EBITDAR
	($ in thousands)
2011 Internal Performance Target	$167,049	$25,373
2011 Results as a Percentage of Target(1):
Actual Result	127.4%	115.3%
Fuel-Margin-Neutral Result(2)	98.6%	100.0%
Allocation of EBITDAR Components in Nominal Bonus Calculations (by NEO):
Sam L. Susser	100.0%	—
Mary E. Sullivan	100.0%	—
E.V. Bonner, Jr.	100.0%	—
Rocky B. Dewbre	66.7%	33.3%

(1)
2011 bonus amounts based on a (i) 50% weighting of actual results to target adjusted EBITDAR and (ii) 50% weighting of fuel-margin-neutral results to target adjusted EBITDAR.

(2)
Fuel-margin-neutral result is the calculation of adjusted EBITDAR as if fuel margin expressed in terms of cents per gallon ("CPG") was equal to the target CPG.

              For their 2011 performance, the SHC compensation committee approved bonus awards to each of its NEOs at the nominal levels set forth in the 2011 bonus program, as reflected under the "Summary Compensation Table" presented below. The SHC compensation committee determined that Mr. Susser's total bonus for 2011 would be $830,000 to reflect record financial and operating performance for 2011, but determined that one-third of his bonus would be paid in the form of shares of restricted stock, vesting 50% each on November 1 of 2012 and 2013, to further reinforce alignment with shareholders. Bonuses for the other four NEOs were paid in cash.

              For fiscal 2012, the SHC compensation committee decided to adopt a similar bonus program for 2012, which is as follows:

2012 Management Bonus Program
Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)
To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	75.0%	*	*
All other Named Executive Officers	3.0%	60.0%	100.0%	175.0%

*
Mr. Susser's Employment Agreement specifies a bonus of 50% of base salary when SHC achieves its annual internal target, but the SHC compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level. The SHC compensation committee has elected 75% of base salary as a preliminary guide for 2012 at the 100% of target performance level.

              2011 and 2012 Long-term Equity Awards.    In 2011, SHC granted each of its NEOs, other than its CEO, 10,000 restricted stock units ("RSUs"). These RSUs were subject to an initial performance hurdle, namely, the achievement of internal plan consolidated adjusted EBITDAR on a fuel-margin-neutral basis. Effective March 16, 2012 (the date of its Form 10-K filing with the SEC) the SHC compensation committee concluded that this performance hurdle had been achieved at the 98.6% level, and that each of its non-CEO NEOs would receive 6,733 RSUs, which remain subject to time vesting ratably on November 1 of 2012, 2013 and 2014.

              In March 2012, each of SHC's NEOs, other than its CEO, received 10,000 RSUs, which are subject to achieving specific performance hurdles relative to their respective 2012 internal target for consolidated adjusted EBITDAR on a fuel-margin-neutral basis. The determination of whether any or all of the performance criteria are met will be made in March 2013. Any RSUs ultimately awarded based on achieving 2012 performance targets will remain subject to time vesting ratably on November 1 of 2013, 2014 and 2015.

              In March of 2011, in addition to the 15,518 shares of restricted stock he received as part of his 2010 bonus, SHC granted its CEO, Sam L. Susser, 37,008 shares ($500,000 grant date fair value) of restricted stock vesting ratably on November 1 of 2011, 2012 and 2013. One-fifth of these shares were granted as part of Mr. Susser's 2011 base compensation (as discussed above). The remainder were granted in recognition of his, and SHC's, exceptional performance in 2010, and growth in cash flow and personnel development over the last five years.

              In March 2012, Mr. Susser received a total of 39,523 shares of restricted stock, comprised of the following:

  •
  11,196 shares in lieu of cash for one-third of his 2011 bonus, as discussed above, with a fair value on the date of grant of $276,653. These shares vest ratably on November 1 of 2012 and 2013.

  •
  4,046 shares ($100,000 fair value) granted as part of his 2012 base compensation. These shares vest ratably on November 1 of 2012, 2013 and 2014.

  •
  24,281 shares ($600,000 fair value) granted in recognition for exceptional performance in 2011. These shares vest ratably on November 1 of 2012, 2013 and 2014.

              In addition to these restricted stock grants, Mr. Susser received a long-term incentive performance grant of 6,070 RSUs. These RSUs are subject to meeting cumulative internal performance targets for 2012, 2013 and 2014. The determination of how many, if any, of these RSUs will be awarded will be made in early 2015. Vesting for any of these RSUs earned will take place on March 1, 2015.

Summary Compensation Table

              The following table provides a summary of total compensation paid by SHC for 2011 to its NEOs. The table shows amounts earned by such persons for services rendered to SHC in all capacities in which they served. The elements of compensation listed in the table are more fully described in the "SHC Compensation Discussion and Analysis" section of this report and in the footnotes that follow this table.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Sam L. Susser	2011	500,000	(5)	553,347	(6)	776,631	(6)	—	89,577	1,919,555
SHC President and Chief
Executive Officer
Mary E. Sullivan	2011	230,647		256,301		90,963		—	31,006	608,917
SHC Executive Vice President,
Chief Financial Officer
and Treasurer
E.V. Bonner, Jr.	2011	302,258		335,876		90,963		—	40,633	769,730
SHC Executive Vice President,
Secretary and General
Counsel
Rocky B. Dewbre	2011	243,288		260,820		90,963		—	30,377	625,448
SHC Executive Vice President
and President and Chief
Operating Officer—Wholesale

(1)
Includes base salary paid to each NEO during 2011, which included 26 pay periods.

(2)
Amounts included in bonus column are the amounts earned for 2011, but such amounts were paid in March of 2012.

(3)
The amounts reported for stock awards represent the full grant date fair value of the restricted stock awards granted in 2011 calculated in accordance with the accounting guidance on share-based payments. Included in the 2011 grants are awards of RSUs that were subject to performance criteria, as further described in the "Grants of Plan-Based Awards" table below. Also included in these amounts are restricted shares granted to Mr. Susser in lieu of cash payments for his base salary and bonus for the applicable fiscal year, as further discussed in notes 5 and 6 to this table. These amounts reflect the stock price on the date of grant, but do not correspond to the actual value that may be recognized by the NEOs upon disposition of vested stock and do not give effect to any decline or increase in the trading price of its stock since the date of grant. Compensation cost is being recognized over the related vesting period in accordance with FASB ASC Topic 718.

(4)
The details of amounts listed as "All Other Compensation" are presented in the "All Other Compensation" table below.

(5)
Mr. Susser received $100,000 of his 2011 base salary in restricted stock instead of cash. The value of these shares of restricted stock is included in the stock awards column for 2011 above, and not included in the salary column. These shares vest ratably on November 1, 2011, November 1, 2012 and November 1, 2013.

(6)
Sam L. Susser was granted a cash bonus for 2011 in the amount of $553,347, plus 11,196 shares of restricted stock on March 1, 2012 in recognition of SHC's performance for 2011. Shares vest ratably on November 1, 2012 and November 1, 2013. The fair value of the grant is $276,653, based on the closing price on the date of grant of $24.71 per share. The value of these shares of restricted stock are included in the stock awards column for 2011.

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to 401(k) and Deferred Compensation Benefits Plans ($)(2)	Total
Sam L. Susser	2011	34,038	55,539	89,577
Mary E. Sullivan	2011	—	31,006	31,006
E.V. Bonner, Jr.	2011	—	40,633	40,633
Rocky B. Dewbre	2011	—	30,377	30,377

(1)
Perquisites and other personal benefits are included for each NEO only to the extent the aggregate value is equal to or greater than $10,000 in any year. For Sam L. Susser, perquisites consisted primarily of the estimated value of personal bookkeeping and secretarial services provided by Susser personnel ($34,038 in 2011) and the cost of annual health examinations.

(2)
Each of its NEOs is eligible to participate in a 401(k) plan that is generally available to all employees. Additionally, certain highly compensated employees, including its NEOs, are eligible to participate in its NQDC plan. The investment options in the NQDC plan mirror those available in its 401(k) plan, and do not contain any above-market or preferential earnings. SHC's contributions to the 401(k) and NQDC plans accrued for fiscal 2011 included a discretionary match of 80% on the first 6% of salary deferred in addition to the 20% guaranteed match.

 Grants of Plan-Based Awards
For Fiscal Year Ended January 1, 2012

Estimated Future Payouts Under Equity Incentive Plan Awards
All Other Option Awards: Number of Securities Underlying Options (#)
All Other Stock Awards: Number of Shares of Stock (#)(2)
							Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Type of Award(1)	Grant Date	Approval Date	Target (#)(1)
Sam L. Susser	Performance RSUs	—	—	—	—	—	—	—
	Restricted Stock Awards	3/1/2011	2/9/2011	—	52,526	—	—	709,626
	Non-Qualified Options	—	—	—	—	—	—	—
Mary E. Sullivan	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—
E.V. Bonner, Jr.	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—
Rocky B. Dewbre	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—

(1)
Performance RSUs are Restricted Stock Units subject to performance criteria. The reported grant date fair value of the restricted stock unit award was determined based on the closing price of its stock on the grant date of $13.51. These grants were subject to performance criteria, in addition to time vesting requirements. The performance criteria for a portion of these has been deemed to have been met effective March 16, 2012 and are reflected in the table above. The RSUs vest over a 44 month period, vesting equally on November 1, 2012, November 1, 2013 and November 1, 2014.

(2)
The reported grant date fair value of the restricted stock award was determined based on the closing price of its stock on the grant date of $13.51. Mr. Susser received 15,518 shares of restricted stock as part of his 2010 bonus, which vest ratably on November 1, 2011 and November 1, 2012. The value of these shares is reflected in the summary compensation table as compensation for 2010. Included in Mr. Susser's 2011 compensation in the summary compensation table are 11,196 restricted shares with a grant date fair value of $276,653. These shares were granted in March 2012 as part of his 2011 bonus, and therefore are not reflected in the 2011 activity above. The other restricted shares vest ratably over three years on November 1, 2011, November 1, 2012 and November 1, 2013.

(3)
The reported grant date fair value of each stock award was determined in compliance with FASB ASC Topic 718 and are more fully described in Note 17—Share Based Compensation of SHC's Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K, which is included in its 2011 Annual Report to Security Holders.

 Outstanding Equity Awards at January 1, 2012

							Stock Awards(1)
												Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
	Option Awards(1)
Name	Number of Securities Underlying Exercisable Options (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (2)
Sam L. Susser	—		—		—	—	2,500	56,550	(4)	—		—
	—		—		—	—	3,334	75,415	(5)	—		—
	—		—		—	—	2,500	56,550	(6)	—		—
	—		—		—	—	7,759	175,509	(9)	—		—
	—		—		—	—	24,672	558,081	(10)	—		—
Mary E. Sullivan	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300
E.V. Bonner, Jr.	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300
Rocky B. Dewbre	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300

(1)
Reflects options, restricted stock and restricted stock units granted under the SHC Plan. The awards generally vest over a two to four year period. The option awards expire 10 years after date of grant. For additional information, refer to Note 17—Share Based Compensation of SHC's Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K, which is included in its 2011 Annual Report to Security Holders.

(2)
Based on closing market price of $22.62 on December 30, 2011.

(3)
These options were granted related to the one-time option exchange program that was approved by Shareholders on May 26, 2010. Messrs. Bonner and Dewbre and Ms. Sullivan each tendered 85,531 options with an exercise price of $16.50 and 10,000 options with an exercise price of $24.22 in exchange for these new options. The unvested portion of these awards is scheduled to vest on September 30, 2012.

(4)
The unvested portion of this award is scheduled to vest on March 27, 2012.

(5)
The unvested portion of this award is scheduled to vest on February 29, 2012 and February 28, 2013.

(6)
The unvested portion of this award is scheduled to vest on March 3, 2012.

(7)
The unvested portion of this award is scheduled to vest on April 8, 2012, April 8, 2013 and April 8, 2014.

(8)
The performance criteria for this award was met as of March 18, 2011, and the unvested portion is scheduled to vest on November 1, 2012.

(9)
The unvested portion of this award is scheduled to vest on November 1, 2012.

(10)
The unvested portion of this award is scheduled to vest on November 1, 2012 and November 1, 2013.

(11)
The performance criteria for this award was met as of March 16, 2012, and the unvested portion is scheduled to vest in equal installments on November 1, 2012, November 1, 2013 and November 1, 2014.

 Option Exercises and Stock Vested

              The following table provides information regarding the vesting of restricted stock in SHC held by SHC's NEOs during 2011. No options have been exercised by any NEO.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sam L. Susser	26,761	513,872
Mary E. Sullivan	5,333	94,802
E.V. Bonner, Jr.	5,333	94,802
Rocky B. Dewbre	5,333	94,802

(1)
The reported value for this column is determined by multiplying number of vested shares by the closing price on the date of vesting.

Pension Benefits

              Other than its 401(k) and non-qualified deferred compensation plans described elsewhere in this document, SHC does not maintain any other plan that provides for payments or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

              The following table provides information regarding contributions by SHC and each NEO participating in its non-qualified deferred compensation plan during 2011. The table also presents each NEO's earnings and year-end balances in the SHC Plan. SHC's non-qualified deferred compensation plan is described above in "Compensation Discussion and Analysis" under the caption "Perquisites and Other Benefits."

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Sam L. Susser	694,238	55,539	(75,010)	—	2,257,060
Mary E. Sullivan	20,672	20,672	(4,171)	—	161,456
E.V. Bonner, Jr.	115,115	32,781	(5,730)	—	465,875
Rocky B. Dewbre	20,253	20,253	(11,754)	—	322,944

(1)
The amounts shown reflect the executive's contributions to the NQDC plan during the fiscal year, and are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.

(2)
The amounts included in this column reflect SHC's matching contributions to the NQDC plan, and are included within the amounts reported "All Other Compensation" for 2011 in the Summary Compensation Table.

(3)
Reflects net earnings/(losses) in each participant's plan account. These amounts do not constitute above market interest or preferential earnings, and, therefore, are not included in the summary compensation table above.

(4)
The following table provides information regarding amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEOs in the Summary Compensation Table related to 2003 through 2010.

Name	Previously Reported Compensation ($)
Sam L. Susser	1,211,588
Mary E. Sullivan	108,659
E.V. Bonner, Jr.	272,651
Rocky B. Dewbre	272,839
 Potential Payments Upon Termination or Change of Control

              In addition to the termination and change of control provisions in SHC's employment agreements with its NEOs, each of its NEOs currently holds stock options and/or shares of restricted stock that have not vested. A number of these shares and options will vest immediately upon a change of control of SHC, irrespective of whether the employment of any NEO is terminated, and all vest upon the termination of the executive due to death or disability, as further discussed in the table below.

              The following table shows the amount of incremental value that would have been received by each of the NEOs upon certain events of termination or a change of control of SHC on January 1, 2012:

Name	Benefit	Termination Due to Death or Disability ($)(1)	Termination by Executive for "Good Reason" except Change of Control, or by Company Other than for "Cause" ($)(2)	Change of Control Followed by Termination for "Good Reason" ($)(3)	Change of Control with Continued Employment ($)(4)
Sam L. Susser	Salary	—	1,500,000	1,500,000	—
	Health/Medical	13,146	40,691	40,691	—
	Option Vesting	—	—	—	—
	Stock Vesting	922,104	—	922,104	339,300
	Tax Gross-Up	—	—	528,091	—
Mary E. Sullivan	Salary	—	463,892	463,892	—
	Health/Medical	4,800	22,800	22,800	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—
E.V. Bonner, Jr.	Salary	—	607,920	607,920	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—
Rocky B. Dewbre	Salary	—	489,316	489,316	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—

(1)
Health care benefits do not continue upon an executive's disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for one year; amounts reflected represent portion of annualized premiums attributable to spouse/dependent coverage. Any unvested options or restricted stock fully vests upon death or disability. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62.

(2)
Three times base salary for Mr. Susser and two times base salary for Ms. Sullivan and Messrs. Bonner and Dewbre. Amount of health care benefits represent 18 months of COBRA premiums, plus a cash payment representing 6 months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(3)
In the case an executive terminates employment for "good reason" related to a change of control event, in addition to any payments that would be due for salary and health care benefits, any unvested options or restricted stock would also fully vest. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62. The present value of the benefit attributed to early vesting of options and restricted stock is included in the payments or benefits subject to potential excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
Certain unvested options or restricted stock fully vest upon a change of control event for Messrs. Susser, Bonner and Dewbre and Ms. Sullivan. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62. Certain of Messrs. Bonner and Dewbre and Ms. Sullivan restricted stock vest upon change of control only if the NEO does not retain his or her current position. The amounts reflected in the above table include only those options or restricted stock for which vesting acceleration occurs upon change of control without regard to continued employment.

              In the event an executive resigns for reasons other than death, disability or "good reason," its employment agreements do not provide for any special payments or benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the beneficial ownership of common units and subordinated units of Susser Petroleum Partners LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

  •
  beneficial owners of 5% or more of our common units;

  •
  each director, director nominee and named executive officer of our general partner; and

  •
  all of our directors and executive officers of our general partner, as a group.

              The following table does not include any awards granted under the long-term incentive plan in connection with this offering or any common units that directors and executive officers may purchase in this offering through the directed unit program described under "Underwriting." Please read "Executive Officer Compensation—Compensation Discussion and Analysis."

Name of Beneficial Owner(1)	Common Units Beneficially Owned		Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
SHC(2)	1,439,436	(3)	13.2%	10,939,436	100%	56.6%
Sam L. Susser(4)	—		—	—	—
E.V. Bonner, Jr.	—		—	—	—	—
Rocky B. Dewbre	—		—	—	—	—
Mary E. Sullivan	—		—	—	—	—
Sam J. Susser(5)	—		—	—	—	—
Armand S. Shapiro(5)	—		—	—	—	—
David P. Engel(5)	—		—	—	—	—
Bryan F. Smith, Jr	—		—	—	—	—
Rob L. Jones	—		—	—	—	—
All executive officers and directors as a group (nine persons)	—		—%	—	—%	—%

(1)
As of the date of this prospectus, there are no arrangements for any listed beneficial owner to acquire within 60 days common units from options, warrants, rights, conversion privileges or similar obligations. Unless otherwise indicated, the address for all beneficial owners in this table is 555 East Airtex Drive, Houston, Texas 77073.

(2)
The address for SHC is 4525 Ayers Street, Corpus Christi, Texas 78415.

(3)
1,439,436 common units will be issued to SHC or a wholly owned subsidiary of SHC, which includes 1,425,000 common units issued to SHC or a wholly owned subsidiary of SHC within 30 days of this offering, assuming the underwriters do not exercise their option to purchase up to an additional 1,425,000 common units. Please read "Summary—The Offering—Units outstanding after this offering."

(4)
In addition to serving as the chairman of the board of directors of our general partner, Mr. Susser is also a director of SHC, and as such, he is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by SHC or a wholly owned subsidiary of SHC but he cannot individually control the outcome of such decisions. Mr. Susser disclaims beneficial ownership of the common units and subordinated units held by SHC or a wholly owned subsidiary of SHC.

(5)
In addition to serving on of the board of directors of our general partner, Messrs. Sam J. Susser, Shapiro and Engel are also directors of SHC, and as such, each is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by SHC or a wholly owned subsidiary of SHC but each cannot individually control the outcome of such decisions. Messrs. Sam J. Susser, Shapiro and Engel each disclaim beneficial ownership of the common units and subordinated units held by SHC or a wholly owned subsidiary of SHC.

              The following table sets forth, as of September 4, 2012, the number of shares of common stock of SHC owned by each of the named executive officers, directors and nominees to the board of directors of our general partner and all directors and executive officers of our general partner as a group.

Name and address of beneficial owner(1)	Total shares of common stock beneficially owned(2)	Percentage of total shares of common stock beneficially owned(3)
Sam L. Susser(4)	2,429,192	11.3%
E.V. Bonner, Jr.(5)	218,895	1.0%
Rocky B. Dewbre	130,747	*
Mary E. Sullivan	133,890	*
Sam J. Susser	62,673	*
Armand S. Shapiro	27,806	*
David P. Engel	77,570	*
Bryan F. Smith, Jr	—	*
Rob L. Jones	—	*
All directors and executive officers as a group (nine persons)	3,080,773	14.4%

*
Less than 1.0%

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 4525 Ayers Street, Corpus Christi, TX 78415.

(2)
Beneficial ownership for the purposes of the above table is determined in accordance with the rules and regulation of the Securities and Exchange Commission. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers with sixty (60) days. Accordingly, this table does not include options to purchase our shares of common stock which are not scheduled to vest and become exercisable within the next sixty (60) days, or shares of restricted stock or shares underlying restricted stock units unless any performance criteria have been satisfied and all time-based restrictions associated therewith will lapse within the next sixty (60) days. The share numbers reflected in the table set forth above include shares actually owned as of September 4, 2012 plus 91,596 options to purchase common shares, 41,797 shares of restricted stock and 15,735 restricted stock units scheduled to vest within the next 60 days.

(3)
As of September 4, 2012, there were 21,445,739 shares of SHC common stock deemed to be beneficially owned for purposes of the above table.

(4)
The total number of shares of common stock includes shares held in trust in which Mr. Susser acts as Trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.

(5)
Includes 1,000 shares owned by Mr. Bonner's minor children.

              In addition to the unit ownership described above, our NEOs and members of our board of directors have expressed an interest to the underwriters in participating in our directed unit program to purchase an aggregate of approximately $9.8 million in common units at the initial public offering price as follows: Sam L. Susser: $7,200,000; E.V. Bonner, Jr. $500,000; Rocky B. Dewbre: $300,000; Mary E. Sullivan: $500,000; David P. Engel: $450,000; Rob L. Jones: $500,000; Armand S. Shapiro: $100,000; Bryan F. Smith, Jr.: $20,000; Sam J. Susser: $220,000; and we expect that other NEOs and members of the board of directors of SHC will purchase approximately $1.0 million of our common units. These amounts are initial indications of interest to the underwriters, and actual amounts purchased by these members of senior management remain subject to confirmation at the closing of this offering and may be withdrawn by such persons or amounts modified at their discretion based on market conditions or otherwise.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, SHC will own, directly or indirectly, 1,439,436 common units and 10,939,436 subordinated units representing an aggregate approximately 56.6% limited partner interest in us, and will own and control our general partner. SHC will also appoint all of the directors of our general partner, which will maintain a 0.0% non-economic general partner interest in us, and SHC will be issued the incentive distribution rights.

              The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

              The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Susser Petroleum Partners LP.

Formation Stage
The aggregate consideration received by our general partner and its affiliates, including SHC, for the contribution of their interests	• 1,439,436 common units;
• 10,939,436 subordinated units;
• 0.0% non-economic general partner interest; and
• our incentive distribution rights.

In addition, in connection with the completion of this offering, we will purchase approximately $147.3 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new term loan that is fully guaranteed by SHC, and the proceeds from such term loan will be used to make a $147.3 million distribution to SHC or its affiliates.
Operational Stage
Distributions of available cash to SHC and its affiliates
We will generally make cash distributions to our unitholders, including affiliates of our general partner as the holders of an aggregate of 1,439,436 common units and all of the subordinated units. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, SHC (in its capacity as the holder of our incentive distribution rights) will be entitled to increasing percentages of the distributions, up to a maximum of 50.0% of the distributions above the highest target distribution level. Our general partner will not receive distributions on its non-economic general partner interest.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, SHC and its affiliates would receive an annual distribution of approximately $21.7 million on their common units and subordinated units.
Payments to our general partner and its affiliates
Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its 0.0% non-economic general partner interest and its affiliates' incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates in Connection with the Transactions

              In connection with this offering, certain other agreements with SHC will be contributed to us, as described in more detail below.

Contribution Agreement

              In connection with the completion of this offering, we will enter into a contribution agreement that will effect the formation transactions described herein, including the transfer of the ownership interests in Susser Operating and the use of the net proceeds of this offering. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm's-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

              In addition to the commercial agreements with SHC that will be contributed to us in connection with the completion of this offering, we will enter into an omnibus agreement with SHC, which is summarized below.

    Option on 75 New or Recently Constructed Stripes® Convenience Stores.

              Pursuant to the omnibus agreement, among other things, SHC will grant us an option to acquire up to 75 new or recently constructed convenience stores and lease the stores back to SHC under a form lease agreement. Our option with respect to 15 stores will begin upon completion of this offering and expire on the first anniversary of the completion of this offering. Our option with respect to 25 additional stores will begin on the first anniversary of the completion of this offering and expire on the second anniversary of the completion of this offering. The option period with respect to the remaining 35 stores will begin on the second anniversary of the completion of this offering and expire on the third anniversary of the completion of this offering.

              Each store purchased and leased pursuant to the exercise of the sale and leaseback option will be (i) purchased by us at SHC's cost, including real estate and construction costs (as calculated consistently with SHC's prior practices, and pursuant to a certificate of cost delivered to us), and (ii) leased to SHC under a form lease agreement at an initial annual rate of 8% of the purchase price for an initial term of 15 years. In addition, any stores that we purchase and lease back to SHC will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon.

              SHC will continue to operate the stores. SHC will have the option to extend the term of the lease of the stores for five consecutive five-year renewal terms. If SHC exercises its option to renew the lease on any store, the annual rent will increase by 15% for the first five-year renewal period, and by an additional 5% for each subsequent renewal period.

    Exclusivity on Substantially All Future Volumes Sold by SHC.

              Our omnibus agreement provides that, for a period of ten years, SHC is obligated to purchase from us any fuel it sells in the future for its own account (other than any acquired retail stores already party to an existing distribution agreement), and we are obligated to distribute such volumes to them, either at a negotiated rate or at cost plus the alternate fuel sales rate described further below. However, SHC will have a limited ability to remove Stripes® convenience stores and SHC's independently operated consignment locations from the SHC Distribution Contract after the closing of this offering. Specifically, the SHC Distribution Contract provides that SHC may remove an independently operated consignment location if the related contract is terminated and not renewed. In addition, the SHC Distribution Contract provides that SHC may sell or close a Stripes convenience store or convert the location to a third party consignment arrangement (where a third party, as opposed to SHC, sells the motor fuel to retail customers), provided that (a) the applicable location was supplied at our cost plus the alternate fuel sales rate, (b) SHC has agreed to substitute one or more locations comprising equivalent volumes at the same price per gallon charged for the removed Stripes® convenience store within six months of closure, sale or conversion, (c) SHC has received our consent for sale, closure or conversion or (d) such sale, closure or conversion does not cause the aggregate number of Stripes® convenience stores closed, sold or converted in any fiscal year to exceed 20 locations.

    Right to Distribute Fuel to SHC for Newly Constructed Stores and Independently Operated Consignment Locations.

              The omnibus agreement will also provide that, for a period of ten years, SHC will present to us a construction plan each year, which will include (i) the proposed fuel distribution terms for any new Stripes® convenience stores or consignment locations expected to be completed or added in the ordinary course of business in the upcoming year and (ii) any proposal for additional sale and leaseback transactions with respect to Stripes® convenience stores that are not subject to the 75 store option. We will negotiate with SHC to reach an agreement on the fuel distribution terms for future stores and consignment locations as well as the sale and leaseback terms, as applicable.

    Right to Participate in Acquisitions.

              The omnibus agreement will also provide that, for a period of ten years, SHC will allow us to participate in its acquisition opportunities, to the extent we are able to reach an agreement on terms. Specifically, we will have a right to negotiate with SHC to acquire any distribution contracts and to negotiate the fuel supply terms for distributing fuel to any retail stores or independently operated consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement.

    Alternate Fuel Sales Rate.

              If we cannot agree with SHC on fuel supply terms for the expected future distribution volumes set forth in the annual construction plan, or if we opt not to participate in an acquisition, the omnibus agreement will require us to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. The alternate fuel sales rate in effect at the time we commence deliveries to a location will remain in effect for the balance of the ten-year term under the SHC Distribution Contract, other than with respect to large acquisition period SHC sites, which are described in greater detail below. However, under the omnibus agreement, the alternate fuel sales rate applicable to new delivery locations will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. Large acquisition period SHC sites are defined in the omnibus agreement to include any convenience stores or consignment contracts added in an acquisition that are expected to increase annual volumes by 15% or more or added subsequent to the acquisition. The alternate fuel sales rate with respect to any large acquisition period SHC sites will be recalculated on a pro forma basis, taking into account estimated volumes and estimated distribution costs associated with the estimated additional volumes expected to result from the acquired assets. The alternate fuel sales rate in effect for any year following a large acquisition will also be calculated on a pro forma basis. The alternate fuel sales rate with respect to the large acquisition period SHC sites will reset annually until the second year following any large acquisition. The alternate fuel sales rate in effect the second year following any large acquisition with respect to the large acquisition period SHC sites will remain in effect for the balance of the ten-year term under the SHC Distribution Contract. Please read "Risk Factors—Risks Inherent in Our Business—If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our operating costs increase, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate."

    Reimbursement for Services.

              Pursuant to the omnibus agreement, we will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services. Our general partner will not receive a management fee or other compensation for its management of our partnership, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed.

    Environmental Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses, up to $15 million and subject to a $250,000 deductible, that we incur for environmental liabilities and third-party claims that are based on environmental conditions in existence at our predecessor's properties prior to the closing of this offering. Other than with respect to liabilities resulting from SHC's bad faith or willful misconduct, we must indemnify SHC for any costs or expenses it incurs in connection with environmental liabilities and third-party claims that are based on environmental conditions that arise at our properties following the closing of this offering. The environmental indemnity provisions in the omnibus agreement will survive for three years following the closing of the offering.

    Tax Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for federal, state and local income tax liabilities attributable to the ownership and operation of the businesses and subsidiaries being contributed to us for the period prior to the closing of this offering, including (i) income tax liabilities that may result from the formation transactions, and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and similar provisions of applicable state, local or foreign law or by contract, as successor or transferee or otherwise. This indemnification obligation shall survive until the 60th day following the expiration of the applicable statute of limitations.

    Title Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for losses resulting from defects in title to the assets contributed or sold to us in connection with the transactions contemplated by this offering and any failure to obtain, prior to the time they were contributed to us, certain consents and permits necessary to conduct our business. This indemnification obligation shall survive until the third anniversary of the closing of this offering.

    Indemnification with Regard to Permits.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for losses resulting from our predecessor's failure to have permits or governmental approvals necessary for us to operate our business in substantially the same manner as our predecessor operated such business prior to the closing of this offering. This indemnification obligation shall survive until the third anniversary of the closing of this offering.

    Designations as Agent and Netting Arrangement

              The omnibus agreement will provide for each of SHC and us to appoint the other as agent to perform certain financial administrative functions on behalf of the other party, as necessary, including invoicing, collection of accounts receivable, payment of vendors and credit card processing. Each party, as agent, will promptly transmit to the other party all monies, bills, invoices and correspondence received by the transmitting party in connection with providing financial administrative functions on behalf of the other party; however, the transmitting party may net the amount of any monies to be paid against any amounts owed by the other party.

SHC Distribution Contract

              In connection with this offering, the SHC Distribution Contract, a fuel distribution agreement with SHC and certain of its wholly owned subsidiaries, will be contributed to us. Pursuant to this agreement, we will be the exclusive distributor of (i) motor fuel to SHC's existing Stripes® convenience stores and independently operated consignment locations and to all future sites purchased by us pursuant to the sale and leaseback option described below, for a period of ten years at cost, including tax and transportation costs (as calculated consistently with SHC's prior practices), plus a fixed profit margin of three cents per gallon, and (ii) all other motor fuel volumes purchased by SHC for its own account. This contract will allow us to earn a margin on volumes that were historically sold to SHC at cost, as described above.

              The SHC Distribution Contract requires SHC to comply with the applicable credit card sales programs of our suppliers. Under these programs, credit card receivables are typically collected by the supplier and then turned over to us, and we then remit any excess above amounts currently owed to us under the SHC Distribution Contract to SHC.

SHC Transportation Contract

              In connection with this offering, the SHC Transportation Contract, a ten-year transportation logistics agreement with certain wholly owned subsidiaries of SHC, will be contributed to us. Pursuant to this agreement, SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with such rates being entirely passed along to our customers, including SHC.

Other Transactions with Related Persons

Our Predecessor's Sales to Affiliates and Predecessor Transactions with Certain Officers and Directors

              We have historically engaged in certain transactions with other subsidiaries of SHC, including the wholesale distribution of motor fuel and other petroleum products to such affiliates. These transactions include sales of motor fuel to Stripes'® retail stores, which we have historically provided at cost, including tax and transportation costs. For the years ended December 31, 2009, 2010 and 2011, approximately 58.8%, 59.9% and 60.2% of our total motor fuel gallons sold were sales to SHC's other subsidiaries.

              SPC leases two dealer sites from Sam L. Susser, the Chief Executive Officer of SHC and our general partner. The leases are classified as operating leases and provide for minimum annual rentals of approximately $0.2 million in 2012 through 2016. The lease expiration dates with the exercise of all options range from 2050 to 2051. These dealer sites will not be contributed to us in connection with this offering.

Financing Transactions with Affiliates

              In connection with the completion of this offering, we will purchase approximately $147.3 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new term loan that will be fully guaranteed by SHC, and the proceeds from such loan will be used to make a $147.3 million distribution to SHC or its affiliates.

              In addition, SHC will provide credit support to our suppliers under certain of our supply contracts, provided that the pricing of such support is no more than the cost to us of issuing a comparable letter of credit under our revolving credit facility.

              In connection with this offering, our NEOs and members of our board of directors have expressed an interest to the underwriters in participating in our directed unit program to purchase an aggregate of approximately $9.8 million in common units at the initial public offering price as follows: Sam L. Susser: $7,200,000; E.V. Bonner, Jr. $500,000; Rocky B. Dewbre: $300,000; Mary E. Sullivan: $500,000; David P. Engel: $450,000; Rob L. Jones: $500,000; Armand S. Shapiro: $100,000; Bryan F. Smith, Jr.: $20,000; Sam J. Susser: $220,000; and we expect that other NEOs and members of the board of directors of SHC will purchase approximately $1.0 million of our common units. These amounts are initial indications of interest to the underwriters, and actual amounts purchased by these members of senior management remain subject to confirmation at the closing of this offering and may be withdrawn by such persons or amounts modified at their discretion based on market conditions or otherwise. Please read "Underwriting."

Procedures for Review, Approval and Ratification of Transactions with Related Persons

              We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

              If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

              Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors.

              In the case of any sale of equity by us in which an owner or affiliate of an owner of our general partner participates, we anticipate that our practice will be to obtain approval of the board for the transaction. We anticipate that the board will typically delegate authority to set the specific terms to a pricing committee, consisting of the chief executive officer and one independent director. Actions by the pricing committee will require unanimous approval. Please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest" for additional information regarding the relevant provisions of our partnership agreement.

              The code of business conduct and ethics described above will be adopted in connection with the completion of this offering, and as a result the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

              Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including SHC, on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner, who are responsible for managing our business, have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty under our partnership agreement to manage us in good faith.

              Whenever a conflict arises between our general partner, on the one hand, and us or any other public unitholder, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that replace default fiduciary duties under applicable law with contractual corporate governance standards as set forth therein. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without such replacement, might constitute breaches of fiduciary duty.

              Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action taken with respect to a conflict is:

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  approved by a majority of the members of the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the vote of a majority of the outstanding common units, excluding any units owned by the general partner or any of its affiliates, although our general partner is not obligated to seek such approval.

              Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors or from the common unitholders. Because our partnership agreement only requires that the conflicts committee have at least one member, during any time that the committee only has one member, that single member of the conflicts committee will be able to approve resolutions of conflicts of interest. It is possible that a single-member committee may not function as effectively as a multiple-member committee and, if we pursue a transaction with an affiliate while the conflicts committee has only one member, our limited partners will be deemed to have approved that transaction through the approval of that single-member committee, in the same manner as would have occurred had the committee consisted of more directors.

              If our general partner does not seek approval from the conflicts committee or from a majority of the common units, as described above, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith" unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. For the avoidance of doubt, any potential conflict of interest that exists or arises between our general partner or its affiliates, on the one hand, and the partnership or any other person who is bound by the partnership agreement on the other hand, may be resolved by the conflicts committee or a vote of the common unitholders as described above or as directed by the board of directors of our general partner, provided that the board of directors of the general partner makes, takes or declines to take any action to resolve the conflict in accordance with the standard of care set forth in the partnership agreement. Please read "Management—Committees of the Board of Directors" for information about the conflicts committee of our general partner's board of directors.

              Conflicts of interest could arise in the situations described below, among others.

Our general partner's affiliates may compete with us.

              Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, acting as the general partner or managing member of its affiliates, those activities incidental to its ownership of interests in us and its affiliates, acquiring, owning or disposing of debt securities or equity interests in us or its affiliates and the provision of management, advisory and administrative services to its affiliates or to other persons. Certain members of our executive management team on whom we rely to manage important aspects of our business may, from time to time, face conflicts regarding the allocation of their time. In addition, except as provided in our partnership agreement and in the omnibus agreement, affiliates of our general partner, including SHC, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Further, after the expiration of the ten-year terms in the omnibus agreement, SHC will no longer be obligated to provide us with a right to supply fuel at newly constructed Stripes® stores or consignment locations or with a right to participate with SHC in acquisition opportunities.

Affiliates of our general partner, including SHC, are not required to share business opportunities with us.

              Our partnership agreement provides that affiliates of our general partner, including SHC, are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that affiliates of our general partner, including SHC, will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person or entity pursued or acquired for itself any business opportunity.

Our general partner is allowed to take into account the interests of parties other than us (such as SHC) in exercising certain rights under our partnership agreement.

              Our partnership agreement contains provisions that reduce the default standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

              In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling our general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on our general partner to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

              By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "—Fiduciary Duties."

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

              Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

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  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the exercise of our option pursuant to the omnibus agreement to purchase up to 75 new or recently completed Stripes® convenience stores from SHC and lease them back to SHC;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

              Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

              The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction, or increase of reserves in any quarter.

              Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures" for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

              In addition, our general partner may use an amount, initially equal to $25 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and SHC's incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

              In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  accelerating the expiration of the subordination period.

              For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

              Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner and its affiliates are not required to own any of our common units. If our general partner's affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

              Upon the closing of this offering, affiliates of our general partner will own a majority of our outstanding units, but there is no requirement that they continue to do so. SHC and its affiliates are permitted to sell all of their common units, subject to certain limitations contained in our partnership agreement. If SHC does not own any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to SHC than our common unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

              We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us pursuant to an omnibus agreement with SHC. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith such other expenses that are allocable to us. The fully allocated basis charged by our general partner does not include a profit component. Please read "Certain Relationships and Related Transactions."

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

              Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

              Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of this offering.

              Our general partner and its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

              Except in the case of our new credit facilities, our general partner intends to limit its liability under contractual arrangements so that counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common units are subject to our general partner's call right.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our manager from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Limited Call Right."

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

              Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

              The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the common unitholders in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the common unitholders, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to SHC's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

              SHC has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by SHC, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

              We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that SHC could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when SHC expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, SHC may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for SHC to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to SHC in connection with resetting the target distribution levels related to SHC's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights."

Fiduciary Duties

              Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

              Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors will have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action. These modifications also enable our general partner to attract and retain experienced and capable directors. However, these modifications disadvantage our public common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of:

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  the default fiduciary duties under by the Delaware Act;

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  material modifications of these duties contained in our partnership agreement that replace the default fiduciary duties;

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  certain rights and remedies of limited partners contained in the Delaware Act; and

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  the standards contained in our partnership agreement that restrict those rights and remedies.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.
Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.
If our general partner does not obtain approval from the conflicts committee or our common unitholders, excluding common units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.
Partnership agreement modified standard	In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful.

              By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

              Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner or these other persons could be indemnified for their negligent or grossly negligent acts if they meet the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

              The common units and the subordinated units are separate classes of units representing limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy and Restrictions on Distributions." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

Duties

              Computershare Trust Company, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

              There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

              The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

              Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

              Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

              We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

              Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

              The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

              We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

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  with regard to the authority of our general partner to manage our business and activities, please read "Management—Management of Susser Petroleum Partners LP";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

              Our partnership was organized in June 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

              Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

              Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of the wholesale distribution of motor fuels and other petroleum products and the owning and leasing of real estate used as sites for convenience stores, our general partner has no plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

              Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to SHC in respect of incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

              Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

 Voting Rights

              The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes;

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  after the subordination period, the approval of a majority of the common units, voting as a single class.

              By virtue of the exclusion of the common units held by our general partner and its affiliates from the required vote, and their ownership of all of our subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure the approval of, but do have the ability to ensure the defeat of, any matter that requires the approval of a unit majority.

              In voting their common and subordinated units, SHC and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners.

              The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right. Please read "—Issuance of Additional Partnership Interests."
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority in certain circumstances. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2022, in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Subordinated Units and Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

              If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

              Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among our limited partners or of our limited partners to us, or the rights or powers of, or restrictions on, our limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; or

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  asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction). By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

              Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

              Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

              Following the completion of this offering, we expect that our subsidiaries will conduct business in four states, and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

              Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were to be determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right, or exercise of the right, by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Partnership Interests

              Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

              It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

              In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled or be senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests which effectively rank senior to the common units.

              Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

              Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed under "—No Unitholder Approval" below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

              No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to, our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

              The provisions of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, one or more affiliates of our general partner will own approximately 56.6% of our outstanding common and subordinated units, assuming no exercise of the underwriters' option to purchase additional units.

No Unitholder Approval

              Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries (other than Susser Propco) will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

              In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

              Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce or increase the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased.

              For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional units, one or more affiliates of our general partner will own approximately 56.6% of our outstanding common and subordinated units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

              A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner may, however, consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our partnership interests will be an identical partnership interest following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

              In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. If the conditions specified in our partnership agreement are satisfied, our general partner may also convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity that has no assets, liabilities or operations, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as those contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

              We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its 0.0% non-economic general partner interest in accordance with our partnership agreement, unless a successor general partner is admitted pursuant to our partnership agreement.

              Upon a dissolution under the last clause above, the holders of a unit majority may elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

              Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

              Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner on or prior to September 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. After

September 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its 0.0% non-economic general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

              Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its 0.0% non-economic general partner interest in us, the holders of a unit majority may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

              Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and the outstanding subordinated units, voting as a separate class including, in each case, units held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 56.6% of our outstanding limited partner units, including all of our subordinated units.

              Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

              In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner and the incentive distribution rights of its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and the incentive distribution rights of its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of the departing general partner's withdrawal or removal, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days after the withdrawal or removal, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

              If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its affiliates' incentive distribution rights will automatically convert into common units with a value equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

              In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

              Our general partner may at its option transfer all or any part of its general partner interest without approval from the unitholders, so long as:

  •
  the transferee agrees to assume the rights and duties of the general partner under the partnership agreement and agrees to be bound by the provisions of the partnership agreement;

  •
  we receive an opinion of counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any unitholders or cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); and

  •
  such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the general partner as the general partner or managing member, if any, of any of our subsidiaries.

              In the case of a transfer of the general partner interest, the transferee or successor will be subject to compliance with the terms of our partnership agreement and will be admitted as the general partner effective immediately prior to the transfer of the general partner interest.

              Our general partner and its affiliates may, at any time, transfer common units, subordinated units or incentive distribution rights to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

              At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

              At any time, our general partner and its affiliates may sell or transfer all or a portion of their subordinated units or incentive distribution rights to an affiliate or third party without the approval of our unitholders.

              By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

              Our general partner will cause any transfers to be recorded on our books and records.

              We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Subordinated units or incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

              Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

              Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Susser Petroleum Partners GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of partnership interests, that person or group loses voting rights on all of such person's or group's partnership interests. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

              If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

              As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units."

Non-Taxpaying Holders; Redemption

              To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

              If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

              Except as described below regarding certain persons or groups owning 20% or more of any class of partnership interests then outstanding, record holders of limited partner interests on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

              Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

              Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner or its affiliates or a purchaser specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership interests then outstanding, that person or group will lose voting rights on all of its partnership interests and the partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

              Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

              If a majority of the incentive distribution rights are held by the general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

              If less than a majority of the incentive distribution rights are held by the general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class (except in the case of any amendment to the partnership agreement that would have a material adverse effect on the rights of any class and require the separate approval of the class affected under the provisions of the partnership agreement), and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion that the cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bear to the cumulative cash distributions in respect of such class of units for such four quarters.

 Status as Limited Partner

              By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

              Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar liabilities:

  •
  our general partner;

  •
  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving at the request of our general partner, any departing general partner, or any of their affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

  •
  any person who controls our general partner or any departing general partner; and

  •
  any person designated by our general partner.

              Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

              Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses will include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. Neither the partnership agreement nor the omnibus agreement limit the amount of expenses for which our general partner and its affiliates may be reimbursed. For more information on the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

 Books and Reports

              Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

              We will furnish or make available to record holders of our units or other partnership interests within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

              We will furnish each record holder with information reasonably required for U.S. federal, state and local tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

              Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  true and full information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act);

  •
  a current list of the name and last known address of each record holder; and

  •
  a copy of our partnership agreement, our certificate of limited partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney under which they have been executed.

              Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

              Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates, including SHC or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

UNITS ELIGIBLE FOR FUTURE SALE

              After the sale of the common units offered by this prospectus, SHC will own, directly or indirectly, an aggregate of 1,439,436 common units and 10,939,436 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

              Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of our common units for the four weeks prior to the sale.

              Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. Once we have been a reporting company for at least 90 days, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the common units proposed to be sold for at least six months, would be entitled to sell without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, such person would be entitled to freely sell those common units without regard to any of the requirements of Rule 144.

              Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

              Under our partnership agreement and the registration rights agreement that we will enter into, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

              SHC and the executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

              This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to Susser Petroleum Partners LP and our operating companies (other than our operating company that is treated as a corporation for U.S. federal income tax purposes).

              Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

              We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service ("IRS") or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

              For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

              We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we do not make any distributions to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its units.

              Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the refining, transportation, storage, processing and marketing of crude oil, natural gas and products thereof (including motor fuels), (ii) rents from the leasing of real property, (iii) interest (other than from a financial business), (iv) dividends, (v) gains from the sale of real property, and (vi) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately 7% of our current gross income is not qualifying income; however, this estimate could change from time to time.

              Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our operating companies, other than Susser Propco, will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

              (a)   Neither we nor any of our operating companies, other than Susser Propco, has elected or will elect to be treated as a corporation for federal income tax purposes; and

              (b)   For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

              We believe that these representations are true and will be true in the future.

              If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

              If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

              The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

 Tax Consequences of Unit Ownership

Limited Partner Status

              Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

              Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our subsidiary that is treated as a corporation for federal income tax purposes, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Ratio of Taxable Income to Distributions

              We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 45% or less of the cash distributed with respect to that period. Our estimate is based on many assumptions regarding our business and operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure unitholders that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distribution on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Units

              A unitholder's tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

Treatment of Distributions

              Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder's tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

              Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units will generally decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

              A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

              A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain type of closely-held corporation, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

              A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

              In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that are not deductible because they exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

              The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

              The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

              If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

              In general, our net income and net loss will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made, gross income will be allocated to the recipients to the extent of such distributions.

              Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

              An allocation of items of our income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

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  our partners' relative contributions to us;

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  the interests of all of our partners in our profits and losses;

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  the interest of all of our partners in our cash flow; and

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  the rights of all of our partners to distributions of capital upon liquidation.

              Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will have substantial economic effect.

Treatment of Securities Loans

              A unitholder whose units are loaned (for example, to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary income.

              Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Alternative Minimum Tax

              If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder's distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective common unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

Tax Rates

              Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

              A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

              We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder's basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders ("common basis") and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

              Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders.

              Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read "—Uniformity of Units." Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

              The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

              A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our asses would be less.

Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

              The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

              We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

              The tax basis of our assets will be used for purposes of computing depreciation, amortization and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by SHC and its affiliates, and (ii) any other offering will be borne by our partners holding interests in us prior to such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

              If we dispose of depreciable or amortizable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation or amortization previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery, depreciation or amortization deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

              The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

              The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

              A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

              Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 assets that we own, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

              The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

              Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

              Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

              Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

              In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

              Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the safe harbor in the proposed regulations does not specifically authorize the use of the proration method we have adopted Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

              A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

              A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

              We will be considered to have "constructively" terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, SHC will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by SHC of all or a portion of its direct or indirect interests in us could result in a termination of our partnership for federal income tax purposes. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

              A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide to each unitholder a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and certain amortization. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

              Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

              If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

              A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

              Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

              Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

              In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

              A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, we believe that less than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. However, this could change in the future.

 Administrative Matters

Information Returns and Audit Procedures

              We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

              The IRS may audit our federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P., can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

              Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates SHC, or such other partner as determined by the Board.

              The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

              A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

              Persons who hold an interest in us as a nominee for another person are required to furnish to us:

              (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

              (2)   a statement regarding whether the beneficial owner is:

                  (a)   a non-U.S. person;

                  (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

                  (c)   a tax-exempt entity;

              (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

              (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

              Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

              An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

              For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

              (1)   for which there is, or was, "substantial authority"; or

              (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

              If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

              A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

              In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

              If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders' tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

              Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

              We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

              In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. We currently conduct business or own assets in Texas, Louisiana, New Mexico and Oklahoma. Each of these states, other than Texas, currently imposes a personal income tax on individuals. Each of these states also imposes an income or other entity-level tax on corporations and other entities. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failing to comply with these requirements. Moreover, as we make acquisitions or expand our business, we may also own assets or conduct business in additional states or non-U.S. jurisdictions that impose income or similar taxes on individuals and corporations and other entities. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

              It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

 INVESTMENT IN SUSSER PETROLEUM PARTNERS LP BY
EMPLOYEE BENEFIT PLANS

              An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

              The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or IRA.

              Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

              In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

              The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

                  (1)   the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

                  (2)   the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

                  (3)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, and IRAs that are subject to ERISA or Section 4975 of the Internal Revenue Code.

              Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

              Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Wells Fargo Securities, LLC and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Wells Fargo Securities, LLC
UBS Securities LLC
RBC Capital Markets, LLC
Raymond James & Associates, Inc.
BMO Capital Markets Corp.
Robert W. Baird & Co. Incorporated
Janney Montgomery Scott LLC

Total	9,500,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units.

	Per Common Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount(1)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)
Excludes a structuring fee equal to 0.375% of the gross proceeds of this offering payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc.

(2)
The underwriters will not receive any underwriting discount or commission on approximately $10.8 million of common units offered by this prospectus through our directed unit program to certain of our general partner's directors and executive officers and certain directors and executive officers of SHC. Accordingly, proceeds to us (before expenses) include the full per unit initial public offering price of these units.

              The expenses of the offering, not including the underwriting discount or the structuring fee, are estimated at $3.8 million and are payable by us. We will pay a structuring fee equal to 0.375% of the gross proceeds of this offering (including any proceeds from the exercise of the option of purchase additional common units) to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. for the evaluation, analysis and structuring of our partnership.

Option to Purchase Additional Common Units

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to additional 1,425,000 common units at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our general partner, certain of our general partner's executive officers and directors and certain of our affiliates, including SHC, have agreed not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common units;

  •
  sell any option or contract to purchase any common units;

  •
  purchase any option or contract to sell any common units;

  •
  grant any option, right or warrant for the sale of any common units;

  •
  lend or otherwise dispose of or transfer any common units;

  •
  request or demand that we file a registration statement related to the common units; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

              This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

              The lock-up provision described above will not apply to (i) any common units issued or options to purchase common units granted pursuant our employee benefit or equity compensation plans described herein or (ii) any securities equal to up to 10% of our outstanding common and subordinated units issued by us in connection with an acquisition by us or any of our subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to any plan assumed by us in connection with such acquisition.

Stock Exchange Listing

              The common units have been approved for listing on the NYSE, subject to notice of issuance, under the symbol "SUSP."

              Before this offering, there has been no public market for our common units. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our partnership and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development;

  •
  the recent market prices of, and demand for, publicly traded equity securities of generally comparable companies; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

              Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent, swing line lender and l/c issuer, and Merrill Lynch, Pierce,

Fenner & Smith Incorporated is the sole lead arranger and sole book manager, under our new revolving credit facility. Additionally, affiliates of Barclays Capital Inc., Wells Fargo Securities, LLC, UBS Securities LLC, RBC Capital Markets, LLC, Raymond James & Associates, Inc. and BMO Capital Markets Corp. are lenders under our new revolving credit facility. Bank of America, N.A. is also the sole lender under our new term loan facility. Bank of America, N.A. is also the revolving administrative agent, swing line lender and l/c issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint lead arranger and joint bookrunner, under SHC's revolving credit facility. Additionally, affiliates of Wells Fargo Securities, LLC, RBC Capital Markets, LLC and BMO Capital Markets Corp. are lenders under SHC's revolving credit facility. Bank of America, N.A. will also be a lender under the term loan facility SHC will enter into in connection with this offering. SHC may use a portion of the distributions made to it in the event the underwriters exercise their option to purchase up to 1,425,000 additional common units, as described in "Use of Proceeds," to repay borrowings outstanding under the term loan facility. Accordingly, Bank of America, N.A., may receive a portion of the distributions made to SHC in connection with this offering.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Directed Unit Program

              At our request, the underwriters have reserved up to 12.5% of the common units offered hereby for sale at the initial public offering price to persons who are directors, officers and employees of our general partner and SHC and its subsidiaries, through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of units purchased by participants in the program. Any reserved common units which are not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered hereby.

              Certain of our general partner's officers and directors who purchase units through the directed unit program will be subject to the 180-day lock-up provision described above under the caption "—No Sales of Similar Securities."

Selling Restrictions

    European Economic Area

              In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

              We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

    United Kingdom

              We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a "recognized collective investment scheme" for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  (a) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended, or the CIS Promotion Order, or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order; or

  (ii)
  to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

              The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

              An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

    Switzerland

              This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

              We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or the CISA. Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

    Germany

              This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3 paragraph 2 no. 1, in connection with Section 2 no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

              The offering does not constitute an offer to sell or the solicitation or an offer to buy the common units in any circumstances in which such offer or solicitation is unlawful.

    Netherlands

              The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

 VALIDITY OF OUR COMMON UNITS

              The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

              The consolidated financial statements of Susser Petroleum Company LLC as of December 31, 2010 and December 31, 2011 and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The balance sheet of Susser Petroleum Partners LP as of June 11, 2012 (date of inception) appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

              As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website will be located at http://www.susserpetroleumpartners.com and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

              We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

              Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  SHC's business strategy and operations and SHC's conflicts of interest with us;

  •
  Renewal or renegotiation of our long-term distribution contracts with our customers;

  •
  Changes in the price of and demand for the motor fuel that we distribute;

  •
  Our dependence on two principal suppliers;

  •
  Competition in the wholesale motor fuel distribution industry;

  •
  Seasonal trends;

  •
  Increased costs;

  •
  Our ability to make acquisitions;

  •
  Environmental laws and regulations;

  •
  Dangers inherent in the storage of motor fuel; and

  •
  Our reliance on SHC for transportation services.

              All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Financial Statements

Introduction

              The accompanying unaudited pro forma consolidated financial statements of Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership"), are derived from Susser Petroleum Company LLC's (the "Predecessor") audited historical consolidated financial statements for the year ended December 31, 2011, and the unaudited historical consolidated financial statements as of and for the six months ended June 30, 2012, and have been prepared to reflect the formation of the Partnership, the contribution of certain assets of the Predecessor to the Partnership, the SHC Distribution Contract, the SHC Transportation Contract, the new credit agreements, the initial public offering (the "Offering") and use of proceeds from the Offering.

              In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale fuel distribution services for Susser Holdings Corporation and its subsidiaries (the "Parent" of the Predecessor) and other third-party customers. Please read Note 1 to our Unaudited Pro Forma Consolidated Financial Statements for a detailed description of the pro forma adjustments to our historical operating results. The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

              The unaudited pro forma consolidated financial statements of the Partnership should be read together with the historical consolidated financial statements of the Predecessor included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of the Partnership were derived by making certain adjustments to the historical consolidated financial statements of the Predecessor for the year ended December 31, 2011, and as of and for the six months ended June 30, 2012. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

              The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because they include allocations of various corporate operating expenses that may differ from our actual corporate operating expenses and they do not give pro forma effect to incremental external general and administrative expenses of approximately $2.0 million that we expect to incur as a result of being a publicly traded partnership. In addition, although our unaudited pro forma consolidated financial statements do give effect to the SHC Distribution Contract and the SHC Transportation Contract, they do not include the effects of other agreements that may be entered into with Parent.

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Balance Sheet

as of June 30, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract	Assets Contributed by Parent		Offering Related Adjustments		Susser Petroleum Partners LP Pro Forma
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,145	$7	(b)	$—	$—		$—		$1,152
Marketable Securities		—		—	—		147,300		147,300
Accounts receivable	40,621	(40,621	)(a)	—	—		—		—
Receivables with affiliates	102,654	(103,425	)(a)	—	—		—
		771	(b)	—	—		—		—
Inventories, net	10,883	(3,409	)(a)	—	—		—		7,474
Other current assets	886	23	(a)	—	—		(360	)(k)	549

Total current assets	156,189	(146,654)		—	—		146,940		156,475
Property and equipment, net	43,051	(9,460	)(a)	—	6,650	(i)	—		35,441
		(4,800	)(b)	—	—		—
Other assets:
Goodwill	20,661	(7,725	)(a)	—	—		—		12,936
Intangible assets	22,053	(144	)(a)	—	—		2,350	(j)	24,259
Other noncurrent assets	809	(403	)(a)	—	—		—		406

Total assets	$242,763	$(169,186)		$—	$6,650		$149,290		$229,517

See accompanying notes

Susser Petroleum Partners LP
Unaudited Pro Forma Consolidated Balance Sheet
as of June 30, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract	Assets Contributed by Parent		Offering Related Adjustments		Susser Petroleum Partners LP Pro Forma
	(in thousands)
Liabilities, unitholder's equity and partners' equity
Current liabilties:
Accounts payable	$108,201	$(107,647	)(a)	$—	$—		$—		$—
		(477	)(c)	—	—		—
		(77	)(b)	—	—		—
Accrued expenses and other current liabilities	4,246	(183	)(a)	—	—		(2,300	)(k)	943
		(108	)(b)	—	—		—
		(712	)(e)	—	—		—
Current maturities of long-term debt	23	—		—	—		—		23

Total current liabilities	112,470	(109,204)		—	—		(2,300)		966
Long-term debt	1,087	—		—	—		149,650	(j)	150,737
Deferred branding incentives, long-term portion	4,366	—		—	—		—		4,366
Deferred tax liability, long-term portion	2,969	—		—	—		(2,969	)(k)	—
Other noncurrent liabilities	681	(658	)(a)	—	—		—		23

Total liabilities	121,573	(109,862)		—	—		144,381		156,092

Commitments and contingencies:
Unitholder's and partners' equity:
Unitholder's equity:
Common units	—	—		—	—		—		—
Retained earnings	121,190	(56,676	)(a)	—	6,650	(i)	4,909	(k)	—
		477	(c)	—	—		(73,425	)(l)
		(3,837	)(b)	—	—		—
		712	(e)	—	—		—
Partners' equity:
Common and subordinated unitholders		—		—	—		73,425	(l)	73,425
General partner									—

Total unitholder's and partners' equity	121,190	(59,324)		—	6,650		4,909		73,425

Total liabilities, unitholder's and partners' equity	$242,763	$(169,186)		$—	$6,650		$149,290		$229,517

              See accompanying notes

Susser Petroleum Partners LP
Unaudited Pro Forma Consolidated Statements of Operations
for the Six Months Ended June 30, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract		Assets Contributed by Parent		Offering Related Adjustments		Susser Petroleum Partners LP Pro Forma
	(dollars in thousands, except share and per units amounts)
Revenues:
Motor fuel sales to third parties	$905,544	$(180,801)	(a)	$—		$—		$—		$724,743
Motor fuel sales to affiliates	1,247,170	—		175,307	(g)					1,435,235
				12,758	(h)
Rental income	2,718	(1,039	)(a)							1,679
Other income	3,732	(324	)(a)							2,450
		(958	)(b)

Total revenues	2,159,164	(183,122)		188,065		—				2,164,107
Cost of sales:
Motor fuel cost of sales to third parties	887,294	(172,778	)(a)							714,706
		4	(b)
		481	(c)
		269	(d)
		(564	)(f)
Motor fuel cost of sales to affiliates	1,247,170			173,608	(g)					1,420,778
Other	638	432	(b)							1,070

Total cost of sales	2,135,102	(172,156)		173,608						2,136,554

Gross profit	24,062	(10,966)		14,457						27,553
Operating expenses:
General and administrative	5,801	(3,092	)(a)							5,196
		2,487	(e)
Other operating	3,638	(2,177	)(a)							1,461
Rent	2,180	(1,094	)(a)			(325	)(i)			531
		(230	)(b)
Loss (gain) on disposal of assets	36	(22	)(a)							122
		108	(b)
Depreciation, amortization and accretion	3,776	(703	)(a)			241	(i)			2,778
		(536	)(b)

Total operating expenses	15,431	(5,259)		—		(84)		—		10,088

Income from operations	8,631	(5,707)		14,457		84		—		17,465
Other expense:
Interest expense, net	180	—						886	(j)	1,066

Income before income taxes	8,451	(5,707)		14,457		84		(886)		16,399
Income tax expense (benefit)	3,074	—						(2,922	)(k)	152

Net income	$5,377	$(5,707)		$14,457		$84		$2,036		$16,247

Limited partners' interest in net income										$16,247
Net income per common unit—basic and diluted										$0.74
Net income per subordinated unit—basic and diluted										$0.74
Weighted average limited partners' units outstanding—basic and diluted:
Common units										10,939,436
Subordinated units										10,939,436

              See accompanying notes

Susser Petroleum Partners LP
Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2011

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract			Assets Contributed by Parent			Offering Related Adjustments			Susser Petroleum Partners LP Pro Forma
Revenues:
Motor fuel sales to third parties	$1,549,143	$(332,247	)(a)	$			$			$			$1,216,896
Motor fuel sales to affiliates	2,257,788				323,575	(g)							2,605,050
					23,687	(h)
Rental income	5,467	(2,163	)(a)										3,304
Other income	7,980	(1,305	)(a)										4,596
		(2,079	)(b)

Total revenues	3,820,378	(337,794)			347,262			—			—		3,829,846
Cost of sales:
Motor fuel cost of sales to third parties	1,517,926	(319,749	)(a)										1,199,317
		1,383	(c)
		445	(d)
		(688	)(f)
Motor fuel cost of sales to affiliates	2,257,788				320,306	(g)							2,578,094
Other	1,641	481	(b)										2,122

Total cost of sales	3,777,355	(318,128)			320,306			—			—		3,779,533

Gross profit	43,023	(19,666)			26,956			—			—		50,313
Operating expenses:
General and administrative	10,559	(1,297	)(e)										9,262
Other operating	4,870	(3,374	)(a)										1,496
Rent	4,322	(2,206	)(a)					(649	)(i)				1,031
		(436	)(b)
Loss (gain) on disposal of assets	221	(79	)(a)										142
Depreciation, amortization and accretion	6,090	(1,524	)(a)					498	(i)				4,281
		(783	)(b)

Total operating expenses	26,062	(9,699)			—			(151)			—		16,212

Income from operations	16,961	(9,967)			26,956			151			—		34,101
Other expense:
Interest expense, net	324										1,772	(j)	2,096

Income before income taxes	16,637	(9,967)			26,956			151			(1,772)		32,005
Income tax expense (benefit)	6,039										(5,763	)(k)	276

Net income	$10,598	$(9,967)			$26,956			$151			$3,991		$31,729

Limited partners' interest in net income													$31,729
Net income per common unit—basic and diluted													$1.45
Net income per subordinated unit—basic and diluted													$1.45
Weighted average limited partners' units outstanding—basic and diluted:
Common units													10,939,436
Subordinated units													10,939,436

See accompanying notes

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. Organization and Basis of Presentation

              The unaudited pro forma consolidated financial statements of Susser Petroleum Partners LP are derived from the historical consolidated financial statements of Susser Petroleum Company LLC (Predecessor). In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale distribution services for Susser Holdings Corporation and its subsidiaries (the "Parent" of the Predecessor) and other third-party customers. The assets, liabilities and results of operations of the Predecessor for the periods prior to their actual contribution to the Partnership are presented as the Predecessor.

              The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  The contribution to the Partnership by Predecessor of substantially all of its wholesale motor fuel distribution business, other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable;

  •
  The contribution to the Partnership by Predecessor and Susser Holdings Corporation (SHC) of certain owned and leased convenience store properties to Susser Operating;

  •
  The issuance to SHC or Stripes LLC of 1,439,436 common units representing a 6.6% limited partner interest and 10,939,436 subordinated units representing a 50.0% limited partner interest, as well as all of the incentive distribution rights in the Partnership;

  •
  The issuance to Susser Petroleum GP LLC, our general partner, of a 0.0% non-economic general partner interest.

  •
  The issuance and sale by the Partnership of 9,500,000 common units to the public, representing a 43.4% limited partner interest in the Partnership, at an assumed initial public offering price of $20.00 per unit;

  •
  The payment by the Partnership of the estimated underwriting discount and structuring fee (approximately $11.9 million) and of the offering expenses (approximately $3.8 million);

  •
  The Partnership's entry into a new revolving credit facility, under which $2.4 million will be drawn at the closing of this offering, and a term loan facility. The Partnership will borrow approximately $147.3 million of term debt;

  •
  The application of the net proceeds from the issuance and sale of common units by the Partnership to make a distribution to SHC as reimbursement of certain capital expenditures and to purchase $147.3 million in U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $147.3 million term loan that will be fully guaranteed by SHC;

  •
  The treatment of the Partnership and certain of its subsidiaries, as pass-through entities for federal income tax purposes. For these pass-through entities, all income, expense, gains, losses and tax credits generated flow through to the Partnership's unitholders and, accordingly, do not result in a provision for federal income taxes in the Partnership's financial statements. However, income from activities conducted by Susser Petroleum Property Company LLC, a wholly owned subsidiary of the Partnership, will be taxed at the applicable corporate federal and state tax rate and any such income taxes will be paid by Susser Petroleum Property Company LLC. All transactions in this entity will occur in future

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

1. Organization and Basis of Presentation (Continued)

    periods and therefore no adjustments are reflected for this entity. The Partnership's subsidiaries will be subject to the Texas franchise tax as members of a combined group.

              Upon completion of the Offering, the Partnership anticipates incurring incremental general and administrative expenses related to becoming a public entity (e.g. cost of tax return preparation, annual and quarterly reporting to unitholders, audit fees, stock exchange listing fees and registrar and transfer agent fees) in an annual amount estimated to be $2.0 million. The unaudited pro forma consolidated financial statements do not reflect this $2.0 million in anticipated incremental general and administrative expenses.

              In connection with the Offering, the Partnership will grant the underwriters a 30-day option to purchase an additional 1,425,000 common units. The unaudited pro forma consolidated financial statements assume that the underwriters do not exercise the option to purchase up to 1,425,000 additional units and that such additional units will be issued to SHC or its wholly owned subsidiary at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional units, the number of units purchased by the underwriters pursuant to any exercise of the option will be sold to the public (instead of being issued to SHC or its wholly owned subsidiary). The net proceeds from any exercise of the underwriters' option to purchase additional units (approximately $26.6 million based on an assumed initial public offering price of $20.00 per unit, if exercised in full, after deducting the estimated underwriting discounts and structuring fee) will be used to purchase additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure an equal amount of additional term loan borrowings that will be fully guaranteed by SHC.

2. Pro Forma Adjustments and Assumptions

              The unaudited pro forma consolidated balance sheet gives effect to the adjustments as if they had occurred on June 30, 2012. The unaudited pro forma consolidated statements of income give effect to the adjustments as if they had occurred beginning January 1, 2011. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. A general description of these adjustments is provided as follows:

                  (a)   Reflects the elimination of income and expenses related to the consignment operations of the Predecessor which are not being contributed to the Partnership. Historically, at these consignment locations, the Predecessor received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location. Reflects elimination of the assets and liabilities of the consignment business as these assets and liabilities are not being contributed to the Partnership. These excluded assets and liabilities include accounts receivable, receivables from affiliates, inventories, miscellaneous current assets, certain property and equipment, the allocable portion of goodwill and other intangible assets, accounts payable and accrued expenses, including environmental reserves.

                  (b)   Reflects the elimination of the income and expenses and assets and liabilities of the freight company subsidiary of the Predecessor which is not being contributed to the Partnership.

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

2. Pro Forma Adjustments and Assumptions (Continued)

                  (c)   Reflects the elimination of any Predecessor freight-related net profit or expense, as the transportation and logistics business will be retained by the Predecessor. Following the closing of the Offering, the Predecessor will provide freight logistics for the Partnership on the same basis it provides to unrelated parties, and the Partnership will pass through freight costs to customers without any profit or loss pursuant to the terms of the SHC Transportation Contract. Reflects the elimination of payables to carriers as this activity will remain with the Predecessor.

                  (d)   Reflects the elimination of operations from a joint venture being retained by the Predecessor.

                  (e)   Reflects the allocation of certain general and administrative expenses, including overhead charges from the Parent and its subsidiaries that are associated with the pro forma operations of the Partnership. The portion of the general and administrative expenses reflected in the Predecessor operations attributable to the consignment and transportation operations are excluded from allocated general and administrative expenses. Reflects the elimination of accrued compensation expense as these expenses will not be paid directly by the Partnership but will be included in the allocation of general and administrative expenses from the general partner.

                  (f)    Reflects elimination of cost reimbursement for certain logistics expenses that were previously allocated by the Predecessor to the Parent and reflected in cost of sales. Following the Offering, the fuel margin to be charged under the SHC Distribution Contract will cover these costs.

                  (g)   Reflects the sale of fuel to the Predecessor for use by the consignment operations at a three cents per gallon gross margin over delivered cost instead of the variable and higher margin received by the Predecessor under the consignment contracts (as reported by the Predecessor).

                  (h)   Reflects the sale of fuel to Stripes LLC at a three cents per gallon margin over delivered cost instead of at cost with no margin (as reported by the Predecessor).

                  (i)    Reflects the adjustment of rental income and expenses for rental properties of the Parent which are being contributed to the Partnership. Adjusts property and equipment to properly reflect the properties being contributed to the Partnership by the Parent which are being leased to dealers.

                  (j)    Reflects the pro forma adjustment for interest expense related to the $147.3 million of borrowings under the Partnership's term loan facility made in connection with this offering, reduced by the interest income related to the U.S. Treasury or other investment grade securities the Partnership intends to purchase with a portion of the proceeds from this offering. Borrowings under the Partnership's term loan facility will bear an average interest rate of approximately 0.25%, net of interest earned on the $147.3 million of U.S. Treasury or other investment grade securities pledged to secure the term loan. Interest expense also includes interest expense on an existing mortgage note, net of interest income on notes receivable from dealers, and letter of credit and commitment fees related to the $250.0 million revolving credit facility. In addition, interest expense includes $0.4 million for the year ended December 31,

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

2. Pro Forma Adjustments and Assumptions (Continued)

    2011 and $0.2 million for the six months ended June 30, 2012 in amortization of $2.4 million in loan fees, which are expected to be funded by drawing on the revolving credit facility.

                  (k)   Reflects the adjustment of the income tax provision to eliminate the federal income tax and a portion of the state income tax expense recorded by the Predecessor. The expense for the Texas franchise tax will continue to be incurred by the Partnership. Reflects the elimination of the deferred tax balances and the federal income tax payable.

                  (l)    Reflects the contribution by the Parent of the net assets to the Partnership.

3. Pro Forma Net Income Per Unit

              Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be 10,939,436 common units and 10,939,436 subordinated units outstanding and that we will make the minimum quarterly distribution on all the common and subordinated units in every quarter of the periods presented.

              All units were assumed to have been outstanding since January 1, 2011. Basic and diluted pro forma net income per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the offering.

              Pursuant to the partnership agreement, SHC is entitled to receive certain incentive distributions that will result in less net earnings allocable to common and subordinated unitholders provided that the quarterly distributions exceed certain targets. The pro forma net earnings per limited partner unit computations assume that no incentive distributions were made to SHC because no such distributions would have been paid based upon the calculation of pro forma available cash from operating surplus for the periods presented.

Susser Petroleum Company LLC (Predecessor)

Consolidated Balance Sheets

	December 31, 2011	June 30, 2012
		unaudited
	(in thousands except units)
Assets
Current assets:
Cash and cash equivalents	$240	$1,145
Accounts receivable, net of allowance for doubtful accounts of $167 at December 31, 2011, and $427 at June 30, 2012	31,760	40,621
Receivables from affiliates	106,553	102,654
Inventories, net	7,023	10,883
Other current assets	1,836	886

Total current assets	147,412	156,189
Property and equipment, net	39,049	43,051
Other assets:
Goodwill	20,661	20,661
Intangible assets, net	23,309	22,053
Other noncurrent assets	885	809

Total assets	$231,316	$242,763

Liabilities and unitholder's equity
Current liabilities:
Accounts payable	$98,316	$108,201
Accrued expenses and other current liabilities	8,010	4,246
Current maturities of long-term debt	22	23

Total current liabilities	106,348	112,470
Long-term debt	1,098	1,087
Deferred gains, long-term portion	4,812	4,366
Deferred tax liability, long-term portion	2,595	2,969
Other noncurrent liabilities	650	681

Total liabilities	115,503	121,573

Commitments and contingencies:
Unitholder's equity:
Susser Petroleum Company LLC unitholder's equity:
Common units, no par value; 1,000 units authorized; 1,000 issued and 1,000 outstanding as of December 31, 2011 and June 30, 2012	—	—
Retained earnings	115,813	121,190

Total unitholder's equity	115,813	121,190

Total liabilities and unitholder's equity	$231,316	$242,763

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Operations and Comprehensive Income

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012
	(dollars in thousands)
Revenues:
Motor fuel sales to third parties	$412,069	$466,743	$748,430	$905,544
Motor fuel sales to affiliates	596,310	616,727	1,108,669	1,247,170
Rental income	1,364	1,349	2,734	2,718
Other income	1,602	1,692	3,243	3,732

Total revenues	1,011,345	1,086,511	1,863,076	2,159,164
Cost of sales:
Motor fuel cost of sales to third parties	402,846	455,604	732,990	887,294
Motor fuel cost of sales to affiliates	596,310	616,727	1,108,669	1,247,170
Other	—	—	394	638

Total cost of sales	999,156	1,072,331	1,842,053	2,135,102

Gross profit	12,189	14,180	21,023	24,062
Operating expenses:
General and administrative	2,811	3,151	5,126	5,801
Other operating	1,347	2,204	2,490	3,638
Rent	1,085	1,110	2,175	2,180
Loss (gain) on disposal of assets	53	(74)	144	36
Depreciation, amortization and accretion	1,294	1,893	2,483	3,776

Total operating expenses	6,590	8,284	12,418	15,431

Income from operations	5,599	5,896	8,605	8,631
Other expense:
Interest expense, net	82	93	159	180

Income before income taxes	5,517	5,803	8,446	8,451
Income tax expense	1,991	2,101	3,059	3,074

Net income and comprehensive income	$3,526	$3,702	$5,387	$5,377

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statement of Unitholders' Equity

Unaudited

	Susser Petroleum Company LLC Unitholders
	Common Stock
	Units	Par Value	Retained Earnings
Balance at December 31, 2011	1,000	$—	$115,813
Net income and comprehensive income	—	—	5,377

Balance at June 30, 2012	$1,000	$—	$121,190

See accompanying notes

Susser Petroleum Company LLC

Consolidated Statement of Cash Flows

Unaudited

	Six Months Ended
	June 30, 2011	June 30, 2012
	(in thousands)
Cash flows from operating activities:
Net income	$5,387	$5,377
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	2,483	3,776
Loss on disposal of assets and impairment charge	144	36
Deferred income tax	546	624
Changes in operating assets and liabilities:
Receivables	(14,229)	(8,862)
Receivables from affiliates	(12,687)	3,900
Inventories	(4,461)	(3,861)
Other assets	235	656
Accounts payable	27,752	9,886
Accrued liabilities	(5,053)	(3,784)
Other noncurrent liabilities	(215)	(415)

Net cash (used in) provided by operating activities	(98)	7,333
Cash flows from investing activities:
Capital expenditures	(2,611)	(6,475)
Purchase of intangibles	(1,458)	(395)
Proceeds from disposal of property and equipment	—	331

Net cash used in investing activities	(4,069)	(6,539)
Cash flows from financing activities:
Change in notes receivable	34	122
Payments on long-term debt	(10)	(11)

Net cash provided by financing activities	24	111
Net increase (decrease) in cash	(4,143)	905
Cash and cash equivalents at beginning of year	4,749	240

Cash and cash equivalents at end of period	$606	$1,145

See accompanying notes

Notes to Consolidated Financial Statements

1. Organization and Principles of Consolidation

              The consolidated financial statements are composed of Susser Petroleum Company LLC (the "Predecessor", "SPC" or the "Company"), a Texas Limited Liability Company, and its consolidated subsidiaries, which distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed and is a wholly owned subsidiary of Stripes LLC, which is a wholly owned subsidiary of Susser Holdings Corporation ("Parent"). SPC, through its subsidiaries and predecessors, has been supplying motor fuel to service stations, convenience stores and other commercial customers since the 1930's.

              The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The Company's primary operations are conducted by the following consolidated wholly owned subsidiaries:

  •
  GoPetro Transport LLC, a Texas Limited Liability Company, provides transportation of motor fuels.

  •
  T&C Wholesale, Inc. ("TCW"), a Texas Corporation, distributes motor fuels, propane and lubricating oils, primarily in Texas.

              In connection with the planned offering of limited partnership interests by Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership"), the Parent will contribute substantially all of the Predecessor's motor fuel distribution business to the Partnership (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable). All of the assets and liabilities of SPC that are contributed will be recorded at historical cost as this transaction is considered to be a reorganization of entities under common control.

              All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the accompanying unaudited consolidated financial statements, the Company has reviewed as determined necessary by the Company's management, events that have occurred after June 30, 2012, up until the issuance of these financial statements.

              The consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. The interim consolidated financial statements have been prepared from the accounting records of the Predecessor, and all amounts at June 30, 2012 and for the three and six months ended June 30, 2011 and June 30, 2012 are unaudited. Pursuant to Regulation S-X, certain information and note disclosures normally included in annual financial statements have been condensed or omitted. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented, and which are of a normal, recurring nature.

              The interim consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and the notes thereto included in our consolidated financial statements for the year ended December 31, 2011.

2. Summary of Significant Accounting Policies

Accounts Receivable

              Receivables from affiliates have risen from transactions with non-consolidated affiliates and include the concentration of excess cash to the Parent, the sale of fuel and settling of credit cards to

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the Parent, and other miscellaneous transactions with the Parent. These receivables are recorded at face value, without interest or discount.

Earnings Per Unit

              During the periods presented, we were wholly owned by the Parent. Accordingly, we have not calculated or reported earnings per unit.

Comprehensive Income

              The Predecessor accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income," which established standards for the reporting and presentation of comprehensive income in the consolidated financial statements. The Predecessor has no transactions which affect comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Stock-based Compensation

              Certain employees supporting the Company's operations were historically granted long-term incentive compensation awards under the Parent's stock-based compensation programs, which primarily consist of stock options and restricted common stock. The Company was allocated expenses for stock-based compensation costs. These costs are included in the Company's general and administrative expenses. The allocated expense was $0.2 million and $0.3 million for the three months ended June 30, 2011 and June 30, 2012, respectively and $0.4 million and $0.6 million for the six months ended June 30, 2011 and June 30, 2012, respectively.

New Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of Level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. The adoption of this amended guidance did not have a material effect on the Company's consolidated financial position, results of operations, cash flows or related disclosures.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU No. 2011-05. The Company adopted this accounting standard in the first quarter of Fiscal 2012. This standard affects presentation and disclosure, and therefore will not affect the Company's consolidated financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU No. 2011-08, "Intangibles—Goodwill and Other (ASC 350-20—Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted ASU No. 2011-08 during the fourth quarter of fiscal 2011 and used it to perform the annual goodwill impairment test. This amendment affects testing steps only, and therefore adoption did not affect the Company's consolidated financial position, results of operations or cash flows.

3. Accounts Receivable

              Accounts receivable consisted of the following:

	December 31, 2011	June 30, 2012
	(in thousands)
Accounts receivable, trade	$30,963	$40,818
Receivable from state environmental reimbursement funds	61	—
Other receivables	903	230
Allowance for uncollectible accounts, trade	(153)	(420)
Allowance for uncollectible accounts, environmental	(14)	(7)

Accounts receivable, net	$31,760	$40,621

4. Inventories

              Inventories consisted of the following:

	December 31, 2011	June 30, 2012
	(in thousands)
Fuel—consignment	$3,538	$3,410
Fuel—wholesale	1,767	1,780
Fuel—bulk	1,180	5,113
Other	538	580

Inventories, net	$7,023	$10,883

Notes to Consolidated Financial Statements (Continued)

5. Property and Equipment

              Property and equipment consisted of the following:

	December 31, 2011	June 30, 2012
	(in thousands)
Land	$19,552	$19,550
Buildings and leasehold improvements	8,315	8,534
Equipment	27,943	31,230
Construction in progress	1,116	3,311

Total property and equipment	56,926	62,625
Less: Accumulated depreciation	(17,877)	(19,574)

Property and equipment, net	$39,049	$43,051

6. Goodwill and Other Intangible Assets

              Goodwill is not being amortized, but is tested annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test is performed as of the first day of the fourth quarter of the fiscal year. At December 31, 2011 and June 30, 2012, we had $20.7 million of goodwill recorded in conjunction with past business combinations. The 2011 impairment analysis indicated no impairment in goodwill. As of June 30, 2012, we evaluated potential impairment indicators and we believe no indicators of impairment occurred during the first half of 2012, and we believe the assumptions used in the analysis performed in 2011 are still relevant and indicative of our current operating environment. As a result, no impairment was recorded to goodwill during the first six months of 2012.

              The Company has finite-lived intangible assets recorded that are amortized. The finite-lived assets consist of supply agreements, favorable/unfavorable leasehold arrangements and customer intangibles all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company's future cash flows. Supply agreements are being amortized over a weighted average period of approximately nine years. Favorable/unfavorable leasehold arrangements are being amortized over a weighted average period of approximately eleven years. Customer intangibles are being amortized over a weighted average period of less than one year.

              The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2011 and June 30, 2012:

	December 31, 2011			June 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Amortized
Supply agreements	$29,654	$6,432	$23,222	$29,944	$7,975	$21,969
Unfavorable leasehold arrangements, net	(950)	(391)	(559)	(950)	(444)	(506)
Other	690	44	646	690	100	590

Intangible assets, net	$29,394	$6,085	$23,309	$29,684	$7,631	$22,053

Notes to Consolidated Financial Statements (Continued)

7. Long-Term Debt

              Long-term debt consisted of the following:

	December 31, 2011	June 30, 2012
	(in thousands)
Notes payable	$1,120	$1,110
Less: Current maturities	22	23

Long-term debt, net of current maturities	$1,098	$1,087

              In August 2010 we entered into a mortgage note for an aggregate initial borrowing amount of $1.2 million. Pursuant to the terms of the mortgage note, we make monthly installment payments that are comprised of principal and interest through the maturity date of July 1, 2016. The balance outstanding at June 30, 2012 and December 31, 2011 was $1.1 million and $1.1 million, respectively. The mortgage note bears interest at a fixed rate of 6.0%. Interest expense for the six months ended June 30, 2011 and June 30, 2012 was $34,000 and $33,000, respectively. The mortgage note is secured by a first priority security interest in a property owned by the Company.

              The fair value of debt as of June 30, 2012, is estimated to be approximately $1.4 million based on an analysis of the net present value of remaining payment at a rate calculated off U.S. Treasury securities. The estimated fair value of long-term debt is calculated using Level 2 inputs.

Fair Value Measurements

              We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

              ASC 820 "Fair Value Measurements and Disclosures" prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk, primarily related to bulk purchases of fuel. We hedge this inventory risk through the use of fuel futures contracts which are matched in quantity and timing to the anticipated usage of the inventory. Bulk fuel purchases and fuel hedging positions have not been material to our operations.

Notes to Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

The fair value of our derivative contracts are measured using Level 2 inputs, and are determined by either market prices on an active market for similar assets or by prices quoted by a broker or other market-corroborated prices. This price does not differ materially from the amount that would be paid to transfer the liability to a new obligor due to the short term nature of these contracts. At December 31, 2010, the Company held fuel futures contracts with a fair value of ($14,300) (six contracts representing 0.3 million gallons). At December 31, 2011, the Company held fuel futures contracts with a fair value of ($12,800) (16 contracts representing 0.6 million gallons), which is classified in other current assets in the Company's consolidated balance sheets. At June 30, 2012, the Company held fuel futures contract with a fair value of ($100,900) (60 contracts representing 2.5 million gallons). The Company recognized a gain/(loss) during the second quarter of 2011 and 2012 related to these contracts of ($0.1) million and $0.5 million, respectively. The Company recognized a loss during the first six months of 2011 and 2012 related to these contracts of $1.0 million and less than $0.1 million, respectively. The loss realized on hedging contracts is substantially offset by increased profitability on sale of fuel inventory. The Company is not using hedge accounting with regards to these contracts.

8. Commitments and Contingencies

Leases

              The Company leases a portion of its dealer properties under non-cancellable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

              The components of rent expense are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(in thousands)
Store base rent	$926	$940	$1,868	$1,873
Equipment rent	159	170	307	307

Total rent expense	$1,085	$1,110	$2,175	$2,180

              Equipment rent consists primarily of store equipment and vehicles.

9. Interest Expense and Interest Income

              The components of net interest expense are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(in thousands)
Cash interest expense	$103	$112	$206	$219
Cash interest income	(21)	(19)	(47)	(39)

Interest expense, net	$82	$93	$159	$180

Notes to Consolidated Financial Statements (Continued)

10. Income Tax

              A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the three months and six months ended June 30, 2012 and June 30, 2011 is as follows:

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	(in thousands)	Tax rate %	(in thousands)	Tax rate %
Tax at statutory federal rate	$2,031	35.0%	$2,958	35.0%
State and local tax, net of federal benefit	58	1.0%	97	1.2%
Other	12	0.2%	19	0.2%

Income tax expense	$2,101	36.2%	$3,074	36.4%

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	(in thousands)	Tax rate %	(in thousands)	Tax rate %
Tax at statutory federal rate	$1,931	35.0%	$2,956	35.0%
State and local tax, net of federal benefit	51	1.0%	87	1.0%
Other	9	0.1%	16	0.2%

Income tax expense	$1,991	36.1%	$3,059	36.2%

              Included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of taxable margin generated by our operations in Texas ("franchise tax").

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

11. Related-Party Transactions

              The Company sold motor fuel to its Parent at a zero gross profit. These sales are reflected in motor fuel sales to affiliates with the corresponding cost reflected in motor fuel cost of sales to affiliates. In addition the Company collected credit card receipts from the motor fuel suppliers on the Parent's behalf. The Parent charged the Company $0.5 million and $0.6 million for the three months ended June 30, 2011 and June 30, 2012 and $0.9 million and $1.0 million for the six months ended June 30, 2011 and June 30, 2012 for oversight of the Company. Such amounts include certain expenses allocated by Parent for general corporate services, such as finance, internal audit and legal services, which are included in general and administrative expense. These expenses were charged or allocated to the Company based on the nature of the expenses and the Company's proportionate share of employee time and headcount, which management believes to be reasonable. The allocation methods used were consistently applied in all periods presented. Rent expense is charged by the Parent on certain real estate which is in turn subleased by the Company to dealers. This rent expense was $0.3 million for each of the three months ended June 30, 2011 and June 30, 2012, and $0.6 million for each of the six months ended June 30, 2011 and June 30, 2012. All charges are recorded to an intracompany accounts receivable, which does not bear interest. The balance in account receivables with affiliates was $106.6 million and $102.7 million at December 31, 2011 and June 30, 2012, respectively.

SUSSER PETROLEUM PARTNERS LP

BALANCE SHEET

as of June 30, 2012

June 30, 2012
Unaudited
Assets	$—

Liabilities	$—
Partners' Capital:
Limited Partners	1,000
General Partner	—
Less: Contribution Receivable from Partners	(1,000)

Total Partners' Capital	—

Total Liabilities and Partners' Capital	$—

The accompanying notes are an integral part of this balance sheet.

 SUSSER PETROLEUM PARTNERS LP

NOTES TO BALANCE SHEET

as of June 30, 2012

1. Nature of Operations

              Susser Petroleum Partners LP (the "Partnership") is a Delaware limited partnership formed in June 2012. Susser Petroleum Partners GP LLC (the "General Partner") is a limited liability company formed in June 2012 as the general partner of the Partnership.

              In June 2012, Susser Holdings Corporation, a Delaware corporation, agreed to contribute $1,000 to the Partnership in exchange for a 100% limited partner interest. The agreement to contribute has been recorded as a contribution receivable and is reflected in the accompanying balance sheet as a reduction to partners' capital.

              There have been no other transactions involving the Partnership as of June 30, 2012. The Partnership will ultimately receive the transfer from Susser Petroleum Company LLC (the "Predecessor") of certain contributed assets, liabilities, operations and/or equity interests (the "Contributed Assets"). Taken together with other affiliated entities and including the Predecessor, the entities are under common control and are collectively referred to as Susser Holdings Corporation ("SHC").

              The Partnership, pursuant to an initial public offering, intends to sell common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders (or their assigns) of the Partnership in consideration of their transfer of the Contributed Assets to the Partnership.

              The Partnership, upon the transfer of the Contributed Assets will be engaged in substantially the same business and revenue generating activities as the Predecessor, principally: (1) distributing motor fuels to SHC and third parties and (ii) ownership or lease of locations and, in turn, generating rental-fee income revenue from the lease or subleases of the locations to third-party operators.

2. Basis of Presentation

              This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States. Since the Partnership has had no activity since its inception, separate statements of income, changes in partners' equity and cash flows have not been presented.

3. Subsequent Events

              The Partnership has evaluated events and transactions that occurred subsequent to June 30, 2012 up until the date these financial statements were filed with the Securities and Exchange Commission.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Susser Holdings Corporation

              We have audited the accompanying consolidated balance sheets of Susser Petroleum Company LLC (the Predecessor) as of December 31, 2011 and 2010, and the related consolidated statements of operations, unitholder's equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Susser Petroleum Company LLC at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 21, 2012

 Susser Petroleum Company LLC (Predecessor)

Consolidated Balance Sheets

	December 31,
	2010	2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,749	$240
Accounts receivable net of allowance for doubtful accounts of $346 at December 31, 2010 and $167 at December 31, 2011	19,096	31,760
Receivables from affiliates	100,152	106,553
Inventories, net	5,932	7,023
Other current assets	2,487	1,836

Total current assets	132,416	147,412
Property and equipment, net	35,247	39,049
Other assets:
Goodwill	20,661	20,661
Intangible assets, net	13,128	23,309
Other noncurrent assets	1,135	885

Total assets	$202,587	$231,316

Liabilities and unitholder's equity
Current liabilities:
Accounts payable	$79,842	$98,316
Accrued expenses and other current liabilities	9,667	8,010
Current maturities of long-term debt	21	22

Total current liabilities	89,530	106,348
Long-term debt	1,121	1,098
Deferred branding incentives, long-term portion	5,228	4,812
Deferred tax liability, long-term portion	799	2,595
Other noncurrent liabilities	694	650

Total liabilities	97,372	115,503

Commitment and contingencies:
Unitholder's equity:
Susser Petroleum Company LLC unitholder's equity:
Common units no par value; 1,000 shares authorized; 1,000 issued and outstanding as of December 31, 2010; 1,000 issued and outstanding as of December 31, 2011	—	—
Retained earnings	105,215	115,813

Total unitholder's equity	105,215	115,813

Total liabilities and unitholder's equity	$202,587	$231,316

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Operations

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788
Rental income	4,245	5,351	5,467
Other income	7,462	5,515	7,980

Total revenues	2,093,488	2,683,792	3,820,378
Cost of sales:
Motor fuel cost of sales to third parties	855,307	1,068,208	1,517,926
Motor fuel cost of sales to affiliates	1,205,890	1,578,653	2,257,788
Other	(39)	832	1,641

Total cost of sales	2,061,158	2,647,693	3,777,355

Gross profit	32,330	36,099	43,023
Operating expenses:
General and administrative	7,593	8,480	10,559
Other operating	4,728	4,229	4,870
Rent	1,578	3,797	4,322
Loss (gain) on disposal of assets	(6)	86	221
Depreciation, amortization and accretion	4,901	4,771	6,090

Total operating expenses	18,794	21,363	26,062

Income from operations	13,536	14,736	16,961
Other expense:
Interest expense, net	191	284	324

Income before income taxes	13,345	14,452	16,637
Income tax expense	4,831	5,236	6,039

Net income	$8,514	$9,216	$10,598

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Unitholder's Equity

	Susser Petroleum Company LLC Unitholder
	Common Units
			Retained Earnings	Comprehensive Income
	Units	Par Value			Total
Balance at December 31, 2008	1,000	$—	$87,485		$87,485
Comprehensive income:
Net income	—	—	8,514	$8,514

Comprehensive income	—	—	—	8,514	8,514

Balance at December 31, 2009	1,000	—	95,999		95,999
Comprehensive income:
Net income	—	—	9,216	9,216

Comprehensive income	—	—	—	9,216	9,216

Balance at December 31, 2010	1,000	—	105,215		105,215
Comprehensive income:
Net income	—	—	10,598	10,598

Comprehensive income	—	—	—	$10,598	10,598

Balance at December 31, 2011	1,000	$—	$115,813		$115,813

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2009	December 31, 2010	December 31, 2011
	(in thousands)
Cash flows from operating activities:
Net income	$8,514	$9,216	$10,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,901	4,771	6,090
(Gain) Loss on disposal of assets and impairment charge	(6)	86	221
Deferred income tax	986	(1,527)	1,251
Changes in operating assets and liabilities:
Receivables	(8,415)	7,323	(12,664)
Receivables from affiliates	(20,327)	(4,573)	(7,491)
Inventories	(781)	853	(1,091)
Other assets	287	472	1,044
Accounts payable	28,366	(4,112)	18,474
Accrued liabilities	(4,879)	3,702	(1,708)
Other noncurrent liabilities	1,187	1,258	(461)

Net cash provided by operating activities	9,833	17,469	14,263
Cash flows from investing activities:
Capital expenditures	(4,390)	(4,743)	(7,388)
Purchase of intangibles	(6,989)	(9,220)	(12,050)
Proceeds from disposal of property and equipment	23	66	285

Net cash used in investing activities	(11,356)	(13,897)	(19,153)
Cash flows from financing activities:
Change in notes receivable	331	(411)	402
Proceeds from issuance of long-term debt	—	1,150	—
Payments on long-term debt	—	(8)	(21)

Net cash provided by financing activities	331	731	381
Net increase (decrease) in cash	(1,192)	4,303	(4,509)
Cash and cash equivalents at beginning of year	1,638	446	4,749

Cash and cash equivalents at end of period	$446	$4,749	$240

Supplemental disclosure of cash flow information:
Interest paid	$307	$332	$412

See accompanying notes

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Principles of Consolidation

              The consolidated financial statements are composed of Susser Petroleum Company LLC (the "Predecessor", "SPC" or the "Company"), a Texas Limited Liability Company, and its consolidated subsidiaries, which distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed and is a wholly owned subsidiary of Stripes LLC, which is wholly owned subsidiary of Susser Holdings Corporation ("Parent"). SPC, through its subsidiaries and predecessors, has been acquiring, operating, and supplying motor fuel to service stations and convenience stores since the 1930's.

              The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The Company's primary operations are conducted by the following consolidated wholly owned subsidiaries:

  •
  GoPetro Transport LLC, a Texas Limited Liability Company, provides transportation of motor fuels.

  •
  T&C Wholesale, Inc. ("TCW"), a Texas Corporation, distributes motor fuels, propane and lubricating oils, primarily in Texas.

              In connection with the planned offering of limited partnership interest by Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership") in 2012, the Parent will contribute substantially all of the Predecessor's motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable). All of the assets and liabilities of SPC that are contributed will be recorded at historical cost as it is considered to be a reorganization of entities under common control.

              All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the accompanying audited consolidated financial statements, the Company has reviewed as determined necessary by the Company's management, events that have occurred after December 31, 2011, up until the issuance of these financial statements.

2. Summary of Significant Accounting Policies

Fiscal Year

              The Company uses calendar month accounting periods, and ends its fiscal year on December 31.

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

              ASC 820 "Fair Value Measurements and Disclosures" defines and establishes a framework for measuring fair value and expands related disclosures. We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets, and goodwill.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

              Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Segment Reporting

              The Company operates in one operating segment, distribution of motor fuels, consisting primarily of gasoline and diesel fuel, and to own and lease real estate used in the distribution of motor fuels, with a single management team that reports to the chief executive officer, who is our chief operating decision maker, as that term is defined in ASC 280 "Segment Reporting." Accordingly, the Company does not prepare discrete financial information with respect to separate product lines and does not have separately reportable segments. All of the operations are located in the United States.

Acquisition Accounting

              Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. The purchase price is recorded for tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The Consolidated Statements of Operations for the years presented include the results of operations for each acquisition from their respective date of acquisition.

Cash and Cash Equivalents

              Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Accounts Receivable

              The majority of the trade receivables are from wholesale fuel customers. Credit is extended based on evaluation of the customer's financial condition. Receivables are recorded at face value, without interest or discount. The Company provides an allowance for doubtful accounts based on historical experience and on a specific identification basis. Credit losses are recorded when accounts are deemed uncollectible. Receivables from affiliates have risen from transactions with non-consolidated affiliates and include the concentration of excess cash to the Parent, the sale of the fuel and settling of credit cards to the Parent, and other miscellaneous transactions with the Parent. These receivables are recorded at face value, without interest or discount.

Inventories

              Fuel inventories are stated at the lower of average cost or market. Shipping and handling costs are included in the cost of inventories.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

              Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for underground storage tanks.

              Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

Assets Not in Productive Use

              Properties are classified as other noncurrent assets when management determines that they are in excess and intends to offer them for sale, and are recorded at the lower of cost or fair value less cost to sell. Excess properties are classified as assets held for sale in current assets when they are under contract for sale, or otherwise probable that they will be sold within the ensuing fiscal year. These assets primarily consist of land and some buildings.

Long-Lived Assets

              Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded within loss on disposal of assets and impairment charge in the statement of operations for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Goodwill

              Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of the fiscal year.

              The Financial Accounting Standards Board issued ASU 2011-08 effective for annual and interim impairment tests performed for fiscal years beginning after December 15, 2011. The Company elected to adopt this standard early and therefore the new standard was applied for the impairment test performed in the fourth quarter of fiscal year 2011.

              ASU 2011-08 provides that qualitative factors are first assessed to determine whether it is necessary to perform the two-step goodwill impairment test. Under the new requirements, the Company used these qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

              The Company has one reporting unit. Some of the factors considered in applying the new standard include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, and the overall financial performance of the Company.

              The Company determined that step one of the two step approach should be applied given the narrow margin between fair value and carrying value in the prior year goodwill analysis. In applying the step one approach, the Company employed multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). This is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 "Fair Value Measurements and Disclosures." The values ascertained using these methods were weighted to obtain a total fair value. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital rate, and earnings growth assumptions. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, capital expenditures, working capital and growth rates. Assumptions about sales, operating margins, capital expenditures and growth rates are based on our budgets, business plans, economic projections, and anticipated future cash flows. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer demand analysis, operating trends, competitor analysis, and marketplace data, among others. The results of the Company's tests indicated no goodwill impairment as the estimated fair value was greater than the carrying value.

              If after assessing the totality of events or circumstances an entity determines that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount then performing the two-step test is unnecessary.

              If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the Company's "implied fair value" requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to the corresponding carrying value.

Other Intangible Assets

              Other intangible assets consist of supply agreements with customers, customer intangibles and favorable and unfavorable lease arrangements. We account for other intangible assets acquired through business combinations in accordance ASC 805 "Business Combinations" (ASC 805) and ASC 350. Separable intangible assets that are not determined to have an indefinite life will continue to be amortized over their useful lives and assessed for impairment under the provisions of ASC 360 "Property, Plant, and Equipment". The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by the Company, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension period that would cause substantial costs or

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

              Supply agreements are being amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable and unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms.

Environmental Liabilities

              Environmental expenditures related to existing conditions, resulting from past or current operations and from which no current or future benefit is discernible, are expensed by the Company. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company determines its liability on a site-by-site basis and records a liability when it is probable and can be reasonably estimated. The estimated liability is not discounted. Certain environmental expenditures incurred for motor fuel sites are eligible for refund under the reimbursement programs administered by the Texas Commission on Environmental Quality (TCEQ). A related receivable is recorded for estimated probable reimbursements. Environmental expenditures not eligible for refund from the TCEQ may be recoverable in whole or part from a third party or from the Company's tank owners insurance coverage, in which case the Company has recorded a liability for its estimated net exposure.

Asset Retirement Obligations

              The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank in accordance with the provisions of ASC 410 "Asset Retirement and Environmental Obligations". We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We review our assumptions for computing the estimated liability for the removal of underground storage tanks on an annual basis. Any change in estimated cash flows are reflected as an adjustment to the liability and the associated asset.

Revenue Recognition

              Revenues from motor fuel sales are recognized at the time that fuel is delivered to the customer, with the exception of consignment sales, which are discussed in greater detail below. Shipment and delivery of motor fuel generally occurs on the same day. The Company charges its wholesale customers for third-party transportation costs, which are recorded net in cost of sales. A portion of our motor fuel sales to wholesale customers are on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We typically own the fuel dispensing equipment and underground

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

storage tanks at consignment sites, and in some cases we own the entire site and have entered into an operating lease with the wholesale customer operating the site. The amount of fuel inventory held on consignment is provided in Note 4. We derive other income from rental income, propane and lubricating oils and other ancillary product and service of offerings.

Rental Income

              Rental income from operating leases is recognized on a straight-line basis over the term of the lease.

Cost of Sales

              We include in "Cost of Sales" all costs we incur to acquire wholesale fuel, including the costs of purchasing, storing and transporting inventory prior to delivery to our wholesale customers. Cost of sales does not include any depreciation of our property, plant and equipment, as any amounts attributed to cost of sales would not be significant. Depreciation is separately classified in our Consolidated Statements of Operations. Total cost of sales of suppliers who accounted for 10% or more of our total combined cost of sales during the years ended December 31 are as follows:

	2009	2010	2011
Valero	48%	41%	37%
Chevron	23%	16%	20%

Deferred Branding Incentives

              We receive payments for deferred branding incentives related to our fuel supply contracts. Unearned branding incentives are deferred and amortized as earned over the term of the respective agreement. Deferred branding incentives are amortized on a straight line basis over the term of the agreement as a credit to cost of sales.

Lease Accounting

              The Company leases a portion of its properties under non-cancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease including renewal periods that are reasonably assured at the inception of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The Company also leases certain vehicles, which are typically less than five years.

Stock-Based Compensation

              Certain employees supporting the Company's operations were historically granted long-term incentive compensation awards under the Parent's stock-based compensation programs, which consist of stock options and restricted common stock. The Company was allocated expenses for stock-based compensation costs. These costs are included in the Company's general and administrative expenses. The Company allocated expense was $0.6 million, $0.6 million and $0.7 million for the years ended December 31, 2009, 2010 and 2011, respectively.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

              Pursuant to ASC 740 "Income Taxes" (ASC 740), we recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis.

              ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes the impact of a tax position in the financial statements, if that position is not more likely than not of being sustained, based on the technical merits of the position. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure (see Note 16).

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

Motor Fuel Taxes

              Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly or through suppliers by the Company. The Company's accounting policy is to exclude the tax collected and remitted from revenues and cost of sales and account for them as liabilities.

Derivative Instruments and Hedging Activities

              All derivative financial instruments are reported on the balance sheet at fair value. Changes in the fair value are recognized either in earnings or as other comprehensive income in equity, depending on whether the derivative has been designated as a fair value or cash flow hedge and qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure. The Company does not engage in the trading of derivatives. All such financial instruments are used to manage risk.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk. Net proceeds received and the change in value of the derivatives are recorded as increases or decreases to fuel cost of sales. At December 31, 2011, the Company held 16 fuel futures contracts with a fair value of ($12,800). At December 31, 2010, the Company held six fuel futures contracts with a fair value of ($14,300).

Fair Value of Financial Instruments

              Cash, accounts receivable, certain other current assets, accounts payable, accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

Concentration Risk

              Motor fuel sold to Stripes LLC, an affiliate of the Company, represented approximately 60% of the total motor fuel sales for each of the years ended December 31, 2009, 2010 and 2011. These sales were at cost and no profit is reflected on these sales.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Earnings Per Share

              During the periods presented, we were wholly owned by the Parent. Accordingly, we have not calculated earnings per share.

Comprehensive Income

              The Predecessor accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income," which established standards for the reporting and presentation of comprehensive income on the consolidated financial statements. The Predecessor has no transactions which affect comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

New Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. No impact is expected on our financial statements.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU No. 2011-05. The Company will adopt this accounting standard in the three months ended March 31, 2012. This standard affects presentation and disclosure, and therefore will not affect the Company's consolidated financial position, results of operations or cash flows.

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU NO. 2011-08, "Intangibles-Goodwill and Other (ASC350-20—Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company has early adopted ASU No. 2011-08 during the fourth quarter of Fiscal 2011 and used it to perform the annual goodwill impairment test.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Accounts Receivable

              Accounts receivable consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Accounts receivable, trade	$18,299	$30,963
Receivable from state environmental reimbursement funds	198	61
Other receivables	945	903
Allowance for uncollectible accounts, trade	(332)	(153)
Allowance for uncollectible accounts, environmental	(14)	(14)

Accounts receivable, net	$19,096	$31,760

              An allowance for uncollectible accounts is provided based on management's evaluation of outstanding accounts receivable. Following is a summary of the valuation accounts related to accounts and notes receivable:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Amounts Written Off, Net of Recoveries	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts:
December 31, 2009	$350	$385	$422	$313
December 31, 2010	313	214	195	332
December 31, 2011	332	(58)	121	153
Allowance for environmental cost reimbursements:
December 31, 2009	$14	$—	$—	$14
December 31, 2010	14	—	—	14
December 31, 2011	14	—	—	14

4. Inventories

              Inventories consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Fuel—consignment	$3,150	$3,538
Fuel—wholesale	1,473	1,767
Fuel—bulk	737	1,180
Other	572	538

Inventories, net	$5,932	$7,023

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Assets Not in Productive Use

Assets Held and Used

              Long-lived assets to be held and used at December 31, 2010 and December 31, 2011, classified as other noncurrent assets were $0.5 million and $0.5 million, respectively. These assets continue to be depreciated over their remaining useful life. Fair value is determined based on prices of similar assets. These assets are being offered for sale, however, our expectation is that it may take longer than one year to close such sales.

Assets Held for Sale

              Assets held for sale are currently under contract for sale and are expected to be closed within one year. We had no assets classified as held for sale as of December 31, 2010 or 2011.

6. Property and Equipment

	December 31,
	2010	2011
	(in thousands)
Land	$18,236	$19,552
Buildings and leasehold improvements	7,488	8,315
Equipment	22,882	27,943
Construction in progress	986	1,116

Total property and equipment	49,592	56,926
Less: Accumulated depreciation	14,345	17,877

Property and equipment, net	$35,247	$39,049

              Depreciation expense on property and equipment was $4.1 million, $3.5 million and $3.9 million for 2009, 2010 and 2011, respectively.

              The Company records any excess properties for sale as assets held for sale in current assets, or as assets held and used in other noncurrent assets at the lower of carrying cost or estimated fair value, less cost to sell.

              During 2009, the Company recorded a negligible gain on the disposal of assets. During 2010, the Company recorded a net loss of $0.1 million on disposal of assets. During 2011, the Company recorded a net loss of $0.2 million on disposal of assets. Gains and losses of property and equipment and assets not in productive use are recorded in gain/loss on disposal of assets and impairment charges in the Statements of Operations.

7. Intangible Assets

Goodwill

              No changes in goodwill were recorded during 2010 or 2011. No impairment charges related to goodwill were recognized in 2009, 2010 or 2011.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Intangible Assets (Continued)

Other Intangibles

              In accordance with ASC 350 "Intangibles—Goodwill and Other", the Company has finite-lived intangible assets recorded that are amortized. The finite-lived assets consist of supply agreements and favorable/unfavorable leasehold arrangements, all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company's future cash flows. Supply agreements are being amortized over a weighted average period of approximately nine years. Favorable/unfavorable leasehold arrangements are being amortized over a weighted average period of approximately eleven years.

              In the years ended 2010 and 2011, we acquired fuel supply contracts and other commercial accounts valued at $7.8 million and $10.4 million, respectively.

              The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2010 and December 31, 2011:

	December 31, 2010			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Amortized:
Supply agreements	$18,086	$4,293	$13,793	$29,654	$6,432	$23,222
Unfavorable lease arrangements, net	(2,036)	(1,371)	(665)	(950)	(391)	(559)
Other	—	—	—	690	44	646

Intangible assets, net	$16,050	$2,922	$13,128	$29,394	$6,085	$23,309

              Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for 2009, 2010 and 2011 was $0.8 million, $1.2 million and $2.2 million, respectively. The following table presents the Company's estimate of amortization includable in amortization expense for each of the five succeeding fiscal years for finite-lived intangibles as of December 31, 2011 (in thousands):

Amortization
2012	$3,485
2013	3,190
2014	2,882
2015	2,702
2016	2,318

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Accrued Expenses and Other Current Liabilities

              Current accrued expenses and other current liabilities consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Accrued federal and state income taxes	$6,763	$4,788
Property and sales tax	741	1,042
Payroll and employee benefits	1,000	1,417
Reserve for environmental remediation, short-term	269	98
Deferred branding incentives, short-term	175	151
Deposits and other	719	514

Total	$9,667	$8,010

              At December 31, 2010 and December 31, 2011, the Company had approximately $5.4 million and $5.0 million respectively, of deferred incentives related to branding agreements with fuel suppliers, of which $5.2 million and $4.8 million, respectively, are included in deferred branding incentives, long-term portion in the accompanying consolidated balance sheets. The Company is recognizing the income on a straight-line basis over the agreement periods, which range from three to ten years.

9. Long-Term Debt

              Long-term debt consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Other notes payable	$1,142	$1,120
Less: Current maturities	21	22

Long-term debt, net of current maturities	$1,121	$1,098

              At December 31, 2011 scheduled future debt maturities are as follows (in thousands):

2012	$22
2013	24
2014	25
2015	26
2016	1,023
Thereafter	—

Total	$1,120

              In August 2010 we entered into a mortgage note with a lender for an aggregate initial borrowing amount of $1.2 million. Pursuant to the terms of the mortgage note, we make monthly installment payments that are comprised of principal and interest through the maturity date of July 1, 2016. The balance outstanding at December 31, 2010 and 2011 was $1.1 million and $1.1 million, respectively. The mortgage note bears interest at a fixed rate of 6.0%. Interest expense for the twelve

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

months ended December 31, 2010 and December 31, 2011, was $29,000 and $68,000, respectively. The mortgage note is secured by a first priority security interest in a property owned by the Company.

              The fair value of debt as of December 31, 2011 is estimated to be approximately $1.4 million based on an analysis of the net present value of remaining payment at a rate calculated off U.S. Treasury securities. The estimated fair value of long-term debt is calculated using Level 2 inputs.

Fair Value Measurements

              We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

              ASC 820 "Fair Value Measurements and Disclosures" prioritizes the inputs used in measuring fair value into the following hierarchy:

              Level 1  Quoted prices (unadjusted) in active markets for identical assets or liabilities;

              Level 2  Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

              Level 3  Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk, primarily related to bulk purchases of fuel. We hedge this inventory risk through the use of fuel futures contracts which are matched in quantity and timing to the anticipated usage of the inventory. Bulk fuel purchases and fuel hedging positions have not been material to our operations. The fair value of our derivative contracts are measured using Level 2 inputs, and are determined by either market prices on an active market for similar assets or by prices quoted by a broker or other market-corroborated prices. This price does not differ materially from the amount that would be paid to transfer the liability to a new obligor due to the short term nature of these contracts. At December 31, 2010, the Company held fuel futures contracts with a fair value of ($14,300) (six contracts representing 0.3 million gallons). At December 31, 2011, the Company held fuel futures contracts with a fair value of ($12,800) (16 contracts representing 0.6 million gallons), which is classified in other current assets in the Company's consolidated balance sheets. The Company recognized a loss during 2011 related to these contracts of $0.8 million. The loss realized on hedging contracts is substantially offset by increased profitability on sale of fuel inventory. The loss recognized on these contracts is recorded in motor fuel cost of sales in the Company's consolidated statements of operations. The Company is not using hedge accounting with regards to these contracts.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Other Noncurrent Liabilities

              Other noncurrent liabilities consisted of the following:

	Year Ended December 31,
	2010	2011
	(in thousands)
Reserve for underground storage tank removal	$575	$600
Reserve for environmental remediation, long-term	119	50

Total	$694	$650

              We record an asset retirement obligation for the estimated future cost to storage tanks. The liability has been discounted using credit-adjusted risk-free rates ranging from 9.0% to 11.0%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. The following table presents the changes in the carrying amount of asset retirement obligations for the years ended December 31, 2010 and December 31, 2011:

	Year Ended December 31,
	2010	2011
	(in thousands)
Balance at beginning of period	$508	$575
Liabilities incurred	0	3
Liabilities settled	(10)	(29)
Accretion expense	77	51

Balance at end of period	$575	$600

11. Benefit Plans

              The Company participates in a 401(k) benefit plan (the "Plan") established by the Parent for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the Plan, employees can defer up to 100% of their wages, with the Company matching a portion of the first 6% of the employee's contribution.

              The Company also participates in a Nonqualified Deferred Compensation Plan ("NQDC") established by the Parent for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations. We match a portion of the participant's contribution each year using the same percentage used for our 401(k) plan match. NQDC benefits will be paid from our assets.

              Expenses related to these plans are allocated to the Company by the Parent. The Company's net expense incurred for these plans for 2009, 2010 and 2011, was approximately $32,000, $0.1 million and $0.2 million, respectively.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Related-Party Transactions

              The Company sold motor fuel to its Parent at a zero gross profit. These sales are reflected in motor fuel sales to affiliates with the corresponding cost reflected in motor fuel cost of sales to affiliates. In addition the Company collected credit card receipts from the motor fuel suppliers on the Parents behalf.

              The Parent charged the Company $1.3 million, $1.4 million and $1.6 million for the years ended December 31, 2009, December 31, 2010, and December 31, 2011 for oversight of the Company. Such amounts include certain expenses allocated by Parent for general corporate services, such as finance, internal audit and legal services, which are included in general and administrative expense. These expenses were charged or allocated to the Company based on the nature of the expenses and the Company's proportionate share of employee time and headcount, which management believes to be reasonable. The allocation methods used were consistently applied in all periods presented. Rent expense is charged by the Parent on certain real estate which is in turn subleased by the Company to dealers. This rent expense was $0.2 million, $1.0 million and $1.1 million for each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011. All charges are recorded to an intracompany accounts receivable, which does not bear interest. The balance in accounts receivable with affiliates was $100.2 million and $106.6 million at December 31, 2010 and December 31, 2011, respectively.

              We lease two dealer sites from Sam L. Susser, our chief executive officer. The leases are classified as operating leases and provide for minimum annual rentals of approximately $0.2 million in 2012 through 2016. The lease expiration dates with the exercise of all options range from 2050 to 2051. The annual rentals on related-party leases are included in the table of future minimum lease payments presented in Note 13.

13. Commitments and Contingencies

Leases

              The Company leases a portion of its properties under non-cancellable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

              The components of net rent expense are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Store base rent	$1,281	$3,351	$3,729
Equipment rent	297	446	593

Total rent expense	$1,578	$3,797	$4,322

              Equipment rent consists primarily of store equipment and vehicles. Sublease rental income for 2009, 2010 and 2011 was $1.2 million, $2.3 million and $2.5 million, respectively, and is included in other income.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

              Future minimum lease payments for future fiscal years are as follows:

(in thousands)
2012	$2,569
2013	2,417
2014	2,352
2015	2,331
2016	2,306
Thereafter	14,980

Total	$26,955

Environmental Remediation

              We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks (e.g. overfills, spills and underground storage tank releases).

              Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with these requirements, we have historically obtained private insurance for Texas, New Mexico and Oklahoma. These policies provide protection from third-party liability claims. For 2011, our coverage was $1.0 million per occurrence, with a $2.0 million aggregate and $0.5 million self-insured retention. Additionally, we rely on state trust funds that cover certain claims.

              We are currently involved in the remediation of motor fuel storage sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for its remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $0.4 million and $0.1 million, of which $0.3 million and $0.1 million are classified as accrued expenses and other current liabilities as of December 31, 2010 and December 31, 2011, respectively, with the balance included in other noncurrent liabilities. As of December 31, 2011, approximately $0.1 million of the total environmental reserve is for the investigation and remediation of contamination at four sites that qualify for reimbursement under state funds.

              Under state reimbursement programs, we are eligible to receive reimbursement for certain future remediation costs, as well as the remediation costs previously paid. Accordingly, we have recorded a net receivable of $0.2 million and $61,000 for the estimated probable state reimbursements which are included in other assets as of December 31, 2010 and December 31, 2011, respectively. The Texas Petroleum Storage Tank Remediation fund, which was covering releases that occurred prior to December 23, 1998, expired on August 31, 2011. All eligible claims from this fund must be paid by August 31, 2012. Remaining open cases were transferred to the State Lead Remediation Program, of

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

which we have two sites. This program will complete the remediation at no out-of-pocket cost to the responsible party. However, the responsible party remains liable for any third-party claims.

              An additional two sites have state reimbursement payments directly assigned to remediation contractors for which the Company has no out of pocket expenses and maintains no reserve and may or may not have responsibility for contamination. The remaining $37,000 represents our estimate of deductibles under insurance policies that we anticipate being required to pay with respect to two additional sites. We have additional reserves of $0.6 million that represent our estimate for future asset retirement obligations for underground storage tanks.

Deferred Branding Incentives

              We receive deferred branding incentives and other incentive payments from a number of our fuel suppliers. A portion of the deferred branding incentives may be passed on to our wholesale branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we (or our branded dealers) elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2011, the estimated amount of deferred branding incentives that would have to be repaid upon de-branding at these locations was $18.6 million. Of this amount, approximately $10.9 million would be the responsibility of SPC's branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, SPC would be required to make this payment. No liability is recorded for the amount of dealer obligations which would become payable upon de-branding. We have $5.0 million recorded on the balance sheet as of December 31, 2011, of which $0.2 million is included in accrued expenses and other current liabilities and $4.8 million is included in other noncurrent liabilities. The Company amortizes its retained portion of the incentives to income on a straight-line basis over the term of the agreements.

14. Rental Income under Operating Leases

              The following schedule details our investment in property on operating leases as of December 31, 2011:

Land	$18,591
Buildings and improvements	6,932
Equipment	4,890

30,413
Less: Accumulated depreciation	5,425

$24,988

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Rental Income under Operating Leases (Continued)

              The following is a schedule by years of minimum future rental income on noncancelable operating leases as of December 31, 2011:

Year ended December 31,
2012	$5,137
2013	4,968
2014	4,621
2015	4,278
2016	3,804
Thereafter	17,679

Total minimum future rentals	$40,487

15. Interest Expense and Interest Income

              The components of net interest expense are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cash interest expense	$309	$332	$412
Cash interest income	(118)	(48)	(88)

Interest expense, net	$191	$284	$324

16. Income Tax

              Components of the Company's income tax benefit and provision for fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Current:
Federal	$3,647	$6,527	$4,524
State	198	236	265

Total current income tax expense	3,845	6,763	4,789
Deferred:
Federal	981	(1,519)	1,245
State	5	(8)	5

Total deferred tax expense (benefit)	986	(1,527)	1,250

Net income tax expense	$4,831	$5,236	$6,039

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Income Tax (Continued)

              A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 are as follows:

	December 31,
	2009		2010		2011
	(in thousands)	Tax Rate %	(in thousands)	Tax Rate %	(in thousands)	Tax Rate %
Tax at statutory federal rate	$4,671	35.0%	$5,058	35.0%	$5,823	35.0%
State and local tax, net of federal benefit	132	1.0	149	1.0	176	1.0
Other	28	0.2	29	0.2	40	0.3

Tax expense per financial statement	$4,831	36.2%	$5,236	36.2%	$6,039	36.3%

              Included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of taxable margin generated by our operations in Texas ("franchise tax"). The franchise tax accrued for years ended December 31, 2010 and December 31, 2011 was $0.2 million and $0.2 million, respectively.

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

              Components of deferred tax assets and liabilities are as follows:

	December 31,
	2010	2011
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$94	$112
Environmental reserves	78	73
Intangible assets	1,377	1,047
Deferred revenue	1,901	1,747
Accrued bonuses	—	517

Total deferred tax assets	3,450	3,496
Deferred tax liabilities:
Fixed assets	4,075	5,297
Prepaid assets	28	20
Other accruals and reserves	80	164

Total deferred tax liabilities	4,183	5,481

Net deferred income tax assets (liabilities)	$(733)	$(1,985)

Current net deferred tax assets (liabilities)	$66	$610

Noncurrent net deferred tax assets (liabilities)	$(799)	$(2,595)

              The Company has determined that it is more likely than not that all deferred tax assets will be realized, and has therefore determined that no valuation allowance is needed as of December 31, 2010 or December 31, 2011.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Income Tax (Continued)

Uncertain Tax Positions

              It is the Company's policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. Interest and penalties incurred by the company have not been material in 2009, 2010 or 2011. The Parent of the Company files income tax returns in the U.S. federal jurisdiction, Texas, Oklahoma, Louisiana and New Mexico. These returns are subject to examinations in all jurisdictions for all returns for the 2007 through 2011 tax years.

              As of December 31, 2011, all tax positions taken by the Company are considered highly certain. There are no positions the Company reasonably anticipates will significantly increase or decrease within 12 months of the reporting date, and therefore no adjustments have been recorded related to unrecognized tax benefits.

17. Unitholder's Equity

              A total of 1,000 units of common units have been authorized, $0.00 par value, of which 1,000 were issued and 1,000 were outstanding as of December 31, 2010, and 1,000 were issued and 1,000 were outstanding as of December 31, 2011, respectively.

18. Quarterly Results of Operations and Seasonality (Unaudited)

              The following table sets forth certain unaudited financial and operating data for each quarter during 2010 and 2011. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown.

	2010				2011
	1st QTR	2nd QTR	3rd QTR	4th QTR	1st QTR	2nd QTR	3rd QTR	4th QTR
	(dollars and gallons in thousands)
Motor fuel sales	$637,813	$687,053	$639,623	$708,437	$848,719	$1,008,380	$987,738	$962,094
Rental and Other income	2,498	2,353	2,603	3,412	3,011	2,966	4,125	3,345
Total revenue	640,311	689,406	642,226	711,849	851,730	1,011,346	991,863	965,439
Motor fuel gross profit	5,210	7,330	7,277	6,248	6,231	9,052	8,518	7,416
Other gross profit	2,207	2,183	2,489	3,155	2,617	3,142	3,021	3,026
Total gross profit	7,417	9,513	9,766	9,403	8,848	12,194	11,539	10,442
Income from operations	2,341	4,120	4,390	3,885	3,007	5,606	5,062	3,286
Net income	$1,447	$2,588	$2,761	$2,420	$1,861	$3,531	$3,176	$2,030
Fuel gallons	300,962	315,312	307,771	309,268	311,098	322,641	330,903	347,768
Motor fuel margin (a)	4.3¢	5.7¢	6.0¢	5.1¢	5.1¢	7.1¢	6.6¢	5.2¢

(a)
Excludes the impact of motor fuel sold to affiliates at zero gross profit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Susser Petroleum Partners LP

              We have audited the accompanying balance sheet of Susser Petroleum Partners LP (the "Partnership") (a Delaware Limited Partnership) as of June 11, 2012 (date of inception). This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimate made by management, and evaluating the overall balance sheet presentation. We believe our audit provides a reasonable basis for our opinion.

              In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership at June 11, 2012 (date of inception) in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 21, 2012

SUSSER PETROLEUM PARTNERS LP

BALANCE SHEET

as of June 11, 2012
(date of inception)

June 11, 2012 (date of inception)
Assets	$—

Liabilities	$—
Partners' Capital:
Limited Partners	1,000
General Partner	—
Less: Contribution Receivable from Partners	(1,000)

Total Partners' Capital	—

Total Liabilities and Partners' Capital	$—

The accompanying notes are an integral part of this balance sheet

SUSSER PETROLEUM PARTNERS LP

NOTES TO BALANCE SHEET

as of June 11, 2012 (date of inception)

1. Nature of Operations

              Susser Petroleum Partners LP (the "Partnership") is a Delaware limited partnership formed in June 2012. Susser Petroleum Partners GP LLC (the "General Partner") is a limited liability company formed in June 2012 as the general partner of the Partnership.

              In June 2012, Susser Holdings Corporation, a Delaware corporation, agreed to contribute $1,000 to the Partnership in exchange for a 100% limited partner interest. The agreement to contribute has been recorded as a contribution receivable and is reflected in the accompanying balance sheet as a reduction to partners' capital.

              There have been no other transactions involving the Partnership as of June 11, 2012. The Partnership will ultimately receive the transfer from Susser Petroleum Company LLC (the "Predecessor") of certain contributed assets, liabilities, operations and/or equity interests (the "Contributed Assets"). Taken together with other affiliated entities and including the Predecessor, the entities are under common control and are collectively referred to as Susser Holdings Corporation ("SHC").

              The Partnership, pursuant to an initial public offering, intends to sell common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders (or their assigns) of the Partnership in consideration of their transfer of the Contributed Assets to the Partnership.

              The Partnership, upon the transfer of the Contributed Assets will be engaged in substantially the same business and revenue generating activities as the Predecessor, principally: (i) distributing motor fuels to SHC and third parties and (ii) ownership or lease of locations and, in turn, generating rental-fee income revenue from the lease or subleases of the locations to third-party operators.

2. Basis of Presentation

              This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States. Since the Partnership has had no activity since its inception, separate statements of income, changes in partners' equity and cash flows have not been presented.

3. Subsequent Events

              The Partnership has evaluated events and transactions that occurred subsequent to June 11, 2012 up until the date these financial statements were filed with the Securities and Exchange Commission.

Appendix A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUSSER PETROLEUM PARTNERS LP

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF SUSSER PETROLEUM PARTNERS LP

              THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUSSER PETROLEUM PARTNERS LP dated as of                                    , 2012, is entered into by and between Susser Petroleum Partners GP LLC, a Delaware limited liability company, as the General Partner, and Susser Holdings Corporation, a Delaware corporation, in its capacity as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

              Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

              "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

              (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

              (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

              "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

              "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

              "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period; less (b)(i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and plus (c)(i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii). Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

              "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

              "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

              "Aggregate Quantity of IDR Reset Common Units" is defined in Section 5.11(a).

              "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

              "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

              "Agreed Value" of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such

Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.

              "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP, as it may be amended, supplemented or restated from time to time.

              "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

              "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

              (a)   the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of distribution of Available Cash with respect to such Quarter (including any Working Capital Borrowings made subsequent to the end of such Quarter), less

              (b)   the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of distribution of Available Cash with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

              Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

              "Board of Directors" means the board of directors of the General Partner.

              "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

              "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

              "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's

Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

              "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

              "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

              "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

              "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

              "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new, capital assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have an equity interest, to fund the Group Member's pro rata share of the cost of the acquisition of existing or the construction of new or the improvement of existing, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or operating income of the Partnership Group from the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

              "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

              "Carrying Value" means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

              "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

              "Certificate" means a certificate in such form (including in global form if permitted by applicable rules and regulations of the Depository Trust Company and its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

              "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

              "Citizenship Eligibility Trigger" is defined in Section 4.8(a)(ii).

              "claim" (as used in Section 7.12(c)) is defined in Section 7.12(c).

              "Closing Date" means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

              "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

              "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

              "Combined Interest" is defined in Section 11.3(a).

              "Commences Commercial Service" means the date a Capital Improvement is first put into or commences commercial service by a Group Member following, if applicable, completion of construction, acquisition, development or testing, as applicable.

              "Commission" means the United States Securities and Exchange Commission.

              "Common Unit" means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

              "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

              "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP; provided that a director that is a member of the Conflicts Committee may beneficially own publicly traded common stock of Susser Holdings

Corporation with an aggregate value of up to one percent (1%) of such directors net worth as of the date of determination, and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards required for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

              "Contributed Property" means each property or asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

              "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of                        , 2012, among the General Partner, the Partnership, SHC and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

              "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

              "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

              "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

              "Deferred Issuance and Distribution" means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 1,425,000 over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) distribution(s) of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option as described in Section 5.3(b), if any.

              "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

              "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

              "Derivative Instruments" means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.

              "Disposed of Adjusted Property" is defined in Section 6.1(d)(xii)(B).

              "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

              "Eligibility Certificate" is defined in Section 4.8(b).

              "Eligible Holder" means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or Section 4.9(b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).

              "Estimated Incremental Quarterly Tax Amount" is defined in Section 6.9.

              "Event of Withdrawal" is defined in Section 11.1(a).

              "Excess Additional Book Basis" is defined in the definition of Additional Book Basis Derivative Items.

              "Excess Distribution" is defined in Section 6.1(d)(iii)(A).

              "Excess Distribution Unit" is defined in Section 6.1(d)(iii)(A).

              "Expansion Capital Expenditures" means cash expenditures for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

              "Final Subordinated Units" is defined in Section 6.1(d)(x)(A).

              "First Liquidation Target Amount" is defined in Section 6.1(c)(i)(D).

              "First Target Distribution" means $0.503125 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and Section 6.8.

              "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Units Outstanding during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

              "General Partner" means Susser Petroleum Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

              "General Partner Interest" means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

              "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

              "Group" means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

              "Group Member" means a member of the Partnership Group.

              "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

              "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in commodities, financial instruments or other capital activity, in each case, other than for speculative purposes.

              "Holder" as used in Section 7.12, is defined in Section 7.12(a).

              "IDR Reset Common Unit" is defined in Section 5.11(a).

              "IDR Reset Election" is defined in Section 5.11(a).

              "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

              "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

              "Incremental Income Taxes" is defined in Section 6.9.

              "Indemnified Persons" is defined in Section 7.12(c).

              "Indemnitee" means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

              "Ineligible Holder" is defined in Section 4.8(c).

              "Initial Common Units" means the Common Units sold in the Initial Offering.

              "Initial Limited Partners" means SHC (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by it pursuant to Section 5.2), Stripes LLC (with respect to the Common Units received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

              "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

              "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

              "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements and (d) Capital Contributions received by a Group Member.

              "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

              "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

              "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

              "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

              "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

              "Liquidator" means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

              "LTIP" means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

              "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditures are made to maintain the long-term operating capacity or operating income of the Partnership Group.

              "Merger Agreement" is defined in Section 14.1.

              "Minimum Quarterly Distribution" means $0.4375 per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.8.

              "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

              "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

              "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

              "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

              "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

              "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

              "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

              "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

              "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

              "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

              "Notice of Election to Purchase" is defined in Section 15.1(b).

              "Omnibus Agreement" means that certain Omnibus Agreement dated                        , 2012, among SHC, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

              "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

              (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

              (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

              (c)   Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

              (d)   (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

              "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

              (a)   the sum of (i) $25 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

              (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital

Borrowings not repaid within twelve (12) months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that the disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

              Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

              "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

              "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

              "Organizational Limited Partner" means SHC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

              "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

              "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

              "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

              "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

              "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

              "Partners" means the General Partner and the Limited Partners.

              "Partnership" means Susser Petroleum Partners LP, a Delaware limited partnership.

              "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

              "Partnership Interest" means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests, but shall exclude Derivative Instruments.

              "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

              "Percentage Interest" means as of any date of determination (a) as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

              "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

              "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

              "Permitted Actions" means the following arrangements with, actions taken by, or determinations made by, the General Partner:

              (a)   The General Partner's agreement with SHC on the reasonable allocation and other procedures to effect the reimbursement of all direct and indirect costs and expenses incurred by SHC or its Affiliates in connection with the provision of services to the Partnership Group under the terms of the Omnibus Agreement; and

              (b)   the exercise of the Partnership's Sale and Leaseback Option.

              "Potential SHC Financial Support" means the provision by SHC or any of its Affiliates to any member of the Partnership Group of any guaranties or trade credit support to support the ongoing operations of the Partnership Group; provided, that (i) the pricing of any such guaranties or trade credit support is no more than the cost to the Partnership of issuing a comparable letter of credit under its Credit Agreement and (ii) any such guaranties or trade credit support are limited to ordinary course obligations of members of the Partnership Group and do not extend to indebtedness for borrowed money or other obligations that could be characterized as debt.

              "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

              "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

              "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

              "Rate Eligibility Trigger" is defined in Section 4.8(a)(i).

              "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

              "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

              "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

              "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9(a).

              "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-182276) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

              "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

              "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

              "Reset MQD" is defined in Section 5.11(a).

              "Reset Notice" is defined in Section 5.11(b).

              "SHC" means Susser Holdings Corporation, a Delaware corporation.

              "Sale and Leaseback Option" has the meaning set forth in the Omnibus Agreement.

              "Second Liquidation Target Amount" is defined in Section 6.1(c)(i)(E).

              "Second Target Distribution" means $0.546875 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.8.

              "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

              "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

              "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

              "Special Approval" means approval by a majority of the members of the Conflicts Committee.

              "Subordinated Unit" means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

              "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

              (a)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending September 30, 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

              (b)   the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and

Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and

              (c)   the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise.

              "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

              "Surviving Business Entity" is defined in Section 14.2(b)(ii).

              "Target Distribution" means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

              "Third Target Distribution" means $0.65625 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and Section 6.8.

              "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

              "transfer" is defined in Section 4.4(a).

              "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

              "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

              "Underwriting Agreement" means that certain Underwriting Agreement, dated as of                        , 2012, among the Underwriters, the Partnership, the General Partner, SHC and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

              "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

              "Unitholders" means the holders of Units.

              "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

              "Unpaid MQD" is defined in Section 6.1(c)(i)(B).

              "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

              "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

              "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

              "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

              "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

              "Withdrawal Opinion of Counsel" is defined in Section 11.1(b).

              "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

              Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

              Section 2.1    Formation.    The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

              Section 2.2    Name.    The name of the Partnership shall be "Susser Petroleum Partners LP". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

              Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be located at 555 East Airtex Drive, Houston, TX 77073, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 555 East Airtex Drive, Houston, TX 77073, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

              Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

              Section 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

              Section 2.6    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the

Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

              Section 2.7    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

              Section 3.1    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

              Section 3.2    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

              Section 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

              Section 3.4    Rights of Limited Partners.

              (a)   Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner's interest as a Limited Partner in the

Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense, to obtain:

                           (i)  true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership's most recent annual report and any subsequent periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

                          (ii)  a current list of the name and last known business, residence or mailing address of each Record Holder; and

                        (iii)  a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

              (b)   The rights to information granted to each of the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

              (c)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

              (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

              Section 4.1    Certificates.    Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President, the Chief Executive Officer or any Senior Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

              Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

              (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

              (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

                           (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

                          (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                        (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

                         (iv)  satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

              If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

              (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

              Section 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

              Section 4.4    Transfer Generally.

              (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

              (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

              (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term "transfer" shall not mean any such disposition.

              Section 4.5    Registration and Transfer of Limited Partner Interests.

              (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

              (b)   The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

              (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

              (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

              (e)   The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

              Section 4.6    Transfer of the General Partner's General Partner Interest.

              (a)   Subject to Section 4.6(b) below, the General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

              (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

              Section 4.7    Restrictions on Transfers.

              (a)   Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

              (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

              (c)   Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

              (d)   The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to restrictions imposed by Section 6.7.

              (e)   The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall be subect to the restrictions imposed by Section 6.8.

              Section 4.8    Eligibility Certificates; Ineligible Holders.

              (a)   If at any time the General Partner determines, with the advice of counsel, that:

                           (i)  the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a "Rate Eligibility Trigger"); or

                          (ii)  any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a "Citizenship Eligibility Trigger");

    then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner and, to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

              (b)   Such amendments may include provisions requiring all Partners to certify as to their (and their beneficial owners') status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Partner (any such required certificate, an "Eligibility Certificate").

              (c)   Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners') status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an "Ineligible Holder"), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

              (d)   The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

              (e)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

              (f)    At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder's Partnership Interests.

              Section 4.9    Redemption of Partnership Interests of Ineligible Holders.

              (a)   If at any time a Partner falsely certifies its status as an Eligible Holder or fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

                           (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

                          (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

                        (iii)  The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

                         (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

              (b)   The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

              (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

              Section 5.1    Organizational Contributions.    In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner will be refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution will be allocated and distributed to the Organizational Limited Partner.

              Section 5.2    Contributions by the General Partner and its Affiliates.    On the Closing Date and pursuant to the Contribution Agreement, SHC and its subsidiaries shall contribute to the Partnership, as a Capital Contribution, the Susser Operating Interests (as defined in the Contribution Agreement) in exchange for 14,436 Common Units, 10,939,436 Subordinated Units, the Incentive Distribution Rights and the right to receive the Deferred Issuance and Distribution.

              Section 5.3    Contributions by Initial Limited Partners.

              (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

              (b)   Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

              Section 5.4    Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

              Section 5.5    Capital Accounts.

              (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

              (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

                           (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

                          (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

                        (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

                         (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property's Carrying Value as of such date.

                          (v)  Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

                         (vi)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

              (c)   (i) Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

                          (ii)  Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee's Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

                        (iii)  Subject to 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

              (d)   (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

                          (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

              Section 5.6    Issuances of Additional Partnership Interests and Derivative Instruments.

              (a)   The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

              (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

              (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

               (d)   No fractional Units shall be issued by the Partnership.

              Section 5.7    Conversion of Subordinated Units.

              (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

              (b)   Notwithstanding any other provision of this Agreement, all of the then Outstanding Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

              Section 5.8    Limited Preemptive Right.    Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

              Section 5.9    Splits and Combinations.

              (a)   Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

              (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

              (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

              (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

              Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

              Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

              (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the "Reset MQD") (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

              (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

              (c)   The holder(s) of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

              (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the

Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

              (e)   The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

              (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a) (or other Partnership Interests as described in Section 5.11(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

              Section 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

              (a)    Net Income.    Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated:

                (i) First, to the Unitholders to which Net Loss has been allocated pursuant to the proviso provision of Section 6.1(b), in proportion to the allocations of Net Loss pursuant to the proviso provision of Section 6.1(b) until the aggregate Net Income allocated pursuant to this Section 6.1(a)(i) is equal to the aggregate Net Loss previously allocated pursuant to the proviso provision of Section 6.1(b); and

                (ii) Thereafter, to the Unitholders, Pro Rata.

              (b)    Net Loss.    Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances

              (c)    Net Termination Gains and Losses.    Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

                           (i)  Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

                      (A)  First, to the Unitholders allocated Net Termination Loss pursuant to the proviso provision of Section 6.1(c)(ii)(C), in proportion to the allocations of Net Termination Loss pursuant to the proviso provision of Section 6.1(c)(ii)(C), until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(i)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to the proviso provision of Section 6.1(c)(ii)(C);

                      (B)  Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

                      (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

                      (D)  Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

                      (E)  Fifth, 15.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be

        Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

                      (F)  Sixth, 25.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

                      (G)  Finally, 50.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 50.0% to all Unitholders, Pro Rata.

                          (ii)  Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss shall be allocated:

                      (A)  First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

                      (B)  Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

                      (C)  Third, to the Unitholders, Pro Rata; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account) and such Net Termination Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances.

                        (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated to the Unitholders, Pro Rata; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account) and such Net Termination Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances.

                         (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

                      (A)  First, to the Unitholders to which Net Termination Loss has been allocated pursuant to the proviso provision of Section 6.1(c)(iii), in proportion to the allocations of Net Termination Loss pursuant to the proviso provision of Section 6.1(c)(iii) until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to the proviso provision of Section 6.1(c)(iii);

                      (B)  Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net

        Termination Loss previously allocated pursuant to Section 6.1(c)(iii) (other than pursuant to the proviso provision); and

                      (C)  The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

              (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period.

                  (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (iii)    Priority Allocations.

                      (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

                      (B)  After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this

        Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

                  (iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

                  (v)    Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

                  (vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

                  (vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                  (viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

                  (ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner's interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset)

    or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

                  (x)    Economic Uniformity; Changes in Law.

                      (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

                      (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

                      (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

                      (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or

        Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

                  (xi)    Curative Allocation.

                      (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

                      (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

                  (xii)    Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

                      (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

                      (B)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (x) away from the holders of Incentive Distribution Rights and (y) to the Unitholders, or

        (2) additional items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

                      (C)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

                      (D)  For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)—(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

                  (xiii)    Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period.     Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

                  (xiv)    Special Allocation in Event of Section 482 Adjustment.    If, and to the extent that, the Partnership is deemed to recognize any item of income, gain, loss or deduction (or any adjustment to these items) pursuant to Section 482 of the Code or similar provision now or hereafter in effect and the Treasury Regulations promulgated thereunder as a result of any transaction between a Partner and the Partnership, the General Partner shall allocate such items among the Partners in a manner that will, as nearly as possible, cause the Capital Account balance of each Partner (taking into account any deemed contributions or distributions) to equal the amount it would have been had no adjustment under Section 482 or similar provision been made.

              Section 6.2    Allocations for Tax Purposes.

              (a)   Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

              (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

              (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

              (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

              (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

              (f)    Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option is exercised in full or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided, further, that gain or loss on a sale or other disposition of any assets of the

Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

              (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

              Section 6.3    Requirements and Characterization of Distributions; Distributions to Record Holders.

              (a)   Within 60 days following the end of each Quarter commencing with the Quarter ending on September 30, 2012, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Section 6.3 by the Partnership to Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

              (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

              (c)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

              Section 6.4    Distributions of Available Cash from Operating Surplus.

              (a)    During Subordination Period.    Available Cash with respect to any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Partnership Interests issued pursuant thereto:

                           (i)  First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                          (ii)  Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

                        (iii)  Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                         (iv)  Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

                          (v)  Fifth, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

                         (vi)  Sixth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

                        (vii)  Thereafter, 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

              (b)    After Subordination Period.    Available Cash with respect to any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

                           (i)  First, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

                          (ii)  Second, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

                        (iii)  Third, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

                         (iv)  Fourth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

                          (v)  Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

              Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

              (a)   First, 100% to all the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

              (b)   Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

              (c)   Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

              Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

              (a)   The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

              (b)   The Target Distributions shall also be subject to adjustment pursuant to Section 5.11 and Section 6.8.

              Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

              (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

              (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii).

              (c)   The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding a Common Unit.

              Section 6.8    Special Provisions Relating to the Holders of IDR Reset Common Units.

              (a)   A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

              (b)   A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.5(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

              Section 6.9    Entity-Level Taxation.    If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

              Section 7.1    Management.

              (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

                           (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

                          (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                        (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

                         (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

                          (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

                         (vi)  the distribution of cash or cash equivalents by the Partnership;

                        (vii)  the selection, employment, retention and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

                       (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

                         (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

                          (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

                         (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                        (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

                       (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

                       (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

                        (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

              (b)   Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (b) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire a Partnership Interest or the Persons who are otherwise bound by this Agreement.

              (c)   As used in the following provisions of this Article VII other than Section 7.12, the term Partnership Interest shall include any Derivative Instruments.

              Section 7.2    Replacement of Fiduciary Duties.

              Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

              Section 7.3    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

              Section 7.4    Restrictions on the General Partner's Authority.    Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

              Section 7.5    Reimbursement of the General Partner.

              (a)   The General Partner shall be reimbursed by the Partnership Group on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

              (b)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General

Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

              Section 7.6    Outside Activities.

              (a)   The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

              (b)   Except to the extent otherwise set forth in the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

              (c)   Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except to the extent otherwise set forth in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

              (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

              Section 7.7    Indemnification.

              (a)   To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further that no indemnification pursuant to this Section 7.7 shall be available to the General Partner, any of its Affiliates or any other Indemnitee (other than a Group Member) with respect to its obligations pursuant to the Underwriting Agreement or the Omnibus Agreement. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

              (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

              (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

              (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership's activities or such Indemnitee's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

              (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

              (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

              (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

              (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

              (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              Section 7.8    Liability of Indemnitees.

              (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

              (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

              (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

              (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              Section 7.9    Standards of Conduct and Modification of Duties.

              (a)   Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the

Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

              (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its sole discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

              (c)   Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for (i) Special Approval or (ii) approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner taken in connection therewith, including any conflicts of interest arising from the provision of Potential SHC Financial Support or other Permitted Actions, are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise. For the avoidance of doubt, any potential conflict of interest that exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand may be resolved as provided in this Section 7.9(c)(i) and (ii) or as directed by the Board of Directors of the General Partner, provided that the Board of Directors of the General Partner makes takes or declines to take any action to resolve the conflict in accordance with the standard of care set forth in Section 7.9(a).

              (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

              (e)   The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

              Section 7.10    Other Matters Concerning the General Partner and Indemnitees.

              (a)   The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

              (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

              (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

              Section 7.11    Purchase or Sale of Partnership Interests.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided that, except as permitted by Section 4.9, the General Partner may not Cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article VX.

              Section 7.12    Registration Rights of the General Partner and its Affiliates.

              (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the "Holder") to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

              (b)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder's Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

              (c)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers and directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership

Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

              (d)   The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

              (e)   The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

              (f)    Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

              Section 7.13    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

              Section 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

              Section 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

              Section 8.3    Reports.

              (a)   As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

              (b)   As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

              (c)   The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system or any successor system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

              Section 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

              Section 9.2    Tax Elections.

              (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

              (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

              Section 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner shall designate the Organizational Limited Partner, or such other Partner as the General Partner shall designate, as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

              Section 9.4    Withholding; Tax Payments.

              (a)   The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

              (b)   Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

              Section 10.1    Admission of Limited Partners.

              (a)   A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, the Organizational Limited Partner and the Underwriters as described in Article V in connection with the Initial Offering, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

              (b)   By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, (iv) makes the consents, acknowledgements and waivers contained in this Agreement and (v) shall be deemed to certify that the transferee is not an Ineligible Holder, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

              (c)   The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

              (d)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

              Section 10.2    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

              Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

              Section 11.1    Withdrawal of the General Partner.

              (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

                           (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

                          (ii)  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

                        (iii)  The General Partner is removed pursuant to Section 11.2;

                         (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (iv)-(iv) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                          (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

                         (vi)  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

              If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (D) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

              (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Central Time, on September 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Central Time, on September 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (b) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

              Section 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding), voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

              Section 11.3    Interest of Departing General Partner and Successor General Partner.

              (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

              For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

              (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

              (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

              Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist:

              (a)   the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; and

              (b)   if all of the Subordinated Units convert into Common Units pursuant to Section 11.4(a), all Cumulative Common Unit Arrearages on the Common Units will be extinguished and the Subordination Period will end;

provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

              Section 11.5    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

              Section 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the

Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

              (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

              (b)   an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

              (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

              (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

              Section 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

                       (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

                      (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

                    (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

              Section 12.3    Liquidator.    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute

Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

              Section 12.4    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

              (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

              (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

              (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

              Section 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

              Section 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

              Section 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

              Section 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

              Section 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

              (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

              (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

              (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

              (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

              (e)   a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

              (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

              (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Instruments pursuant to Section 5.6;

              (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

              (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

              (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

              (k)   a merger, conveyance or conversion pursuant to Section 14.3(d); or

              (l)    any other amendments substantially similar to the foregoing.

              Section 13.2    Amendment Procedures.    Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

              Section 13.3    Amendment Requirements.

              (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

              (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

              (c)   Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

              (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

              (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

              Section 13.4    Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

              Section 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

              Section 13.6    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

              Section 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

              Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

              Section 13.9    Quorum and Voting.    The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

              Section 13.10    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

              Section 13.11    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

              Section 13.12    Right to Vote and Related Matters.

              (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

              (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the

Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

              Section 13.13    Voting of Incentive Distribution Rights.

              (a)   For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

              (b)   If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

              (c)   In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

              Section 14.1    Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

              Section 14.2    Procedure for Merger or Consolidation.

              (a)   Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

               (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

                           (i)  the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

                          (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

                         (iii)  the terms and conditions of the proposed merger or consolidation;

                         (iv)  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

                          (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

                         (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

                        (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

              Section 14.3    Approval by Limited Partners.

              (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

              (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

              (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

              (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

              (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

              (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

              Section 14.4    Certificate of Merger.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

              Section 14.5    Effect of Merger or Consolidation.

              (a)   At the effective time of the certificate of merger:

                           (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

                          (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                        (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

                         (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

              Section 15.1    Right to Acquire Limited Partner Interests.

              (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

              (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

              (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

              Section 16.1    Addresses and Notices; Written Communications.

              (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the

Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

              (b)   The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

              Section 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

              Section 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

              Section 16.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

              Section 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

              Section 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

              Section 16.7    Third-Party Beneficiaries.    Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

              Section 16.8    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

              Section 16.9    Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury.

              (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

              (b)   Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

                           (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the

    Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

                          (ii)  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

                        (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

                         (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

                          (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

              Section 16.10    Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

              Section 16.11    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

              Section 16.12    Facsimile Signatures.    The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
SUSSER PETROLEUM PARTNERS GP LLC
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER:
SUSSER HOLDINGS CORPORATION
By:
Name:
Title:

              Through and including                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

9,500,000 Common Units
Representing Limited Partner Interests

Susser Petroleum Partners LP

PROSPECTUS

BofA Merrill Lynch

Barclays

Wells Fargo Securities

UBS Investment Bank

RBC Capital Markets

Raymond James

BMO Capital Markets

Baird

Janney Montgomery Scott

                , 2012

Part II
Information required in the registration statement

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the exchange listing fee the amounts set forth below are estimates.

SEC registration fee	$26,292
FINRA filing fee	24,913
Printing and engraving expenses	350,000
Fees and expenses of legal counsel	1,500,000
Accounting fees and expenses	875,000
NYSE listing fee	125,000
Miscellaneous	875,794

Total	$3,777,000

ITEM 14.    INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

              Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

              Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

              We and our general partner will enter into indemnification agreements (each, an "Indemnification Agreement") with each of the general partner's officers and directors (each, an "Indemnitee"). Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each Indemnitee from and against all expense, liability and loss (including attorney's fees, judgments, fines or penalties and amounts to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with or by reason of serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that we and our general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to repay amounts advanced if it is ultimately determined that the Indemnitee is not entitled to indemnification.

              Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of Susser Holdings Corporation and our general partner, their officers and directors, and any person who controls Susser Holdings Corporation and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

              On June 11, 2012, in connection with the formation of Susser Petroleum Partners LP, we issued (i) a 0.0% non-economic general partner interest in us to Susser Petroleum Partners GP LLC and (ii) a 100.0% limited partner interest in us to Susser Holdings Corporation for $1,000. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.    EXHIBITS.

              The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1	**	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3		—	Form of First Amended and Restated Agreement of Limited Partnership Agreement of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	**	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1	**	—	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	**	—	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	**	—	Form of Contribution Agreement
10.2		—	Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	**	—	Form of Omnibus Agreement
10.4	**	—	Form of Revolving Credit Agreement
10.5	**	—	Form of Term Loan Agreement
10.6	**	—	Form of SHC Distribution Contract
10.7		—	Form of SHC Transportation Contract
10.8	**#	—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9	+#	—	Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.10	+#	—	Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.11	+#	—	Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)

Exhibit Number	Description
10.12	**+#	—	Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
10.13	**#	—	Form of Director Indemnification Agreement
10.14	**#	—	Form of Phantom Unit Award Agreement
21.1		—	List of Subsidiaries of Susser Petroleum Partners LP
23.1		—	Consent of Ernst & Young LLP
23.2	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4	**	—	Consent of Director Nominee – David P. Engel
23.5	**	—	Consent of Director Nominee – Armand S. Shapiro
23.6	**	—	Consent of Director Nominee – Bryan F. Smith Jr.
23.7	**	—	Consent of Director Nominee – Sam J. Susser
23.8		—	Consent of Director Nominee – Rob L. Jones
24.1	**	—	Powers of Attorney

*
To be filed by amendment

**
Previously filed

+
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

#
Please note that this exhibit was filed with Amendment No. 2 to this registration statement using a different number designation. Exhibit 10.8 filed with this Amendment No. 3 was listed as Exhibit 10.10 to Amendment No. 2. Exhibit 10.9 filed with this Amendment No. 3 was listed as Exhibit 10.11 to Amendment No. 2. Exhibit 10.10 filed with this Amendment No. 3 was listed as Exhibit 10.12 to Amendment No. 2. Exhibit 10.11 filed with this Amendment No. 3 was listed as Exhibit 10.13 to Amendment No. 2. Exhibit 10.12 to this Amendment No. 3 was listed as Exhibit 10.14 to Amendment No. 2. Exhibit 10.13 to this Amendment No. 3 was filed as Exhibit 10.8 to Amendment No. 2. Exhibit 10.14 to this Amendment No. 3 was filed as Exhibit 10.9 to Amendment No. 3.

ITEM 17.    UNDERTAKINGS.

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (1)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              (2)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (3)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (4)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              The undersigned registrant hereby undertakes that:

              (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Susser Petroleum Partners GP LLC or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to Susser Petroleum Partners GP LLC or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

              The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 10, 2012.

Susser Petroleum Partners LP
By:	Susser Petroleum Partners GP LLC
By:	/s/ SAM L. SUSSER Sam L. Susser Chief Executive Officer and Chairman of the Board of Directors

              Each person whose signature appears below appoints Sam L. Susser and Mary E. Sullivan, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ SAM L. SUSSER Sam L. Susser	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 10, 2012
/s/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 10, 2012
/s/ DAVID P. ENGEL David P. Engel	Director	September 10, 2012

Signature	Title	Date

/s/ ARMAND S. SHAPIRO Armand S. Shapiro	Director	September 10, 2012
/s/ BRYAN F. SMITH JR. Bryan F. Smith Jr.	Director	September 10, 2012
/s/ SAM J. SUSSER Sam J. Susser	Director	September 10, 2012

Exhibit Number	Description
1.1	**	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3		—	Form of First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	**	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1	**	—	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	**	—	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	**	—	Form of Contribution Agreement
10.2		—	Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	**	—	Form of Omnibus Agreement
10.4	**	—	Form of Revolving Credit Agreement
10.5	**	—	Form of Term Loan Agreement
10.6	**	—	Form of SHC Distribution Contract
10.7		—	Form of SHC Transportation Contract
10.8	**#	—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9	+#	—	Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.10	+#	—	Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.11	+#	—	Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
10.12	**+#	—	Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
10.13	**#	—	Form of Director Indemnification Agreement
10.14	**#	—	Form of Phantom Unit Award Agreement
21.1		—	List of Subsidiaries of Susser Petroleum Partners LP
23.1		—	Consent of Ernst & Young LLP
23.2	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4	**	—	Consent of Director Nominee – David P. Engel
23.5	**	—	Consent of Director Nominee – Armand S. Shapiro
23.6	**	—	Consent of Director Nominee – Bryan F. Smith Jr.

Exhibit Number	Description
23.7	**	—	Consent of Director Nominee – Sam J. Susser
23.8		—	Consent of Director Nominee – Rob L. Jones
24.1	**	—	Powers of Attorney

*
To be filed by amendment

**
Previously filed

+
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

#
Please note that this exhibit was filed with Amendment No. 2 to this registration statement using a different number designation. Exhibit 10.8 filed with this Amendment No. 3 was listed as Exhibit 10.10 to Amendment No. 2. Exhibit 10.9 filed with this Amendment No. 3 was listed as Exhibit 10.11 to Amendment No. 2. Exhibit 10.10 filed with this Amendment No. 3 was listed as Exhibit 10.12 to Amendment No. 2. Exhibit 10.11 filed with this Amendment No. 3 was listed as Exhibit 10.13 to Amendment No. 2. Exhibit 10.12 to this Amendment No. 3 was listed as Exhibit 10.14 to Amendment No. 2. Exhibit 10.13 to this Amendment No. 3 was filed as Exhibit 10.8 to Amendment No. 2. Exhibit 10.14 to this Amendment No. 3 was filed as Exhibit 10.9 to Amendment No. 3.